UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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BARNES GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Barnes Group Inc.
123 Main Street
Bristol, Connecticut 06010
(860) 583-7070

December 6, 2024
Dear Barnes Stockholder:
You are cordially invited to attend a special meeting (including any adjournments or postponements thereof, which we refer to as the “Special Meeting”) of stockholders of Barnes Group Inc., a Delaware corporation (which we refer to as “Barnes,” the “Company,” “we,” “us” and “our”), to be held virtually via live webcast on January 9, 2025, beginning at 8:30 a.m., Eastern Time (unless the Special Meeting is adjourned or postponed). Barnes stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/BMergerMeeting, which we refer to as the “Special Meeting website.” For purposes of attendance at the Special Meeting, all references in the enclosed proxy statement to “present” or “presence” will mean virtually present at the Special Meeting, and to “attend” or “attendance” will mean to attend or be in attendance at the Special Meeting through virtual means.
At the Special Meeting, you will be asked to consider and vote on (a) a proposal to adopt the Agreement and Plan of Merger, dated as of October 6, 2024 (as it may be amended from time to time, which we refer to as the “Merger Agreement”), by and among Barnes, Goat Holdco, LLC, a Delaware limited liability company (which we refer to as “Parent”), and Goat Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (which we refer to as “Merger Sub”) (such proposal, which we refer to as the “Merger Agreement Proposal”), (b) a proposal to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Barnes’ named executive officers that is based on or otherwise related to the Merger Agreement and the transactions contemplated by the Merger Agreement (which we refer to as the “Compensation Proposal”) and (c) a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (which we refer to as the “Adjournment Proposal”). Parent and Merger Sub are affiliates of funds managed by affiliates of Apollo Global Management, Inc. Pursuant to the terms of the Merger Agreement, and subject to the terms and conditions set forth therein, Merger Sub will merge with and into Barnes (which we refer to as the “Merger”), with Barnes continuing as the surviving company in the Merger and as a wholly owned subsidiary of Parent.
The Merger Agreement provides that, subject to certain exceptions, each share of common stock, par value $0.01 per share, of Barnes (which we refer to as “Barnes common stock”) issued and outstanding immediately prior to the effective time of the Merger (which we refer to as the “Effective Time”) will, at the Effective Time, automatically be converted into the right to receive $47.50 in cash (which we refer to as the “Merger Consideration”), without interest and subject to any required tax withholding.
If the Merger is completed, you will be entitled to receive the Merger Consideration, without interest and less any applicable withholding taxes, for each share of Barnes common stock that you own immediately prior to the Effective Time (unless you have properly and validly exercised and do not withdraw your appraisal rights under Section 262 of the General Corporation Law of the State of Delaware).
The Board of Directors of Barnes (which we refer to as the “Board of Directors”), after considering the factors more fully described in the enclosed proxy statement, has unanimously: (a) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of Barnes and its stockholders; (b) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; (c) resolved to recommend that Barnes stockholders adopt the Merger Agreement; and (d) directed that the adoption of the Merger Agreement be submitted for consideration by Barnes stockholders at the Special Meeting. The Board of Directors unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement.
The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. You should carefully read and consider the entire enclosed proxy statement and its annexes, including the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects you.
Whether or not you plan to attend the virtual Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement titled “The Special Meeting—Voting at the Special Meeting”). If you attend the virtual Special Meeting and vote thereat, your vote will revoke any proxy that you have previously submitted.
If you hold your shares of Barnes common stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Agreement Proposal, without your instructions.
Your vote is very important, regardless of the number of shares of Barnes common stock that you own. We cannot complete the Merger unless the Merger Agreement Proposal is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Barnes common stock entitled to vote thereon at the Special Meeting. If you have any questions or need assistance voting your shares, please contact our proxy solicitor:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Stockholders, please call toll-free: (800) 755-7250
Banks and brokerage firms, please call: (212) 269-5550
By Email: Barnes@dfking.com
On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of these matters.

Sincerely,
/s/ Richard J. Hipple
Richard J. Hipple
Chairman of the Board of Directors
Barnes Group Inc.

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated December 6, 2024, and, together with the enclosed form of proxy card, is first being mailed to Barnes stockholders on or about December 6, 2024.

Barnes Group Inc.
123 Main Street
Bristol, Connecticut 06010
(860) 583-7070
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 9, 2025
Notice is hereby given that a special meeting (including any adjournments or postponements thereof, which we refer to as the “Special Meeting”) of stockholders of Barnes Group Inc., a Delaware corporation (which we refer to as “Barnes,” the “Company,” “we,” “us” and “our”), will be held virtually via live webcast on January 9, 2025, beginning at 8:30 a.m., Eastern Time (unless the Special Meeting is adjourned or postponed). Barnes stockholders will be able to virtually attend the Special Meeting and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/BMergerMeeting, which we refer to as the “Special Meeting website.” For purposes of attendance at the Special Meeting, all references in the enclosed proxy statement to “present” will mean virtually present at the Special Meeting, and to “attend” or “attendance” will mean to attend or be in attendance at the Special Meeting through virtual means. The Special Meeting is being held for the following purposes:
1.
To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of October 6, 2024 (as it may be amended from time to time, which we refer to as the “Merger Agreement”), by and among Barnes, Goat Holdco, LLC, a Delaware limited liability company (which we refer to as “Parent”), and Goat Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (such corporation, which we refer to as “Merger Sub,” and such proposal, which we refer to as the “Merger Agreement Proposal”). Pursuant to the terms of the Merger Agreement, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Barnes (which we refer to as the “Merger”), with Barnes continuing as the surviving company in the Merger and as a wholly owned subsidiary of Parent;

2.
To consider and vote on the proposal to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Barnes’ named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (which we refer to as the “Compensation Proposal”); and

3.
To consider and vote on any proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (which we refer to as the “Adjournment Proposal”).

Only Barnes stockholders of record as of the close of business on December 6, 2024, are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.
The Board of Directors unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Whether or not you plan to attend the virtual Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement titled “The Special Meeting—Voting at the Special Meeting”). If you attend the virtual Special Meeting and vote thereat, your vote will revoke any proxy that you have previously submitted. If you hold your shares of Barnes common stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Agreement Proposal, without your instructions. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the Merger Agreement Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

By Order of the Board of Directors,

/s/ Jay B. Knoll
Jay B. Knoll Senior Vice President, General Counsel and Secretary Barnes Group Inc.

Dated: December 6, 2024

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) OVER THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE PREPAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote before the Special Meeting in the manner described in the enclosed proxy statement.
If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone or (3) attend the Special Meeting, your shares of Barnes common stock will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal.
You should carefully read and consider the entire accompanying proxy statement and its annexes, including the Merger Agreement, along with all of the documents incorporated by reference into the accompanying proxy statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Barnes common stock, please contact our proxy solicitor:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Stockholders, please call toll-free: (800) 755-7250
Banks and brokerage firms, please call: (212) 269-5550
By Email: Barnes@dfking.com

i

ii

SUMMARY
This summary highlights selected information from this proxy statement related to the Merger (as defined below) and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including the Merger Agreement (as defined below), along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement titled “Where You Can Find More Information.” A copy of the Merger Agreement is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.
Except as otherwise specifically noted in this proxy statement, “Barnes,” “we,” “our,” “us,” the “Company” and similar words refer to Barnes Group Inc. Throughout this proxy statement, we refer to Goat Holdco, LLC as “Parent,” Goat Merger Sub, Inc. as “Merger Sub,” and Barnes, Parent and Merger Sub each as a “party” and together as the “parties.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated as of October 6, 2024 (as it may be amended from time to time), by and among Barnes, Parent and Merger Sub as the “Merger Agreement”; our common stock, par value $0.01 per share, as “Barnes common stock”; and the holders of shares of Barnes common stock as “Barnes stockholders.” Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.
Parties Involved in the Merger (see page 26)
Barnes Group Inc.
Barnes Group Inc. (NYSE: B) leverages world-class manufacturing capabilities and market-leading engineering to develop advanced processes, automation solutions, and applied technologies for industries ranging from aerospace and medical & personal care to mobility and packaging. With a celebrated legacy of pioneering excellence, Barnes delivers exceptional value to customers through advanced manufacturing capabilities and cutting-edge industrial technologies. Barnes Aerospace specializes in the production and servicing of intricate fabricated and precision-machined components for both commercial and military turbine engines, nacelles, and airframes. Barnes Industrial excels in advancing the processing, control, and sustainability of engineered plastics and delivering innovative, custom-tailored solutions for industrial automation and metal-forming applications. Established in 1857 and headquartered in Bristol, Connecticut, USA, Barnes has manufacturing and support operations around the globe.
Barnes’ principal executive offices are located at 123 Main Street, Bristol, Connecticut 06010, and its telephone number is (860) 583-7070. Barnes common stock is listed on the New York Stock Exchange (which we refer to as the “NYSE”) under the symbol “B.”
Goat Holdco, LLC
Parent is a Delaware limited liability company formed on September 27, 2024 solely for the purpose of entering into the Merger Agreement and, subject to the terms and conditions thereof, completing the transactions contemplated by the Merger Agreement and the related financing transactions. Parent has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and related agreements.
Goat Merger Sub, Inc.
Merger Sub is a Delaware corporation and wholly owned subsidiary of Parent formed on September 27, 2024 solely for the purpose of entering into the Merger Agreement and, subject to the terms and conditions thereof, completing the transactions contemplated by the Merger Agreement and the related financing transactions. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and related agreements.
The Merger (see page 89)
On the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), at the Effective Time (as defined below), Merger Sub will merge with and into Barnes (which we refer to as the “Merger”), the separate corporate existence of Merger Sub will cease and Barnes will be the surviving company (which we refer to as the “Surviving Company”). As a result of the Merger, Barnes will become a wholly owned subsidiary of Parent, and Barnes common stock will no longer be publicly traded and will be delisted from the NYSE. In addition, following the Merger, it is expected that Barnes common stock will be deregistered under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), and Barnes will no longer file periodic or other reports with the United States Securities and Exchange Commission (which we refer to as the “SEC”). If the Merger is consummated, holders of Barnes common stock will not own any shares of the capital stock of the Surviving Company. Barnes stockholders who properly and validly exercise and do not withdraw their demands for appraisal will receive appraisal rights under Section 262 of the DGCL (which we refer to as “Section 262”). For more information, please see the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights.” The Merger will become effective at such time as the certificate of merger meeting the requirements of Section 251 of the DGCL relating to the Merger has been duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time as may be agreed by the parties and specified in the certificate of merger as the effective time of Merger in accordance with the DGCL (which we refer to as the “Effective Time”).
Merger Consideration (see page 27)
Treatment of Barnes Common Stock
At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Barnes, Merger Sub or the Barnes stockholders, each share of Barnes common stock, par value $0.01 per share (which we refer to as a “share”), that is issued and outstanding immediately prior to the Effective Time, but excluding Cancelled Shares and Dissenting Shares (each as defined below), will be converted automatically into the right to receive the Merger Consideration of $47.50 per share in cash, without interest, subject to any required tax withholding.
At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Barnes, Merger Sub or the Barnes stockholders, each share of Barnes common stock that is issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by Barnes, or otherwise owned or held (a) by any wholly owned subsidiary of Barnes or (b) by Parent or any of its wholly owned subsidiaries (including Merger Sub) (which we refer to collectively as the “Cancelled Shares”) will no longer be outstanding and will be automatically cancelled and cease to exist, and no consideration will be delivered in exchange therefor.
If, between October 6, 2024 and the Effective Time, the outstanding shares of Barnes common stock are changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event, the Merger Consideration will be equitably adjusted, without duplication, to proportionally reflect such change.
Shares of Barnes common stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and that are held by Barnes stockholders who have not voted in favor of adoption of the Merger Agreement or consented thereto in writing and who have properly exercised appraisal rights for such shares in accordance with, and who have complied with, Section 262 with respect to such shares and have not effectively withdrawn or lost their rights to appraisal under Delaware law with respect to such shares (which we refer to collectively as the “Dissenting Shares”) will be cancelled and cease to exist and will not be converted into or represent the right to receive the Merger Consideration at the Effective Time. Such stockholders instead will only be entitled to receive the fair value of such Dissenting Shares held by them, as determined in accordance with the provisions of, and as provided by, Section 262. Each Dissenting Share held by stockholders who have failed to perfect or who effectively have withdrawn or otherwise lost the right to appraisal of such shares of Barnes common stock under Section 262 will be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration upon surrender in the manner provided for in the Merger Agreement. For more information, please refer to the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights.”
At or prior to the Closing (as defined below), Parent will deposit, or cause to be deposited, with a reputable bank or trust company appointed by Parent and approved in advance by Barnes (such approval not to be unreasonably withheld, conditioned or delayed) to act as a paying agent (which we refer to as the “Paying Agent”), in trust for the benefit of holders of the shares of Barnes common stock (other than the Cancelled

Shares or Dissenting Shares), cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the shares of Barnes common stock outstanding immediately prior to the Effective Time (other than the Cancelled Shares or Dissenting Shares), payable upon due surrender of the certificates that, immediately prior to the Effective Time, represented shares (which we refer to as “Certificates”) (or effective affidavits of loss in lieu thereof) or noncertificated shares of Barnes common stock represented by book-entry (which we refer to as “Book-Entry Shares”) pursuant to the applicable provisions of the Merger Agreement (which cash we refer to as the “Payment Fund”). For more information, please refer to the section of this proxy statement titled “The Merger Agreement—Exchange and Payment Procedures.”
Treatment of Barnes Equity Awards
At the Effective Time, each outstanding stock option (which we refer to as a “Barnes Option Award”), restricted stock unit award (which we refer to as a “Barnes RSU Award”) granted prior to October 6, 2024 or to a non-employee member of the Board of Directors of Barnes (which we refer to as the “Board of Directors”) (at any time), performance-based restricted stock unit award (which we refer to as a “Barnes PSU Award”) and deferred stock unit award held by a non-employee member of the Board of Directors (which we refer to as a “Barnes DSU Award”) will vest in full and be cashed out based on the Merger Consideration, less any required tax withholding and deductions and less the applicable per share exercise price in the case of a Barnes Option Award, with the number of shares of Barnes common stock subject to each Barnes PSU Award determined by deeming the applicable performance goals to be achieved at the greater of the target level of performance and the actual level of performance as of the Effective Time (as reasonably determined in good faith by the Board of Directors or the compensation committee thereof prior to the Effective Time in consultation with Parent). Barnes RSU Awards granted on or after October 6, 2024 (other than any such awards granted to non-employee members of the Board of Directors) will vest on a pro rata basis upon the Effective Time (with any unvested portion forfeited) and be cancelled in exchange for the Merger Consideration for each underlying share of Barnes common stock.
Material U.S. Federal Income Tax Consequences of the Merger (see page 85)
The exchange of Barnes common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder (as defined in the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger”) who exchanges shares of Barnes common stock for cash in the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Barnes common stock surrendered pursuant to the Merger. For more information, please refer to the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger.”
This proxy statement contains a general discussion of certain U.S. federal income tax consequences of the Merger. This discussion does not address any non-income tax consequences, nor does it address state, local, non-U.S. or other tax consequences or the consequences to holders who are subject to special treatment under U.S. federal tax law. You should consult your tax advisor to determine the particular tax consequences to you of the Merger.
Appraisal Rights (see page 80)
If the Merger is consummated and certain conditions are met, Barnes stockholders and beneficial owners who continuously hold shares of Barnes common stock through the Effective Time, who do not vote in favor of the proposal to adopt the Merger Agreement or consent thereto in writing and who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262. This means that Barnes stockholders and beneficial owners may be entitled to have their shares of Barnes common stock appraised by the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of their shares, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be the fair value, if any, as determined by the Delaware Court of Chancery, as described further below. Due to the complexity of the appraisal process, Barnes stockholders who wish to seek appraisal of their shares of Barnes common stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Barnes stockholders and beneficial owners considering seeking appraisal should be aware that the fair value of their shares of Barnes common stock as determined pursuant to Section 262 could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.
To exercise appraisal rights, Barnes stockholders or beneficial owners of Barnes common stock must: (i) properly deliver a written demand for appraisal to Barnes before the vote is taken on the adoption of the Merger Agreement; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (iii) continue to hold or beneficially own, as applicable, their shares of Barnes common stock upon the making of a demand under clause (i) through the Effective Time; (iv) not thereafter withdraw their demand for appraisal or otherwise lose their appraisal rights, in each case in accordance with the DGCL; and (v) otherwise meet the criteria and strictly comply with all other procedures for exercising appraisal rights under the DGCL. Failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of shares of Barnes common stock unless certain stock ownership conditions are satisfied by the Barnes stockholders and beneficial owners seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in the section titled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights” which is qualified in its entirety by Section 262, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 is accessible, without subscription or cost, at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. If you hold your shares of Barnes common stock through a bank, broker, trust, or other nominee and you wish to exercise appraisal rights, you may make a written demand for appraisal in your own name, but you must satisfy the conditions set forth above and your written demand must also reasonably identify the holder of record of the shares of Barnes common stock for which demand is made, be accompanied by documentary evidence of your beneficial ownership of stock (such as a brokerage or securities account statement containing such information or a letter from a broker or other record holder of such shares confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which you consent to receive notices given by the Surviving Company under Section 262 and to be set forth on the verified list required by Section 262(f) of the DGCL.
Litigation Relating to the Merger (see page 124)
Although Barnes is not aware of any pending lawsuits relating to the transactions contemplated by the Merger Agreement as of the date of this proxy statement, lawsuits arising out of the transactions contemplated by the Merger Agreement could be filed in the future.
As of the date of this proxy statement, Barnes has received demand letters from purported stockholders of Barnes alleging deficiencies and/or omissions in the preliminary proxy statement. The demand letters seek additional disclosures to remedy these purported deficiencies. Barnes believes that the allegations in these letters are without merit.
Regulatory Approvals Required for the Merger (see page 87)
General
Each of Parent, Merger Sub and Barnes has agreed to (subject to the terms and conditions of the Merger Agreement) use its reasonable best efforts to take, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate and make effective the Merger as promptly as practicable, including obtaining all necessary consents, authorizations, expirations or termination of waiting periods, permits, orders or approvals of, waivers or any exemptions from governmental entities as described in the section of this proxy statement titled “The Merger Agreement—Regulatory Efforts and Related Matters.” These approvals include clearances under the HSR Act (as defined below) and certain other specified filings and approvals under the antitrust and foreign investment laws of other jurisdictions as described further below.
U.S. Regulatory Clearances
The Merger is subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (which we refer to as the “HSR Act”). A transaction notifiable under the HSR Act may not be completed until the expiration or termination of a 30-day waiting period following the parties’ filings of their HSR Act notification and report forms. If the Federal Trade Commission (which we refer to as the “FTC”) or the Antitrust Division of the Department of Justice (which we refer to as the “DOJ”) issues a request for additional information and documentary materials (which we refer to as a “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after the parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period. The parties made the filings required under the HSR Act on October 18, 2024, and the initial 30-day waiting period expired at 11:59 p.m., Eastern Time, on November 18, 2024.
At any time before or after the consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. U.S. state attorneys general and private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.
Other Regulatory Clearances
In addition to clearance under the HSR Act, the Merger is also subject to the receipt of regulatory approvals in certain other jurisdictions, including European Union approval under the EC Council Regulation No. 139/2004, and the receipt of certain other approvals pursuant to foreign investment laws of certain other jurisdictions.
In each case, the Merger cannot be completed until the parties obtain the necessary clearances or approvals to consummate the Merger or the applicable waiting periods have expired or been terminated. The parties have agreed to cooperate with each other and use their reasonable best efforts to make these filings as promptly as practicable. The relevant regulatory authorities could take such actions under the applicable regulatory laws as they deem necessary or desirable, including seeking divestiture of substantial assets of the parties, requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights, or requiring the parties to commit to certain undertakings with respect to the operations of Parent or Barnes after the Closing.
Conditions to the Closing of the Merger (see page 115)
The respective obligations of each party to effect the Merger and the other transactions contemplated by the Merger Agreement are subject to the fulfillment (or mutual waiver by Parent and Barnes to the extent permitted under applicable law and the Merger Agreement) at or prior to the date on which the closing of the Merger (which closing we refer to as the “Closing,” and which date we refer to as the “Closing Date”) of the following conditions:
•	the adoption of the Merger Agreement by holders of a majority of the outstanding shares of Barnes common stock entitled to vote thereon (which we refer to as the “Barnes Stockholder Approval”);
•
the absence of an injunction by any court or other tribunal of competent jurisdiction, which continues to be in effect, and the absence of any applicable law, statute, ordinance, rule, regulation, order, decree or agency requirement by any governmental entity, which remains in effect or is effective, in either case which prevents, enjoins, prohibits or makes illegal the consummation of the Merger (a condition we refer to as the “Absence of Legal Restraints Condition”); and

•
the expiration or termination of any waiting period under the HSR Act applicable to the Merger and the obtainment or occurrence, as applicable, of certain other required approvals and clearances and expirations or terminations of waiting periods (a condition we refer to as the “Regulatory Approvals Condition”).

In addition, the obligations of Parent and Merger Sub to effect the Merger are subject to the fulfillment (or waiver by Parent, to the extent permitted under applicable law) at or prior to the Effective Time of the following conditions:

•	the accuracy of the representations and warranties of Barnes contained in the Merger Agreement (subject to certain materiality qualifications);
•
Barnes having performed in all material respects and complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by it prior to the Effective Time;

•	since the date of the Merger Agreement, there not having occurred a Material Adverse Effect (as defined in “The Merger Agreement—Representations and Warranties”) that is continuing; and
•
Barnes having delivered to Parent a certificate, dated as of the Closing Date and signed by a duly authorized executive officer of Barnes, certifying that the conditions described in the preceding three bullets have been satisfied.

In addition, the obligation of Barnes to effect the Merger is subject to the fulfillment (or waiver by Barnes, to the extent permitted under applicable law), at or prior to the Closing Date, of the following conditions:
•	the accuracy of the representations and warranties of Parent and Merger Sub contained in the Merger Agreement (subject to certain materiality qualifications);
•
Parent and Merger Sub having performed in all material respects and complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by them prior to the Effective Time; and

•
Parent having delivered to Barnes a certificate, dated as of the Closing Date and signed by a duly authorized executive officer of Parent on behalf of Parent and Merger Sub, certifying that the conditions described in the preceding two bullets have been satisfied.

Financing of the Merger (see page 79)
The consummation of the Merger is not conditioned on Parent’s receipt of any financing. Parent plans to fund the Merger Consideration with committed equity financing and debt financing (which we refer to as the “Equity Financing” and the “Debt Financing,” respectively, and together, the “Financing”), as described below.
Funds managed by affiliates of Apollo Global Management, Inc. (such funds, which we refer to as the “Equity Investors” and Apollo Global Management, Inc., which we refer to as “Apollo”) have committed to severally purchase, or cause to be purchased, equity securities of Parent in an aggregate amount of up to approximately $1.80 billion (such commitment, which we refer to as the “Equity Commitment”), subject to the terms and conditions set forth in the equity commitment letter provided by the Equity Investors to Parent, dated as of October 6, 2024 (which we refer to as the “Equity Commitment Letter”), which will be used by Parent, together with the Debt Financing described below, and available cash of Barnes and its subsidiaries at the Closing (if any), solely to fund each Equity Investors’ pro rata share of (a) the cash payments required under Article II of the Merger Agreement to be made by Parent in connection with the Closing (which we refer to as the “Closing Obligations”) and (b) if applicable, and only to the extent required (after giving effect to the funds actually received pursuant to the Debt Commitment Letter (as defined below) and the available cash of Barnes and its subsidiaries at the Closing (if any)) the payment of fees, costs, expenses and other amounts required to be paid by Parent or Merger Sub in connection with the Closing, including the repayment, redemption and/or refinancing of any outstanding indebtedness of Barnes and its subsidiaries contemplated or required by the Merger Agreement or the Debt Commitment Letter (as defined below) (which we refer to as the “Expense Obligations” and, together with the Closing Obligations, the “Obligations”).
In addition, Parent obtained a debt commitment letter, dated as of October 6, 2024 (which we refer to as the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”) from Royal Bank of Canada, JPMorgan Chase Bank, N.A. and certain other financial institutions (which we refer to collectively as the “Debt Financing Entities”) for (i) a $2.10 billion senior secured term loan facility (which we refer to as the “Term Facility”) and (ii) a $300 million senior secured revolving credit facility. In lieu of a portion of the Term Facility, Parent may issue (or be required to issue), in accordance with the terms and provisions of the Debt Commitment Letter and the fee letter executed in connection therewith, senior secured notes in a Rule 144A or other private placement in an aggregate principal amount of up to $750 million. The availability of the Debt Financing is subject to customary conditions precedent as limited by the “certain funds provision” provided in the Debt Commitment Letter.

Subject to the terms and conditions set forth in the limited guarantee (which we refer to as the “Limited Guarantee”) provided by the Equity Investors (which we refer to as the “Guarantors”), the Guarantors have severally guaranteed certain payment obligations of Parent under the Merger Agreement, for payment of (a) the Parent Termination Fee (as defined in the section of this proxy statement titled “The Merger Agreement—Termination Fees”) (to the extent payable under the Merger Agreement), (b) damages payable by Parent or Merger Sub in respect of its fraud or willful breach of covenants or agreements in the Merger Agreement under and in accordance with the terms of the Merger Agreement and (c) costs and expenses of Barnes in connection with the successful enforcement by Barnes of certain of Parent’s and Merger Sub’s obligations under the Merger Agreement (which we refer to collectively as the “Guaranteed Obligations”).
For more information, please see the sections of this proxy statement titled “The Merger Agreement—Debt Financing,” “The Merger Agreement—Equity Commitment Letters” and “The Merger Agreement—Limited Guarantee.”
Required Stockholder Approval
The affirmative vote of the holders of a majority of the outstanding shares of Barnes common stock entitled to vote thereon is required to approve the proposal to adopt the Merger Agreement (which we refer to as the “Merger Agreement Proposal”). As of the close of business on December 4, 2024, the affirmative vote of 25,489,194 shares of Barnes common stock constitutes a vote by the majority of the outstanding shares of Barnes common stock. Receipt of the Barnes Stockholder Approval is a condition to the consummation of the Merger. Assuming a quorum is present, the affirmative vote of the holders of the shares of Barnes common stock representing a majority of the Barnes common stock present by remote communication or represented by proxy at the special meeting of Barnes stockholders (including any adjournments or postponements thereof, which we refer to as the “Special Meeting”) and entitled to vote on the Compensation Proposal (as defined below) is required for approval of, on an advisory (nonbinding) basis, the proposal to approve compensation that may be paid or become payable to Barnes’ named executive officers that is based on or otherwise related to the Merger Agreement and the transactions contemplated by the Merger Agreement (which we refer to as the “Compensation Proposal”). The affirmative vote of the holders of the shares of Barnes common stock representing a majority of the Barnes common stock present by remote communication or represented by proxy at the Special Meeting and entitled to vote on the Adjournment Proposal (as defined below) is required to approve the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (which we refer to as the “Adjournment Proposal”).
As of the close of business on December 4, 2024, our executive officers and directors beneficially owned and were entitled to vote, in the aggregate, 4,235,536 shares of Barnes common stock, representing approximately 8.31% of the shares of Barnes common stock outstanding.
We currently expect that our executive officers and directors will vote all of their respective shares of Barnes common stock (1) “FOR” the Merger Agreement Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.
The Special Meeting (see page 20)
Date, Time and Place
The Special Meeting will be held virtually via live webcast on January 9, 2025, beginning at 8:30 a.m. Eastern Time (unless the Special Meeting is adjourned or postponed). Barnes stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/BMergerMeeting, which we refer to as the “Special Meeting website.”
Record Date; Shares Entitled to Vote; Quorum
Only Barnes stockholders as of December 6, 2024 (which we refer to as the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting. Information on how to obtain access to the list of stockholders of record entitled to vote at the Special Meeting during the 10 days before the Special Meeting is available by contacting Barnes’ Secretary at 123 Main Street, Bristol, CT 06010. As of the close of business on December 4, 2024, there were 50,978,387 shares of Barnes common stock outstanding and entitled to vote at the Special Meeting.

The presence, by remote communication or by proxy (including solely by means of remote communication) of the holders of record of a majority of the Barnes common stock entitled to vote at the Special Meeting on the Record Date will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned to solicit additional proxies.
Recommendation of the Board of Directors (see page 48)
The Board of Directors has unanimously: (a) determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Barnes and its stockholders; (b) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; (c) recommended that Barnes stockholders adopt the Merger Agreement; and (d) directed that the adoption of the Merger Agreement be submitted for consideration by Barnes stockholders at the Special Meeting.
The Board of Directors unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Opinions of Barnes’ Financial Advisors
Opinion of Goldman Sachs & Co. LLC (see page 54)
Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its opinion to the Board of Directors that, as of October 6, 2024 and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the Barnes stockholders (other than Parent and its affiliates) pursuant to the Merger Agreement was fair from a financial point of view to such Barnes stockholders.
The full text of the written opinion of Goldman Sachs, dated October 6, 2024, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board of Directors in connection with its consideration of the Merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Barnes common stock should vote with respect to the Merger or any other matter. For more information, please see the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Opinions of Barnes’ Financial Advisors—Opinion of Goldman Sachs & Co. LLC.”
Opinion of Jefferies LLC (see page 60)
Barnes engaged Jefferies LLC (“Jefferies”) as financial advisor to Barnes in connection with the Merger. As part of this engagement, Jefferies delivered a written opinion, dated October 6, 2024, to the Board of Directors as to the fairness, from a financial point of view and as of such date, of the Merger Consideration to be received by holders of Barnes common stock (other than, as applicable, Apollo, Parent, equity investors in Parent, Merger Sub and their respective affiliates) pursuant to the Merger Agreement. The full text of Jefferies’ opinion, which describes various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex C to this proxy statement and is incorporated herein by reference. Jefferies’ opinion was provided for the use and benefit of the Board of Directors (in its capacity as such) in its evaluation of the Merger Consideration from a financial point of view and did not address any other aspect of the Merger or any other matter. Jefferies’ opinion did not address the relative merits of the Merger or other transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Barnes, including any alternative transaction proposal received by Barnes offering potentially greater consideration than the Merger Consideration, nor did it address the underlying business decision by Barnes to engage in the Merger. Jefferies’ opinion did not constitute a recommendation to the Board of Directors, and does not constitute a recommendation to any securityholder, as to how to vote or act with respect to the Merger or any other matter. The summary of Jefferies’ opinion set forth herein is qualified in its entirety by reference to the full text of Jefferies’ opinion. For more information, please see the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Opinions of Barnes’ Financial Advisors—Opinion of Jefferies LLC.”
Interests of Barnes’ Executive Officers and Directors in the Merger (see page 75)
Barnes’ executive officers and directors have certain interests in the Merger and the transactions contemplated thereby that are or may be different from, or in addition to, the interests of Barnes stockholders generally. For more information, please see the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Interests of Barnes’ Executive Officers and Directors in the Merger.”
No Solicitation (see page 100)
During the period commencing on October 6, 2024 and ending as of the earlier of the Closing and the date, if any, on which the Merger Agreement is validly terminated (which we refer to as the “Pre-Closing Period”), Barnes has agreed that it will not, and will cause its subsidiaries, affiliates and representatives not to, directly or indirectly: (a) solicit, initiate, seek or knowingly encourage or facilitate any proposal or offer or any inquiry regarding the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Alternative Proposal (as defined in the section of this proxy statement titled “The Merger Agreement—No Solicitation”); (b) enter into or otherwise participate or engage in any discussions or negotiations regarding an Alternative Proposal with, or furnish any nonpublic information regarding an Alternative Proposal or provide access to its or their respective properties, books and records or any nonpublic information relating to Barnes or its subsidiaries to, any third party (other than Parent, Merger Sub or their respective representatives) (including any third party that has made or, to Barnes’ knowledge, is considering making an Alternative Proposal) with the intent to induce the making, submission or announcement of, or to knowingly encourage or facilitate an Alternative Proposal (except, as otherwise stated in the Merger Agreement); (c) approve, recommend or enter into, or propose to approve, recommend or enter into, any merger agreement, acquisition agreement, letter of intent or similar document, agreement, commitment or agreement in principle with respect to an Alternative Proposal; or (d) authorize, commit or agree to do any of the foregoing (which we refer to, collectively, as the “no shop provisions”).
Barnes has further agreed that it will, and will cause each of its affiliates and representatives to: (a) immediately cease and terminate all discussions, solicitations or negotiations with any third parties (other than Parent, Merger Sub and their respective affiliates and representatives) in connection with any Alternative Proposal submitted as of, or prior to October 6, 2024; (b) promptly (and in no event later than twenty-four (24) hours) following the announcement of the execution of the Merger Agreement, request the prompt return or destruction of all confidential information previously furnished in connection with, and promptly terminate all physical and electronic data room access previously granted to, any such third party or its affiliates or representatives.
From and after October 6, 2024, Barnes has agreed to promptly (and, in any event, within 48 hours after receipt) notify Parent in the event that Barnes receives any Alternative Proposal (including, to the extent known or available, identifying the person or group making the Alternative Proposal and providing a summary of its material terms and conditions), and, upon the request of Parent, keep Parent reasonably informed on a prompt basis of any material developments with respect to the status and terms of any such Alternative Proposal.
Prior to obtaining the Barnes Stockholder Approval, if Barnes receives a bona fide written Alternative Proposal from a third party that did not result from a material breach of the no shop provisions described above and discussed in greater detail in the section of this proxy statement titled “The Merger Agreement—No Solicitation,” and that the Board of Directors determines in good faith after consultation with Barnes’ outside legal and financial advisors constitutes or would reasonably be expected to lead to or result in a Superior Proposal (as defined in the section of this proxy statement titled “The Merger Agreement—No Solicitation”), and that a failure to take action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law, then Barnes may, among other things, (a) furnish information (including nonpublic information) about Barnes or affiliates to the person that has made such Alternative Proposal, as well as its representatives and potential financing sources; (b) make an Adverse Recommendation Change (as defined in the section of this proxy statement titled “The Merger Agreement—The Board of Directors’ Recommendation; Adverse Recommendation Change”); or (c) cause Barnes to terminate the Merger Agreement pursuant to the Superior Proposal Termination Right (as defined in the section of this proxy statement titled “The Merger Agreement—Termination of the Merger Agreement”) if the Board of Directors determines after consultation with Barnes’ outside legal and financial advisors, as applicable, that such Alternative Proposal constitutes a Superior Proposal and that the failure to so act would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, so long as it complies with certain procedures set forth in the Merger Agreement. For more information, please see the sections of this proxy statement titled “The Merger Agreement—No Solicitation” and “The Merger Agreement—The Board of Directors’ Recommendation; Adverse Recommendation Change.”

Prior to obtaining the Barnes Stockholder Approval, the Board of Directors may, in response to an Intervening Event (as defined the section of this proxy statement titled “The Merger Agreement—The Board of Directors’ Recommendation; Adverse Recommendation Change”), make an Adverse Recommendation Change, if the Board of Directors determines in good faith after consultation with its outside legal counsel that the failure to do so would reasonably be expected to be inconsistent with the directors’ fiduciary duties, so long as it complies with certain procedures set forth in the Merger Agreement. For more information, please see the section of this proxy statement titled “The Merger Agreement—The Board of Directors’ Recommendation; Adverse Recommendation Change.”
If Barnes terminates the Merger Agreement prior to obtaining the Barnes Stockholder Approval in accordance with the procedures described above in order to enter into a definitive agreement providing for a Superior Proposal or the Board of Directors effects an Adverse Recommendation Change, Barnes will be required to pay Parent a termination fee of $85,000,000 in cash. For more information, please see the section of this proxy statement titled “The Merger Agreement—Termination Fees.”
Termination of the Merger Agreement (see page 116)
Barnes and Parent have certain rights to terminate the Merger Agreement under customary circumstances, including: (a) mutual consent; (b) the Merger having not been consummated on or prior to 5:00 p.m. Eastern Time on April 7, 2025 (subject to (x) an automatic extension to July 7, 2025, if on such date all of the closing conditions, except those relating to regulatory approvals have been satisfied or waived, and (y) extension in certain circumstances wherein the Marketing Period (as defined in the Merger Agreement) for Parent’s debt financing has commenced but has not yet been completed by such date); (c) the imposition of a final, non-appealable order by a governmental entity of competent jurisdiction which permanently restrains, enjoins or otherwise prohibits the consummation of the Merger; (d) the Special Meeting (including any adjournments or postponements thereof) having concluded and the Barnes Stockholder Approval having not been obtained; (e) an uncured breach of certain provisions of the Merger Agreement by the other party having occurred; (f) prior to the Special Meeting, an Adverse Recommendation Change; (g) the entry by Barnes into a definitive agreement providing for a Superior Proposal; and (h) upon certain circumstances and under certain conditions, a failure by Parent and Merger Sub to consummate the Merger. Under certain circumstances, Barnes is required to pay Parent a termination fee of $85,000,000 in cash, or Parent is required to pay Barnes a termination fee of $168,504,000 in cash. For more information, please see the sections of this proxy statement titled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fees.”
Effect on Barnes if the Merger Is Not Completed (see page 27)
If the Merger Agreement is not adopted by Barnes stockholders, or if the Merger is not completed for any other reason:
•	Barnes stockholders will not be entitled to, nor will they receive, any payment for their shares of Barnes common stock pursuant to the Merger Agreement;
•
(a) Barnes will remain an independent public company; (b) Barnes common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act; and (c) Barnes will continue to file periodic and other reports with the SEC; and

•
under certain circumstances, Barnes will be required to pay Parent a termination fee of $85,000,000 in cash, or Parent will be required to pay Barnes a termination fee of $168,504,000 in cash upon the termination of the Merger Agreement, as described in the section of this proxy statement titled “The Merger Agreement—Termination Fees.”

For more information, please see the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Effect on Barnes if the Merger Is Not Completed.”

QUESTIONS AND ANSWERS
The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including the Merger Agreement, along with all of the documents we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement titled “Where You Can Find More Information.”
Q:	Why am I receiving these materials?
A:	The Board of Directors is furnishing this proxy statement and form of proxy card to Barnes stockholders in connection with the solicitation of proxies to be voted at the Special Meeting.
Q:	When and where is the Special Meeting?
A:
The Special Meeting is scheduled to be held on January 9, 2025, at 8:30 a.m., Eastern Time (unless the Special Meeting is adjourned or postponed), in a virtual format. We will hold the Special Meeting virtually to provide the opportunity for full and equal participation of all Barnes stockholders regardless of location.

Barnes stockholders will be able to attend virtually and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/BMergerMeeting and using the control number found on your proxy card or voting instructions you previously received from your broker, bank or other nominee. You may begin to log into the Special Meeting website beginning at 8:15 a.m., Eastern Time, on January 9, 2025.
The Special Meeting website is fully supported across browsers (Edge, Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and mobile phones) that have the most updated version of applicable software and plugins installed. Stockholders should ensure that they have a strong Internet connection if they intend to virtually attend the Special Meeting. Attendees should allow sufficient time to access the Special Meeting and ensure that they can hear streaming audio prior to the start of the Special Meeting.
If you encounter any difficulties accessing the Special Meeting, please call the technical support number that will be provided on the Special Meeting website. Technical support will be available beginning approximately 15 minutes prior to the start of the Special Meeting through its conclusion.
Additional information regarding the rules of conduct and other materials for the Special Meeting will be available during the Special Meeting at www.virtualshareholdermeeting.com/BMergerMeeting.
Q:	What am I being asked to vote on at the Special Meeting?
A:	You are being asked to vote on the following proposals:
•	to approve the Merger Agreement Proposal;
•	to approve, on an advisory (nonbinding) basis, the Compensation Proposal; and
•	to approve the Adjournment Proposal.
Q:	Who is entitled to vote at the Special Meeting?
A:
Barnes stockholders as of the Record Date of December 6, 2024 are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each Barnes stockholder will be entitled to cast one vote on each matter properly brought before the Special Meeting for each such share owned at the close of business on the Record Date. Virtual attendance at the Special Meeting via the Special Meeting website is not required to vote.

Q:	How does the Merger Consideration compare to the market price of Barnes common stock prior to the announcement of the Merger Agreement?
A:
The Merger Consideration of $47.50 per share represents a premium of approximately 22% over Barnes’ undisturbed closing share price on June 25, 2024 (the last full trading day prior to initial media reports speculating about a potential transaction), and a premium of approximately 28% over the volume weighted average price of Barnes common stock for the 90 days ending June 25, 2024. You are encouraged to obtain current market prices of Barnes common stock in connection with voting your shares of Barnes common stock.
Q:	May I attend and vote at the Special Meeting?
A:
All Barnes stockholders as of the Record Date may attend and vote at the Special Meeting. To vote your shares of Barnes common stock at the Special Meeting, you must attend the Special Meeting by visiting www.virtualshareholdermeeting.com/BMergerMeeting at 8:30 a.m., Eastern Time, on January 9, 2025. For additional information on how to attend the Special Meeting, please see the section of this proxy statement titled “The Special Meeting—Attending the Special Meeting.”

If your shares of Barnes common stock are registered directly in your name with Barnes’ transfer agent, Computershare Trust Company N.A. (which we refer to as “Computershare”), you are considered a stockholder of record with respect to those shares. Some stockholders hold shares of Barnes common stock through a bank, broker or other nominee, and are often said to hold those shares in “street name.” These stockholders are considered “beneficial owners” of those shares. If you hold shares of Barnes common stock as a beneficial owner in “street name” as of the Record Date, you will receive separate instructions from your bank, broker or other nominee describing how to vote your shares.
Even if you plan to attend the virtual Special Meeting, we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement titled “The Special Meeting—Voting at the Special Meeting”) so that your vote will be counted if you later decide not to or become unable to attend the virtual Special Meeting. If you attend the virtual Special Meeting and vote thereat, your vote will revoke any proxy previously submitted.
Q:	What will I receive if the Merger is completed?
A:
At the Effective Time, you will be entitled to receive the Merger Consideration of $47.50 in cash, without interest, subject to any required tax withholding, for each share of Barnes common stock that you own (other than Cancelled Shares and Dissenting Shares (as described in the section of this proxy statement titled “The Merger Agreement—Merger Consideration”)) immediately prior to the Effective Time. For example, if you own 100 shares of Barnes common stock, you will receive $4,750 in cash in exchange for your shares of Barnes common stock (other than any Cancelled Shares and Dissenting Shares), without interest and less any applicable withholding taxes. Cancelled Shares are shares of Barnes common stock that are issued and outstanding immediately prior to the Effective Time that are owned or held in treasury by Barnes, or otherwise owned or held (a) by any wholly owned subsidiary of Barnes or (b) by Parent or any of its wholly owned subsidiaries (including Merger Sub). Dissenting Shares are shares of Barnes common stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and held by stockholders who have not voted in favor of adoption of the Merger Agreement or consented thereto in writing and who have properly exercised appraisal rights for such shares in accordance with, and who have complied with, Section 262 with respect to such shares and have not effectively withdrawn or lost their rights to appraisal under the DGCL with respect to such shares.

Q:	What will holders of Barnes equity awards receive if the Merger is completed?
A:
At the Effective Time, each outstanding Barnes Option Award, Barnes RSU Award granted prior to October 6, 2024 or to a non-employee member of the Board of Directors (at any time), Barnes PSU Award and Barnes DSU Award will vest in full and be cashed out based on the Merger Consideration, less any required tax withholding and deductions and less the applicable per share exercise price in the case of a Barnes Option Award, with the number of shares of Barnes common stock subject to each Barnes PSU Award determined by deeming the applicable performance goals to be achieved at the greater of the target level of performance and the actual level of performance as of the Effective Time (as determined by the Board of Directors or the compensation committee thereof prior to the Effective Time in its reasonable and good faith discretion in consultation with Parent). Barnes RSU Awards granted on or after October 6, 2024 (other than any such awards granted to non-employee members of the Board of Directors) will vest on a pro rata basis upon the Effective Time (with any unvested portion forfeited) and be cancelled in exchange for the Merger Consideration for each underlying share of Barnes common stock.

Q:	What are the material U.S. federal income tax consequences of the Merger to holders of Barnes common stock?
A:
The exchange of Barnes common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder (as defined in the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger”) who has shares of Barnes common stock exchanged for cash in the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Barnes common stock surrendered pursuant to the Merger.

This proxy statement contains a general discussion of certain U.S. federal income tax consequences of the Merger. This description does not address any non-income tax consequences, nor does it address state, local, non-U.S. or other tax consequences or the consequences to holders who are subject to special treatment under U.S. federal tax law. Consequently, you should consult your tax advisor to determine the particular tax consequences to you of the Merger.
Q:	What vote is required to approve the Merger Agreement Proposal, the Compensation Proposal and the Adjournment Proposal?
A:
The affirmative vote of the holders of a majority of the outstanding shares of Barnes common stock entitled to vote thereon is required to approve the Merger Agreement Proposal. Assuming a quorum is present, the affirmative vote of the holders of the shares of Barnes common stock representing a majority of the Barnes common stock present by remote communication or represented by proxy at the Special Meeting and entitled to vote on the Compensation Proposal is required to approve, on an advisory (nonbinding) basis, the Compensation Proposal. The affirmative vote of the holders of the shares of Barnes common stock representing a majority of the Barnes common stock present by remote communication or represented by proxy at the Special Meeting and entitled to vote on the Adjournment Proposal is required for approval of the Adjournment Proposal.

If a quorum is present at the Special Meeting, the failure of any Barnes stockholder of record to: (a) submit a signed proxy card; (b) grant a proxy over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement titled “The Special Meeting—Voting at the Special Meeting”); or (c) attend the Special Meeting will have the same effect as a vote “AGAINST” the Merger Agreement Proposal, but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal. If a quorum is present at the Special Meeting, for any Barnes stockholder who attends the Special Meeting or is represented by proxy and abstains from voting, such abstention will have the same effect as if the Barnes stockholder voted “AGAINST” the Merger Agreement Proposal, the Compensation Proposal and the Adjournment Proposal.
If you hold your shares of Barnes common stock in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares (resulting in a so-called “broker non-vote”) will have the same effect as a vote “AGAINST” the Merger Agreement Proposal, but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. Barnes does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered “routine,” and each of the proposals to be presented at the Special Meeting is considered “non-routine.” As a result, no broker will be permitted to vote your shares of Barnes common stock at the Special Meeting without receiving instructions. If you properly sign your proxy card but do not mark the boxes showing how your shares of Barnes common stock should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Q:	What constitutes a quorum?
A:
The presence by remote communication or by proxy (including solely by means of remote communication) of the holders of record of a majority of the Barnes common stock entitled to vote at the Special Meeting on the Record Date will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned to solicit additional proxies.

Q:	What happens if the Merger is not completed?
A:
If the Merger Agreement is not adopted by Barnes stockholders or if the Merger is not completed for any other reason, Barnes stockholders will not receive any payment for their shares of Barnes common stock. Instead, Barnes will remain an independent public company, Barnes common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and Barnes will continue to file periodic and other reports with the SEC.

Under specified circumstances, upon termination of the Merger Agreement, Barnes will be required to pay Parent a termination fee of $85,000,000 in cash, or Parent will be required to pay Barnes a termination fee of $168,504,000 in cash, as described in the section of this proxy statement titled “The Merger Agreement—Termination Fees.”
Q:	Why are Barnes stockholders being asked to cast an advisory (nonbinding) vote to approve the Compensation Proposal?
A:
The Exchange Act and applicable SEC rules thereunder require Barnes to seek an advisory (nonbinding) vote with respect to certain payments that could become payable to its named executive officers in connection with the Merger.

Q:	What will happen if Barnes stockholders do not approve the Compensation Proposal at the Special Meeting?
A:
Approval of the Compensation Proposal is not a condition to the completion of the Merger and is separate and apart from the vote on the Merger Agreement Proposal and the Adjournment Proposal. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on Barnes or Parent. Therefore, if the approval of the Merger Agreement Proposal is obtained and the Merger is completed, the amounts payable under the Compensation Proposal will continue to be payable to Barnes’ named executive officers in accordance with the terms and conditions of the applicable agreements even if Barnes stockholders do not approve the Compensation Proposal.

Q:	What do I need to do now?
A:
You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement titled “The Special Meeting—Voting at the Special Meeting”), so that your shares of Barnes common stock can be voted at the Special Meeting. If you hold your shares of Barnes common stock in “street name,” please refer to the voting instructions provided by your bank, broker or other nominee to vote your shares.

Q:	Should I surrender my Certificates or Book-Entry Shares now?
A:
No. After the Merger is completed, the Paying Agent will send each holder of record of Certificates a letter of transmittal and instructions that explain how to exchange shares of Barnes common stock represented by such holder’s Certificates for the Merger Consideration. Also, after the Merger is completed, the Paying Agent will send each holder of Book-Entry Shares the Merger Consideration for each such Book-Entry Share upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request).

Q:	What happens if I sell or otherwise transfer my shares of Barnes common stock after the Record Date, but before the Special Meeting?
A:
The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of Barnes common stock after the Record Date, but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Barnes in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of Barnes common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement titled “The Special Meeting—Voting at the Special Meeting”).

Q:	What is the difference between holding shares as a Barnes stockholder of record and holding shares in “street name” as a beneficial owner?
A:
If your shares of Barnes common stock are registered directly in your name with Barnes’ transfer agent, Computershare, you are considered a stockholder of record with respect to these shares. In this case, this proxy statement and your proxy card have been sent directly to you by Barnes.

If your shares are held through a bank, broker or other nominee, you are often said to hold these shares in “street name” and are considered the “beneficial owner” of those shares. In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the Barnes stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the virtual Special Meeting. If you did not obtain a 16-digit control number, you must contact your bank, broker or other nominee to obtain a 16-digit control number to vote your shares of Barnes common stock at the Special Meeting.
Q:	How may I vote?
A:	There are four ways to vote if you are a record holder (i.e., you do not hold your shares through a broker, bank or other nominee):
•
By Internet: If you have Internet access, the Board of Directors encourages you to vote at www.proxyvote.com in advance of the Special Meeting by following the instructions on the proxy card prior to 11:59 p.m., Eastern Time, on January 8, 2025.

•	By Telephone: As instructed on the proxy card, you can vote by making a toll-free telephone call from the U.S. or Canada to 1-800-690-6903 prior to 11:59 p.m., Eastern Time, on January 8, 2025.
•
By Mail: If you received your proxy materials by mail, you can vote by completing, signing and returning the enclosed proxy card in the prepaid envelope provided. For your mailed proxy card to be counted, we must receive it before 11:59 p.m., Eastern Time, on January 8, 2025.

•
At the Special Meeting: To vote during the Special Meeting, visit www.virtualshareholdermeeting.com/BMergerMeeting and enter the 16-digit control number included in your proxy card. Online access to the Special Meeting will open approximately 15 minutes prior to the start of the Special Meeting. If you encounter any difficulties accessing the virtual Special Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Special Meeting website. Technical support will be available starting 15 minutes prior to the Special Meeting.

If you hold shares of Barnes common stock as a beneficial owner in “street name” as of the Record Date, you will receive separate instructions from your bank, broker or other nominee describing how to vote your shares.
If you hold shares of Barnes common stock in a Barnes 401(k) plan account, you should follow the directions provided by the plan administrator or plan trustee regarding how to instruct the plan trustee to vote your shares.

Whether or not you plan to attend the virtual Special Meeting, we urge you to vote in advance by proxy to ensure your vote is counted. We encourage you to submit your proxy over the Internet or by telephone, both of which are convenient, cost-effective and reliable alternatives to returning a proxy card by mail. You may still attend the virtual Special Meeting and vote during the virtual Special Meeting if you have already voted by proxy.
Please be aware that, although there is no charge for voting your shares of Barnes common stock, if you vote electronically over the Internet by visiting the website on your proxy card or by telephone by calling the phone number on your proxy card, in each case, you may incur costs such as Internet access and telephone charges for which you will be responsible.
Q:	What is a proxy?
A:
A proxy is a Barnes stockholder’s legal designation of another person to vote shares owned by such Barnes stockholder on their behalf. If you are a Barnes stockholder of record, you can vote by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you hold shares of Barnes common stock beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

Q:	If a Barnes stockholder gives a proxy, how are the shares voted?
A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of Barnes common stock in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card, but do not mark one or more of the boxes showing how your shares of Barnes common stock should be voted on one or more particular matters, the shares represented by your properly signed proxy with respect to the unmarked matters will be voted: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?
A:
No. Your bank, broker or other nominee is permitted to vote your shares of Barnes common stock on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee on how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares of Barnes common stock will not be voted on such proposals, which will have the same effect as if you voted against the Merger Agreement Proposal, but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal.

Q:	May I change my vote after I have mailed my signed and dated proxy card?
A:	Yes. You may change your vote in the manner described in this proxy statement. You may do this by:
•
Subsequently Completed Proxy: Submitting another properly completed proxy card bearing a later date by mail, provided such proxy card is received no later than 11:59 p.m., Eastern Time, on January 8, 2025.

•
At the Special Meeting: Virtually attending the Special Meeting and voting in that forum. Please note that virtual attendance at the Special Meeting will not by itself constitute revocation of a proxy.

•	Voting Again: Voting again by telephone or the Internet before the closing of the voting facilities at 11:59 p.m., Eastern Time, on January 8, 2025.
•
Written Notice: Sending a written notice that you are revoking your proxy to Barnes’ Secretary at 123 Main Street, Bristol, CT 06010, provided such written notice is received by 11:59 p.m., Eastern Time, on January 8, 2025.

If your shares of Barnes common stock are held in the name of a broker, bank or other nominee, you should follow the voting instructions you receive from the holder of record to revoke your proxy or change your vote.

If you have any questions about how to vote or change your vote, you should contact our proxy solicitor:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Stockholders, please call toll-free: (800) 755-7250
Banks and brokerage firms, please call: (212) 269-5550
By Email: Barnes@dfking.com
Q:	What should I do if I receive more than one set of voting materials?
A:
This means you own shares of Barnes common stock that are registered under different names or are in more than one account. For example, you may own some shares of Barnes common stock directly as a Barnes stockholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares of Barnes common stock you own. Each proxy card you receive comes with its own prepaid return envelope. If you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	How many copies of this proxy statement and related voting materials should I receive if I share an address with another Barnes stockholder?
A:
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Barnes and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or Barnes that they or Barnes will be sending householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares of Barnes common stock are held in a brokerage account or Barnes if you hold registered shares. You can notify Barnes by contacting our transfer agent, Computershare, at (800) 801-9519, or by mail to P.O. Box 43078, Providence, RI 02940-3078, and a separate copy of the proxy statement will be promptly delivered to you.

Q:	Where can I find the voting results of the Special Meeting?
A:
The preliminary voting results for the Special Meeting are expected to be announced at the Special Meeting. In addition, within four business days of the Special Meeting, Barnes will file the final voting results of the Special Meeting (or, if the final voting results have not yet been certified, the preliminary results) with the SEC on a Current Report on Form 8-K.

Q:	Who will solicit and pay the cost of soliciting proxies?
A:
Barnes has engaged D.F. King & Co., Inc., which we refer to as “D.F. King” to assist in the solicitation of proxies for the Special Meeting. Barnes estimates that it will pay D.F. King a fee of approximately $20,000 plus an additional fee per call made or received and additional fees for other services as requested by Barnes, plus reimbursement for certain out-of-pocket fees and expenses.

Barnes can use directors, officers and regular employees of Barnes to ask for proxies. These employees do not receive additional compensation for these services. Barnes may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of Barnes common stock.

Q:	When do you expect the Merger to be completed?
A:
The Merger is expected to close before the end of the first quarter of 2025. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement and summarized in this proxy statement, many of which are outside of our control.

Q:	How can I obtain additional information about Barnes?
A:
Barnes will provide copies of this proxy statement, documents incorporated by reference and its 2024 Annual Report to Stockholders, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (which we refer to as the “Annual Report”), without charge to any Barnes stockholder who makes a request in writing to our Secretary at Barnes Group Inc., c/o Secretary, 123 Main Street, Bristol, CT 06010 or by calling Broadridge Financial Solutions (which we refer to as “Broadridge”) at (866) 540-7095 or sending a written request by mail to Broadridge at Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717. In order for you to receive timely delivery of documents in advance of the Special Meeting, you must make such request by no later than December 26, 2024. The Annual Report and other SEC filings may also be accessed at https://sec.gov or on the Investors page of Barnes’ website at https://ir.onebarnes.com/. Barnes’ website address is provided as an inactive textual reference only. The information contained in, or that can be accessed through, our website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to our website provided in this proxy statement.

Q:	Who can help answer my questions?
A:
If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Barnes common stock, please contact our proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Stockholders, please call toll-free: (800) 755-7250
Banks and brokerage firms, please call: (212) 269-5550
By Email: Barnes@dfking.com

FORWARD-LOOKING STATEMENTS
The information covered by this proxy statement may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding our ESG goals, commitments and strategies. Forward-looking statements often contain words such as “anticipate,” “believe,” “expect,” “plan,” “estimate,” “project,” “continue,” “will,” “should,” “may” and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from any future results expressed or implied by the forward-looking statements. In addition, we have based some of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Such factors, risks and uncertainties include:
1.
the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement between the parties to the proposed transaction or extend the anticipated timetable for completion of the proposed transaction;

2.	the failure to obtain approval of the Merger from Barnes stockholders;
3.	the failure to obtain certain required regulatory approvals or the failure to satisfy any of the other closing conditions to the completion of the Merger within the expected timeframes or at all;
4.	risks related to disruption of management’s attention from Barnes’ ongoing business operations due to the Merger;
5.
the effect of the announcement of the Merger on the ability of Barnes to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally;

6.	the ability of Barnes to meet expectations regarding the timing and completion of the Merger;
7.	the impacts resulting from the conflict in Ukraine, the Middle East or any other geopolitical tensions; and
8.	the impacts of any pandemics, epidemics or infectious disease outbreaks.
Additional information and detailed discussion of these risks, uncertainties and other potential factors that could affect our business and performance and cause actual results or outcomes to differ materially from the results, performance or achievements addressed in our forward-looking statements is included in our other filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. Barnes assumes no obligation to update its forward-looking statements, which speak as of their respective dates, whether as a result of new information, future events, or otherwise.

THE SPECIAL MEETING
The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.
Date, Time and Place
The Special Meeting will be held virtually via live webcast on January 9, 2025, beginning at 8:30 a.m., Eastern Time (unless the Special Meeting is adjourned or postponed). Barnes stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/BMergerMeeting.
Purpose of the Special Meeting
At the Special Meeting, we will ask Barnes stockholders to vote on proposals to: (a) approve the Merger Agreement Proposal; (b) approve, on an advisory (nonbinding) basis, the Compensation Proposal; and (c) approve the Adjournment Proposal.
Attending the Special Meeting
You may attend the Special Meeting virtually by visiting www.virtualshareholdermeeting.com/BMergerMeeting and using the 16-digit control number found on your proxy card you previously received. If you plan to attend the Special Meeting virtually, we encourage you to access the Special Meeting website prior to the start time of the meeting to allow time to log in and test your device’s audio system. You may begin to log into the Special Meeting website beginning at 8:15 a.m., Eastern Time, on January 9, 2025.
The Special Meeting website is fully supported across browsers (Edge, Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and mobile phones) that have the most updated version of applicable software and plugins installed. Stockholders should ensure that they have a strong Internet connection if they intend to virtually attend the Special Meeting. Attendees should allow sufficient time to access the meeting and ensure that they can hear streaming audio prior to the start of the Special Meeting.
If you encounter any difficulties accessing the Special Meeting, please call the technical support number that will be provided on the Special Meeting website. Technical support will be available beginning approximately 15 minutes prior to the start of the Special Meeting through its conclusion.
Additional information regarding related rules of conduct and other materials for the Special Meeting will be available during the Special Meeting at www.virtualshareholdermeeting.com/BMergerMeeting.
Record Date; Shares Entitled to Vote; Quorum
Only Barnes stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Information on how to obtain access to the list of stockholders of record entitled to vote at the Special Meeting during the 10 days before the Special Meeting is available by contacting Barnes’ Secretary at 123 Main Street, Bristol, CT 06010. As of December 4, 2024, there were 50,978,387 shares of Barnes common stock outstanding and entitled to vote at the Special Meeting.
The presence by remote communication or by proxy (including solely by means of remote communication) of the holders of record of a majority of the Barnes common stock entitled to vote at the Special Meeting on the Record Date will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned to solicit additional proxies.
Vote Required; Abstentions and Broker Non-Votes
Each Barnes stockholder will be entitled to one vote for each share of Barnes common stock owned as of the close of business on the Record Date.
The affirmative vote of the holders of a majority of the outstanding shares of Barnes common stock entitled to vote thereon is required to approve the Merger Agreement Proposal. Receipt of the Barnes Stockholder Approval is a condition to the consummation of the Merger.
Assuming a quorum is present, the affirmative vote of the holders of the shares of Barnes common stock representing a majority of the Barnes common stock present by remote communication or represented by proxy at the Special Meeting and entitled to vote on the Compensation Proposal, is required to approve, on an advisory (nonbinding) basis, the Compensation Proposal.

The affirmative vote of the holders of the shares of Barnes common stock representing a majority of the Barnes common stock present by remote communication or represented by proxy at the Special Meeting and entitled to vote on the Adjournment Proposal, is required to approve the Adjournment Proposal.
If a quorum is present at the Special Meeting, the failure of any Barnes stockholder of record to: (a) submit a signed proxy card; (b) grant a proxy over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement titled “—Voting at the Special Meeting”); or (c) attend the Special Meeting will have the same effect as a vote “AGAINST” the Merger Agreement Proposal but will have no effect on the Compensation Proposal or the Adjournment Proposal. If a quorum is present at the Special Meeting, for any Barnes stockholder who attends the Special Meeting or is represented by proxy and abstains from voting, such abstention will have the same effect as if the Barnes stockholder voted “AGAINST” the Merger Agreement Proposal, the Compensation Proposal and the Adjournment Proposal.
Each “broker non-vote” will also count as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal, because broker non-votes will not be counted as shares present and entitled to vote with respect to proposals on which the broker has not voted. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. Barnes does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered “routine,” and each of the proposals to be presented at the Special Meeting is considered “non-routine.” As a result, no broker will be permitted to vote your shares of Barnes common stock at the Special Meeting without receiving instructions. Failure to instruct your broker on how to vote your shares will have the same effect as a vote “AGAINST” the Merger Agreement Proposal, but will have no effect on the Compensation Proposal (assuming a quorum is present) or the Adjournment Proposal.
Stock Ownership and Interests of Certain Persons
Shares Held by Barnes’ Directors and Executive Officers
As of the close of business on December 4, 2024, our executive officers and directors beneficially owned and were entitled to vote, in the aggregate, 4,235,536 shares of Barnes common stock, representing approximately 8.31% of the shares of Barnes common stock outstanding.
We currently expect that our executive officers and directors will vote all of their respective shares of Barnes common stock: (1) “FOR” the Merger Agreement Proposal, (2) “FOR” the Compensation Proposal, and (3) “FOR” the Adjournment Proposal.
Voting at the Special Meeting
There are four ways to vote if you are a record holder (i.e., you do not hold your shares of Barnes common stock through a broker, bank or other nominee):
•
By Internet: If you have Internet access, the Board of Directors encourages you to vote at www.proxyvote.com in advance of the Special Meeting by following the instructions on the proxy card prior to 11:59 p.m., Eastern Time, on January 8, 2025.

•	By Telephone: As instructed on the proxy card, you can make a toll-free telephone call from the U.S. or Canada to 1-800-690-6903 prior to 11:59 p.m., Eastern Time, on January 8, 2025.

•
By Mail: If you received your proxy materials by mail, you can vote by completing, signing and returning the enclosed proxy card in the prepaid envelope provided. For your mailed proxy card to be counted, we must receive it before 11:59 p.m., Eastern Time, on January 8, 2025.

•
At the Special Meeting: To vote during the Special Meeting, visit www.virtualshareholdermeeting.com/BMergerMeeting and enter the 16-digit control number included in your proxy card. Online access to the Special Meeting will open approximately 15 minutes prior to the start of the Special Meeting. If you encounter any difficulties accessing the virtual Special Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Special Meeting website. Technical support will be available starting 15 minutes prior to the Special Meeting.

Although Barnes offers multiple voting methods, Barnes encourages you to vote over the Internet or by telephone as Barnes believes they are the most cost-effective methods. We also recommend that you vote as soon as possible, even if you are planning to attend the Special Meeting, so that the vote count will not be delayed. Both the Internet and telephone provide convenient, cost-effective and reliable alternatives to returning your proxy card by mail. If you choose to vote your shares of Barnes common stock over the Internet or by telephone, there is no need for you to submit your proxy card by mail.
If you hold shares of Barnes common stock in a Barnes 401(k) plan account, you should follow the directions provided by the plan administrator or plan trustee regarding how to instruct the plan trustee to vote your shares.
All shares of Barnes common stock represented by properly signed and dated proxies received by the deadline indicated above will be voted at the Special Meeting in accordance with the instructions of the Barnes stockholder. Properly signed and dated proxies that do not contain voting instructions for one or more specific proposals will be voted with respect to the proposals for which instructions are not provided: (a) “FOR” the Merger Agreement Proposal; (b) “FOR” the Compensation Proposal; and (c) “FOR” the Adjournment Proposal. If you indicate on your proxy card that you wish to vote in favor of the Merger Agreement Proposal but do not indicate a choice on the Adjournment Proposal or the Compensation Proposal, your shares of Barnes common stock will be voted “FOR” each such proposal. Proxy cards that are returned without a signature will not be counted as present at the Special Meeting and cannot be voted.
If your shares of Barnes common stock are registered directly in your name with Barnes’ transfer agent, Computershare, you are considered a stockholder of record with respect to those shares. Some stockholders hold shares of Barnes common stock through a bank, broker or other nominee, and are often said to hold those shares in “street name.” These stockholders are considered “beneficial owners” of those shares. If you hold shares of Barnes common stock as a beneficial owner in “street name” as of the Record Date, you will receive separate instructions from your bank, broker or other nominee describing how to vote your shares. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote thereat, it will have the same effect as if you voted “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will not have any effect on the Compensation Proposal or the Adjournment Proposal (so long as you do not attend the Special Meeting and abstain from voting on any given proposal, which would have the same effect as voting “AGAINST” the Merger Agreement Proposal, the Compensation Proposal and/or the Adjournment Proposal, as applicable).
Revocability of Proxies
Any proxy given by a Barnes stockholder may be revoked by doing any of the following:
•
Subsequently Completed Proxy: Submitting another properly completed proxy card bearing a later date by mail, provided such proxy card is received no later than 11:59 p.m., Eastern Time, on January 8, 2025.

•
At the Special Meeting: Virtually attending the Special Meeting and voting in that forum. Please note that virtual attendance at the Special Meeting will not by itself constitute revocation of a proxy.

•	Voting Again: Voting again by telephone or the Internet before the closing of the voting facilities at 11:59 p.m., Eastern Time, on January 8, 2025.

•
Written Notice: Sending written notice that you are revoking your proxy to Barnes’ Secretary at 123 Main Street, Bristol, CT 06010, provided such written notice is received by 11:59 p.m., Eastern Time, on January 8, 2025.

If your shares of Barnes common stock are held in the name of a broker, bank or other nominee, you should follow the voting instructions you receive from the holder of record to revoke your proxy or change your vote.
Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow Barnes stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned, postponed or delayed.
Board of Directors’ Recommendation
The Board of Directors has unanimously: (a) determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Barnes and its stockholders; (b) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; (c) recommended that Barnes stockholders adopt the Merger Agreement; and (d) directed that the adoption of the Merger Agreement be submitted for consideration by Barnes stockholders at the Special Meeting.
The Board of Directors unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Solicitation of Proxies
The Board of Directors is soliciting your proxy, and Barnes will bear the cost of soliciting proxies. D.F. King has been retained to assist with the solicitation of proxies. D.F. King will be paid approximately $20,000 plus an additional fee per call made or received and additional fees for other services as requested by Barnes and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the Special Meeting. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of Barnes common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses in accordance with SEC and NYSE regulations. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by D.F. King or, without additional compensation, by Barnes or Barnes’ directors, officers and employees.
Anticipated Completion Date of the Merger
Assuming timely satisfaction of necessary closing conditions, including receipt of the Barnes Stockholder Approval, the Merger is expected to close before the end of the first quarter of 2025. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement and summarized in this proxy statement, many of which are outside of our control.
Appraisal Rights
If the Merger is consummated and certain conditions are met, Barnes stockholders and beneficial owners who continuously hold shares of Barnes common stock through the Effective Time, who do not vote in favor of the proposal to adopt the Merger Agreement and who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights to seek appraisal, will be entitled to seek appraisal of their shares of Barnes common stock in connection with the Merger under Section 262. This means that Barnes stockholders and beneficial owners may be entitled to have their shares of Barnes common stock appraised by the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of their shares of Barnes common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be the fair value, if any, as determined by the Delaware Court of Chancery, as described further below. Due to the complexity of the appraisal process, persons who wish to seek appraisal of their shares of Barnes common stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.
Barnes stockholders and beneficial owners considering seeking appraisal should be aware that the fair value of their shares of Barnes common stock as determined pursuant to Section 262 could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.

To exercise appraisal rights, Barnes stockholders or beneficial owners of shares of Barnes common stock must: (i) properly deliver a written demand for appraisal to Barnes before the vote is taken on the adoption of the Merger Agreement; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (iii) continue to hold or beneficially own, as applicable, their shares of Barnes common stock upon the making of a demand under clause (a) through the Effective Time; (iv) not thereafter withdraw their demand for appraisal or otherwise lose their appraisal rights, in each case in accordance with the DGCL; and (v) otherwise meet the criteria and strictly comply with all other procedures for exercising appraisal rights under the DGCL. Failure to follow exactly the procedures specified under Section 262 may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of shares of Barnes common stock unless certain stock ownership conditions are satisfied by the Barnes stockholders and beneficial owners seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in the section titled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights which is qualified in its entirety by Section 262, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 is accessible, without subscription or cost, at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. If you hold your shares of Barnes common stock through a bank, broker, trust, or other nominee and you wish to exercise appraisal rights, you may make a written demand for appraisal in your own name, but you must satisfy the conditions set forth above and your written demand must also reasonably identify the holder of record of the shares of Barnes common stock for which demand is made, be accompanied by documentary evidence of your beneficial ownership of stock (such as a brokerage or securities account statement containing such information or a letter from a broker or other record holder of such shares of Barnes common stock confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which you consent to receive notices given by the Surviving Company under Section 262 and to be set forth on the verified list required by Section 262(f) of the DGCL.
Delisting and Deregistration of Barnes Common Stock
If the Merger is completed, Barnes common stock will be delisted from the NYSE and deregistered under the Exchange Act, and Barnes common stock will no longer be publicly traded.
Other Matters
Pursuant to the DGCL and Barnes’ bylaws, except as otherwise required by law, only the matters set forth in the Notice of Special Meeting may be brought before the Special Meeting.
Householding of Special Meeting Materials
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Barnes and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or Barnes that they or Barnes will be sending householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares of Barnes common stock are held in a brokerage account or Barnes if you hold registered shares. You can notify Barnes by sending a request to Barnes Group Inc., c/o Secretary, 123 Main Street, Bristol, CT 06010, or by calling (860) 583-7070, or by calling Broadridge at (866) 540-7095 or sending a written request by mail to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

Questions and Additional Information
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Barnes common stock, please contact our proxy solicitor:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Stockholders, please call toll-free: (800) 755-7250
Banks and brokerage firms, please call: (212) 269-5550
By Email: Barnes@dfking.com

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because it contains important information about the Merger and how it affects you.
Parties Involved in the Merger
Barnes Group Inc.
123 Main Street
Bristol, Connecticut 06010
Barnes Group Inc. (NYSE: B) leverages world-class manufacturing capabilities and market-leading engineering to develop advanced processes, automation solutions, and applied technologies for industries ranging from aerospace and medical and personal care to mobility and packaging. With a celebrated legacy of pioneering excellence, Barnes delivers exceptional value to customers through advanced manufacturing capabilities and cutting-edge industrial technologies. Barnes Aerospace specializes in the production and servicing of intricate fabricated and precision-machined components for both commercial and military turbine engines, nacelles, and airframes. Barnes Industrial excels in advancing the processing, control, and sustainability of engineered plastics and delivering innovative, custom-tailored solutions for industrial automation and metal forming applications. Established in 1857 and headquartered in Bristol, CT, USA, Barnes has manufacturing and support operations around the globe.
Barnes’ principal executive offices are located at 123 Main Street, Bristol, Connecticut 06010, and its telephone number is (860) 583-7070. Barnes common stock is listed on the New York Stock Exchange (which we refer to as the “NYSE”) under the symbol “B.”
Goat Holdco, LLC
c/o Apollo Management X, L.P.
9 West 57th Street, 43rd Floor
New York, NY 10019
Parent is a Delaware limited liability company formed on September 27, 2024 solely for the purpose of entering into the Merger Agreement and, subject to the terms and conditions thereof, completing the transactions contemplated by the Merger Agreement and the related financing transactions. Parent has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and related agreements.
Goat Merger Sub, Inc.
c/o Apollo Management X, L.P.
9 West 57th Street, 43rd Floor
New York, NY 10019
Merger Sub is a Delaware corporation and indirect wholly owned subsidiary of Parent formed on September 27, 2024 solely for the purpose of entering into the Merger Agreement and, subject to the terms and conditions thereof, completing the transactions contemplated by the Merger Agreement and the related financing transactions. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and related agreements.
Certain Effects of the Merger
On the terms and subject to the conditions of the Merger Agreement, and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub will merge with and into Barnes, the separate corporate existence of Merger Sub will cease and Barnes will continue its corporate existence under the DGCL as the Surviving Company. As a result of the Merger, Barnes will become a wholly owned subsidiary of Parent, and Barnes common stock will no longer be publicly traded and will be delisted from the NYSE. In addition, following the Merger, it is expected that Barnes stock will be deregistered under the Exchange Act and Barnes will no longer file periodic or other reports with the SEC. If the Merger is consummated, you will not own any shares of the capital stock of the Surviving Company. For more information, please see the sections of this proxy statement titled “—Merger Consideration—Treatment of Barnes Equity Awards” and “—Merger Consideration—Barnes Common Stock.”
Barnes stockholders who properly and validly exercise and do not withdraw their demands for appraisal will receive appraisal rights under Section 262. For more information, please see the section of this proxy statement titled “—Appraisal Rights.”
The Effective Time will occur at such time as the certificate of merger meeting the requirements of Section 251 of the DGCL relating to the Merger has been duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time as may be agreed by the parties and specified in the certificate of merger as the effective time of the Merger in accordance with the DGCL.
Effect on Barnes if the Merger Is Not Completed
If the Merger Agreement is not adopted by Barnes stockholders, or if the Merger is not completed for any other reason:
•	Barnes stockholders will not be entitled to, nor will they receive, any payment for their respective shares of Barnes common stock pursuant to the Merger Agreement;
•
(a) Barnes will remain an independent public company; (b) Barnes common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act; and (c) Barnes will continue to file periodic and other reports with the SEC; and

•
Under specified circumstances, Barnes will be required to pay Parent a termination fee of $85,000,000 in cash, or Parent will be required to pay Barnes a termination fee of $168,504,000 in cash, upon the termination of the Merger Agreement, as described in the section of this proxy statement titled “The Merger Agreement—Termination Fees.”

Merger Consideration
Barnes Common Stock
At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Barnes, Merger Sub or the Barnes stockholders, each share of Barnes common stock that is issued and outstanding immediately prior to the Effective Time, but excluding Cancelled Shares and Dissenting Shares (as described in the section of this proxy statement titled “The Merger Agreement—Merger Consideration”), will be converted automatically into the right to receive the Merger Consideration of $47.50 per share in cash, without interest, subject to any required tax withholding.
After the Merger is completed, you will have the right to receive the Merger Consideration in respect of each share of Barnes common stock that you own (other than Cancelled Shares and Dissenting Shares) immediately prior to the Effective Time (subject to any required tax withholding), but you will no longer have any rights as a Barnes stockholder (except that Barnes stockholders who properly and validly exercise and do not withdraw their demands for appraisal will receive appraisal rights under Section 262). For more information, please see the section of this proxy statement titled “—Appraisal Rights.”
Treatment of Barnes Equity Awards
At the Effective Time, each outstanding Barnes Option Award, Barnes RSU Award granted prior to October 6, 2024 or to a non-employee member of the Board of Directors (at any time), Barnes PSU Award and Barnes DSU Award will vest in full and be cashed out based on the Merger Consideration, less any required tax withholding and deductions and less the applicable per share exercise price in the case of a Barnes Option Award, with the number of shares of Barnes common stock subject to each Barnes PSU Award determined by deeming the applicable performance goals to be achieved at the greater of the target level of performance and the actual level of performance as of the Effective Time (as determined by the Board of Directors or the compensation committee thereof prior to the Effective Time in its reasonable and good-faith discretion in consultation with Parent). Barnes RSU Awards granted on or after October 6, 2024 (other than any such awards granted to non-employee members of the Board of Directors) will vest on a pro rata basis upon the Effective Time (with any unvested portion forfeited) and be cancelled in exchange for the Merger Consideration for each underlying share of Barnes common stock.
Background of the Merger
Over the years, in the ordinary course of business, as part of the Board of Directors’ ongoing consideration and evaluation of our long-term strategic goals and plans, the Board of Directors and Barnes’ management periodically have reviewed, considered and assessed our priorities, operations and financial performance, as well as overall industry conditions, as they may affect those strategic goals and plans. These reviews have included, among other items, the consideration of potential opportunities for business combinations, acquisitions, divestitures and other financial and strategic alternatives, as compared to the benefits and risks of continued operation as a standalone company, and have sometimes included outside advisors. The Board of Directors also has regularly engaged with Barnes stockholders to discuss their perspectives on Barnes’ strategic and financial direction.
In early 2023, informed by a comprehensive strategic review of Barnes’ business by the Board of Directors, with assistance from independent advisors, Barnes began executing on its strategy of rationalizing its Industrial business and rebalancing Barnes’ portfolio toward its Aerospace business. In the summer of 2023, Barnes acquired MB Aerospace, a leading provider of precision aero-engine component manufacture and repair services serving major aerospace and defense engine original equipment manufacturers, tier 1 suppliers and maintenance, repair and overhaul providers for approximately $728 million in cash.
Following the acquisition of MB Aerospace, Barnes management, in consultation with the Board of Directors, continued to evaluate opportunities to facilitate Barnes’ execution of its strategic plan to transform its business by rationalizing its Industrial segment business and rebalancing its portfolio towards its Aerospace business. These opportunities included potential acquisitions and strategic opportunities to grow Barnes’ Aerospace business. Given the indebtedness Barnes had incurred in connection with the MB Aerospace acquisition, Barnes management, in consultation with the Board of Directors, evaluated a number of strategies to access the capital required to fund strategic opportunities in its Aerospace business, including potential divestitures of certain of Barnes’ business units, as well as potentially obtaining strategic equity investments in Barnes from third parties in order to fund such opportunities.
In December 2023, as part of this consideration of alternatives to obtain capital to grow its Aerospace business, Thomas J. Hook, President and Chief Executive Officer of Barnes, contacted representatives of a third party to gauge their interest in participating in Barnes’ transformation, and in particular potentially providing capital to Barnes to fund strategic acquisitions by way of a minority equity investment in Barnes. Representatives of the third party that Mr. Hook contacted, a private equity firm, which we refer to as “Party A,” expressed interest in discussing these potential opportunities with Mr. Hook. Mr. Hook had an introductory dinner meeting with representatives of Party A on January 3, 2024, during which representatives of Party A and Mr. Hook discussed Barnes’ publicly announced transformation initiatives, and Party A’s experience and expertise in the aerospace and industrial sectors. The representatives of Party A expressed a desire to continue to have discussions regarding Barnes’ transformation, and noted that they believed that, given Party A’s experience in the aerospace and industrial sectors, Party A would be a good partner for Barnes on its transformation journey, including by potentially providing capital to fund the growth of Barnes’ Aerospace business by making a minority equity investment in Barnes. Mr. Hook agreed to consider Party A’s interest in making such an investment. Following the dinner meeting, Mr. Hook and members of Barnes management consulted with an investment bank (which we refer to as “Financial Advisor 1”), who had advised Barnes during the Board of Directors’ comprehensive strategic review of Barnes’ business, regarding potential next steps with respect to Party A and its potential interest in making a minority equity investment in Barnes. Financial Advisor 1 contacted representatives of Party A to advise them that Financial Advisor 1 was assisting Barnes in connection with the preliminary discussions regarding Party A’s potential minority equity investment in Barnes, and Party A informed Financial Advisor 1 that Party A would like to meet with members of Barnes management, including Mr. Hook, to better understand Barnes’ ongoing transformation efforts, including the strategic acquisition opportunities that Barnes was interested in pursuing. Mr. Hook, in consultation with members of the Board of Directors, agreed to participate in such a meeting, subject to the negotiation of a satisfactory confidentiality agreement. On January 23, 2024, Barnes and Party A entered into a confidentiality agreement, which contained a standstill provision generally restricting Party A from seeking to acquire or control Barnes and its subsidiaries.

The restrictions on Party A under the standstill provision terminated automatically and immediately upon Barnes’ entry into the Merger Agreement. Following the execution of the confidentiality agreement, Barnes provided certain limited due diligence information to Party A regarding Barnes and its strategic plan. During the month of January 2024, Mr. Hook kept individual members of the Board of Directors updated regarding the interactions with Party A, and Party A’s desire to explore making a minority equity investment in Barnes.
On January 9, 2024, Barnes announced that it had reached an agreement to sell its Associated Spring™ and Heinz Hänggi™ businesses in a transaction valued at approximately $175 million, inclusive of a $15 million promissory note due in 24 months. Barnes announced that the expected cash proceeds from the sale would be used to reduce debt incurred in connection with the acquisition of MB Aerospace, and that Barnes remained committed to achieving a Net Debt to EBITDA ratio, as defined in its credit agreements, of 3.0x or lower by the end of 2024 and reaffirmed its long-term leverage goal of 2.5x by 2025.
On February 2, 2024, members of Barnes management, including Mr. Hook, representatives of Financial Advisor 1 and representatives of Party A held a teleconference during which representatives of Party A and members of Barnes management discussed Barnes’ ongoing transformation efforts and representatives of Party A asked questions about the limited due diligence information with which it had been provided. Members of Barnes management also discussed the strategic rationale for Party A making a minority equity investment in Barnes, and the potential opportunities for which such capital could be used. Additionally, Mr. Hook and representatives of Party A held a follow-up call on February 3, 2024 during which representatives of Party A asked additional due diligence questions.
On February 5, 2024, Party A submitted a preliminary, nonbinding indication of interest to acquire 100% of the outstanding equity interests of Barnes in an all-cash transaction at a price of $50.00 per share (which we refer to as the “February 2024 Proposal”). In the February 2024 Proposal, Party A noted that while it had considered the possibility of providing an equity investment to fund expansion of Barnes’ Aerospace business, upon further analysis Party A believed that the best path for Barnes was to create strategic flexibility and focus as a private company. The February 2024 Proposal was based on the limited information provided by Barnes to Party A and was subject to Party A’s satisfactory completion of due diligence. In the February 2024 Proposal, Party A proposed a “go-shop” period during which Barnes would be permitted to solicit competing bids for a limited period following the signing of a transaction. Party A also requested a period of exclusive negotiations between Barnes and Party A, given the time, effort and costs involved for Party A to complete its due diligence and Party A’s willingness to accept a go-shop period. Mr. Hook promptly shared the February 2024 Proposal with the Board of Directors. Mr. Hook informed the representatives of Party A that the February 2024 Proposal had been shared with the Board of Directors, and that he would respond to the February 2024 proposal after the Board of Directors had the opportunity to review and consider the proposal.
On February 8, 2024, the Board of Directors held a regular meeting, during which members of Barnes management and representatives of Financial Advisor 1, Jefferies (from which Barnes had obtained strategic advice in the past) and Barnes’ outside legal counsel, Wachtell, Lipton, Rosen & Katz (which we refer to as “Wachtell Lipton”), participated. At the meeting, Mr. Hook described Barnes’ contacts with Party A, including the January 3, 2024 and February 2, 2024 meetings and the February 2024 Proposal. A representative of Wachtell Lipton provided an overview of the Board of Directors’ fiduciary duties under Delaware law. Additionally, the Board of Directors reviewed the Barnes Long-Range Plan (as defined in the section of this proxy statement titled “—Certain Financial Projections”) provided by Barnes management. Financial Advisor 1 and Jefferies then separately discussed with the Board of Directors Barnes’ historical stock and operational performance (including selected financial metrics and external perspectives), potential strategic alternatives and an overview of Party A as a potential acquiror and the February 2024 Proposal. During this portion of the meeting, the Board of Directors discussed Barnes’ strategy and portfolio management, debt leverage and capacity, process, including engagement with other potentially interested parties, and potential valuation models. The Board of Directors also discussed Barnes’ strategic transformation, and the execution risks in connection therewith.
The Board of Directors then discussed the February 2024 Proposal and potential next steps, as well as Barnes’ existing operational and strategic priorities. In particular, the Board of Directors discussed (i) the possibility that undertaking any potential transaction process could result in significant distraction and diversion of management’s time and efforts from the execution of Barnes’ strategic priorities, including its announced transformation initiatives, and (ii) the potential valuation of Barnes that could be achieved upon the successful execution of Barnes’ business plan relative to the consideration proposed in the February 2024 Proposal. In light of these and other considerations discussed among members of the Board of Directors and Barnes management, the Board of Directors unanimously determined that while the $50.00 per share price provided by the February 2024 Proposal was likely insufficient, members of Barnes’ management should share with Party A additional confidential information regarding certain of Barnes’ strategic initiatives to provide Party A with an opportunity to improve its proposed per share consideration so that the Board of Directors could make a determination within a reasonable period as to whether to proceed with a transaction with Party A without undue distraction. The Board of Directors also determined not to agree to negotiate exclusively with Party A. Additionally, the Board of Directors discussed potentially engaging with other parties with respect to a sale of Barnes, and concluded that such engagement could be considered at a later time if the Board of Directors determined to explore a sale of Barnes. The Board of Directors directed members of Barnes management to inform Party A of the Board of Directors’ decision to share confidential information with Party A, but that the Board of Directors had not approved exclusive negotiations with Party A.
Following the February 8, 2024 Board of Directors’ meeting, the Board of Directors determined to engage Jefferies as Barnes’ financial advisor, and directed Jefferies to contact Party A and provide the Board of Directors’ feedback to the February 2024 Proposal. Additionally, following this meeting, Barnes began uploading certain due diligence materials, including the March 2024 Projections (as defined in the section of this proxy statement titled “—Certain Financial Projections”) to a confidential online data room, and representatives of Party A received access to this online data room shortly thereafter. Members of Barnes management participated in meetings with representatives of Party A on February 29, 2024, March 1, 2024 and March 4, 2024 during which members of Barnes management provided representatives of Party A with additional information regarding Barnes’ business, potential areas of value and Barnes management’s view of Barnes’ future prospects as a standalone company.
On March 5, 2024, the Board of Directors held a meeting, during which members of Barnes management and representatives of Wachtell Lipton participated. During this meeting, Mr. Hook provided an update on Party A’s ongoing due diligence efforts.
On March 8, 2024, Party A submitted a preliminary, non-binding indication of interest to acquire 100% of the outstanding equity interests of Barnes in an all-cash transaction at a price range of $57.00 to $60.00 per share (which we refer to as the “March 2024 Proposal”). The March 2024 Proposal was subject to Party A’s satisfactory completion of due diligence, and included an annex of additional information required to finalize Party A’s due diligence. The March 2024 Proposal stated that, if provided with sufficient access to Barnes management and data, Party A believed it could proceed to the execution of definitive transaction documentation within one month of commencing the next phase of the due diligence process, and identified a targeted signing date of April 12, 2024. The March 2024 Proposal did not mention a “go-shop” period during which Barnes would be permitted to solicit competing bids for a limited period following announcement of a transaction. Mr. Hook promptly shared the March 2024 Proposal with the Board of Directors. Mr. Hook informed the representatives of Party A that the March 2024 Proposal had been shared with the Board of Directors, and that he would respond to the March 2024 Proposal after the Board of Directors had the opportunity to review and consider the proposal.
On March 10, 2024, the Board of Directors held a meeting, which was attended by members of Barnes’ management and representatives of Jefferies and Wachtell Lipton. Mr. Hook updated the Board of Directors regarding developments since its last meeting, including summarizing the interactions with Party A, the additional information provided to Party A, and the receipt of the March 2024 Proposal. The Board of Directors then reviewed the March 2024 Projections provided by Barnes management, which as described in the section of this proxy statement titled “—Certain Financial Projections,” consisted of the Barnes Long-Range Plan, along with a calculation of the projected unlevered free cash flow of Barnes for 2024-2028. Jefferies then reviewed with the Board of Directors preliminary financial aspects of the March 2024 Proposal and Party A’s potential financing plan and potential ability to pay in an acquisition of Barnes. Members of the Board of Directors also reviewed certain information provided by Jefferies regarding its material investment banking relationships with Barnes, Party A and certain of their respective affiliates during the prior approximately two-year period.
The Board of Directors further discussed the March 2024 Proposal and potential responses, including in the context of Barnes’ standalone plan and potential short- and long-term execution and strategic risks to Barnes’ long-range financial plan on a standalone basis. In particular, the Board of Directors discussed (i) the potential valuation of Barnes that could be achieved upon the successful execution of Barnes’ strategic transformation relative to the consideration proposed in the March 2024 Proposal, including risks related to Barnes’ ability to successfully execute its planned business transformation, and the likely impact that certain adverse changes to the business plan would have, and that achieving the transformation of Barnes’ business required completing a number of interrelated strategic, operational and structural initiatives in a relatively short period, and (ii) that Party A was a credible potential buyer, with a unique interest in owning both Barnes’ Aerospace business and Barnes’ Molding Solutions business.
After further discussion, the Board of Directors decided that management should share additional confidential information with Party A, including the information Party A had requested in the March 2024 Proposal, in order to allow Party A to finalize its view with respect to its valuation of Barnes. The Board of Directors also decided that it would not engage with other potentially interested parties at this time, but that such engagement could be considered at a later time if the Board of Directors determined to proceed with a sale of Barnes, or in connection with a post-signing go-shop if the Board of Directors decided to negotiate bilaterally with Party A. The Board of Directors directed members of Barnes management and its advisors to inform Party A of the Board of Directors’ decision to share confidential information with Party A.
Following the Board of Directors’ March 10, 2024 meeting, consistent with the direction of the Board of Directors, representatives of Jefferies communicated the Board of Directors’ determination to Party A, which agreed to work to finalize its due diligence and view on valuation on the timeline Party A had proposed in the March 2024 Proposal. Promptly following the March 10, 2024 meeting, Barnes began providing information in response to Party A’s due diligence request attached to the March 2024 Proposal, and holding regular meetings and teleconferences with representatives of Party A and its advisors to address due diligence requests.
On March 22, 2024, representatives of Party A called representatives of Jefferies and indicated that Party A was unable to support the $57.00-$60.00 per share price included in the March 2024 Proposal, based on its findings during its more detailed due diligence investigation of Barnes. Representatives of Party A also informed representatives of Jefferies that Party A remained interested in an acquisition of Barnes, likely at a valuation similar to the $50.00 per share set forth in the February 2024 Proposal, subject to additional due diligence. Later on March 22, 2024, Mr. Hook received a telephone call from representatives of Party A, during which the representatives of Party A provided the same update to Mr. Hook that had been provided to representatives of Jefferies earlier in the day. Mr. Hook advised Party A that he would share the update with the Board of Directors.
On March 25, 2024, the Board of Directors held a meeting, which was attended by members of Barnes’ management and representatives of Jefferies and Wachtell Lipton. At the meeting, Mr. Hook and representatives of Jefferies described their interactions with Party A since the Board of Directors’ March 10, 2024 meeting, including the update provided by Party A to Jefferies and Mr. Hook on March 22, 2024. Thereafter, the Board of Directors discussed potential next steps in response to Party A’s March 22, 2024 update. In particular, the Board of Directors discussed the decrease in the proposed per share valuation of Barnes discussed by Party A on March 22, 2024, and that the approximately $50.00 per share proposal, to the extent Party A was willing to formally make it, remained subject to additional due diligence, and potentially could be further decreased. The Board of Directors also discussed the current market environment and Barnes’ progress with respect to its ongoing business transformation. The Board of Directors also discussed that since Party A had made its initial proposal in February 2024, neither Barnes nor its advisors had contacted any other parties that might be interested in an acquisition of Barnes. Following this discussion, the Board of Directors decided to pause continued engagement with Party A, and re-evaluate whether further engagement, either bilaterally or as part of a broader process, was in the best interest of Barnes and its stockholders, and potential alternatives available to Barnes. The Board of Directors instructed Mr. Hook and Jefferies to inform Party A of its determination to pause continued engagement with Party A, and they promptly did so as instructed following the meeting.
On April 4, 2024, Barnes announced that it had completed the previously announced sale of its Associated Spring™ and Heinz Hänggi™ businesses.
On April 9, 2024, the Board of Directors held a meeting, which was attended by members of Barnes’ management. During the meeting, the Board of Directors discussed the outlook of Barnes’ business units, as well as Barnes’ ongoing business transformation, and associated execution risks. Mr. Hook then informed the Board of Directors that representatives of Party A had contacted representatives of Jefferies to note that Party A remained interested in pursuing an acquisition of Barnes. The Board of Directors then discussed the alternatives available to Barnes with respect to future interactions with Party A or other third parties, and considered which approach would be most likely to enhance shareholder value. In particular, the Board of Directors discussed Barnes’ efforts to execute its strategic business transformation plan, and the risks and uncertainties remaining with respect to achieving some or all of the goals of the plan. These risks and uncertainties included execution and market risks, as well as the risk that completing the interrelated strategic, operational and structural initiatives that would be required to transform its business by rationalizing its Industrial segment business and rebalancing its portfolio toward its Aerospace business in a relatively short period would require significant effort and focus by Barnes management, which in turn could have an adverse impact on execution at Barnes’ existing businesses in the near term. In light of these risks and uncertainties, as well as the proposals received from Party A in February and March 2024, the Board of Directors decided to conduct a “market check” for an acquisition of Barnes (which we refer to as the “market check” or the “strategic process”), the results of which could then be evaluated and compared to Barnes’ potential as a standalone company, focused on the execution of its business transformation. Mr. Hook advised the Board of Directors that members of Barnes management had obtained additional strategic advice in the past regarding Barnes’ market positioning from Goldman Sachs, and recommended that the Board of Directors consider engaging Goldman Sachs as an additional strategic financial advisor. The Board of Directors determined that Barnes should retain Goldman Sachs in this capacity, and that Goldman Sachs and Jefferies should assist Barnes in preparing for and conducting the market check. Shortly following this meeting, consistent with the guidance from the Board of Directors, Barnes retained Goldman Sachs to act as a co-financial advisor with Jefferies. We refer to Goldman Sachs and Jefferies, collectively, as “Barnes’ financial advisors.”
Following the April 9, 2024 meeting of the Board of Directors, members of Barnes management, with the assistance of representatives of each of Goldman Sachs and Jefferies, prepared a confidential management presentation that would be used with potential participants in the market check, and began collecting certain confidential financial information (which financial information eventually included the Summer 2024 Projections (as defined in the section of this proxy statement titled “—Certain Financial Projections”)) to be placed in a virtual data room (which we refer to as the “Phase I Data Room”), that would be made available to potential participants in the market check, in each case, subject to entering into a confidentiality agreement with Barnes. Additionally, representatives of Barnes management worked with Barnes’ financial advisors to assemble a list of potential third parties that might be interested in an acquisition of Barnes, and would have the ability and necessary access to capital to complete such a transaction.
On May 2-3, 2024, the Board of Directors held regular meetings, during which members of Barnes management participated. During a portion of the May 2, 2024 meeting, members of Barnes management provided an update to the Board of Directors regarding Barnes’ progress with respect to its strategic transformation initiatives, including the pursuit of strategic acquisitions, dispositions and other potential transactions necessary to rebalance Barnes’ portfolio, as well as the execution risks associated with the strategic transformation and related initiatives. Members of Barnes management also discussed with the Board of Directors that the Aerospace original equipment manufacturing (“OEM”) market was experiencing supply chain and productivity constraints, which could have a negative impact on Barnes’ Aerospace business.
During the May 3, 2024 meeting of the Board of Directors, Mr. Hook and other members of management provided the Board of Directors with an update on the market check. In particular, Mr. Hook reviewed with the Board of Directors (i) the proposed universe of parties to be contacted to gauge their interest in an acquisition of Barnes (which would include Party A), (ii) the potential timeline of the market check and (iii) the preparations that Barnes management, with the assistance of Barnes’ advisors, had made for the initiation of the market check, which Mr. Hook advised the Board of Directors was scheduled to occur later in May 2024. The Board of Directors discussed the initiation of the market check, the potential for management distraction caused by the market check, and the potential that Barnes was conducting the market check could become public and cause further distraction among members of Barnes management and other employees and stakeholders. The Board of Directors also discussed the benefits of initiating the market check, including in the context of evaluating alternatives to relying on the successful execution of Barnes’ strategic transformation (the risks of which were also discussed), and that if the Board of Directors later determined that the market check did not enhance shareholder value, then the Board of Directors could terminate the market check at any time. Additionally, the Board of Directors discussed Barnes’ progress on its strategic transformation, including the potential transactions and transformation initiatives, including the risks and uncertainties involved in successfully executing these transactions and initiatives. Following this discussion, the Board of Directors determined to initiate the market check on the timetable discussed with the Board of Directors. The Board of Directors also aligned on holding a meeting of the Board of Directors in June 2024 (or earlier if needed) to discuss the preliminary results and progress of the market check.
At the Board of Directors’ direction, commencing on May 6, 2024, representatives of Barnes’ financial advisors began contacting the potential counterparties discussed with and agreed upon by the Board of Directors. One of the parties contacted, a private equity firm (which we refer to as “Potential Bidder 1”), generally partners with another private equity firm (which we refer to as “Potential Bidder 2”) when evaluating potential transactions in the aerospace industry, and Potential Bidder 1 was permitted to evaluate a “club” bid with Potential Bidder 2. Neither Potential Bidder 1 nor Potential Bidder 2 submitted a formal indication of interest for an acquisition of Barnes prior to the June 26, 2024 deadline. Ten of the potential counterparties, including Potential Bidder 1, Potential Bidder 2 and Apollo (but not including Party A, with which Barnes already had entered into a confidentiality agreement) entered into confidentiality agreements with Barnes and were provided with the opportunity to meet with members of Barnes management during a management presentation. Two of the potential counterparties with which Barnes entered into a confidentiality agreement withdrew from the process and declined to attend a management presentation. Each of the confidentiality agreements with these potential counterparties included standstill provisions generally restricting the counterparty from seeking to acquire or control Barnes and its subsidiaries. The restrictions on each of the counterparties under the standstill provisions terminated automatically and immediately upon Barnes’ entry into the Merger Agreement.
Between May 28, 2024 and June 14, 2024, Barnes management conducted meetings with Party A and the other eight potential counterparties (including Potential Bidder 1, Potential Bidder 2 and Apollo) with which Barnes had entered into confidentiality agreements in May-June 2024 and had not withdrawn from the strategic process, during which Barnes management gave each of these counterparties access to a confidential management presentation.
On June 4, 2024, Barnes opened the Phase I Data Room and began granting access to the nine potential counterparties that had entered into confidentiality agreements with Barnes (including Potential Bidder 1, Potential Bidder 2, Party A and Apollo). The Phase I Data Room contained the Summer 2024 Projections. The potential counterparties were also given the opportunity to ask due diligence questions of members of Barnes management as part of the ongoing due diligence. During this period, a number of the potential counterparties asked various questions regarding, among other things, (i) Barnes timing and plan for executing on its business transformation, and the completion of various related initiatives, (ii) the revenue sharing programs (which we refer to as “RSPs”) under which Barnes has an exclusive right to supply designated aftermarket parts over the life of specific aircraft engine programs, focused on the relatively high margins of Barnes’ RSP business and the differing, finite nature of the RSP business itself, given that the revenue Barnes generated from the RSP arrangements would likely decline over time as the specific engine to which each RSP program relates declined in usage and (iii) other matters addressed during the management meetings and information included in the Phase I Data Room.
Beginning on June 4, 2024, each of the nine potential counterparties that had entered into confidentiality agreements with Barnes and had not withdrawn from the strategic process were provided with a transaction process letter consistent with the Board of Directors’ instructions, which requested preliminary indications of interest by June 26, 2024.
On June 20, 2024, representatives of Party A called representatives of Barnes’ financial advisors, and advised them that Party A remained interested in an all-cash acquisition of Barnes at a price per share of $50.00, but that Party A was not willing to participate in a competitive process with other potential counterparties, and as such would not be submitting a formal, written indication of interest in advance of the deadline specified in the process letter, and would not be pursuing further due diligence regarding Barnes unless Barnes was willing to negotiate exclusively with Party A. Party A also noted that Party A was pursuing another potential acquisition in the aerospace sector, and as such it did not have the resources to participate in a competitive process for Barnes.
On June 26, 2024, Apollo submitted a preliminary indication of interest to acquire 100% of the outstanding equity interests of Barnes in an all-cash transaction at a price per share of $50.00 (which we refer to as the “June 2024 Apollo Proposal”). The June 2024 Apollo Proposal was subject to Apollo’s satisfactory completion of due diligence and also assumed the completion of a strategic disposition that was part of Barnes’ strategic transformation at a specified price. Apollo also included in the June 2024 Proposal a summary of the more material due diligence items that Apollo required in order to complete its due diligence. Mr. Hook promptly provided the June 2024 Apollo Proposal to the Board of Directors.
Other than the verbal indication of interest from Party A and the June 2024 Apollo Proposal, no other formal indications of interest were received prior to the June 26, 2024 deadline. Certain potential counterparties (but not Apollo or Party A) contacted representatives of Barnes’ financial advisors and orally expressed interest in potentially acquiring either Barnes’ Aerospace business or its Industrial business, but not both. Additionally, one potential counterparty (which we refer to as “Potential Bidder 3”) orally informed representatives of Barnes’ financial advisors during a telephone call that it might be interested in an all-cash acquisition of Barnes for a price per share in the mid- $40s, but was unable to devote the time and resources to submit a formal, written indication of interest or further progress its due diligence investigation.
Also, on June 26, 2024 Bloomberg published an article reporting market rumors that Barnes was considering various strategic options, including a potential sale, but that no final decisions had been made yet, and that Barnes might choose to remain a standalone, public company.
On June 27, 2024, the Board of Directors held a meeting, which was attended by members of Barnes’ management and representatives of Goldman Sachs, Jefferies and Wachtell Lipton. Mr. Hook provided an update on the strategic process, and summarized the engagement with potential counterparties, including Apollo, Party A, Potential Bidder 1, Potential Bidder 2 and Potential Bidder 3, following the May 3, 2024 meeting of the Board of Directors. Additionally, the Board of Directors reviewed the Summer 2024 Projections, which were the same as the March 2024 Projections, except (i) that Barnes management had removed the contribution of the Associated Spring™ and Heinz Hänggi™ businesses from the 2024 portion of the projections and (ii) different assumptions regarding tax rates and depreciation and amortization were utilized in calculating unlevered free cash flow, in each case, as described in the section of this proxy statement titled “—Certain Financial Projections.”
Representatives of Barnes’ financial advisors then provided an overview of Party A’s oral indication of interest, the June 2024 Apollo Proposal, and the oral feedback from other potential counterparties. Representatives of Barnes’ financial advisors also provided their perspectives on the perceived level of interest by the potential counterparties that had attended meetings with management, including Party A and Apollo, and also discussed with the Board of Directors certain assumptions underlying the indicative valuations included in the preliminary indications of interest, proposed financing plans, the stated timing of required internal and external approvals, and the due diligence requests made by Apollo in the June 2024 Apollo Proposal. Barnes’ financial advisors also reviewed with the Board of Directors certain preliminary financial information relating to Barnes based on the Summer 2024 Projections.
The Board of Directors considered this information in the context of the June 2024 Apollo Proposal, and Party A’s oral indication of interest made on June 20, 2024. The Board of Directors also discussed the possibility of potential counterparties proposing to acquire either Barnes’ Aerospace business or its Industrial business, and strategies to enhance shareholder value, including potentially allowing unrelated potential counterparties to submit a joint bid in which one counterparty would acquire Barnes’ Aerospace business and the other would acquire Barnes’ Industrial business. The Board of Directors also discussed the complexity of structuring such a transaction, and in structuring separate dispositions of the Aerospace and the Industrial businesses, as well as the fact that a transaction involving a joint bid would likely involve more execution risk than a transaction involving a single counterparty. The Board of Directors also discussed Barnes’ progress on its strategic transformation, including the potential transactions and transformation initiatives, and the risks and uncertainties involved in successfully executing these transactions and initiatives (including the strategic disposition discussed in the June 2024 Apollo Proposal). The Board of Directors also discussed the Bloomberg article mentioning market rumors that Barnes was undertaking a strategic review, and the potential impact on Barnes and the strategic process. Following discussion, the Board of Directors decided that Barnes’ management and advisors should engage with any other potentially interested counterparties that might contact Barnes or Barnes’ financial advisors, given the June 26, 2024 Bloomberg report, to gauge their interest in a strategic transaction involving Barnes, and should invite any such counterparties to participate in the strategic process. The Board of Directors also instructed management and Barnes’ advisors to prepare to advance Apollo to a second phase of the strategic process during which more detailed information would be made available to Apollo, but that a determination regarding whether to actually provide such information and continue to engage with Apollo would be made following the Board of Directors’ meeting in July 2024, at which the Board of Directors planned to consider the June 2024 Apollo Proposal, along with any other indications of interest received prior to such meeting. Following this meeting, in accordance with the Board of Directors’ instructions, Barnes management, with the assistance of Barnes’ advisors, began preparation of a virtual data room containing more detailed diligence information, which we refer to as the “Phase II Data Room.” However, consistent with the Board of Directors’ guidance, Apollo was not provided access to the Phase II Data Room at this time.
Following the June 27, 2024 meeting of the Board of Directors, during the first half of July 2024, representatives of Barnes’ financial advisors received inbound inquiries from a number of potential counterparties indicating potential interest in a strategic transaction involving Barnes. During the second half of July 2024, Barnes entered into confidentiality agreements with three additional potential counterparties, including a foreign, publicly traded investment firm formed to invest in industrial and aerospace companies, which we refer to as “Party B.” Although Party B was publicly traded, given its structure, it did not have access to the capital required to consummate an investment without raising equity capital from its investors (or other persons), in addition to any third party debt that it might also need to incur to complete a transaction. Each of the confidentiality agreements with these potential counterparties included standstill provisions generally restricting the counterparty from seeking to acquire or control Barnes and its subsidiaries. The restrictions on each of these counterparties (including Party B) under the standstill provisions terminated automatically and immediately upon Barnes’ entry into the Merger Agreement.
On July 10, 2024, various media outlets reported that Barnes was conducting a process by which Barnes was exploring a potential sale of the company.
On July 18, 2024, the Board of Directors held a regular meeting, during which members of Barnes management and representatives of Goldman Sachs, Jefferies and Wachtell Lipton participated. During the meeting, representatives of Barnes’ financial advisors provided an update with respect to the strategic process, including the interactions with potential counterparties that had contacted them following the June 27, 2024 Board of Directors’ meeting. Barnes’ financial advisors again reviewed certain preliminary information relating to Barnes based on the Summer 2024 Projections. The Board of Directors also discussed the potential impact on Barnes of the success (or lack thereof) of completing certain strategic transactions and initiatives that formed part of Barnes’ business transformation, including the strategic disposition the consummation of which was one of the assumptions upon which Apollo based its $50.00 per share price in the June 2024 Apollo Proposal.
The Board of Directors then discussed the June 2024 Apollo Proposal, Party A’s oral indication of interest, and the other feedback received to date from potential counterparties. Additionally, the Board of Directors discussed Barnes’ progress with its business transformation initiatives, and that the strategic disposition mentioned in the June 2024 Apollo Proposal was unlikely to be completed on the timeline initially envisioned or at the price indicated in the June 2024 Apollo Proposal. The Board of Directors discussed the risks and uncertainties associated with the business transformation more broadly, including the impact on Barnes’ prospects if the transformation took longer than anticipated, or was not completed at all, in whole or in part. The Board of Directors also discussed potential next steps with respect to the market check, and the best course of action to pursue in order to enhance shareholder value. Following discussion, the Board of Directors decided that Barnes’ management and advisors should (i) provide access to additional due diligence information to Apollo, including materials compiled in the Phase II Data Room, and to provide Apollo with additional meetings with Barnes management in an effort to increase the per share price of $50.00 contained in the June 2024 Apollo Proposal, (ii) contact Party A to determine whether Party A remained interested in an acquisition of Barnes and to encourage Party A to submit a formal indication of interest and (iii) continue to engage with additional potential counterparties (including Party B) and encourage such potential counterparties to participate in the strategic process, and, to the extent that counterparties that previously had expressed interest in either Barnes’ Aerospace business or its Industrial business, allow such counterparties, if they so desired, to submit a joint bid to acquire Barnes.
Following the Board of Directors’ July 18, 2024 meeting, in accordance with the Board of Directors’ instructions, Barnes management, with the assistance of Barnes’ advisors, continued gathering information to place in the Phase II Data Room, as well as information responsive to the due diligence requests set forth in the June 2024 Apollo Proposal. On July 26, 2024, in accordance with the Board of Directors’ instructions, representatives of Barnes’ financial advisors contacted representatives of Apollo to notify them that they had advanced to the second stage of the strategic process, and that additional information would be provided to Apollo in order to provide support for an increase in the valuation of Barnes set forth in the June 2024 Apollo

Proposal. On July 28, 2024, Apollo was granted access to the Phase II Data Room and shortly thereafter, upon Apollo’s request, Barnes gave Apollo permission to share confidential information with potential financing sources, which sources were identified to Barnes. Thereafter, from July 28, 2024 through October 6, 2024, Apollo, with the assistance of its advisors, conducted due diligence on Barnes, including through the materials made available in the Phase II Data Room, site visits to certain of Barnes’ manufacturing and other facilities, and telephone and videoconference calls with members of Barnes management with Barnes’ advisors in attendance.
Additionally, following the Board of Directors’ July 18, 2024 meeting, consistent with the direction of the Board of Directors, representatives of Barnes’ financial advisors again contacted representatives of Party A to determine if Party A was still interested in pursuing an acquisition of Barnes, and, if so, to encourage Party A to submit a formal proposal and to participate in the strategic process. The representatives of Party A informed the representatives of Barnes’ financial advisors that, while Party A might potentially be interested in an acquisition of Barnes in an all-cash transaction valuing Barnes at $50.00 per share, Party A (i) was unwilling to participate in a competitive process and (ii) was pursuing another opportunity in the aerospace sector, and as such was unlikely to be interested in pursuing a transaction involving Barnes until mid-September 2024.
Additionally, following the July 18, 2024 meeting of the Board of Directors, consistent with the direction of the Board of Directors, representatives of Barnes’ financial advisors encouraged Potential Bidder 1, which during its due diligence investigation in June 2024 had expressed interest in Barnes’ Aerospace business, to partner with a potential counterparty (which we refer to as “Potential Bidder 4”) that had received the June 4, 2024 transaction process letter and had expressed interest in a joint bid whereby it would acquire Barnes’ Industrial business. Potential Bidder 1 and Potential Bidder 4 engaged in discussions and continued their due diligence investigation of the Phase I Data Room.
Between July 26-30, 2024, the three counterparties that had entered into confidentiality agreements with Barnes in July 2024 (including Party B) were granted access to the Phase I Data Room and between July 31, 2024 and August 1, 2024 Barnes management conducted meetings with each of these three potential counterparties (including Party B), during which Barnes management gave the counterparties access to a confidential management presentation. On August 6, 2024, consistent with the Board of Directors’ instructions, each of these three potential counterparties (including Party B) were provided with a transaction process letter requesting preliminary indications of interest by August 20, 2024.
On July 26, 2024, Barnes reported its financial results for the second quarter of 2024. In its earnings report, Barnes disclosed that industry supply chain and productivity constraints were negatively impacting Barnes’ OEM business, and that these factors were likely to continue to impact Barnes’ business in the near term. Additionally, in this earnings report, Barnes updated its full year 2024 guidance from the guidance provided in its earnings report for the first quarter of 2024, including reducing the guidance with respect to Barnes’ earnings per share for 2024 from a range of $1.62 to $1.82 to a range of $1.55 to $1.75.
Following Barnes’ release of its financial results for the second quarter of 2024, as described in the section of this proxy statement titled “—Certain Financial Projections,” Barnes management updated the 2024 fiscal year portion of the Summer 2024 Projections to reflect Barnes’ actual results for the first six months of 2024 and Barnes management’s updated view with respect to the final six months of 2024, taking into account changes in the internal and external business environment, including supply chain disruptions affecting Barnes’ Aerospace business, as well as general market softness impacting Barnes’ Industrial business. This 6 + 6 Update (as defined in the section of this proxy statement titled “—Certain Financial Projections”) was provided to Apollo, Party B, Party C (as defined below), Potential Bidder 1, Potential Bidder 4 and other participants in the strategic process that were actively considering a strategic transaction with Barnes in August 2024.
On August 1, 2024, a private equity firm, which we refer to as “Party C,” contacted representatives of Barnes’ financial advisors and expressed interest in pursuing a strategic transaction with Barnes. On August 12, 2024, Barnes entered into a confidentiality agreement with Party C, which included a standstill provision generally restricting Party C from seeking to acquire or control Barnes and its subsidiaries. The restrictions on Party C under the standstill provision terminated automatically and immediately upon Barnes’ entry into the Merger Agreement. Additionally, on August 12, 2024, consistent with the Board of Directors’ instructions, Barnes granted Party C access to the Phase I Data Room and distributed a transaction process letter to Party C requesting an indication of interest by no later than August 20, 2024. Party C advised representatives of Barnes’ financial advisors that it would work as quickly as possible to prepare an indication of interest, and which it intended to submit before the end of August 2024. Mr. Hook also agreed to schedule an in-person dinner meeting with a representative of Party C on August 21, 2024 so that the representative of Party C could discuss with Mr. Hook Barnes’ business and Party C’s investment thesis regarding a transaction. Barnes also agreed to permit Party C to share information with certain identified potential third-party financing sources.
On August 20, 2024, Party B submitted a preliminary indication of interest to acquire 100% of the outstanding equity interests of Barnes in an all-cash transaction at a price range of $45.00 to $48.00 per share (which we refer to as the “August 2024 Party B Proposal”). The August 2024 Party B Proposal was subject to (i) Party B’s completion of due diligence, (ii) Barnes agreeing to an exclusivity period during which Barnes would negotiate only with Party B, (iii) confirmation from the Board of Directors that if Party B made a binding offer following the exclusivity period within the price per share range indicated in the August 2024 Party B Proposal, the Board of Directors would recommend that Barnes stockholders accept the offer and (iv) approval of Party B’s shareholders. Additionally, Party B stated in the August 2024 Party B Proposal that it intended to obtain fully underwritten financing commitments that would underwrite both Party B’s required equity offering and any required debt financing. Based on conversations with representatives of Party B, it was believed that Party B would also require a period of time prior to the execution of any definitive documentation during which it would need to describe the proposed transaction to certain of its investors, and confirm that its investors approved of and intended to invest in, an equity offering to raise the equity capital required for the transaction, and that third parties were unlikely to provide underwritten financing commitments without formal commitments from such large investors to participate in an eventual equity offering by Party B. Following its submission of the August 2024 Party B Proposal, Mr. Hook agreed to Party B’s request for an in-person lunch meeting with representatives of Party B on August 27, 2024, in order for the representative of Party B to discuss Party B’s investment thesis and strategic approach with respect to a transaction. The August 2024 Party B Proposal was promptly provided to the Board of Directors.
Additionally, on August 20, 2024, (i) one of the other potential counterparties that had received the August 6, 2024 transaction process letter orally indicated to representatives of Barnes’ financial advisors that it might be interested in an acquisition of Barnes for a price per share in the mid-$40s, but was more interested in an acquisition of Barnes’ Industrial business and was unwilling to submit a formal, written indication of interest for an acquisition of Barnes and (ii) Potential Bidder 1 and Potential Bidder 4 contacted representatives of Barnes’ financial advisors, stating that they might be interested in a joint bid for an acquisition of Barnes at a price per share in the low $40s, but did not anticipate submitting a formal indication of interest or expending significant resources to pursue such a transaction.
On August 21, 2024, the Board of Directors held a meeting, which was attended by members of Barnes’ management and representatives of Goldman Sachs, Jefferies and Wachtell Lipton. During this meeting, members of Barnes management reviewed the 6 + 6 Update with the Board of Directors. Additionally, representatives of Barnes’ financial advisors provided an update on the developments in the strategic process, including the progress of the potential counterparties, including Apollo, Party B, Party C and Potential Bidder 1 and Potential Bidder 4, and described the August 2024 Party B Proposal. Additionally, representatives of Wachtell Lipton provided a summary of the draft merger agreement that they had prepared with assistance from Barnes management, which Barnes would be in a position to share with potential counterparties if and when authorized by the Board of Directors. Following a discussion of these developments, the Board of Directors determined to reconvene following receipt of Party C’s indication of interest, which was expected within approximately one week, to determine appropriate next steps.
Additionally, on August 21, 2024, Mr. Hook and the representative of Party C held their previously scheduled dinner meeting to discuss Barnes’ business and Party C’s investment thesis with respect to a potential acquisition of Barnes. During this dinner meeting, the representative of Party C informed Mr. Hook that Party C generally had not invested in companies in the Aerospace or Industrial sectors, and that an investment in Barnes would represent the establishment of a new business “vertical” for Party C.
On August 23, 2024, representatives of Apollo submitted a revised non-binding indication of interest (which we refer to as the “August 2024 Apollo Proposal”) to acquire 100% of the outstanding equity interests of Barnes in an all-cash transaction at a price per share of $45.50 per share, representing a decrease of $4.50 per share from valuation set forth in the June 2024 Apollo Proposal. In the August 2024 Apollo Proposal, Apollo stated that the reduction in the per share consideration was a result, among other things, of Barnes’ earnings results for the second quarter of 2024 falling short of expectations and Barnes’ updated forecast for the last six months of

2024 contained in the 6 + 6 Update, and the risk that Barnes would be unable to achieve the projected results for the second half of 2024 set forth in the 6 + 6 Update and other projected results set forth in the Summer 2024 Projections. Apollo also identified certain findings during its due diligence investigation that negatively impacted its views with respect to valuation. The August 2024 Apollo Proposal stated that Apollo had substantially completed its business due diligence and included a draft exclusivity agreement providing for a 14-day exclusivity period during which Barnes would be restricted from engaging with other potential counterparties and Apollo would complete any remaining confirmatory due diligence and negotiate definitive documentation providing for a transaction. The August 2024 Apollo Proposal was promptly provided to the Board of Directors.
On August 25, 2024, the Board of Directors held a meeting which was attended by members of Barnes’ management and representatives of Goldman Sachs, Jefferies and Wachtell Lipton. During this meeting, Mr. Hook and representatives of Barnes’ financial advisors provided an overview of the August 2024 Apollo Proposal. Additionally, representatives of Barnes’ financial advisors informed the Board of Directors that Party C had advised them that Party C expected to submit an indication of interest on or about August 27, 2024. The Board of Directors then discussed the August 2024 Apollo Proposal, including the factors identified by Apollo as the causes of the reduction in the per share price as compared to the June 2024 Apollo Proposal. Members of the Board of Directors and members of Barnes management discussed the continued supply chain disruptions in the OEM market, and its potential to continue to negatively impact Barnes’ Aerospace business. Additionally, members of Barnes management advised the Board of Directors that, in addition to the 6 + 6 Update that previously had been completed and shared with potential counterparties, including Apollo, Party B and Party C, members of Barnes management were working to update the 2025-2028 portion of the Summer 2024 Projections to reflect management’s updated views, but that in order to do so it was necessary to have further discussions with Barnes’ largest Aerospace customer regarding such customer’s revised outlook given recent supply chain difficulties. Following this discussion, the Board of Directors determined to reconvene once Party C had submitted its indication of interest, and determine appropriate next steps, including with respect to Apollo and Party B, at such time.
On August 27, 2024, Party C submitted a preliminary indication of interest to acquire 100% of the outstanding equity interests of Barnes in an all-cash transaction at a price range of $54.00 to $56.00 per share (which we refer to as the “August 2024 Party C Proposal”). The August 2024 Party C Proposal was subject to Party C’s completion of due diligence and execution of definitive documentation, a process that Party C stated could be completed in six weeks. The August 2024 Party C Proposal also highlighted the areas of due diligence upon which Party C intended to focus. The August 2024 Party C Proposal was promptly provided to the Board of Directors.
Also, on August 27, 2024, representatives of Party B held their previously scheduled lunch meeting with Mr. Hook, during which they discussed Barnes’ business and described Party B’s investment thesis and strategic approach.
On August 30, 2024, the Board of Directors held a meeting, which was attended by members of Barnes’ management and representatives of Goldman Sachs, Jefferies and Wachtell Lipton. Representatives of Barnes’ management provided an update to the Board of Directors on their discussions with Barnes’ largest Aerospace customer regarding such customer’s revised outlook given recent supply chain difficulties and management’s progress on updating the 2025-2028 portion of the Summer 2024 Projections. Representatives of Barnes’ financial advisors then provided an update on the developments in the strategic process, and an overview of the August 2024 Party C Proposal. Additionally, representatives of Barnes’ financial advisors informed the Board of Directors that, on August 29, 2024, representatives of Apollo had contacted them and advised them that Apollo would not be willing to hold the August 2024 Apollo Proposal open for an unlimited period and that, if Barnes did not engage with Apollo on its proposal, Apollo would abandon its efforts to acquire Barnes and focus on other potential opportunities. The Board of Directors discussed the August 2024 Party C Proposal, and strategic considerations in responding to such proposal. Additionally, the Board of Directors discussed the August 2024 Apollo Proposal and the August 2024 Party B Proposal. In particular, the Board of Directors noted that, given that Party B and Party C each had joined the strategic process more than one month after Apollo, and had submitted their preliminary proposals more than seven weeks after Apollo had submitted the June 2024 Apollo Proposal, Party B and Party C had not conducted the same level of due diligence on Barnes as Apollo, and had not yet had the opportunity to review the information in the Phase II Data Room, which Apollo had cited in justifying the decrease in the per share price set forth in the August 2024 Apollo Proposal. Additionally, the

Board of Directors discussed that the per share price set forth in the August 2024 Party B Proposal and the August 2024 Party C Proposal were necessarily based on the preliminary information to which Party B and Party C had been given access to date, and that it would be necessary to give them access to the Phase II Data Room and any other information they required in order to enable them to complete their due diligence and provide their final view with respect to valuation. The Board of Directors also discussed that Party B’s financing plan was uncertain given that Party B required a period of exclusivity during which it would contact potential financing sources in order to explore obtaining committed financing and that, unlike Apollo or Party C, Party B did not have ready access to a large pool of committed capital to provide the equity financing necessary for an acquisition of Barnes. The Board of Directors discussed that an acquisition of Barnes by Party B would also require the approval of Party B’s shareholders, which would need to be obtained at a meeting of Party B’s shareholders after the announcement of a transaction with Barnes. The Board of Directors also discussed with Barnes management and Barnes’ financial advisors the six-week timeline included in the August 2024 Party C Proposal, and whether it was possible to accelerate such timeline.
Following this discussion, the Board of Directors determined that Barnes management and Barnes’ financial advisors should endeavor to advance the due diligence investigation of Party C as quickly as possible so that Party C could confirm the valuation of Barnes set forth in the August 2024 Party C Proposal while also keeping Apollo and Party B involved in the strategic process. In order to facilitate that result, the Board of Directors instructed Barnes management and Barnes’ financial advisors to inform Apollo that it would need to increase the per share price set forth in the August 2024 Apollo Proposal as such price would likely be insufficient. Additionally, given the need for Party B to spend significant additional time to explore whether it could obtain committed financing for the transaction, and additional conditionality associated with a Party B transaction, the Board of Directors instructed Barnes management and Barnes’ financial advisors to request that Party B provide a proposal with a higher degree of certainty and a more expedited timeline than as set forth in the August 2024 Party B Proposal, and to increase the per share price set forth in the August 2024 Party B Proposal. In order to obtain final proposals from Apollo, Party B and Party C so that the Board of Directors could make a determination whether to abandon the strategic process and pursue its standalone plan, pursue a transaction with Apollo, Party B or Party C, or pursue a different alternative, the Board of Directors also instructed Barnes management and Barnes’ advisors to take such other steps as necessary to obtain revised proposals from Apollo, Party B and Party C based on a similar level of information and timeframe, including by sharing the revisions to the Summer 2024 Projections, once available, with Apollo, Party B and Party C, and, if advisable, by distributing an updated transaction process letter to Apollo, Party B and Party C, along with the draft merger agreement previously reviewed by the Board of Directors at its August 21, 2024 meeting.
Following the meeting, in accordance with the Board of Directors’ instructions, on August 30, 2024, Party C was provided access to the Phase II Data Room, and was advised that Barnes and its advisors were prepared to provide the due diligence information Party C required to finalize the August 2024 Party C Proposal.
During early September 2024, the Board of Directors’ feedback was separately discussed with each of Apollo and Party B. During this period, Party B was also granted access to the Phase II Data Room.
On September 5, 2024, Barnes management completed its updates to the Summer 2024 Projections, and made available the September 2024 Projections (as defined in the section of this proxy statement titled “—Certain Financial Projections”) to the Board of Directors. Shortly thereafter, the September 2024 Projections were made available to each of Apollo, Party B and Party C. Members of Barnes management engaged in separate discussions during the first two weeks of September 2024 with each of Apollo, Party B and Party C regarding the September 2024 Projections.
Additionally, on September 6, 2024, in response to Party C’s request, members of Barnes management held an in-person management meeting with representatives of Party C, during which representatives of Party C sought to advance its due diligence investigation of Barnes. Party C also conducted site visits to certain of Barnes’ facilities during the first half of September 2024. During this period, Party C’s due diligence efforts focused on, among other things, gaining a better understanding of the future prospects of Barnes’ Aerospace business and the future growth prospects of, and M&A opportunities related to, Barnes’ Industrial business.
Between September 7-9, 2024, consistent with the Board of Directors’ instructions, a transaction process letter was sent to each of Apollo, Party B and Party C requesting revised proposals for an acquisition of Barnes by September 18, 2024. The process letter stated that following receipt of these revised proposals, it was Barnes’

intention to select one or more parties to conduct final, confirmatory due diligence and to negotiate a merger agreement leading to submission of definitive, binding offers on an expeditious timeframe. On September 8, 2024, the draft merger agreement was uploaded to the Phase II Data Room.
On September 11, 2024, the Board of Directors held a regular meeting, during which members of Barnes management and representatives of Goldman Sachs, Jefferies and Wachtell Lipton participated. During this meeting, Mr. Hook and representatives of Barnes’ financial advisors provided an update on the developments in the strategic process and their interactions with Apollo, Party B and Party C, and noted that each of Apollo, Party B and Party C had advised them that they intended to submit revised proposals on the timeline specified in the transaction process letter distributed earlier in September 2024, except that Party C had noted that it would likely be submitting its revised proposal shortly after the September 18, 2024 deadline, as Party C had scheduled a September 19, 2024 meeting of its investment committee with respect to its consideration of a strategic transaction involving Barnes. The Board of Directors discussed that Party C viewed an acquisition of Barnes as the establishment of a new business “vertical” for Party C and previously had not completed an acquisition of a public company in the sectors in which Barnes operated. Barnes’ financial advisors then reviewed preliminary financial information relating to Barnes based on the September 2024 Projections. The Board of Directors discussed this preliminary financial information, and the September 2024 Projections, and that achieving the projected results set forth in the September 2024 Projections would require Barnes to successfully execute its strategic standalone business transformation. The Board of Directors noted that successfully executing the business transformation was subject to a number of risks, including that accomplishing the transformation required completing a number of interrelated strategic, operational and structural initiatives in a relatively short period, and that as of September 2024, Barnes had a significant amount of work to undertake to accomplish these initiatives. The Board of Directors also discussed the continued supply chain disruptions in the OEM market, and the potential negative impact of such continued disruption on Barnes’ financial results. The Board of Directors instructed management and its advisors to continue facilitating the respective due diligence efforts of each of Apollo, Party B and Party C, and noted that the Board of Directors would be able to determine appropriate next steps once Apollo, Party B and Party C submitted their updated proposals on or about September 18, 2024. Additionally, the Board of Directors also instructed Barnes’ financial advisors to again contact Party A to gauge Party A’s interest in pursuing an acquisition of Barnes, and to encourage Party A to participate in the strategic process.
Following the September 11, 2024 meeting of the Board of Directors, members of Barnes management continued to support the due diligence efforts of each of Apollo, Party B and Party C, including by conducting a number of due diligence teleconferences with each of Apollo, Party B and Party C, and holding an in-person meeting with representatives of Party B. Representatives of Barnes’ financial advisors also attended these teleconferences and the in-person meeting.
Additionally, on September 11, 2024, representatives of Apollo’s outside legal counsel, Latham & Watkins LLP (which we refer to as “Latham”), shared a list of issues presented by the draft merger agreement provided in the Phase II Data Room with representatives of Wachtell Lipton, and requested that representatives of Wachtell Lipton engage in a negotiation of the material terms. Among other matters, the issues list noted that Apollo was unwilling to permit Barnes to continue paying its regular quarterly cash dividend of $0.16 per share without prior consent from Apollo following the execution of definitive documentation providing for a transaction. The draft merger agreement provided in the Phase II Data Room permitted Barnes to pay its regular quarterly cash dividend of $0.16 per share during the period between the execution of definitive documentation and the consummation of a transaction. Representatives of Wachtell Lipton advised representatives of Latham that Barnes and its advisors would not engage in any negotiation of the merger agreement or other transaction documentation unless and until the Board of Directors instructed them to do so.
On September 15, 2024, in accordance with the Board of Directors’ directives, Barnes management made available to each of Apollo, Party B and Party C its estimates of Barnes’ monthly results for each of July 2024 and August 2024, and an estimated outlook for Barnes’ September 2024 results.
On September 17, 2024 and September 18, 2024, in accordance with the Board of Directors’ directives, representatives of Barnes’ financial advisors had a teleconference with representatives of Party A, during which the September 2024 Projections, the update containing Barnes management’s estimates of Barnes’ financial results for July 2024 and August 2024 and the estimated outlook for September 2024 that had been made available to Apollo, Party B and Party C on September 15, 2024 were also made available to Party A. Consistent with the direction of the Board of Directors, representatives of Barnes’ financial advisors encouraged the representatives of Party A to submit a formal indication of interest to acquire Barnes by the end of the week. The representatives of Party A indicated that while Party A remained interested in an acquisition of Barnes, Party A’s extensive engagement in another strategic process had consumed Party A’s resources such that Party A was not prepared to submit an indication of interest on that timeline. However, they verbally confirmed that they believed that Party A’s valuation of Barnes remained at $50.00 per share, but would require further due diligence to confirm this belief, and expressed an interest in re-engaging in due diligence on Barnes in the event that there was a path available to Party A to reach a transaction with Barnes.
On September 18, 2024, representatives of Apollo submitted a revised non-binding proposal (which we refer to as the “September 18 Apollo Proposal”) to acquire 100% of the outstanding equity interests of Barnes in an all-cash transaction at a price per share of $46.00, representing an increase of $0.50 per share from the per share price set forth in the August 2024 Apollo Proposal. The September 18 Apollo Proposal included a markup of the draft merger agreement, along with forms of the equity commitment letter, limited guarantee and debt commitment letters. In particular, the markup of the merger agreement prohibited Barnes from declaring or paying any cash dividends without prior consent from Apollo during the period between the execution of the merger agreement and the closing of a transaction. Additionally, in the September 2024 Apollo Proposal, Apollo noted that it was increasing its per share price despite additional “material negative findings” in its due diligence conducted since making the August 2024 Apollo Proposal, Barnes’ recent financial results, and downward revisions by Barnes of its expected 2024 results during the pendency of the strategic process. The September 18 Apollo Proposal noted that Apollo had completed the overwhelming majority of its confirmatory due diligence, and that Apollo was prepared to complete any remaining due diligence and negotiate definitive documentation with Barnes in a matter of days, subject to Barnes agreeing to negotiate exclusively with Apollo for a seven-day period. Apollo also included with the September 18 Apollo Proposal a form of exclusivity agreement providing for a seven-day exclusivity period. The September 18 Apollo Proposal was promptly provided to the Board of Directors. In the September 18 Apollo Proposal, Apollo noted that its mandate was to either execute the transaction quickly or proceed with other opportunities that Apollo was actively pursuing.
Also, on September 18, 2024, representatives of Party B submitted a revised non-binding proposal (which we refer to as the “September 18 Party B Proposal”) to acquire 100% of the outstanding equity interests of Barnes in an all-cash transaction at a price per share of $49.00, representing an increase of $1.00 per share from the top end of the per share price range set forth in the August 2024 Party B Proposal. The September 18 Party B Proposal was subject to the completion of due diligence and the negotiation of definitive documentation. In the September 18 Party B Proposal, Party B proposed a timeline of at least five weeks to finalize its due diligence and negotiate definitive documentation. In particular, Party B proposed a two-week period during which Party B and its advisors would have “full and uninterrupted access” to Barnes and members of management, during which time Party B would work to finalize its due diligence, and Barnes and Party B would work to negotiate final forms of the transaction documentation. Party B also proposed in the September 18 Party B Proposal that following this two-week period, assuming the successful completion of due diligence and negotiation of definitive documentation, there would be an additional three-week period during which Party B would explore obtaining committed equity and debt financing for the transaction, including by contacting Party B’s existing equity investors. During this three-week period, Party B proposed that Barnes would work exclusively with Party B (and not with any other potential counterparties). Additionally, in the September 18 Party B Proposal, Party B stated that it would not be prepared to approach its potential equity financing sources without knowing that the Board of Directors would recommend the transaction with Party B to Barnes stockholders. Only after successfully completing this five-week process would Party B be prepared to execute binding documentation with Barnes providing for a transaction. The September 18 Party B Proposal also noted that completion of a transaction with Party B would require the approval of Party B’s shareholders, which would occur at a meeting of Party B’s shareholders following the execution of definitive documentation. Party B did not submit any proposed transaction documents or feedback on the draft merger agreement with the September 18 Party B Proposal. The September 18 Party B Proposal was promptly provided to the Board of Directors.
On September 20, 2024, representatives of Party C contacted representatives of Barnes’ financial advisors and advised them that, based on its due diligence findings, Party C was no longer interested in an all-cash acquisition of Barnes, and would not be submitting a revised proposal, but instead was interested in potentially making a joint bid with a partner whereby the partner would acquire Barnes’ Industrial business and Party C would acquire Barnes’ Aerospace business. However, representatives of Party C noted that Party C had not had any discussions with potential partners that might participate in such a transaction. The representatives of Party C also noted that, alternatively, Party C might be interested in entering into a financing arrangement with potential acquirors of Barnes whereby Party C would provide financing to a potential acquiror in exchange for an interest in the future profits of Barnes’ RSP programs. Representatives of Barnes’ financial advisors promptly relayed this conversation to Mr. Hook, other members of Barnes management and representatives of Wachtell Lipton.
On September 22, 2024, the Board of Directors held a meeting, during which members of Barnes management and representatives of Goldman Sachs, Jefferies and Wachtell Lipton participated. A representative of Wachtell Lipton reviewed the Board of Directors’ fiduciary duties under Delaware law in the context of the consideration of a proposal to acquire Barnes. Additionally, prior to the meeting, Barnes’ financial advisors had provided the Board of Directors with certain information regarding their respective material investment banking relationships with Barnes, Apollo, Party A, Party B, Party C and certain of their respective affiliates during the prior approximately two-year period. A representative of Wachtell Lipton reviewed these relationship disclosures with the Board of Directors. Representatives of Barnes’ financial advisors then updated the Board of Directors on developments since its last meeting, including the receipt of the September 18 Apollo Proposal and the September 18 Party B Proposal and the conversations with each of Party A and Party C. Mr. Hook and members of Barnes management then reviewed with the Board of Directors Barnes’ anticipated results for the third quarter of 2024, noting that estimated results in July 2024 and August 2024 had been weaker than anticipated, but that the September 2024 results were anticipated to exceed expectations. The Board of Directors then discussed the significant risks associated with the September 18 Party B Proposal, including that Party B could not guarantee obtaining committed financing for an acquisition of Barnes for at least another five weeks, and that Party B might not be able to obtain committed financing at all if potential equity investors did not support an acquisition of Barnes. Additionally, during Party B’s proposed three-week exploration of financing alternatives, Party B was insistent that Barnes agree to negotiate exclusively with Party B. Furthermore, even if Party B was able to successfully complete this five-week process, obtain committed financing and enter into a binding agreement with Barnes, the consummation of a transaction would be subject to the approval of Party B’s shareholders, an approval not required for Apollo, Party A or Party C to consummate a transaction with Barnes. Additionally, because of Party B’s structure, that it was controlled by non-U.S. persons and the nature of Barnes’ business, an acquisition of Barnes by Party B would also require the approval of the Committee on Foreign Investment in the United States (“CFIUS”), which approval would not be required for an acquisition of Barnes by any of Apollo, Party A, Party C or their respective affiliates. The Board of Directors also discussed Party C’s feedback, noting that Party C had not identified a potential partner for its proposed joint bid and that locating any such partner and negotiating a transaction among Barnes, Party C and such a third party was likely to be a complex and time intensive endeavor and was unlikely to be completed in the near term. Additionally, the Board of Directors discussed that Party C’s idea of acting as a financing provider to a potential acquiror of Barnes was also a complex transaction that was unlikely to be completed in the near term, and that no potential counterparty participating in the strategic process had expressed interest in such an arrangement, or a desire to obtain financing in such a manner. The Board of Directors also discussed that, based on the communications from representatives of Apollo, there was potential significant risk that Apollo would abandon the strategic process and withdraw its offer if Barnes decided to extend the timeline in order to further investigate Party C’s proposals, or to accommodate Party B’s five-week timetable.
The Board of Directors then discussed whether continuing the strategic process with Apollo, Party A, Party B and/or Party C (or any other potential counterparties) was the best alternative to enhance shareholder value, or whether it would be preferable to terminate the strategic process and focus on successfully executing Barnes’ previously announced business transformation. In particular, the Board of Directors discussed that during the course of 2024, Barnes had lowered its external guidance with respect to its anticipated 2024 results, and that since the Barnes Long-Range Plan had been made available to the Board of Directors in early 2024, Barnes’ anticipated results for 2024 had weakened. The Board of Directors also discussed that achieving the results for 2025-2028 set forth in the September 2024 Projections required achieving Barnes’ publicly announced business transformation by completing a number of interrelated strategic, operational and structural initiatives in a relatively short period, that executing these initiatives in 2024 had been difficult, and that there was a risk that these initiatives would not be completed on the anticipated timeline (or at all). Furthermore, the Board of Directors discussed the benefits and risks of terminating the strategic process, or extending it for a significant period, including that terminating the process could offer Barnes time to successfully execute its strategic transformation, but could also result in Apollo, Party A and other potential counterparties abandoning the strategic process, and that there was no guarantee that Barnes would successfully achieve the same value in a strategic process conducted at a later time as could be obtained by a transaction with a counterparty in the near term if it terminated the process. The Board of Directors also discussed that extending the strategic process for additional time would pose risks to Barnes management successfully executing the standalone plan and accomplishing the business transformation given that management would need to continue to devote significant time and resources to the strategic process, and that the failure to execute the near-term portions of the standalone plan could result in the failure of such an extended strategic process, leaving Barnes’ business in a weaker state without the certainty of value provided by a transaction in the near term. Additionally, the Board of Directors noted that Barnes’ stock price might decline if it became clear that Barnes had terminated the strategic process, given the media reports from the summer of 2024 regarding Barnes’ potential consideration of a sale of the company.
The Board of Directors then discussed the $46.00 per share price contained in the September 18 Apollo Proposal, and that it was $4.00 less than the $50.00 per share price that representatives of Party A had orally conveyed that Party A might be able to provide, subject to further due diligence. The Board of Directors also discussed that, since March 2024, despite several attempts to encourage Party A to submit a formal, non-binding indication of interest, Party A had thus far refused to do so, and while Party A had several times verbally indicated a price of $50.00 per share, since March 2024, Party A had not shown a willingness to devote significant time or resources to evaluating an acquisition of Barnes, and that there was a significant risk that upon further access to due diligence information, after an extended review, Party A would either lower its bid (as it had in March 2024), or abandon a transaction altogether. The Board of Directors also discussed the $46.00 per share price contained in the September 18 Apollo Proposal, including in relation to the preliminary financial information previously reviewed with the Board of Directors by Barnes’ financial advisors. Following this discussion, the Board of Directors decided that that members of management and Barnes’ advisors should (i) contact Apollo and inform Apollo that $46.00 per share was insufficient, but that Board of Directors would likely be willing to proceed with a transaction at a price per share of $48.50, subject to the negotiation of acceptable definitive documentation in a matter of days, which definitive documentation would permit Barnes to declare and pay a regular quarterly cash dividend of $0.16 per share, (ii) contact Party A and advise Party A that if it could complete its due diligence and negotiate mutually definitive documentation within a matter of weeks, the Board of Directors would likely be willing to proceed with a transaction with Party A that valued Barnes at a price per share of $50.00, (iii) inform Party B that the September 18 Party B Proposal did not provide the requisite combination of speed and certainty that the Board of Directors would require in an acquisition of Barnes, and that if Party B were able to comprehensively address these issues, the Board of Directors might be willing to proceed with a transaction with Party B that valued Barnes at a price per share of at least $49.00 and (iv) pause further engagement with Party C.
Between September 22 and September 24, 2024, consistent with the direction of the Board of Directors, representatives of Barnes’ financial advisors separately contacted Apollo, Party A and Party B to provide the Board of Directors’ feedback to each respective party.
On September 23, 2024, representatives of Party B provided a revised accelerated timeline that outlined a path to executing definitive documentation in three weeks providing for an acquisition of Barnes by Party B in an all-cash transaction valuing Barnes at a price of $49.00 per share. The accelerated timeline consisted of one week of confirmatory due diligence, which due diligence items Party B identified on September 25, 2024. The accelerated timeline proposed that following completion of the one-week confirmatory due diligence period, there would be a two-week period during which (i) Party B and Barnes would negotiate definitive documentation and (ii) Party B would explore obtaining committed equity and debt financing for the transaction, including by contacting certain of Party B’s existing equity investors. During this two-week period, Barnes was expected to agree to engage exclusively with Party B. Party B’s updated timetable did not change that consummation of a transaction with Party B would be subject to (a) approval by CFIUS and (b) approval by Party B’s shareholders following the execution of definitive documentation. In connection with the proposed accelerated timeline, Party B did not submit any feedback regarding or a revised draft of the merger agreement provided in the Phase II Data Room, and did not provide drafts of any proposed transaction documents.
Also, on September 23, 2024, Party C submitted a non-binding preliminary indication of interest (which we refer to as the “September 23 Party C Proposal”) that proposed two alternatives: (i) a willingness to submit a joint bid with another counterparty to acquire Barnes in an all-cash transaction whereby Party C would acquire

Barnes’ Aerospace business and the other counterparty would acquire Barnes’ Industrial business or (ii) a proposal that Party C provide financing to a potential acquiror of Barnes, secured by an interest in the future profits of Barnes’ RSP programs. The September 23 Party C Proposal noted that Party C would need to first identify a counterparty with which to partner on its joint bid, and that the joint bid would be subject to due diligence (including the due diligence of Party C’s partner with respect to the Industrial business) and the negotiation of definitive documentation. Party C stated that, with the right partner, the joint bid could potentially deliver value in a range of $47.50-$50.00 per share. The September 23 Party C Proposal did not include a proposed timetable for completion of either alternative. The September 23, 2024 Party C Proposal was promptly provided to the Board of Directors.
Following the September 22, 2024 meeting of the Board of Directors, between September 22-26, 2024, representatives of Party A engaged in several teleconferences with members of Barnes management during which Party A progressed its due diligence investigation. During this period, in accordance with the Board of Directors’ directives, representatives of Barnes’ financial advisors continued to encourage Party A to submit a formal, written indication of interest with respect to an acquisition of Barnes.
On September 26, 2024, representatives of Apollo submitted a revised non-binding proposal (which we refer to as the “September 26 Apollo Proposal”) to acquire 100% of the outstanding equity interests of Barnes in an all-cash transaction at a price per share of $47.00 per share, representing an increase of $1.00 per share from the price per share set forth in the September 18 Apollo Proposal and an increase of $1.50 per share from the price per share set forth in the August 2024 Apollo Proposal. In the September 26 Apollo Proposal, Apollo noted that the valuation of $47.00 per share represented Apollo’s “best and final” offer with respect to an acquisition of Barnes, requested that the Board of Directors provide a response to the September 26 Apollo Proposal by no later than 10:00 p.m. Eastern Time on September 27, 2024, and noted that Apollo did not intend to participate further in the process if Barnes did not provide a response on this timeline. Additionally, Apollo noted that Barnes and its advisors should refer to the terms of the September 18 Apollo Proposal for the terms of the September 26 Apollo Proposal other than the per share price. The September 26 Apollo Proposal was promptly provided to the Board of Directors.
On September 27, 2024, representatives of Party A contacted representatives of Barnes’ financial advisors and advised them that, based on Party A’s due diligence investigation, Party A was potentially interested in an all-cash acquisition of Barnes at a price per share range of $47.00-$48.00, subject to further due diligence and the negotiation of definitive documentation. Representatives of Party A also advised representatives of Barnes’ financial advisors that Party A would only be willing to explore such a transaction if Barnes agreed to negotiate exclusively with Party A. The representatives of Party A further explained that Party A did not intend to submit a formal, written indication of interest with respect to a proposed transaction at this time, and did not commit to a specific timetable during which Party A could submit a written indication of interest, or complete its due diligence and negotiate definitive documentation. Later on September 27, 2024, representatives of Party A made a telephone call to Mr. Hook during which they conveyed the same message Party A had conveyed to representatives of Barnes’ financial advisors.
Later, on September 27, 2024, the Board of Directors held a meeting, during which members of Barnes management and representatives of Goldman Sachs, Jefferies and Wachtell Lipton participated. Mr. Hook and representatives of Barnes’ financial advisors updated the Board of Directors on developments since its last meeting on September 22, 2024, and described the terms of the September 26 Apollo Proposal and the accelerated timeline that Party B had proposed on September 23, 2024. Mr. Hook and the representatives of Barnes’ financial advisors also summarized their respective September 27, 2024 conversations with Party A. Following this update, Barnes’ financial advisors again reviewed with the Board of Directors certain preliminary financial information relating to Barnes based on the September 2024 Projections. A representative of Wachtell Lipton also described certain issues presented by the markup of the merger agreement submitted by Apollo in connection with the September 18 Apollo Proposal, including the prohibition on the payment of Barnes’ regular quarterly cash dividend of $0.16 per share without prior consent from Apollo.
The Board of Directors then discussed the developments in the strategic process. In particular, the Board of Directors discussed that after receiving preliminary due diligence information, Party A’s estimated valuation of Barnes had declined from $50.00 per share to a range of $47.00-$48.00 per share, and that there was a risk that Party A might not be interested in pursuing a transaction with Barnes even if Barnes agreed to negotiate exclusively with Party A, and that, despite multiple invitations to do so during the pendency of the strategic process, Party A had declined to submit a written non-binding indication of interest to acquire Barnes or devote significant resources to investigating a transaction with Barnes. With respect to Party B, the Board of Directors discussed that the three-week accelerated timeline proposed by Party B had not meaningfully addressed the issues related to speed and certainty presented by the September 18 Party B Proposal. In particular, pursuing a transaction with Party B would require Barnes to agree to a period of exclusivity during which Party B would attempt to obtain billions of dollars in committed financing from investors currently unaware that Party B was considering an acquisition of Barnes, and a negative reaction from such investors could result in a decrease in the valuation proposed by Party B, or Party B abandoning the transaction altogether. The Board of Directors also discussed how Party B’s inability to propose a transaction with committed financing without a pre-signing period to market the transaction to investors presented substantial financing risk that was not present in a transaction with Apollo. Furthermore, the Board of Directors noted that, despite Party B having proposed the accelerated timeline, it had not submitted any feedback on the draft merger agreement made available in the Phase II Data Room more than two weeks prior, or shared any other draft transaction documents, despite insisting in its new timeline that negotiation of such documents would commence immediately. Additionally, the Board of Directors discussed that a transaction with Party B would also be subject to (a) approval of CFIUS and (b) approval by Party B’s shareholders following the execution of definitive documentation, conditions that would not exist in a transaction with Apollo. The Board of Directors also discussed the September 23 Party C Proposal, and agreed that, for the same reasons discussed at its September 22, 2024 meeting, neither of Party C’s proposed alternatives were actionable or realistic without significantly extending the timeline of the strategic process, and that even if the strategic process was extended, each of the Party C’s proposed alternatives presented significant execution risks.
The Board of Directors then discussed potential responses to the September 26 Apollo Proposal. In particular, the Board of Directors noted that Apollo had stated that this proposal, and the $47.00 per share price set forth therein, was its “best and final” offer. The Board of Directors also noted that in order to proceed with a transaction, Apollo continued to demand a seven-day exclusivity period. The Board of Directors also discussed the benefits and risks of extending the strategic process to investigate the possibility that a transaction with Party A, Party B or Party C might provide more value to Barnes stockholders than pursuing a transaction with Apollo, noting that if the Board of Directors chose to extend the strategic process, there was no guarantee that Apollo would continue to participate in the strategic process, and that Apollo had stated that it would likely abandon the strategic process if alignment on a transaction was not reached within a matter of days. The Board of Directors also discussed that meaningfully extending the strategic process would likely result in Barnes reporting its results for the third quarter of 2024 prior to the announcement of a transaction, which announcement could have an impact on the strategic process, and the willingness of Apollo, Party A, Party B and/or Party C to proceed with a transaction, or have an impact on their views with respect to value. The Board of Directors then discussed the possibility of terminating the strategic process, and instead continuing its efforts to successfully execute Barnes’ publicly announced business transformation and not pursuing a transaction with Apollo or any other counterparty. During this discussion, the Board of Directors considered, among other things, the factors, risks and uncertainties that it had discussed at its September 22, 2024 meeting.
Following this discussion, the Board of Directors directed Mr. Hook to contact representatives of Apollo prior to the deadline specified in the September 26 Apollo Proposal and propose that Apollo acquire 100% of the outstanding equity interests of Barnes in an all-cash transaction at a price of $47.75 per share, subject to the negotiation of mutually acceptable definitive documentation, which documentation would permit Barnes to declare and pay its quarterly cash dividend of $0.16 per share for the period between the execution of definitive documentation and the closing of a transaction. The Board of Directors also determined that it would not yet agree to the exclusivity period proposed by Apollo in the September 26 Apollo Proposal, but would consider the possibility, further depending on Apollo’s response to its counterproposal. The Board of Directors also directed management and its advisors to continue to provide access to due diligence information to Party B and to continue to answer any due diligence questions from Party A.
Following the meeting, on September 27, 2024, Mr. Hook contacted a representative of Apollo to present to Apollo the Board of Directors’ counterproposal. Mr. Hook and the representative of Apollo spoke by telephone several times over the next two days, and, during a telephone call on September 28, 2024, the representative of Apollo made an oral proposal (which we refer to as the “Final Apollo Proposal”) to acquire 100% of the outstanding equity interests of Barnes in an all-cash transaction at a price of $47.50 per share, subject to the negotiation of mutually acceptable definitive documentation, which documentation would not permit Barnes to declare or pay any cash dividends (including its regular, quarterly cash dividend of $0.16 per share) without prior consent from Apollo following the execution of such documentation unless Barnes was willing to agree to a decrease in the per share price of at least $0.16 per share. Additionally, the representative of Apollo stated that the Final Apollo Proposal was otherwise made on the same terms as the September 26 Apollo Proposal, and that Apollo would only proceed to finalize a transaction if Barnes agreed to grant Apollo exclusivity for a seven-day period. The representative of Apollo advised Mr. Hook that the $47.50 per share price was Apollo’s best and final offer, and that Apollo was not willing to proceed with a transaction at a price in excess of $47.50 per share. Mr. Hook informed the representative of Apollo that he would share the Final Apollo Proposal with the Board of Directors.
On September 29, 2024, the Board of Directors held a meeting, during which members of Barnes management and representatives of Goldman Sachs, Jefferies and Wachtell Lipton participated. Mr. Hook updated the Board of Directors on developments since its last meeting on September 27, 2024, and described the terms of the Final Apollo Proposal. In response to questions from the Board of Directors, Mr. Hook informed the Board of Directors that, based on his conversation with the representative of Apollo, it was his view that Apollo would not be willing to further increase its $47.50 per share price, and that if the Board of Directors insisted on a higher per share price from Apollo, there was a risk that Apollo would cease participating in the strategic process for the foreseeable future. Mr. Hook also informed the Board of Directors that the representative of Apollo had informed him that proceeding with the Apollo Final Proposal was conditioned upon Barnes agreeing to the seven-day exclusivity period, and that Apollo and its advisors believed that the finalization of definitive documentation would take no more than seven days. Following this update, Barnes’ financial advisors separately reviewed their respective preliminary financial analyses of Barnes based on the September 2024 Projections. The Board of Directors then discussed these preliminary financial analyses. Then, a representative of Wachtell Lipton reviewed the transaction documents that would need to be finalized in order to enter into a definitive agreement with Apollo if and when the Board of Directors determined that Barnes should attempt to do so, and advised the Board of Directors that such documentation could likely be finalized within seven days. The representative of Wachtell Lipton also reviewed with the Board of Directors the directors’ fiduciary duties under Delaware law in the context of the consideration of the Apollo Final Proposal.
The Board of Directors then discussed the Final Apollo Proposal and potential responses to the proposal and potential next steps. In particular, the Board of Directors discussed the benefits and risks of granting Apollo seven days of exclusivity, including that doing so would require Barnes to cease engagement with each of Party A and Party B. The Board of Directors also discussed that, for the reasons discussed at its September 27, 2024 meeting, the odds of successfully negotiating a transaction with Party A, Party B or any other counterparty in the near term were remote, and that the failure to grant Apollo seven days of exclusivity could result in either Apollo ceasing to participate in the strategic process, or failing to proceed with the same level of conviction or speed. Additionally, the Board of Directors discussed that if Barnes granted Apollo seven days of exclusivity, Barnes would be under no obligation to proceed with a transaction with Apollo during or after such time, and that if the Board of Directors decided that it no longer wished to pursue a transaction with Apollo during the exclusivity period, it could let the seven-day period expire. The Board of Directors also discussed the possibility of declining the Final Apollo Proposal and terminating the strategic process altogether, and continuing to focus on executing its business transformation rather than pursuing a transaction with Apollo or any other counterparty. During this discussion, the Board of Directors considered, among other things, the factors, risks and uncertainties that it had discussed at its September 27, 2024 and its September 22, 2024 meetings.
Following this discussion, the Board of Directors decided that it was in the best interest of Barnes and its stockholders to proceed to negotiate the terms and documentation of an acquisition by affiliates of Apollo of 100% of the outstanding equity interests of Barnes in an all-cash transaction at a price of $47.50 per share, and to agree to grant Apollo seven days of exclusivity to finalize the definitive and binding documentation for such a transaction, subject to final approval by the Board of Directors. The Board of Directors also instructed management and its advisors to attempt to include in such documentation the ability for Barnes to declare and pay one quarterly cash dividend of $0.16 per share during the period between the execution of the definitive documentation providing for a transaction and the closing of such transaction, but that the Board of Directors was not supportive of a reduction in the per share price of $47.50, and that if alignment were reached on the other aspects of a potential transaction, the Board of Directors would likely be prepared to proceed with a transaction with Apollo at the $47.50 per share price without Barnes having the right to pay cash dividends without prior consent from Apollo during the period between the execution of definitive documentation and the consummation of a transaction.
Following the September 29, 2024 meeting of the Board of Directors, on September 29, 2024, Mr. Hook contacted a representative of Apollo to inform the representative of the Board of Directors’ decision, and Mr. Hook and the representative of Apollo agreed that Barnes and Apollo would quickly finalize an exclusivity agreement providing for a seven-day exclusivity period. The representative of Apollo also advised Mr. Hook that Apollo remained unwilling to permit Barnes to pay a cash dividend during the period between the execution of definitive documentation and the consummation of a transaction without a decrease in the $47.50 per share price of at least $0.16 per share.
Following this conversation, a representative of Wachtell Lipton sent a revised draft of the form of exclusivity agreement provided in the September 18 Apollo Proposal to representatives of Latham. Over the course of the day on September 29, 2024, representatives of Wachtell Lipton and representatives of Latham finalized the exclusivity agreement (which we refer to as the “Exclusivity Agreement”). Later in the day, on September 29, 2024, Barnes and Apollo entered into the Exclusivity Agreement. The Exclusivity Agreement contained a period of exclusivity beginning at 6:00 p.m. Eastern Time on September 29, 2024 and ending at 11:59 p.m. on October 6, 2024 during which Barnes was not permitted to engage with potential counterparties (other than Apollo and its affiliates and representatives) with respect to an acquisition of Barnes, and during which Barnes was not permitted to allow access to any counterparty (other than Apollo and its representatives) to any data room or any other diligence material of Barnes. By 6:00 p.m. Eastern Time on September 29, 2024, Barnes and its advisors and representatives had ceased contact with potential counterparties other than Apollo and its representatives, including Party A, Party B and Party C, and restricted access to each of the Phase I and Phase II Data Rooms to Apollo and its representatives.
Additionally, on September 29, 2024, representatives of Wachtell Lipton and representatives of Latham held a telephone call and discussed, among other items, the process to signing definitive documentation by no later than October 6, 2024.
On September 30, 2024, a representative of Wachtell Lipton sent a revised draft of the merger agreement to representatives of Latham. Between September 30, 2024 and October 6, 2024, the parties’ respective management teams and legal and other advisors engaged in extensive negotiations regarding the terms of the proposed merger agreement and other transaction documentation, including the proposed equity commitment letter, the proposed limited guarantee, the proposed debt commitment letters and the other transaction documents. During the course of these negotiations, areas of discussion and negotiation between the parties included, among other things, the parties’ required efforts to obtain regulatory approvals, Barnes’ ability to terminate the Merger Agreement and accept a superior proposal, the size and triggers of the Company Termination Fee and the Parent Termination Fee, Barnes’ obligations with respect to the operation of its business during the period between the signing of the Merger Agreement and the consummation of the Merger, the scope of the restrictions applicable to actions taken by Barnes during the period between the signing of the Merger Agreement and the consummation of the Merger, including restrictions on the payment of cash dividends between the signing of the Merger Agreement and the consummation of the Merger, the termination provisions, the representations and warranties to be made by the parties, and the provisions regarding Barnes’ equity awards, employee benefit plans, retention, severance and other compensation matters.
Additionally, between September 30, 2024 and October 6, 2024, Apollo completed its confirmatory due diligence investigation, which involved, among other things, additional site visits and several teleconferences among representatives of Apollo, representatives of Barnes and their respective advisors.
On October 6, 2024, the Board of Directors held a meeting, during which members of Barnes management and representatives of Goldman Sachs, Jefferies and Wachtell Lipton participated. Prior to this meeting, Barnes’ financial advisors provided the Board of Directors with certain updated information regarding their respective material investment banking relationships with Barnes, Apollo and certain of their respective affiliates during the prior approximately two-year period. At this meeting, Goldman Sachs and Jefferies separately reviewed their respective financial analyses with respect to the Merger Consideration. Representatives of Wachtell Lipton then reviewed with the Board of Directors their fiduciary duties under Delaware law in the context of their consideration of the potential transaction, and the principal terms of the draft Merger Agreement and other transaction documentation, including the terms of the proposed financing documentation. Following this discussion, members of Barnes management discussed with the Board of Directors the proposed communications strategy in connection with the announcement of the proposed transaction.
Following such discussion, a representative of Goldman Sachs rendered Goldman Sachs’ oral opinion to the Board of Directors, confirmed by delivery of a written opinion dated October 6, 2024, that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration of $47.50 in cash per share of Barnes common stock to be paid to the Barnes stockholders (other than Parent and its affiliates) pursuant to the Merger Agreement was fair from a financial point of view to such holders of Barnes common stock. Also, following such discussion, Jefferies rendered an oral opinion, confirmed by delivery of a written opinion dated October 6, 2024, to the Board of Directors to the effect that, as of such date and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as set forth in such opinion, the Merger Consideration to be received by holders of Barnes common stock (other than, as applicable, Apollo, Parent, equity investors in Parent, Merger Sub and their respective affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.
Following discussion, and after taking into consideration the information provided by and discussed with Barnes management and advisors, including the factors described below in greater detail in the section of this proxy statement titled “—Reasons for the Merger,” the Board of Directors unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, were advisable, fair to and in the best interests of Barnes and its stockholders, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (iii) resolved to recommend that Barnes stockholders adopt the Merger Agreement and (iv) directed that the adoption of the Merger Agreement be submitted for consideration by Barnes stockholders at the Special Meeting.
Following the meeting of the Board of Directors on October 6, 2024, representatives of Wachtell Lipton and Latham finalized the Merger Agreement and other transaction documents, and the Merger Agreement and the other transaction documents were executed on the evening of October 6, 2024. Before the opening of financial markets in New York on October 7, 2024, the parties issued a press release announcing the transaction.
Recommendation of the Board of Directors and Reasons for the Merger
Recommendation of the Board of Directors
The Board of Directors has unanimously: (a) determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Barnes and its stockholders; (b) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; (c) recommended that Barnes stockholders adopt the Merger Agreement; and (d) directed that the adoption of the Merger Agreement be submitted for consideration by Barnes stockholders at the Special Meeting.
The Board of Directors unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Reasons for the Merger
In evaluating the transactions contemplated by the Merger Agreement, the Board of Directors consulted with Barnes management and Barnes’ legal and financial advisors and, in reaching its decision to determine that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Barnes and its stockholders, approve the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, recommend that Barnes stockholders adopt the Merger Agreement and direct that the adoption of the Merger Agreement be submitted for consideration by Barnes stockholders at the Special Meeting, the Board of Directors considered a number of factors, including the following material factors that the Board of Directors viewed as supporting its decision, including the following (not necessarily in order of relative importance):
•
Best Alternative for Enhancing Stockholder Value Following a Thorough Process. The Board of Directors considered that the value of the Merger Consideration of $47.50 per share in cash was more favorable to Barnes stockholders than the potential value that might result from other alternatives reasonably available to Barnes, including the continued operation of Barnes on a standalone basis, in light of a number of factors, including the following:

•
the Board of Directors’ assessment of Barnes’ business, assets and prospects, its competitive position and historical and projected financial performance, and the nature of the industries in which Barnes operates, including recent competitive and market trends and dynamics;

•
the fact that executing Barnes’ announced prior standalone plan to transform Barnes into a higher growth, higher value company, led by a strong Aerospace business and a streamlined Industrial business was subject to a number of risks, including (but not limited to) risks that Barnes would be unable to complete the transformation on the desired timeline (or at all) and that accomplishing this transformation required completing a number of interrelated strategic, operational and structural initiatives in a relatively short period of time;

•
the fact that Barnes, with the assistance of its financial advisors, actively solicited interest in potential transactions from third parties that were believed to be the most likely to be interested in, and able to consummate, a potential acquisition of Barnes, and engaged with other third parties following widespread news reports regarding a possible sale of Barnes in the months prior to the execution of the Merger Agreement;

•
the Board of Directors’ assessment of the ability of alternative potential acquirors to acquire Barnes in light of its size and distinct lines of business, and the ability of such alternative potential acquirors to obtain committed acquisition financing in the current economic climate;

•
the fact that, after interacting with numerous potential acquirors, only four submitted formal indications of interest for an acquisition of Barnes, and that only Apollo submitted a definitive proposal accompanied by committed financing;

•	the course and history of Barnes’ discussions and negotiations with Parent and Party A, Party B and Party C as described in the section of this proxy statement entitled “—Background of the Merger”;
•
the fact that Party B’s non-binding proposal to acquire Barnes for $49.00 per share was highly speculative given that Party B’s proposal was conditioned on completion of due diligence and, prior to the execution of any definitive documentation with Barnes, engaging with potential equity and debt financing sources to obtain committed equity and debt financing for a potential acquisition of Barnes;

•
the fact that Party B’s counsel had advised Barnes and its advisors that an acquisition of Barnes by Party B would require the prior approval by Party B’s shareholders and CFIUS given its status as a foreign person for purposes of applicable law;

•
the fact that Party A’s non-binding, preliminary oral indication of interest in acquiring Barnes for $47.00 to $48.00 per share (which Party A would not commit to writing, although requested to do so) was highly speculative given that, despite numerous invitations to do so throughout the summer and fall of 2024, Party A declined to make a written proposal to acquire Barnes at such a price, and that Party A’s oral indication was conditioned on completion of due diligence, as well as Barnes agreeing to negotiate exclusively with Party A, and that Party A was unwilling to commit to making a formal written proposal regardless of any actions taken by Barnes;
•
the risks involved in continuing to solicit or negotiate alternative acquisition proposals, including the inherent risk of sharing confidential information of Barnes and the risk that further deferring the execution of the Merger Agreement to continue to allow Party B to explore its ability to finance an acquisition would have jeopardized Parent’s willingness to transact;

•
that Barnes’ receptiveness to a strategic transaction was well publicized since the initiation of the strategic review process through various widely reported news reports and that Barnes responded to third parties that had expressed interest in a possible transaction on an unsolicited basis and were believed to be reasonably capable of consummating a transaction by offering such third parties the opportunity to conduct due diligence and make a proposal, subject to the requirement that they enter into a customary confidentiality agreement;

•
that the Board of Directors had conducted extensive deliberations over a period of eight months since Party A’s February 2024 Proposal to evaluate alternatives for Barnes with the assistance of Barnes’ advisors;

•
Parent’s indication to the Board of Directors that the Merger Consideration of $47.50 per share was its best and final offer, and that such offer had been increased since the August 23 Apollo Proposal as a result of the negotiating efforts of the Board of Directors, with the assistance of Barnes’ advisors, and the Board of Directors’ belief, based on the course of negotiations with Parent, that $47.50 per share was the maximum price that Parent would offer and that further delay could jeopardize the willingness of Parent to enter into the proposed transaction at $47.50 per share, or at all (as further described in the section of this proxy statement titled “—Background of the Merger”).

•
Premium. The Board of Directors considered the current and historical trading prices of Barnes common stock, and the fact that the Merger Consideration of $47.50 per share in cash represented a premium of approximately 22% over Barnes’ undisturbed closing share price on June 25, 2024 (the last full trading day prior to initial media reports speculating about a potential transaction), and a premium of approximately 28% over the volume weighted average price of Barnes common stock for the 90 days ending June 25, 2024.

•
Cash Consideration; Certainty of Value. The Board of Directors considered the fact that the Merger Consideration is a fixed cash amount, providing Barnes stockholders with certainty of value and liquidity immediately upon the closing of the Merger, in comparison to the risks, uncertainties and longer potential timeline for realizing equivalent value from Barnes’ standalone business plan or possible strategic transactions involving stock consideration or sales of one or more of Barnes’ lines of business, taking into account the difficulty, complexity and uncertainty of any such sale.

•
Value Relative to Standalone Prospects of Barnes. The Board of Directors considered the risks and uncertainties of Barnes remaining an independent public company, as well as the risks and uncertainties presented by fluctuations in the aerospace business (including supply chain and productivity constraints), industrial production and consumption and the timing and extent of economic downturns, the finite nature of Barnes’ aftermarket RSPs under which Barnes receives an exclusive right to manufacture and supply designated aftermarket parts over the life of the related aircraft engine program to its customer GE Aerospace, increased competitive pressures, changes in the business strategies of suppliers or in the operations of customers, changes in the pricing, demand and availability of raw materials and changes in applicable law, including possible effects on Barnes’ costs and margins, as well as risks related to significant projected capital needs, including possible effects on Barnes’ free cash flow and vulnerability to economic downturns. Specifically, among other things, the Board of Directors considered:

•
the Board of Directors’ knowledge of the business, assets, operations, financial condition, earnings and prospects of Barnes, as well as the Board of Directors’ knowledge of the current and prospective environment in which Barnes and each of its businesses operate, including economic, market and capital raising conditions; and

•
the risk that Barnes may not able to achieve projected financial performance, including the performance contemplated by the Projections (which achievement is dependent on executing a complex, wide-ranging business transformation involving multiple strategic transactions and other initiatives, each of which would require significant attention from members of Barnes management across the organization, in addition to significant investments), based on, among other things, the Board of Directors’ assessment of Barnes’ business, assets and prospects and competitive position.

•
Terms of the Merger Agreement. The Board of Directors considered the terms and conditions of the Merger Agreement, which were reviewed by the Board of Directors, with the assistance of Barnes’ legal counsel, and the fact that such terms were the result of robust, arm’s-length negotiations between the parties. Specifically, among other things, the Board of Directors considered:

•
Parent’s obligation under the Merger Agreement to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing in an amount sufficient to fund the Financing Amounts on terms and conditions (subject to certain exceptions) described in the Commitment Letters;

•
Parent’s obligation under the Merger Agreement to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the Merger as promptly as practicable, including defending any lawsuits or other legal proceedings challenging the Merger Agreement or the consummation of the Merger, and to commit and agree to any divestitures with respect to Barnes, Parent and their respective subsidiaries, and to commit to any go-forward restrictions or obligations on Barnes, Parent and their respective subsidiaries after Closing, in each case as necessary to obtain the requisite regulatory approvals and to permit Closing by the End Date (as defined in the section of this proxy statement titled “The Merger Agreement—Termination of the Merger Agreement”);

•
the fact that the Merger is not subject to a financing condition and that Parent has obtained committed debt financing from reputable financial institutions and committed equity financing from the Equity Investors in an aggregate amount sufficient to fund the Financing Amounts under the Merger Agreement;

•
Barnes’ right under the Merger Agreement, under specified circumstances in response to certain alternative acquisition proposals, to furnish information to and conduct discussions and negotiations with third parties prior to the Barnes Stockholder Approval (as discussed in the section of this proxy statement titled “The Merger Agreement—No Solicitation”), providing an opportunity to assess alternative proposals;

•
the Board of Directors’ right, under the Merger Agreement, to withdraw, withhold, modify or qualify its recommendation that Barnes stockholders vote to adopt the Merger Agreement under certain circumstances, subject to the terms of the Merger Agreement, including Barnes’ payment of the Company Termination Fee of $85,000,000 (representing approximately 3.4% of Barnes’ implied equity value), if Parent elects to terminate the Merger Agreement in such circumstances;

•
Barnes’ right to terminate the Merger Agreement, under certain circumstances and subject to the terms of the Merger Agreement, to enter into a definitive agreement providing for a Superior Proposal, upon Barnes’ payment of the Company Termination Fee of $85,000,000;

•
the fact that the Company Termination Fee of $85,000,000 payable by Barnes in certain circumstances was viewed by the Board of Directors, after discussion with Barnes' legal advisor, as reasonable under the circumstances, comparable to termination fees in similar transactions and not likely to preclude or deter any other party from making a competing acquisition proposal;

•
the Parent Termination Fee of $168,504,000 (representing approximately 6.8% of Barnes’ implied equity value) payable to Barnes if the Merger Agreement is terminated in certain circumstances, which payment is guaranteed by the Guarantors; and

•
Barnes’ ability, under certain circumstances specified in the Merger Agreement, to seek specific performance of Parent’s and Merger Sub’s obligation to cause the Merger to occur and to prevent other breaches or threatened breaches of the Merger Agreement.

•
Likelihood of Completion. The Board of Directors considered the likelihood that the Merger would be completed based on, among other things, Apollo’s proven ability to complete large acquisition transactions, the limited number and nature of conditions required to be satisfied in order to complete the Merger and the likelihood of obtaining required regulatory approvals on a timely basis.

•
Timing of Completion. The Board of Directors considered the anticipated timing of the consummation of the Merger and the Board of Directors’ conclusion that the Merger could be completed in a reasonable timeframe and in an orderly manner, reducing the period during which Barnes’ business would be subject to the potential uncertainty of Closing and expediting the timeline for Barnes stockholders to receive the Merger Consideration.

•	Opinion of Barnes’ Financial Advisors. The Board of Directors considered:
•
the financial analyses presented to the Board of Directors by Goldman Sachs and the fact that Goldman Sachs rendered its oral opinion, which was subsequently confirmed by delivery of its written opinion, to the Board of Directors on October 6, 2024, that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the Merger Consideration of $47.50 in cash per share of Barnes common stock to be paid to the Barnes stockholders (other than Parent and its affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. For more information, see the section of this proxy statement titled “—Opinion of Goldman Sachs & Co. LLC” (the full text of the written opinion of Goldman Sachs, dated October 6, 2024, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with Goldman Sachs’ opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference); and

•
the financial presentation and opinion, dated October 6, 2024, of Jefferies to the Board of Directors as to the fairness, from a financial point of view and as of such date, of the Merger Consideration of $47.50 in cash per share of Barnes common stock to be received by holders of Barnes common stock (other than, as applicable, Apollo, Parent, equity investors in Parent, Merger Sub and their respective affiliates) pursuant to the Merger Agreement, which opinion was based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as further described in the section of this proxy statement titled “—Opinion of Jefferies LLC” (the full text of which opinion is attached as Annex C to this proxy statement and is incorporated herein by reference).

•
Shareholder Vote and Appraisal Rights. The Board of Directors considered the fact that the Merger would be subject to the adoption of the Merger Agreement by Barnes stockholders, and Barnes stockholders would be free to reject the proposed Merger by voting against the adoption of the Merger Agreement for any reason, including if a higher offer were to be made prior to the Special Meeting (which would, under certain circumstances, be subject to payment by Barnes of a Company Termination Fee of $85,000,000 if Barnes subsequently were to enter into a definitive agreement relating to, or to consummate, a Superior Proposal) and that doing so under certain limited circumstances would not result in the payment of any termination fee to Parent under such circumstances. The Board of Directors also considered the availability of appraisal rights under Delaware law to any holders of shares of Barnes common stock who do not vote in favor of the adoption of the Merger Agreement and who comply with all of the required statutory procedures, which provides those eligible stockholders with an opportunity to have a Delaware court determine the fair value of their shares, which may be more than, less than or the same as the amount such stockholders would have received under the Merger Agreement.

The Board of Directors also considered a variety of risks and other potential negative factors in its consideration of the Merger Agreement and the Merger, including the following material potentially negative factors:
•
the fact that the announcement and pendency of the transactions contemplated by the Merger Agreement, the failure to complete the Merger or actions that Barnes may be required, or Parent may be permitted, to take under the Merger Agreement could have an adverse impact on existing and prospective business relationships with customers, suppliers, employees, labor unions, financing sources, partners or other business relationships, including the risk that certain key members of Barnes management might choose not to remain employed with Barnes prior to the completion of the Merger, regardless of whether or not the Merger is completed;

•
the restrictions on Barnes’ conduct of its business prior to the completion of the Merger, which could delay or prevent Barnes from undertaking business opportunities that may arise pending completion of the Merger;

•
the costs involved in connection with entering into the Merger Agreement and completing the Merger and the substantial time and effort of management required to consummate the Merger and related disruptions to the operation of Barnes’ business;

•	the risk of litigation in connection with the execution of the Merger Agreement and the consummation of the Merger and the other transactions contemplated therein;
•
the fact that, following the consummation of the Merger, Barnes will no longer exist as an independent public company and existing Barnes stockholders will not participate in any future earnings or growth, and the possibility that, although the Merger provides Barnes stockholders the opportunity to realize a premium to the price at which Barnes common stock traded prior to media reports regarding a potential acquisition of Barnes and the public announcement of the Merger, the price of Barnes common stock might have increased in the future to a price greater than the Merger Consideration;

•	the fact that the Merger would be taxable to Barnes stockholders for U.S. federal income tax purposes;
•
the fact that some of Barnes’ directors and executive officers have interests in the Merger that are different from, or in addition to, Barnes stockholders generally (as further described in the section of this proxy statement titled “—Interests of Barnes’ Executive Officers and Directors in the Merger”);

•	the fact that the Merger might not be consummated in a timely manner, or at all, due to the failure of satisfying certain conditions to the closing of the Merger;
•
the fact that Parent and Merger Sub are newly formed entities with limited assets and that the Limited Guarantee, provided by the Guarantors, guarantee Parent’s and Merger Sub’s obligations under the Merger Agreement only with respect to payment of the Parent Termination Fee of $168,504,000, certain other damages, associated enforcement costs and other indemnification and reimbursement obligations;

•
the provisions of the Merger Agreement that restrict Barnes’ ability to solicit or participate in discussions or negotiations regarding alternative acquisition proposals with third parties, subject to specified exceptions, and that require Barnes to negotiate with Parent (if Parent so requests) prior to Barnes being able to terminate the Merger Agreement to accept a Superior Proposal;

•	the provisions of the Merger Agreement that restrict Barnes’ ability to pay cash dividends during the period between the execution of the Merger Agreement and the consummation of the Merger;
•
the possibility that Barnes’ obligation to pay the Company Termination Fee of $85,000,000 to Parent upon the termination of the Merger Agreement under certain circumstances could discourage other potential acquirors from making alternative acquisition proposals to acquire Barnes; and

•
the fact that Barnes’ remedies in the event that the Merger Agreement is terminated may be limited to the Parent Termination Fee of $168,504,000, payable by Parent under certain circumstances, and certain other damages, associated enforcement costs and other indemnification and reimbursement obligations, which may be inadequate to compensate Barnes and the Barnes stockholders for any damage caused, and that the Parent Termination Fee may not be payable in all instances where the Merger is not consummated and, even if payable, the success of any such action may be uncertain.

The foregoing discussion of the factors considered by the Board of Directors is not intended to be exhaustive, but rather includes the material factors considered by the Board of Directors. In reaching its decision to (a) determine that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Barnes and its stockholders, (b) approve the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (c) recommend that Barnes stockholders adopt the Merger Agreement and (d) direct that the adoption of the Merger Agreement be submitted for consideration by Barnes stockholders at the Special Meeting, the Board of Directors did not quantify, rank or otherwise assign any relative weights to, and did not make specific assessments of, the factors considered, and individual directors may have given different weights to different factors. The Board of Directors did not reach any specific conclusion with respect to any of the factors or reasons considered, but determined, in its business judgment, that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.
The above factors are not presented in any order of priority. The explanation of the factors and reasoning set forth above contain forward-looking statements and should be read in conjunction with the section of this proxy statement titled “Forward-Looking Statements.”
Opinions of Barnes’ Financial Advisors
Opinion of Goldman Sachs & Co. LLC
Goldman Sachs rendered its opinion to the Board of Directors that, as of October 6, 2024 and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the Barnes stockholders (other than Parent and its affiliates) pursuant to the Merger Agreement was fair from a financial point of view to such Barnes stockholders.
The full text of the written opinion of Goldman Sachs, dated October 6, 2024, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board of Directors in connection with its consideration of the Merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Barnes common stock should vote with respect to the Merger, or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•	the Merger Agreement;
•	Annual Reports on Form 10-K of Barnes for the five years ended December 31, 2023;
•	Quarterly Reports on Form 10-Q of Barnes for the fiscal quarters ended March 31, 2024 and June 30, 2024;
•	certain other communications from the Company to its stockholders;
•	certain publicly available research analyst reports for Barnes; and
•
certain internal financial analyses and forecasts for Barnes prepared by its management as approved for Goldman Sachs’ use by Barnes (which are referred to as the September 2024 Projections (as defined in the section of this proxy statement titled “—Certain Financial Projections”)).

Goldman Sachs also held discussions with members of the senior management of Barnes regarding their assessment of the past and current business operations, financial condition and future prospects of Barnes; reviewed the reported price and trading activity for the Barnes common stock; compared certain financial and stock market information for Barnes with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the Aerospace and Industrial industry and in other industries; and performed such other studies and analyses, and considered such other factors, including Section 5.1(b)(iii) of the Merger Agreement, as Goldman Sachs deemed appropriate.
For purposes of rendering this opinion, Goldman Sachs, with Barnes’ consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Barnes’ consent that the September 2024 Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Barnes. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Barnes or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of Barnes to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to Barnes, including non-binding indications of interest for a Merger proposed by third parties that may have resulted in higher prices per share of the Barnes common stock in cash than in the Merger, which indications of interest Barnes has advised Goldman Sachs it has determined not to pursue; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the Merger Consideration to be paid to the Barnes stockholders (other than Parent and its affiliates) of such shares pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including the fairness of the Merger to, or any consideration received in connection therewith by, the Barnes stockholders of any other class of securities, creditors, or other constituencies of Barnes; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Barnes, or class of such persons, in connection with the Merger, whether relative to the Merger Consideration to be paid to the Barnes stockholders (other than Parent and its affiliates) pursuant to the Merger Agreement or otherwise. Goldman Sachs’ opinion is necessarily based on economic, monetary market and other condition as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of Barnes common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Barnes, Parent or the Merger, or as to the impact of the Merger on the solvency or viability of Barnes or Parent or the ability of Barnes or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board of Directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 4, 2024, the last trading day before the public announcement of the Merger, and is not necessarily indicative of current market conditions.
Implied Premia Analysis. Goldman Sachs calculated and compared certain implied premia described below based on the Merger Consideration to be paid to the Barnes stockholders pursuant to the Merger Agreement in relation to:
•
the closing price per share of the Barnes common stock of $38.90 on June 25, 2024, the last trading day before media reports of Barnes exploring strategic alternatives, including a sale, of the company became public (the “Undisturbed Share Price”);

•	the highest closing trading price for the shares of Barnes common stock of $43.02 over the 52-week period ended June 25, 2024 (the “52-Week High Through Undisturbed”);

•	the volume weighted average price (“VWAP”) for the shares of Barnes common stock of $39.30 over the thirty-day period ended June 25, 2024 (the “30-Day VWAP Through Undisturbed”);
•	the VWAP for the shares of Barnes common stock of $37.24 over the ninety-day period ended June 25, 2024 (the “90-day VWAP Through Undisturbed”); and
•
the mean of analyst price targets for the shares of Barnes common stock of $46.00 based on published, publicly available Wall Street equity research reports as of October 4, 2024 (“Mean Analyst Price Target”).

The results of the calculations and comparisons are as follows:

Reference Price Per Share	Implied Premium Represented by $47.50 Per Share
Undisturbed Share Price as of June 25, 2024 of $38.90	22%
52-Week High Through Undisturbed of $43.02	10%
30-Day VWAP Through Undisturbed of $39.30	21%
90-Day VWAP Through Undisturbed of $37.24	28%
Mean Analyst Price Target of $46.00	3%

Illustrative Discounted Cash Flow Sum-of-the-Parts Analysis. Using the September 2024 Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on Barnes to derive a range of illustrative present values per share of the Barnes common stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 9.50% to 11.00%, reflecting estimates of the weighted average cost of capital of each of (i) Barnes excluding its revenue sharing programs business (“RSP”) (“Barnes Ex-RSP”) and (ii) RSP, Goldman Sachs discounted to present value as of June 30, 2024 (i) estimates of unlevered free cash flow for each of Barnes Ex-RSP (including expected tax savings from future amortization expenses for the years 2029 through 2070 as reflected in the September 2024 Projections) and RSP for the third and fourth quarters of fiscal year 2024 and the fiscal years 2025 through 2028 as reflected in the September 2024 Projections and (ii) ranges of illustrative terminal values for each of Barnes Ex-RSP and RSP, which were calculated by applying perpetuity growth rates ranging from 3.0% to 4.0% on Barnes Ex-RSP and perpetuity growth rates ranging from (1)% to (3)% on RSP, to a terminal year estimate of the unlevered free cash flow to be generated by each of Barnes Ex-RSP and RSP, as reflected in the September 2024 Projections. The range of perpetuity growth rates for Barnes Ex-RSP was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the September 2024 Projections for Barnes Ex-RSP and market expectation regarding long-term real growth of gross domestic product and inflation. The range of perpetuity growth rates for RSP was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the September 2024 Projections for RSP and discussions with Barnes management regarding the future prospects of RSP. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model (“CAPM”), which requires certain company-specific inputs, including Barnes’ target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Barnes, as well as certain financial metrics for the United States financial markets generally.
Goldman Sachs derived ranges of illustrative enterprise values for each of Barnes Ex-RSP and RSP by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the ranges of illustrative enterprise values it derived for Barnes Ex-RSP, the amount of Barnes’ net debt as of June 30, 2024, as provided by and approved for Goldman Sachs’ use by Barnes management, to derive a range of illustrative equity values for Barnes Ex-RSP. Illustrative equity value of RSP was calculated on a debt free, cash free basis. Goldman Sachs then divided the ranges of illustrative equity values it derived for each of Barnes Ex-RSP and RSP by the number of fully diluted outstanding shares of Barnes, as provided by and approved for Goldman Sachs’ use by the management of Barnes, using the treasury stock method, and derived a range of illustrative present values per share of the Barnes common stock from $25 to $45 for Barnes Ex-RSP and $14 to $18 for RSP, rounded to the nearest dollar. Goldman Sachs added together the ranges of illustrative present values per share of the Barnes common stock of each of Barnes EX-RSP and RSP to derive a range of illustrative present values per share of the Barnes common stock ranging from $39 to $62, rounded to the nearest dollar.
Illustrative Present Value of Future Share Price Analysis. Using the September 2024 Projections, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of the Barnes common stock. For this analysis, Goldman Sachs first calculated the implied enterprise value (“EV”) for Barnes as of December 31 for each of the fiscal years 2024 through 2026, by applying a range of multiples of illustrative EV to next twelve month (“NTM”) EBITDA (“EV/ NTM EBITDA)” of 8.5x to 10.5x to estimates of Barnes’ adjusted EBITDA for each of the fiscal years 2025 through 2027. This illustrative range of EV/NTM EBITDA multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical EV/NTM EBITDA multiples for Barnes and current and historical EV/NTM EBITDA multiples for certain publicly traded companies. For each of Barnes and, using publicly available information, the selected publicly traded companies, Goldman Sachs calculated (i) the EV/NTM EBITDA of the closing price per share of Barnes common stock as of June 25, 2024 of 8.8x and the average of EV/NTM EBITDA multiples of Barnes for the one-year, three-year and five-year periods ended June 25, 2024 of 8.5x, 9.3x and 10.1x, respectively, (ii) the EV/NTM EBITDA of the closing price per share of the selected publicly traded companies as of October 4, 2024 of 9.4x and the average of EV/NTM EBITDA multiples of the selected publicly traded companies for the one-year, three-year and five-year periods ended October 4, 2024 of 9.7x, 9.0x and 9.2x, respectively.
Goldman Sachs then subtracted the amount of Barnes’ projected net debt for each of the fiscal years 2024 through 2026, each as provided by and approved for Goldman Sachs’ use by the management of Barnes, from the respective implied enterprise values, in order to derive a range of illustrative equity values as of December 31 for Barnes for each of the fiscal years 2024 to 2026. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding shares of Barnes common stock of each of fiscal years 2024 through 2026, calculated using information provided by and approved for Goldman Sachs’ use by the management of Barnes, to derive a range of implied future values per share of the Barnes common stock. Goldman Sachs then added the cumulative dividends per share of the Barnes common stock expected to be paid to holders of shares of Barnes common stock through the end of each of fiscal years 2024 through 2026, using the September 2024 Projections. Goldman Sachs then discounted these implied future equity values per share of the Barnes common stock to June 30, 2024 using an illustrative discount rate of 11.5%, reflecting an estimate of Barnes’ cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for Barnes, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $42 to $66 per share of the Barnes common stock, rounded to the nearest dollar.
Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in each of the Aerospace industry and the Industrial industry since 2014. For each of the selected transactions, Goldman Sachs calculated and compared the implied enterprise value of the applicable target company based on the consideration paid in the transaction as a multiple of the target company’s last twelve month (“LTM”) adjusted EBITDA (except as otherwise set forth in the financial analyses delivered by Goldman Sachs to the Board of Directors) based on information in public filings, press releases and investor relations documents. While none of the companies that participated in the selected transactions are directly comparable to Barnes, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Barnes’ results, market sizes and product profile.
The following tables present the results of this analysis:

Selected Transactions in the Aerospace Industry
Announcement Date	Acquiror	Target
March 2015	Alcoa Corporation	RTI International Metals, Inc.
August 2021	Parker Hannifin Corporation	Meggitt PLC
September 2021	Bain Capital, LP	ITP Aero (Industria de Turbo Propulsores, S.A.)
May 2023	HEICO Corp.	Wencor Group, LLC
June 2023	Kohlberg Kravis Roberts & Co. L.P.	CIRCOR International, Inc.
June 2023	Barnes Group Inc.	MB Aerospace Holdings Inc.
December 2023	AAR Corp.	Triumph Group, Inc.’s Product Support Business
January 2024	Arcline Investment Management, L.P.	Kaman Corporation
July 2024	Platinum Equity Advisors, LLC	Héroux-Devtek Inc.

Selected Transactions in the Industrial Industry
Announcement Date	Acquiror	Target
April 2014	Blackstone Inc.	Gates Corporation
August 2015	Berkshire Hathaway Inc.	Precision Castparts Corp.
March 2018	Altra Industrial Motion Corp.	Fortive Corporation’s Automation & Specialty Business
July 2019	Hillenbrand, Inc.	Milacron Holdings Corp.
July 2019	Parker Hannifin Corporation	Exotic Metals Forming Company LLC
February 2021	Regal Beloit Corporation	Rexnord Corporation’s Process & Motion Control Business
October 2022	Regal Rexnord Corporation	Altra Industrial Motion Corp.

The results are as follows:

EV/LTM EBITDA
High	16.7x
Low	9.4x
Median (Aerospace Industry Transactions)	14.5x
Median (Industrial Industry Transactions)	12.9x
Median (Overall)	13.5x

Based on the results of the foregoing calculations and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a reference range of EV/LTM adjusted EBITDA multiples of 9.4x to 16.7x to Barnes’ LTM pro forma adjusted EBITDA as of June 30, 2024, as provided by and approved for Goldman Sachs’ use by the management of Barnes, to derive a range of implied enterprise values for Barnes. Goldman Sachs then subtracted the net debt of Barnes as of June 30, 2024, as provided by and approved for Goldman Sachs’ use by the management of Barnes, and divided the result by the number of fully diluted outstanding share of Barnes common stock as of October 4, 2024, as provided by and approved for Goldman Sachs’ use by the management of Barnes, to derive a reference range of implied values per share of the Barnes common stock of $31 to $71, rounded to the nearest dollar.
Premia Paid Analysis. Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all-cash acquisition transactions announced from October 4, 2014 through October 4, 2024 involving a public company based in the United States as the target where the disclosed enterprise values for the transactions were between $1 billion and $10 billion. This analysis excluded financial institutions group transactions, real estate transactions, biotechnology transactions and transactions with premia greater than 200% or less than 0% relative to the target’s last undisturbed closing price prior to announcement, using information obtained from FactSet Research Systems Inc. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in the 387 transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transactions. This analysis indicated a median premium of 32% across the period. This analysis also indicated a 25th percentile premium of 19% and 75th percentile premium of 54% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 19% to 54% to the undisturbed closing price per share of the Barnes common stock of $38.90 as of June 25, 2024 and calculated a range of implied equity values per share of the Barnes common stock of $46 to $60, rounded to the nearest dollar.
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Barnes or to the Merger.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Board of Directors as to the fairness from a financial point of view of the Merger Consideration to be paid to the

Barnes stockholders (other than Parent and its affiliates) pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Barnes, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasts.
The Merger Consideration was determined through arm’s-length negotiations between Barnes and Parent and was approved by the Board of Directors. Goldman Sachs provided advice to Barnes during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Barnes or the Board of Directors or that any specific amount of consideration constituted the only appropriate Merger Consideration for the Merger.
As described in the section of this proxy statement titled “—Recommendation of the Board of Directors and Reasons for the Merger,” Goldman Sachs’ opinion to the Board of Directors was one of many factors taken into consideration by the Board of Directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.
Goldman Sachs and its affiliates are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Barnes, Parent, any of their respective affiliates and third parties, including Apollo, a significant shareholder of Parent, or any currency or commodity that may be involved in the Merger contemplated by the Merger Agreement. Goldman Sachs acted as financial advisor to Barnes in connection with, and participated in certain of the negotiations leading to, the Merger. During the two-year period ended October 6, 2024, Goldman Sachs Investment Banking had not been engaged by Barnes or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Apollo and its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as financial co-advisor to Lifepoint Health Inc., a portfolio company of funds affiliated with Apollo, in connection with its acquisition of a majority interest in Springstone, Inc. in February 2023; as bookrunner in connection with the issuance by Albertsons Companies Inc., a portfolio company of funds affiliated with Apollo, of its senior notes due February 2028 in February 2023; as financial advisor to Apollo in connection with its acquisition of Atlas Air Worldwide Holdings Inc. in March 2023; as bookrunner in connection with the issuance by Oldenburgische Landesbank AG, a portfolio company of funds affiliated with Apollo, of its subordinated callable fixed rate reset notes due April 2034 in March 2024; as bookrunner in connection with the issuance by Athene Holding Ltd., a portfolio company of funds affiliated with Apollo, of its subordinated notes due 2064 in May 2024; and as bookrunner in connection with the issuance by OneMain Finance Corporation, a portfolio company of funds affiliated with Apollo, of its senior notes due November 2031 in August 2024. During the two-year period ended October 6, 2024, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to Apollo and/or its affiliates and portfolio companies (which may include companies that are not controlled by Apollo) of approximately $97 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Barnes, Parent, Apollo and their respective affiliates and as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Apollo and its affiliates from time to time and may have invested in limited partnership units of affiliates of Apollo from time to time and may do so in the future.
The Board of Directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated April 22, 2024, Barnes engaged Goldman Sachs to act as its financial advisor in connection with the Merger. The engagement letter between Barnes and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $23.5 million, $2 million of which became payable at the announcement of the Merger, and the remainder of which is contingent upon consummation of the Merger. In addition, Barnes has agreed to reimburse Goldman Sachs for certain of its expenses, including certain attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Opinion of Jefferies LLC
Barnes has retained Jefferies as financial advisor to Barnes in connection with the Merger. In connection with this engagement, the Board of Directors requested that Jefferies evaluate the fairness, from a financial point of view, of the Merger Consideration to be received by holders of Barnes common stock (other than, as applicable, Apollo, Parent, equity investors in Parent, Merger Sub and their respective affiliates) pursuant to the Merger Agreement. At a meeting of the Board of Directors held on October 6, 2024 to evaluate the Merger, Jefferies rendered an oral opinion, confirmed by delivery of a written opinion dated October 6, 2024, to the Board of Directors to the effect that, as of such date and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as set forth in such opinion, the Merger Consideration to be received by holders of Barnes common stock (other than, as applicable, Apollo, Parent, equity investors in Parent, Merger Sub and their respective affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.
The full text of Jefferies’ opinion, which describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex C to this proxy statement and is incorporated herein by reference. Jefferies’ opinion was provided for the use and benefit of the Board of Directors (in its capacity as such) in its evaluation of the Merger Consideration from a financial point of view and did not address any other aspect of the Merger or any other matter. Jefferies’ opinion did not address the relative merits of the Merger or other transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Barnes, including any alternative transaction proposal received by Barnes offering potentially greater consideration than the Merger Consideration, nor did it address the underlying business decision by Barnes to engage in the Merger. Jefferies’ opinion did not constitute a recommendation to the Board of Directors, and does not constitute a recommendation to any securityholder, as to how to vote or act with respect to the Merger or any other matter. The following summary is qualified in its entirety by reference to the full text of Jefferies’ opinion.
In arriving at its opinion, Jefferies, among other things:
•	reviewed a draft, dated October 6, 2024, of the Merger Agreement;
•	reviewed certain publicly available financial and other information relating to Barnes;
•
reviewed certain information furnished to Jefferies by the management of Barnes relating to the business, operations and prospects of Barnes, including financial forecasts and estimates provided to or discussed with Jefferies by the management of Barnes;

•	held discussions with members of the senior management of Barnes regarding the business, operations and prospects of Barnes and the other matters described in the second and third bullet points above;
•	reviewed the stock trading price history for Barnes and the implied trading multiples of Barnes and certain publicly traded companies that Jefferies deemed relevant in evaluating Barnes;
•	reviewed, to the extent publicly available, financial terms of certain transactions that Jefferies deemed relevant in evaluating the Merger; and
•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.
In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Barnes or that was publicly available to Jefferies (including, without limitation, the information described above) or otherwise reviewed by Jefferies.

Jefferies relied on assurances of the management and other representatives of Barnes that they were not aware of any facts or circumstances that would make such information incomplete, inaccurate or misleading. In its review, Jefferies did not make or obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise), nor did Jefferies conduct a physical inspection of any of the properties or facilities, of Barnes or any other entity and Jefferies was not furnished with, and assumed no responsibility to obtain or conduct, any such evaluations, appraisals or physical inspections. Jefferies also did not evaluate the solvency or fair value of Barnes or any other entity under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Jefferies’ analyses and opinion did not consider any actual or potential arbitration, litigation, claims or possible unasserted claims, audits, investigations or other proceedings involving or affecting Barnes or any other entity.
With respect to the financial forecasts and estimates provided to and reviewed by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. However, Jefferies was advised, and Jefferies assumed, that the financial forecasts and estimates relating to Barnes that Jefferies was directed to utilize for purposes of its analyses and opinion were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Barnes as to, and were an appropriate basis upon which to evaluate, the future financial performance of Barnes and the other matters covered thereby. Jefferies expressed no opinion as to any financial forecasts or estimates or the assumptions on which they were based.
Jefferies relied upon the assessments of the management of Barnes as to, among other things, (i) the potential impact on Barnes of market, competitive, macroeconomic, geopolitical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the aerospace and industrials operations of Barnes, and the industries and geographic regions in which Barnes operates, (ii) Barnes’ portfolio optimization efforts and completed or planned restructurings, acquisitions and divestitures, including financial and other aspects involved, and (iii) existing and future agreements and other arrangements involving, and ability to attract, retain and/or replace, key employees, customers, suppliers and other commercial relationships of Barnes. Jefferies assumed that there would not be any developments with respect to any such matters that would be meaningful in any respect to Jefferies’ analyses or opinion.
Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing, and which could be evaluated, as of the date of Jefferies’ opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies becomes aware after the date of its opinion. As the Board of Directors was aware, the credit, financial and stock markets, the industries in which Barnes operates and the securities of Barnes have experienced and may continue to experience volatility and disruptions and Jefferies expressed no view or opinion as to any potential effects of such volatility or disruptions on Barnes or the Merger.
Jefferies made no independent investigation of, and Jefferies expressed no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to Barnes or the Merger and Jefferies assumed the correctness in all respects meaningful to its analyses and opinion of all legal, regulatory, accounting and tax advice given to Barnes and/or the Board of Directors, including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting Barnes or the Merger and legal, regulatory, accounting and tax consequences to Barnes or its securityholders of the terms of, and transactions contemplated by, the Merger Agreement. Jefferies also assumed that the Merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that, in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Merger or otherwise, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition would be imposed or occur that would have an adverse effect on Barnes or the Merger or that otherwise would be meaningful in any respect to Jefferies’ analyses or opinion. Jefferies further assumed that the final Merger Agreement, when signed by the parties thereto, would not differ from the draft reviewed by Jefferies in any respect meaningful to Jefferies’ analyses or opinion.
Jefferies’ opinion did not address the relative merits of the Merger or other transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Barnes, including any alternative transaction proposal received by Barnes offering potentially greater consideration than the Merger Consideration, nor did it address the underlying business decision by Barnes to engage in the Merger or other transactions contemplated by the Merger Agreement or the terms of the Merger Agreement, including the form or structure of the Merger or any term, aspect or implication of any guarantee, equity or debt commitment or other agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from, the Merger or otherwise. Jefferies’ opinion was limited to the fairness, from a financial point of view and as of the date of such opinion, of the Merger Consideration to be received by holders of Barnes common stock (to the extent expressly specified in such opinion), without regard to individual circumstances of specific holders (whether by virtue of control, voting or consent, liquidity, contractual arrangements or otherwise) that may distinguish such holders or the securities of Barnes held by such holders, and Jefferies’ opinion did not in any way address proportionate allocation or relative fairness among such holders, holders of any other securities of Barnes or otherwise. Jefferies was not asked to, and its opinion did not, address the fairness, financial or otherwise, of any consideration to the holders of any class of securities, creditors or other constituencies of Barnes or any other party. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration or otherwise. Jefferies also expressed no view or opinion as to the prices at which shares of Barnes common stock or any other securities of Barnes may trade or otherwise be transferable at any time, including following announcement or consummation of the Merger. The issuance of Jefferies’ opinion was authorized by the Fairness Committee of Jefferies LLC.
In connection with rendering its opinion to the Board of Directors, Jefferies performed a variety of financial and comparative analyses, including those described below. The following summary is not a complete description of all analyses performed and factors considered by Jefferies in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies and selected precedent transactions analyses summarized below, no company or transaction used as a comparison was identical or directly comparable to Barnes or the Merger. These analyses necessarily involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies or transactions concerned.
Jefferies believes that its analyses and the summary below must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies’ analyses and opinion. Jefferies did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.
The estimates of the future performance of Barnes in or underlying Jefferies’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of Barnes. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or securities actually may be sold or acquired. Accordingly, the estimates used in, and the implied reference ranges resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as Jefferies’ view of the actual value of Barnes or securities.
The Merger Consideration payable pursuant to the Merger Agreement was determined through negotiations between Barnes and Apollo, and the decision by Barnes to enter into the Merger Agreement was solely that of the Board of Directors. Jefferies’ opinion and financial analyses were only one of many factors considered by the Board of Directors in its evaluation of the Merger Consideration and should not be viewed as determinative of the views of the Board of Directors or Barnes management with respect to the Merger or the consideration payable in the Merger.
The summary of the financial analyses described below under the heading “—Financial Analyses” is a summary of the material financial analyses reviewed with the Board of Directors and performed by Jefferies in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. The order in which the financial analyses summarized below appear does not necessarily reflect the relative importance or weight given to such analyses. For purposes of the analyses described below, the term (i) “adjusted EBITDA” means earnings before interest, taxes, depreciation and amortization, adjusted for certain non-recurring and non-cash items and (ii) “pro forma adjusted EBITDA” means, in the case of Barnes, adjusted EBITDA pro forma in calendar year 2024 and during the latest 12 months (as of June 30, 2024) for Barnes’ sale of its Associated Spring™ and Heinz Hänggi™ businesses and acquisition of MB Aerospace.
Financial Analyses
Selected Public Companies Analyses. Jefferies performed selected public companies analyses of Barnes both on a consolidated and sum-of-the-parts basis in which Jefferies reviewed publicly available financial, stock market and operating information relating to Barnes and the selected publicly traded companies listed below.
Consolidated. In its selected public companies analysis of Barnes on a consolidated basis, Jefferies reviewed publicly available financial, stock market and operating information relating to Barnes and the following 15 selected publicly traded companies with operations in the aerospace and/or industrials industries that Jefferies considered generally relevant for purposes of analysis (collectively, the “Barnes selected companies”):
•	Albany International Corp.
•	Arcosa, Inc.
•	Astronics Corporation
•	Brady Corporation
•	Crane Company
•	Curtiss-Wright Corporation
•	Ducommun Incorporated
•	ESCO Technologies Inc.
•	Hillenbrand, Inc.
•	MOOG Inc.
•	RBC Bearings Incorporated
•	SPX Technologies, Inc.
•	Trimas Corporation
•	Triumph Group, Inc.
•	Woodward, Inc.
Jefferies reviewed, among other information, enterprise values, calculated as fully diluted equity values based on closing stock prices on October 4, 2024 plus total debt and debt-like items, preferred equity and minority interests (as applicable) and less cash and cash equivalents and excluding unfunded pension liabilities (as applicable), as multiples of calendar year 2024 and calendar year 2025 estimated adjusted EBITDA. Financial data of the Barnes selected companies were based on Wall Street research analysts’ estimates, public filings and other publicly available information. Financial data of Barnes was based on financial forecasts and estimates of the management of Barnes and public filings.
The overall low to high calendar year 2024 and calendar year 2025 estimated adjusted EBITDA multiples observed for the Barnes selected companies were 7.7x to 21.6x (with a median of 12.5x) and 7.7x to 19.6x (with a median of 11.8x), respectively. Jefferies applied selected ranges of calendar year 2024 and calendar year 2025 estimated adjusted EBITDA multiples derived from the Barnes selected companies of 10.0x to 13.0x and 9.0x to 12.0x, respectively, to the calendar year 2024 estimated pro forma adjusted EBITDA and calendar year 2025 estimated adjusted EBITDA of Barnes, respectively.

This analysis indicated the following approximate implied per share equity value reference ranges for Barnes on a consolidated basis (rounded to the nearest $0.05), as compared to the Merger Consideration:

Implied Per Share Equity Value Reference Ranges Based On:		Merger Consideration
CY2024E Pro Forma Adjusted EBITDA	CY2025E Adjusted EBITDA
$41.10 - $59.35	$46.75 - $68.85	$47.50

Sum-of-the-Parts. In its selected public companies analysis of Barnes on a sum-of-the-parts basis, Jefferies evaluated Barnes’ (i) aerospace business (which we refer to in this section as the “Barnes aerospace business”), (ii) molding solutions business (which we refer to in this section as the “Barnes MS business”), (iii) motion control solutions business (which we refer to in this section as the “Barnes FMC business”) and (iv) automation business (which we refer to in this section as the “Barnes automation business”).
In evaluating the Barnes aerospace business, Jefferies reviewed certain financial information relating to the Barnes aerospace business and publicly available financial, stock market and operating information relating to the following 11 selected publicly traded companies with operations in the aerospace industry that Jefferies considered generally relevant for purposes of analysis (collectively, the “selected aerospace companies”):
•	Astronics Corporation
•	ATI Inc.
•	Curtiss-Wright Corporation
•	Ducommun Incorporated
•	HEICO Corporation
•	Howmet Aerospace Inc.
•	Héroux-Devtek Inc.
•	MTU Aero Engines AG
•	Senior plc
•	TransDigm Group Incorporated
•	Triumph Group, Inc.
Jefferies reviewed, among other information, enterprise values, calculated as fully diluted equity values based on closing stock prices on October 4, 2024 plus total debt and debt-like items, preferred equity and minority interests (as applicable) and less cash and cash equivalents and excluding unfunded pension liabilities (as applicable), as multiples of calendar year 2024 and calendar year 2025 estimated adjusted EBITDA. Financial data of the selected aerospace companies were based on Wall Street research analysts’ estimates, public filings and other publicly available information. Financial data of the Barnes aerospace business was based on financial forecasts and estimates of the management of Barnes and public filings.
The overall low to high calendar year 2024 and calendar year 2025 estimated adjusted EBITDA multiples observed for the selected aerospace companies were 8.3x to 33.3x (with a median of 12.5x) and 7.0x to 29.6x (with a median of 11.4x), respectively. Jefferies applied selected ranges of calendar year 2024 and calendar year 2025 estimated adjusted EBITDA multiples derived from the selected aerospace companies of 10.5x to 13.5x and 9.5x to 12.5x, respectively, to the calendar year 2024 and calendar 2025 estimated adjusted EBITDA attributable to the Barnes aerospace business, respectively, excluding such business’ revenue sharing programs, which was separately evaluated as described below under “—Discounted Cash Flow Analyses—Revenue Sharing Programs.” This analysis indicated approximate implied per share equity value reference ranges for the Barnes aerospace business (rounded to the nearest $1.00) of $18.00 to $25.00 based on calendar year 2024 estimated adjusted EBITDA and $21.00 to $31.00 based on calendar year 2025 estimated adjusted EBITDA, in each case excluding the Barnes aerospace business’ revenue sharing programs, and $27.00 to $37.00 based on calendar year 2024 estimated adjusted EBITDA and $30.00 to $42.00 based on calendar year 2025 estimated adjusted EBITDA, in each case including the implied per share equity value reference range derived for the Barnes aerospace business’ revenue sharing programs described below under “—Discounted Cash Flow Analyses—Revenue Sharing Programs.”

In evaluating the Barnes MS business, Jefferies reviewed certain financial information relating to the Barnes MS business and publicly available financial, stock market and operating information relating to the following five selected publicly traded companies with operations in the industrial machinery and/or molding solutions industry that Jefferies considered generally relevant for purposes of analysis (collectively, the “selected MS companies”):
•	ATS Corporation
•	Hillenbrand, Inc.
•	Lincoln Electric Holdings, Inc.
•	Nordson Corporation
•	Stratasys Ltd.
Jefferies reviewed, among other information, enterprise values, calculated as fully diluted equity values based on closing stock prices on October 4, 2024 plus total debt and debt-like items, preferred equity and minority interests (as applicable) and less cash and cash equivalents and excluding unfunded pension liabilities (as applicable), as multiples of calendar year 2024 and calendar year 2025 estimated adjusted EBITDA. Financial data of the selected MS companies were based on Wall Street research analysts’ estimates, public filings and other publicly available information. Financial data of the Barnes MS business was based on financial forecasts and estimates of the management of Barnes and public filings.
The overall low to high calendar year 2024 and calendar year 2025 estimated adjusted EBITDA multiples observed for the selected MS companies were 7.7x to 19.6x (with a median of 15.0x) and 7.9x to 18.4x (with a median of 10.8x), respectively. Jefferies applied selected ranges of calendar year 2024 and calendar year 2025 estimated adjusted EBITDA multiples derived from the selected MS companies of 10.5x to 12.5x and 8.75x to 10.75x, respectively, to the calendar year 2024 and calendar 2025 estimated adjusted EBITDA attributable to the Barnes MS business, respectively. This analysis indicated approximate implied per share equity value reference ranges for the Barnes MS business (rounded to the nearest $1.00) of $8.00 to $11.00 based both on calendar year 2024 and calendar year 2025 estimated adjusted EBITDA.
In evaluating the Barnes FMC business, Jefferies reviewed certain financial information relating to the Barnes FMC business and publicly available financial, stock market and operating information relating to the following eight selected publicly traded companies with operations in the industrial components and/or motion control solutions industry that Jefferies considered generally relevant for purposes of analysis (collectively, the “selected MCS companies”):
•	Gates Industrial Corporation plc
•	MOOG Inc.
•	Parker-Hannifin Corporation
•	RBC Bearings Incorporated
•	Regal Rexnord Corporation
•	Stabilus SE
•	The Timken Company
•	Twin Disc, Incorporated
Jefferies reviewed, among other information and to the extent publicly available, enterprise values, calculated as fully diluted equity values based on closing stock prices on October 4, 2024 plus total debt and debt-like items, preferred equity and minority interests (as applicable) and less cash and cash equivalents and excluding unfunded pension liabilities (as applicable), as multiples of calendar year 2024 and calendar year 2025 estimated adjusted EBITDA. Financial data of the selected MCS companies were based on Wall Street research analysts’ estimates, public filings and other publicly available information. Financial data of the Barnes FMC business was based on financial forecasts and estimates of the management of Barnes and public filings.
The overall low to high calendar year 2024 and calendar year 2025 estimated adjusted EBITDA multiples observed for the selected MCS companies were 7.3x to 19.4x (with a median of 12.5x) and 6.2x to 17.9x (with a median of 11.7x), respectively. Jefferies applied selected ranges of calendar year 2024 and calendar year 2025 estimated adjusted EBITDA multiples derived from the selected MCS companies of 9.5x to 11.5x and 8.5x to 10.5x, respectively, to the calendar year 2024 estimated pro forma adjusted EBITDA and calendar year 2025 estimated adjusted EBITDA attributable to the Barnes FMC business, respectively. This analysis indicated approximate implied per share equity value reference ranges for the Barnes FMC business (rounded to the nearest $1.00) of $3.00 to $4.00 based both on calendar year 2024 estimated pro forma adjusted EBITDA and calendar year 2025 estimated adjusted EBITDA.
In evaluating the Barnes automation business, Jefferies reviewed certain financial information relating to the Barnes automation business and publicly available financial, stock market and operating information relating to the following 11 selected publicly traded companies with operations in the robotics or automation equipment and components industries that Jefferies considered generally relevant for purposes of analysis (collectively, the “selected automation companies”):
•	ATS Corporation
•	Daifuku Co., Ltd.
•	Fanuc Corporation
•	Hirata Machinery Co., Ltd.
•	Interroll Holding AG
•	Kardex Holding AG
•	Mpac Group plc
•	Omron Corporation
•	Stabilus SE
•	Symbotic Inc.
•	Yaskawa Electric Corporation
Jefferies reviewed, among other information and to the extent publicly available, enterprise values, calculated as fully diluted equity values based on closing stock prices on October 4, 2024 plus total debt and debt-like items, preferred equity and minority interests (as applicable) and less cash and cash equivalents and excluding unfunded pension liabilities (as applicable), as multiples of calendar year 2024 and calendar year 2025 estimated adjusted EBITDA. Financial data of the selected automation companies were based on Wall Street research analysts’ estimates, public filings and other publicly available information. Financial data of the Barnes automation business was based on financial forecasts and estimates of the management of Barnes and public filings.
The overall low to high calendar year 2024 and calendar year 2025 estimated adjusted EBITDA multiples observed for the selected automation companies were 7.3x to 18.9x (with a median of 14.8x) and 6.2x to 17.6x (with a median of 12.5x), respectively. Jefferies applied selected ranges of calendar year 2024 and calendar year 2025 estimated adjusted EBITDA multiples derived from the selected automation companies of 11.5x to 13.5x and 9.5x to 11.5x, respectively, to the calendar year 2024 and calendar 2025 estimated adjusted EBITDA attributable to the Barnes automation business, respectively. This analysis indicated approximate implied per share equity value reference ranges for the Barnes automation business (rounded to the nearest $1.00) of $2.00 to $3.00 based both on calendar year 2024 and calendar year 2025 estimated adjusted EBITDA.
These analyses indicated the following approximate aggregate implied per share equity value reference ranges for Barnes on a sum-of-the-parts basis (rounded to the nearest $0.05), as compared to the Merger Consideration:

Implied Per Share Equity Value Reference Ranges Based On:		Merger Consideration
CY2024E Adjusted EBITDA	CY2025E Adjusted EBITDA
$40.05 - $54.20	$43.55 - $60.35	$47.50

Selected Precedent Transactions Analysis. Jefferies reviewed financial data relating to the following 25 selected transactions involving target companies or businesses with operations in the aerospace and/or industrials industries that Jefferies considered generally relevant for purposes of analysis (collectively, the “selected transactions”):

Announced	Acquiror		Target
July 2024	•	Platinum Equity Advisors, LLC	•	Héroux-Devtek Inc.
January 2024	•	Arcline Investment Management, L.P.	•	Kaman Corp.
December 2023	•	AAR Corp.	•	Triumph Group, Inc. (product support business)
June 2023	•	Barnes Group Inc.	•	MB Aerospace Holdings Inc.
June 2023	•	KKR & Co. Inc.	•	CIRCOR International, Inc.
May 2023	•	HEICO Corporation	•	Wencor Group, LLC
October 2022	•	Blackstone Inc.	•	Emerson Climate Technologies, Inc.
October 2022	•	Regal Rexnord Corporation	•	Altra Industrial Motion Corp.
September 2022	•	Veritas Capital Fund Management L.L.C.	•	Sequa Corporation (parent company of Chromalloy)
June 2022	•	Clayton, Dubilier & Rice, LLC	•	Roper Technologies, Inc.
December 2021	•	Lone Star Funds	•	SPX FLOW, Inc.
September 2021	•	Bain Capital	•	Industria de Turbo Propulsores, S.A.
February 2021	•	Regal Beloit Corporation	•	Rexnord Corporation (process & motion control business)
November 2019	•	Bromford Industries Limited	•	Numet Machining Techniques, Inc.
July 2019	•	Parker Hannifin Corporation	•	Exotic Metals Forming Company LLC
July 2019	•	Hillenbrand, Inc.	•	Milacron Holdings Corp.
March 2018	•	Altra Industrial Motion Corp.	•	Fortive Corporation (automation & specialty businesses)
December 2017	•	Platinum Equity Advisors, LLC	•	Husky Injection Molding Systems
October 2017	•	American Securities LLC	•	MW Industries, Inc.
July 2016	•	Honeywell International Inc.	•	Intelligrated Inc.
August 2015	•	Berkshire Hathaway Inc.	•	Precision Castparts Corp.
April 2014	•	Blackstone Inc.	•	Gates Corporation
February 2013	•	Milacron LLC	•	Mold-Masters
May 2011	•	Berkshire Partners LLC / OMERS Private Equity Inc.	•	Husky International Ltd.
September 2007	•	Onex Corporation	•	Husky International Ltd.

Jefferies reviewed, among other information, transaction values, based on the upfront value of the consideration paid or payable in the selected transactions (or, to the extent sufficient information was publicly available, the implied enterprise value of the target company or business), as a multiple of the latest 12 months adjusted EBITDA of the target companies or businesses as of the announcement date of the applicable selected transaction. Financial data of the selected transactions were based on public filings and other publicly available information. Financial data of Barnes was based on financial forecasts and estimates of the management of Barnes.
The overall low to high latest 12 months adjusted EBITDA multiples observed for the selected transactions was 8.4x to 18.1x (with a median of 12.7x). Jefferies applied a selected range of latest 12 months adjusted EBITDA multiples derived from the selected transactions of 11.5x to 13.5x to the latest 12 months (as of June 30, 2024) pro forma adjusted EBITDA of Barnes.

This analysis indicated the following approximate implied per share equity value reference range for Barnes (rounded to the nearest $0.05), as compared to the Merger Consideration:

Implied Per Share Equity Value Reference Range	Merger Consideration
$43.10 - $54.05	$47.50

Discounted Cash Flow Analyses. Jefferies performed a discounted cash flow analysis of Barnes on a consolidated basis excluding the Barnes aerospace business revenue sharing programs and, based on discussions with, and projections provided by, Barnes management regarding the differing, finite nature of such revenue sharing programs, also separately performed a discounted cash flow analysis of such programs.
Consolidated (Without Revenue Sharing Programs). In its consolidated discounted cash flow analysis of Barnes (excluding the Barnes aerospace business’ revenue sharing programs), Jefferies calculated the estimated present value of the standalone unlevered, after-tax free cash flows that Barnes was forecasted to generate during the last two quarters of the fiscal year ending December 31, 2024 through the full fiscal year ending December 31, 2028 based on financial forecasts and estimates of the management of Barnes. For purposes of this analysis, stock-based compensation was treated as a cash expense. Jefferies calculated terminal values for Barnes by applying to Barnes’ fiscal year 2028 normalized unlevered, after-tax free cash flow a selected range of perpetuity growth rates of 3.5% to 4.5%. The present values (as of June 30, 2024) of the cash flows and terminal values were then calculated using a selected range of discount rates of 10.5% to 11.5%. This analysis indicated an approximate implied per share equity value reference range for Barnes (excluding the Barnes aerospace business’ revenue sharing programs and rounded to the nearest $1.00) of $29.00 to $43.00.
Revenue Sharing Programs. In its discounted cash flow analysis of the Barnes aerospace business’ revenue sharing programs, Jefferies calculated the estimated present value of the after-tax free cash flows that such programs were forecasted to generate during the last two quarters of the fiscal year ending December 31, 2024 through the full fiscal year ending December 31, 2028 based on financial forecasts and estimates of the management of Barnes. Jefferies calculated terminal values for the Barnes aerospace business’ revenue sharing programs by applying to the fiscal year 2028 normalized after-tax free cash flow expected to be generated by such programs a selected range of perpetuity growth rates of (3.0)% to (1.0)%. The present values (as of June 30, 2024) of the cash flows and terminal values were then calculated using a selected range of discount rates of 10.5% to 11.5%. This analysis indicated an approximate implied per share equity value reference range for the Barnes aerospace business’ revenue sharing programs (rounded to the nearest $1.00) of $9.00 to $12.00.
These analyses indicated the following approximate aggregate implied per share equity value reference range for Barnes (rounded to the nearest $0.05), as compared to the Merger Consideration:

Implied Per Share Equity Value Reference Range	Merger Consideration
$37.75 - $54.20	$47.50

Certain Additional Information. Jefferies observed certain additional information that was not considered part of Jefferies’ financial analysis with respect to its opinion but was noted for informational purposes, including the following:
•
implied premiums paid or proposed to be paid in selected all-cash merger and acquisition transactions involving U.S. publicly-traded target companies announced from January 1, 2019 through October 4, 2024 with transaction equity values greater than $1 billion; applying a selected range of implied premiums of approximately 18.6% to 60.1% (reflecting the overall 25th to 75th percentile of the implied premiums derived from such transactions based on the closing stock prices of the target companies involved in such transactions one trading day prior to public announcement of such transactions) to the closing price of Barnes common stock of $38.90 per share on June 25, 2024 (the date that is one day prior to media reports that Barnes was exploring strategic alternatives, including a sale of Barnes) indicated an approximate implied per share equity value reference range for Barnes (rounded to the nearest $0.05) of $46.15 to $62.30; and

•
publicly available financial, stock market and operating information relating to selected publicly traded companies with operations in the diversified automation and industrials industries (collectively, the

“selected diversified companies”) and selected publicly traded companies with operations in the specialty automation and vision industries (collectively, the “selected specialty companies”), which were observed in relation to the Barnes automation business; the overall low to high calendar year 2024 and calendar year 2025 estimated adjusted EBITDA multiples observed for the selected diversified companies were 8.3x to 31.5x (with a median of 15.6x) and 7.9x to 23.0x (with a median of 15.1x), respectively, and for the selected specialty companies were 11.1x to 44.5x (with a median of 21.5x) and 8.0x to 28.6x (with a median of 19.5x), and the overall median calendar year 2024 and calendar year 2025 estimated adjusted EBITDA multiples observed for the selected diversified companies, the selected specialty companies and the selected automation companies was 16.0x and 14.4x, respectively.
Miscellaneous
Barnes has agreed to pay Jefferies for its financial advisory services in connection with the Merger an aggregate fee currently estimated to be approximately $23.5 million, of which a portion was payable upon delivery of Jefferies’ opinion to the Board of Directors and approximately $21.5 million is payable contingent upon consummation of the Merger. In addition, Barnes agreed to reimburse Jefferies for Jefferies’ reasonable expenses, including reasonable fees and expenses of counsel, incurred in connection with Jefferies’ engagement and to indemnify Jefferies and related parties against certain liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.
As the Board of Directors was aware, although Jefferies and its affiliates have been engaged to provide certain financial advisory services to Barnes unrelated to the Merger and in the future may provide services to Barnes and/or its affiliates, Jefferies and its affiliates have not received compensation from Barnes for such services during the approximate two-year period prior to the date of Jefferies’ opinion and no compensation is currently contemplated for such services in the event the Merger is consummated. As the Board of Directors also was aware, Jefferies and its affiliates in the past have provided, currently are providing, and in the future may provide, certain financial advisory or financing services to Apollo and/or certain of its affiliates and portfolio companies, for which services Jefferies and its affiliates have received and may receive compensation, including, during the approximate two-year period prior to the date of Jefferies’ opinion, having acted or acting as (i) financial advisor, bookrunner and/or lead arranger in connection with certain acquisition, disposition and other transactions involving affiliates and/or portfolio companies of Apollo, (ii) joint bookrunner for an equity offering of a portfolio company of Apollo, and (iii) joint lead arranger for certain credit facilities of a portfolio company of Apollo, for which services described in the foregoing clauses (i) through (iii) Jefferies received aggregate fees during such two-year period of approximately $12 million. In the ordinary course of business, Jefferies and its affiliates trade or hold or may trade or hold securities or financial instruments (including loans and other obligations) of Barnes, Apollo and/or their respective affiliates or portfolio companies or entities in which Apollo has an equity investment, as the case may be, for Jefferies’ and its affiliates’ own account and for the accounts of customers and, accordingly, at any time hold or may hold, as the case may be, long or short positions or otherwise effect transactions in those securities or financial instruments.
Jefferies was selected as a financial advisor to Barnes in connection with the Merger because, among other things, Jefferies is an internationally recognized investment banking firm with substantial experience in merger and acquisition transactions and based on its familiarity with the industries in which Barnes operates. Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.
Certain Financial Projections
While Barnes has from time to time provided limited financial guidance to investors, Barnes does not, as a matter of course, make public projections as to future revenues, earnings or other results given, among other reasons, the inherent difficulty of predicting financial performance for future periods and the uncertainty, unpredictability and subjectivity of underlying assumptions and estimates. In the ordinary course of business, however, Barnes management prepares a long-term strategic plan that reflects Barnes management’s financial and business outlook for Barnes, which is updated annually and reviewed with the Board of Directors.

In connection with the proposed Merger, Barnes is including in this proxy statement a summary of certain limited unaudited prospective financial information of Barnes prepared by Barnes management, on a standalone basis without giving effect to the Merger, solely because certain financial information was reviewed by the Board of Directors in connection with its consideration and evaluation of the Merger, provided to Goldman Sachs and Jefferies, Barnes’ financial advisors, and also provided to Parent and Merger Sub and other third parties in connection with Barnes’ strategic process. The September 2024 Projections (as defined below) were provided to Goldman Sachs and Jefferies and approved by Barnes for their respective use and reliance in connection with their respective financial analyses and opinions as described in this proxy statement in the sections entitled “—Opinion of Goldman Sachs & Co. LLC” and “—Opinion of Jefferies LLC.”
From late 2023 through early 2024, as part of Barnes’ annual business review and in accordance with its ordinary course practices, Barnes management prepared certain unaudited prospective financial information for Barnes for fiscal years 2024 through 2028, which we refer to as the “Barnes Long-Range Plan”. As part of its regular, annual process, the 2024 through 2026 fiscal year portion of the Barnes Long-Range Plan was reviewed by the Board of Directors at its annual review meeting in February 2024. The 2024 portion of the Barnes Long-Range Plan was adjusted to provide pro forma results for fiscal year 2024 for Barnes’ Associated Spring™ and Heinz Hänggi™ businesses, reflecting the anticipated closing of the divestiture by Barnes of these businesses, which divestiture had been announced in January 2024.
In March 2024, in connection with its review of Party A’s March 2024 Proposal, the Board of Directors reviewed the Barnes Long-Range Plan, which also was made available to Jefferies, as well as Barnes’ projected Unlevered Free Cash Flow (as defined below) for fiscal years 2024 through 2028 (we refer to the Barnes Long-Range Plan, together with Barnes’ projected Unlevered Free Cash Flow for the years 2024 through 2028, as the “March 2024 Projections”). The Barnes Long-Range Plan was made available to Party A in connection with Party A’s due diligence investigation of Barnes in advance of making its March 2024 Proposal.
In connection with the strategic process, Barnes management updated, and made available to Jefferies, the fiscal year 2024 portion of the March 2024 Projections to remove the contribution to the 2024 portion of the March 2024 Projections of Barnes’ Associated Spring™ and Heinz Hänggi™ businesses, the sale of which businesses had been completed in April 2024 (we refer to these updated projections as the “Summer 2024 Projections”). The Summer 2024 Projections (but not Unlevered Free Cash Flow) were made available to participants in the strategic process, including Apollo, Party A, Party B and Party C.
At the June 27, 2024 meeting of the Board of Directors, the Summer 2024 Projections prepared by Barnes management were provided to the Board of Directors and Barnes’ financial advisors in a manner such that Barnes’ revenue sharing programs business pursuant to which Barnes has an exclusive right to supply designated aftermarket parts over the life of specific aircraft engine programs, which we refer to as the “RSP Business,” was presented separately from the remainder of Barnes’ business.
In August 2024, following Barnes’ release of its financial results for the quarter ended June 30, 2024, Barnes management updated, and provided to Barnes’ financial advisors, the 2024 fiscal year portion of the Summer 2024 Projections (other than Unlevered Free Cash Flow) to reflect Barnes’ actual results for the first six months of 2024 and Barnes management’s updated view with respect to the final six months of 2024, taking into account changes in the internal and external business environment, including supply chain disruptions affecting Barnes’ Aerospace business, as well as general market softness impacting Barnes’ Industrial business. This update, which we refer to as the “6 + 6 Update,” was provided to participants in the strategic process, including Apollo, Party A, Party B and Party C, and was reviewed by the Board of Directors at its August 21, 2024 meeting. At such time, no other updates were made to the Summer 2024 Projections. Monthly updates to the 2024 fiscal year portion of the Summer 2024 Projections were also provided to Apollo, Party A, Party B and Party C in connection with their respective due diligence efforts between August and September 2024.
In September 2024, in connection with the Board of Directors’ evaluation of the proposals made in August 2024 by each of Apollo, Party A, Party B and Party C (as described in the section of this proxy statement titled “—Background of the Merger), Barnes management updated the Summer 2024 Projections, taking into account changes in the internal and external business environment, including those described in the preceding paragraph (we refer to these updated projections as the “September 2024 Projections”). The Board of Directors reviewed the September 2024 Projections, which were provided to the Board of Directors in a manner such that the RSP Business was presented separately from the remainder of Barnes’ business, given the differing, finite nature of the RSP Business. The Board of Directors directed Barnes’ financial advisors to use and rely upon the September 2024 Projections in connection with their separate financial analyses and opinions as described in the section of this proxy statement titled “—Opinion of Goldman Sachs & Co. LLC” and “—Opinion of Jefferies LLC,” respectively. The September 2024 Projections (but not Unlevered Free Cash Flow) were provided to each of Apollo, Party A, Party B and Party C.
The March 2024 Projections, the Summer 2024 Projections, the 6 + 6 Update and the September 2024 Projections are referred to collectively as the “Projections.” Barnes is including a summary of the Projections in this proxy statement to provide Barnes stockholders with access to information that was made available to the Board of Directors in connection with its evaluation of the Merger.
Barnes Long-Range Plan
Barnes management prepared the Barnes Long-Range Plan with respect to Barnes’ business, as a standalone company, for fiscal year 2024 through fiscal year 2028, which gave pro forma effect to the anticipated completion of Barnes’ divestiture of its Associated Spring™ and Heinz Hänggi™ businesses.
The following table summarizes the Net Revenue and Adjusted EBITDA reflected in the Barnes Long-Range Plan, with dollars in millions:

	2024E	2025E	2026E	2027E	2028E
Net Revenue	$1,660	$1,728	$1,793	$1,927	$2,072
Adjusted EBITDA(1)	$344	$385	$421	$469	$521

(1)
Adjusted EBITDA, a non-GAAP financial measure, refers to net income plus interest expense, income taxes, depreciation and amortization which Barnes incurs in the normal course of business, restructuring/reduction in force and transformation related charges, and other income or charges that Barnes management does not consider to be directly related to Barnes’ core operating performance. Adjusted EBITDA should not be considered as an alternative to net income, net cash provided by operating activities, or any other items calculated in accordance with GAAP, or as an indicator of Barnes’ operating performance.

March 2024 Projections
Barnes management prepared the March 2024 Projections with respect to Barnes’ business, as a standalone company, for fiscal year 2024 through fiscal year 2028. The March 2024 Projections reflected estimated financial results from Barnes’ Associated Spring™ and Heinz Hänggi™ businesses until the closing of the divestiture of such businesses in 2024 and otherwise gave pro forma effect to the anticipated completion of Barnes’ divestiture of its Associated Spring™ and Heinz Hänggi™ businesses.
The following table summarizes the Net Revenue, Adjusted EBITDA and Unlevered Free Cash Flow reflected in the March 2024 Projections, with dollars in millions:

	2024E	2025E	2026E	2027E	2028E
Net Revenue	$1,660	$1,728	$1,793	$1,927	$2,072
Adjusted EBITDA(1)	$344	$385	$421	$469	$521
Unlevered Free Cash Flow(2)	$143	$178	$252	$278	$316

(1)
Adjusted EBITDA, a non-GAAP financial measure, refers to net income plus interest expense, income taxes, depreciation and amortization which Barnes incurs in the normal course of business, restructuring/reduction in force and transformation related charges, and other income or charges that Barnes management does not consider to be directly related to Barnes’ core operating performance. Adjusted EBITDA should not be considered as an alternative to net income, net cash provided by operating activities, or any other items calculated in accordance with GAAP, or as an indicator of Barnes’ operating performance.

(2)
“Unlevered Free Cash Flow,” a non-GAAP financial measure, refers to Adjusted EBITDA (after adjustment for the removal of the estimated contribution to 2024 of Barnes’ Associated Spring™ and Heinz Hänggi™ businesses, resulting in an Adjusted EBITDA of $339 million for 2024) less unlevered taxes, less capital expenditures, plus/minus the change in net working capital, less restructuring/reduction in force and transformation related charges, less long-term tax liability, less long-term retirement benefits, and plus/minus other cash flow related to Barnes’ operating performance. At the direction of Barnes management, Unlevered Free Cash Flow was arithmetically calculated by Jefferies using the prospective financial information included in the March 2024 Projections and other financial information provided by Barnes management, which calculation was reviewed and approved by Barnes management. Unlevered Free Cash Flow should not be considered as an alternative to net income, net cash provided by operating activities, or any other items calculated in accordance with GAAP, or as an indicator of Barnes’ operating performance.

Summer 2024 Projections
Barnes management prepared the Summer 2024 Projections with respect to Barnes’ business, as a standalone company, for fiscal year 2024 through fiscal year 2028. The Summer 2024 Projections removed the contribution to 2024 of Barnes’ Associated Spring™ and Heinz Hänggi™ businesses.
The following table summarizes the Net Revenue, Adjusted EBITDA and Unlevered Free Cash Flow reflected in the Summer 2024 Projections, with dollars in millions, and presents the RSP Business and Barnes’ business other than the RSP Business (which we refer to as the “Non-RSP Business”) separately, along with a total comprising the sum of the two components:

	2024E	2025E	2026E	2027E	2028E
Non-RSP Business Net Revenue	$1,530	$1,649	$1,713	$1,845	$1,988
RSP Business Net Revenue	$77	$79	$80	$82	$84
Barnes Total Net Revenue	$1,607	$1,728	$1,793	$1,927	$2,072
Non-RSP Business Adjusted EBITDA(1)	$262	$305	$340	$387	$436
RSP Business Adjusted EBITDA(1)	$76	$80	$81	$83	$85
Barnes Total Adjusted EBITDA(1)	$338	$385	$421	$469	$521
Non-RSP Business Unlevered Free Cash Flow(2)	$56(3)	$97	$159	$182	$216
RSP Business Unlevered Free Cash Flow(2)	$45(3)	$68	$66	$67	$70
Barnes Total Unlevered Free Cash Flow(2)	$101(3)	$164	$225	$249	$286

(1)
Adjusted EBITDA, a non-GAAP financial measure, refers to net income plus interest expense, income taxes, depreciation and amortization which Barnes incurs in the normal course of business, restructuring/reduction in force and transformation related charges, and other income or charges that Barnes management does not consider to be directly related to Barnes’ core operating performance. Adjusted EBITDA should not be considered as an alternative to net income, net cash provided by operating activities, or any other items calculated in accordance with GAAP, or as an indicator of Barnes’ operating performance.

(2)
Unlevered Free Cash Flow, a non-GAAP financial measure, refers to Adjusted EBITDA less unlevered taxes, less capital expenditures, plus/minus the change in net working capital, less restructuring/reduction in force and transformation related charges, plus/minus deferred income taxes, less long-term tax liability, less long-term retirement benefits, and plus/minus other cash flow related to Barnes’ operating performance. The changes to unlevered free cash flow in the Summer 2024 Projections as compared to the March 2024 Projections were driven by changes to certain assumptions related to projected tax rates, as well as those related to depreciation and amortization. At the direction of Barnes management, Unlevered Free Cash Flow was arithmetically calculated by Barnes’ financial advisors using the prospective financial information included in the Summer 2024 Projections and other financial information provided by Barnes management, which calculation was reviewed and approved by Barnes management. Unlevered Free Cash Flow should not be considered as an alternative to net income, net cash provided by operating activities, or any other items calculated in accordance with GAAP, or as an indicator of Barnes’ operating performance.

(3)	Reflects the nine-month period from April 2024 through December 2024.
The 6 + 6 Update
Barnes management prepared the 6 + 6 Update with respect to Barnes’ business, as a standalone company, for the final six months of 2024. For reference, the first six months of actual results of 2024 were included in the 6 + 6 Update.
The following table summarizes the Net Revenue and Adjusted EBITDA reflected in the 6 + 6 Update, with dollars in millions:

	H1 2024 Actual	H2 2024 Projected
Barnes Total Net Revenue	$760	$792
Barnes Total Adjusted EBITDA(1)	$151	$169

(1)
Adjusted EBITDA, a non-GAAP financial measure, refers to net income plus interest expense, income taxes, depreciation and amortization which Barnes incurs in the normal course of business, restructuring/reduction in force and transformation related charges, and other income or charges that Barnes management does not consider to be directly related to Barnes’ core operating performance. Adjusted EBITDA should not be considered as an alternative to net income, net cash provided by operating activities, or any other items calculated in accordance with GAAP, or as an indicator of Barnes’ operating performance.

September 2024 Projections
Barnes management prepared the September 2024 Projections with respect to Barnes’ business, as a standalone company, for the final six months of 2024 through fiscal year 2028.

The following table summarizes the Net Revenue, Adjusted EBITDA and Unlevered Free Cash Flow reflected in the September 2024 Projections, with dollars in millions, and presents the RSP Business and the Non-RSP Business separately, along with a total comprising the sum of the two components:

	H2 2024E	2025E	2026E	2027E	2028E
Non-RSP Business Net Revenue	$743	$1,545	$1,672	$1,795	$1,929
RSP Business Net Revenue	$45	$106	$111	$112	$112
Barnes Total Net Revenue	$789	$1,650	$1,783	$1,907	$2,041
Non-RSP Business Adjusted EBITDA(1)	$130	$290	$346	$387	$436
RSP Business Adjusted EBITDA(1)	$44	$104	$109	$111	$111
Barnes Total Adjusted EBITDA(1)	$174	$394	$455	$498	$547
Non-RSP Business Unlevered Free Cash Flow(2)	$47	$103	$154	$182	$209
RSP Business Unlevered Free Cash Flow(2)	$35	$80	$90	$91	$93
Barnes Total Unlevered Free Cash Flow(2)	$81	$183	$244	$273	$301

(1)
Adjusted EBITDA, a non-GAAP financial measure, refers to net income plus interest expense, income taxes, depreciation and amortization which Barnes incurs in the normal course of business, restructuring/reduction in force and transformation related charges, and other income or charges that Barnes management does not consider to be directly related to Barnes’ core operating performance. Adjusted EBITDA should not be considered as an alternative to net income, net cash provided by operating activities, or any other items calculated in accordance with GAAP, or as an indicator of Barnes’ operating performance.

(2)
Unlevered Free Cash Flow, a non-GAAP financial measure, refers to Adjusted EBITDA less unlevered taxes, less capital expenditures, plus/minus the change in net working capital, less restructuring/reduction in force and transformation related charges, plus/minus deferred income taxes, less long-term tax liability, less long-term retirement benefits, less intercompany loan unwind tax payment and plus/minus other cash flow related to Barnes’ operating performance. At the direction of Barnes management, Unlevered Free Cash Flow was arithmetically calculated by Barnes’ financial advisors using the prospective financial information included in the September 2024 Projections and other financial information provided by Barnes management, which calculation was reviewed and approved by Barnes management. Unlevered Free Cash Flow should not be considered as an alternative to net income, net cash provided by operating activities, or any other items calculated in accordance with GAAP, or as an indicator of Barnes’ operating performance.

Important Information Regarding the Projections
The Projections were prepared treating Barnes on a standalone basis, without giving effect to the Merger, including any impact of the negotiation or execution of the Merger, the expenses that may be incurred in connection with the Merger or the consummation thereof, the effect of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed or in anticipation of the Merger, or the effect of any alteration, acceleration, postponement or decision not to take any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger.
The inclusion of the Projections or of this summary does not constitute an admission or representation by Barnes or its affiliates, officers, directors, advisors or other representatives or any other person that the information is material, and should not be regarded as an indication that Barnes or its affiliates, officers, directors, advisors or other representatives or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results or necessarily predictive of actual future results, and the Projections should not be relied on as such. This information is not fact and should not be relied upon as necessarily predictive of actual future results, and readers of this proxy statement are cautioned not to place undue reliance on the Projections.
The Projections and the underlying assumptions upon which the Projections were based are subjective in many respects and subject to multiple interpretations and frequent revisions attributable to the dynamics of Barnes’ industry and based on actual experience and business developments. The Projections, while presented with numerical specificity, reflect numerous assumptions with respect to Barnes’ performance, industry performance, general business, economic, regulatory, market and financial conditions, and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties, and beyond Barnes’ control. The Projections constitute forward-looking information and are subject to a wide variety of significant risks and uncertainties that could cause the Projections, the underlying assumptions and actual results to differ materially from the Projections, including those described in the section of this proxy statement titled “Forward-Looking Statements.” As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than projected, and the Projections cannot be considered a guarantee of future operating results and should not be relied upon as such. Since the Projections cover multiple years, such information by its nature becomes less predictive with each successive year. The Projections do not take into account any circumstances or events occurring after the date on which they were prepared, including the Merger, and some or all of the assumptions that have been made in connection with the preparation of the Projections may have changed since the date the Projections were prepared. Economic and business environments can and do change quickly, which adds an additional significant level of uncertainty as to whether the results portrayed in the Projections will be achieved.
In addition, the Projections have not been updated or revised to reflect information or results after the date the Projections were prepared. None of Barnes, Apollo or any of our or their respective affiliates intends to, and each of them disclaims any obligation to, update or otherwise revise the Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be no longer appropriate (except, in the case of Barnes, as required under applicable law). These considerations should be taken into account in reviewing the Projections, which were prepared as of an earlier date.
For the foregoing reasons, and considering that the Special Meeting will be held several months after the Projections were prepared, as well as the uncertainties inherent in any forecasting assumptions and information, readers of this proxy statement are cautioned not to place unwarranted reliance on the Projections set forth below. The Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in Barnes’ public filings with the SEC. Barnes urges all of its stockholders to review its most recent SEC filings for a description of its reported financial results. Please see the section of this proxy statement titled “Where You Can Find More Information” for additional information.
The Projections were not prepared with the purpose of, or with a view toward, public disclosure or toward compliance with United States generally accepted accounting principles (which we refer to as “GAAP”), published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.
The Projections included in this document have been prepared by, and are the responsibility of, the Company's management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Projections and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this document relates to the Company's previously issued financial statements. It does not extend to the Projections and should not be read to do so.
The Projections contain certain non-GAAP financial measures that Barnes believes are helpful in understanding its past financial performance and future results. Barnes management regularly uses a variety of financial measures that are not in accordance with GAAP for forecasting, budgeting and measuring financial performance. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. While Barnes believes that these non-GAAP financial measures provide meaningful information to help investors understand the operating results and to analyze Barnes’ financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Barnes’ competitors and may not be directly comparable to similarly titled measures of Barnes’ competitors given potential differences in the exact method of calculation. The SEC rules that would otherwise require a reconciliation of an adjusted financial measure to a GAAP financial measure do not apply to adjusted financial measures provided to a board of directors or a financial advisor in connection with a proposed business combination such as the Merger if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of adjusted financial measures were not relied upon by the Board of Directors or the members of Barnes management or Barnes’ financial advisors in connection with the Merger. Accordingly, Barnes has not provided a reconciliation of the non-GAAP financial measures included in the Projections to the relevant GAAP financial measures.
None of Barnes or its affiliates, officers, directors, advisors or other representatives has made or makes any representation to any Barnes stockholder or to Apollo, Parent or Merger Sub concerning the Projections or regarding Barnes’ ultimate performance compared to the information contained in the Projections or that the projected results will be achieved.

Interests of Barnes’ Executive Officers and Directors in the Merger
In considering the recommendation of the Board of Directors that Barnes shareholders approve the transaction and vote in favor of the Merger Agreement Proposal, the Compensation Proposal and the Adjournment Proposal, Barnes shareholders should be aware that the executive officers and directors of Barnes have certain interests in the transactions that are or may be different from, or in addition to, the interests of Barnes shareholders generally. The Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated by it, including the Merger, and in making their recommendation that Barnes shareholders adopt the Merger Agreement.
These interests are described in more detail below, and certain of them are quantified in the narrative below, including compensation that may become payable in connection with the Merger to Barnes’ named executive officers (which is the subject of an advisory (nonbinding) vote of Barnes shareholders). For more information, please see the section of this proxy statement titled “Proposal 2: The Compensation Proposal.” The dates used below to quantify these interests have been selected for illustrative purposes only in accordance with SEC rules and do not necessarily reflect the dates on which certain events will occur.
For purposes of this disclosure, Barnes’ named executive officers are:
•	Thomas J. Hook – President and Chief Executive Officer
•	Julie K. Streich – Senior Vice President, Finance and Chief Financial Officer
•	Ian M. Reason – Senior Vice President, Barnes and President, Barnes Aerospace
•	Jay B. Knoll – Senior Vice President, General Counsel and Secretary
•	Dawn N. Edwards – Senior Vice President, Human Resources
For purposes of this disclosure, Barnes’ executive officers consist of its named executive officers and Lukas Hovorka (Senior Vice President, Corporate Development).
Treatment of Barnes Equity Awards
At the Effective Time, each outstanding Barnes Option Award, Barnes RSU Award granted prior to October 6, 2024 or to a non-employee member of the Board of Directors (at any time), Barnes PSU Award and Barnes DSU Award will vest in full and be cashed out based on the Merger Consideration, less any required tax withholding and deductions and less the applicable per share exercise price in the case of a Barnes Option Award, with the number of shares of Barnes common stock subject to each Barnes PSU Award determined by deeming the applicable performance goals to be achieved at the greater of the target level of performance and the actual level of performance as of the Effective Time (as determined by the Board of Directors or the compensation committee thereof prior to the Effective Time in its reasonable and good faith discretion in consultation with Parent). Barnes RSU Awards granted on or after October 6, 2024 (other than any such awards granted to non-employee members of the Board of Directors) will vest on a pro-rata basis upon the Effective Time (with any unvested portion forfeited) and be cancelled in exchange for the Merger Consideration for each underlying share of Barnes common stock; provided that Parent will grant replacement awards (which may be equity- or cash-based) under a newly established long-term incentive plan which will have a value substantially equivalent to the forfeited portion of such Barnes RSU Awards and be entitled to substantially the same termination-related acceleration or continuation treatment as applies to such corresponding Barnes RSU Awards. The vesting of any such replacement awards will accelerate in full upon a termination of the holder’s employment without cause within 18 months following a change in control.
For an estimate of the value of unvested equity awards held by named executive officers that would vest assuming that the Merger occurs on November 7, 2024, see “—Quantification of Payments and Benefits to Barnes’ Named Executive Officers” below. We estimate that the value of unvested equity awards held by Mr. Hovorka that would vest assuming that the Effective Time occurs on November 7, 2024 is $1,109,279, calculated based on the Merger Consideration of $47.50 per share. We estimate that the aggregate value of unvested equity awards held by all nine non-employee directors of Barnes that would vest assuming that the Merger occurs on November 7, 2024 is $1,696,320, calculated based on the Merger Consideration of $47.50 per share.

Company ESPP
The Company will take all actions necessary with respect to the Company Employee Stock Purchase Plan (the “Company ESPP”) to provide that: (i) with respect to any offering periods in effect as of October 6, 2024 (the “Current ESPP Offering Periods”), no employee who is not a participant in the Company ESPP as of October 6, 2024 may become a participant in the Company ESPP and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on October 6, 2024 for such Current ESPP Offering Periods; (ii) if the Current ESPP Offering Periods terminate prior to the Effective Time, then the Company ESPP shall be suspended and no new offering period shall be commenced under the Company ESPP prior to the termination of the Merger Agreement; and (iii) if any Current ESPP Offering Period is still in effect at the Effective Time, then the last day of such Current ESPP Offering Period and the final purchase date shall be accelerated to a date that is three (3) business days prior to the Closing. Subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time.
Severance Agreements
Barnes is party to a severance agreement with each of its executive officers that provides for certain severance and/or change in control benefits. Under each severance agreement, in the event of a termination without cause or for good reason during the term of the agreement (which would expire no earlier than the end of 24 months following a change in control that occurs during the term (which includes the Merger)), the executive generally would be entitled to the following severance benefits: (a) 2x the sum of (x) annual base salary and (y) the greater of target annual bonus for the year of termination and average annual bonus for the three years ending before the year of termination (or if higher, before the year of the change in control); (b) prorated target annual bonus for the year of termination; (c) 24 months of additional age credit, benefit accruals and vesting credit under Barnes’ retirement plans; and (d) 24 months of continued financial planning assistance and participation in the applicable welfare plans of Barnes (including the payment or reimbursement of expenses associated with certain benefits, including taxes). The foregoing severance payments and benefits are generally subject to the executive’s execution and nonrevocation of a release of claims. In addition, the severance agreements provide that, upon a change in control, the executive would be entitled to a prorated target bonus through the change in control (which would reduce the prorated target bonus described in clause (b) above) as well as acceleration of vesting of the executive’s outstanding option awards. Further, the Merger Agreement provides that any unvested account balance under Barnes’ defined contribution retirement plans will become vested upon a qualifying termination (including termination without cause) within 12 months following the Effective Time.
Pursuant to the terms of the severance agreements with each of our executive officers, if payments to an executive under the severance agreement (or otherwise) would be subject to Sections 280G and 4999 of the United States Internal Revenue Code of 1986 (which we refer to, as amended, as the “Code”), such payments would be reduced to the extent the executive would be better off after taxes. Pursuant to the Merger Agreement, Barnes and Parent have agreed that Barnes may, in consultation with Parent, implement strategies to mitigate the effects, if any, of Section 280G and 4999 of the Code, including (a) valuing the restrictive covenants applicable to any individual and (b) if Barnes reasonably determines that the Effective Time will not occur in 2024, accelerating income into 2024 subject to a clawback or repayment obligation in the event the individual terminates service before the income otherwise would be earned by or paid to such individual.
For an estimate of the value of the severance payments and benefits described above that would be payable to Barnes’ named executive officers assuming that the Effective Time occurs on November 7, 2024 and that the executive experiences a termination without cause on that date, see “—Quantification of Payments and Benefits to Barnes’ Named Executive Officers” below. We estimate that the aggregate value of severance payments and benefits that would be payable to Mr. Hovorka, assuming that the Effective Time occurs on November 7, 2024 and that the executive experiences a termination without cause on that date, is $1,369,263.
2024 Annual Bonus
Prior to the Effective Time, Barnes will pay annual incentives and other bonuses in respect of 2024 to all eligible employees (including the executive officers) at a level based on actual performance and consistent with the existing terms and designs of the applicable programs, provided that Barnes shall adjust the applicable performance goals based on forecasts previously provided to Parent in consultation with Parent, and otherwise in the ordinary course of business consistent with past practice. For an estimate of the value of the 2024 annual bonus that would be payable to Barnes’ named executive officers assuming that the Effective Time occurs on November 7, 2024, see “—Quantification of Payments and Benefits to Barnes’ Named Executive Officers” below. We estimate that the 2024 annual bonus that would be payable to Mr. Hovorka, assuming that the Effective Time occurs on November 7, 2024, is $184,250 (based on target performance).
Outplacement
Barnes has a practice of providing executives who experience a severance-qualifying termination of employment with outplacement benefits of up to $15,000.
Indemnification Insurance
Barnes’ directors and executive officers will be entitled to certain ongoing indemnification and coverage for a period of not less than six years following the Effective Time under directors’ and officers’ liability insurance policies from the Surviving Company. This indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Indemnification and Insurance.”
New Compensation Arrangements
Any executive officers and directors who become officers, directors or employees or who otherwise are retained to provide services to the Surviving Company may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by Parent, any of its affiliates or the Surviving Company. As of the date of this proxy statement, the terms of any such compensation arrangements have not been established or determined.
Quantification of Payments and Benefits to Barnes’ Named Executive Officers
The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger. The amount of the payments and benefits that each of Barnes’ named executive officers would receive in connection with the Merger set forth in the table below assumes (i) that the Merger was consummated and constitutes a “change in control” for purposes of the applicable compensation plan or agreement and each such named executive officer experienced a termination without cause on November 7, 2024 (which is the assumed date of the consummation of the Merger solely for purposes of this disclosure); (ii) a per share price of Barnes common stock of $47.50, which is the per share merger consideration; (iii) that each named executive officer’s base salary and target annual bonus opportunity are those in effect as of November 7, 2024; (iv) that each named executive officer’s outstanding equity awards are those that are outstanding and unvested as of November 7, 2024 (i.e., excluding any additional awards that may be granted following such date); and (v) that no cutback or reduction has been applied to mitigate the impact of Sections 280G and 4999 of the Code. The calculations in the table below do not attempt to forecast any adjustments in compensation that may occur following the date of this proxy statement, including additional awards, grants or forfeitures that may occur prior to the Effective Time or any awards that, by their terms, vest irrespective of the Merger prior to the Effective Time. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Name	Cash ($)(1)	Equity ($)(2)	Pension/NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)
Named Executive Officers
Thomas J. Hook President and Chief Executive Officer	5,000,000	30,907,130	140,975	134,328	36,182,433
Julie K. Streich Senior Vice President and Chief Financial Officer	2,231,250	2,906,363	84,958	119,166	5,341,737
Ian M. Reason Senior Vice President, Barnes and President, Barnes Aerospace	2,125,000	1,809,360	75,417	116,074	4,125,851

Name	Cash ($)(1)	Equity ($)(2)	Pension/NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)
Jay B. Knoll Senior Vice President, General Counsel and Secretary	1,679,000	2,034,948	72,689	109,842	3,896,479
Dawn N. Edwards Senior Vice President, Human Resources	1,387,000	1,391,498	64,064	153,906	2,996,468

(1)	The cash amounts payable to the named executive officers consist of the following components:
(a)
2x the sum of (x) annual base salary and (y) the greater of target annual bonus for the year of termination and average annual bonus for the three years ending before the year of termination (or if higher, before the year of the change in control) as described under “—Severance Agreements” above (the amount included in the table for clause (y) is the executive’s target annual bonus for 2024); and

(b)	2024 annual bonus as described under “—2024 Annual Bonus” above (the amount included in the table is based on target performance).
The amounts described in clause (a) above are “double-trigger” (i.e., they are contingent upon a qualifying termination of employment in connection with the closing of the Merger) and are subject to the named executive officer’s execution and nonrevocation of a release of claims. The amounts described in clause (b) above are “single-trigger” (i.e., they are contingent upon the closing of the Merger). The estimated amounts of each component of the cash payments are set forth in the table below.

Name	Severance Payment ($)	Annual Bonus ($)
Named Executive Officers
Thomas J. Hook	4,000,000	1,000,000
Julie K. Streich	1,837,500	393,750
Ian M. Reason	1,750,000	375,000
Jay B. Knoll	1,426,000	253,000
Dawn N. Edwards	1,178,000	209,000

(2)
For a description of the treatment of equity awards held by the named executive officers in connection with the Merger, see “—Treatment of Barnes Equity Awards” above. Set forth below are the values of each type of unvested Barnes equity award held by the named executive officers that would become vested upon the consummation of the Merger (i.e., “single-trigger”). The values of Barnes PSU Awards set forth below are based on target performance.

Name	Options ($)	RSUs ($)	PSUs ($)
Named Executive Officers
Thomas J. Hook	21,457,475	2,070,953	7,378,702
Julie K. Streich	213,131	1,189,020	1,504,212
Ian M. Reason	193,331	484,833	1,131,196
Jay B. Knoll	181,450	866,400	987,098
Dawn N. Edwards	128,774	379,953	882,772

(3)
The amounts in this column reflect the value of additional age credit, benefit accruals and vesting credit under applicable pension plans and nonqualified deferred compensation plans, as described under “—Severance Agreements” above and set forth below (which amounts are “double-trigger” (i.e., they are contingent upon a qualifying termination of employment in connection with the closing of the Merger)):

Name	Pension ($)	NQDC ($)
Named Executive Officers
Thomas J. Hook	62,159	78,816
Julie K. Streich	60,918	24,040
Ian M. Reason	60,701	14,716
Jay B. Knoll	54,903	17,786
Dawn N. Edwards	19,800	44,264

(4)
The amounts in this column reflect the value of outplacement benefits and 24 months of continued financial planning assistance and participation in the applicable welfare plans of Barnes, as well as associated tax reimbursements, as described under “—Severance Agreements” and ”— Outplacement” above and set forth in the table below. Such amounts are “double-trigger” (i.e., they are contingent upon a qualifying termination of employment in connection with the closing of the Merger) and are subject to the named executive officer’s execution and nonrevocation of a release of claims.

Name	Welfare Plans ($)	Financial Planning ($)	Outplacement ($)	Tax Reimbursement ($)
Named Executive Officers
Thomas J. Hook	83,194	10,000	15,000	26,134
Julie K. Streich	60,418	8,000	15,000	35,747
Ian M. Reason	67,076	8,000	15,000	25,998
Jay B. Knoll	59,234	8,000	15,000	27,607
Dawn N. Edwards	112,944	8,000	15,000	17,962

Financing of the Merger
The consummation of the Merger is not conditioned on Parent’s receipt of any financing. Parent plans to fund the Merger Consideration with committed Equity Financing and Debt Financing, as described below.
The Equity Investors have committed to severally contribute, or cause to be contributed, to Parent the Equity Financing, subject to the terms and conditions set forth in the Equity Commitment Letter, which will be used by Parent, together with the Debt Financing described below, and available cash of Barnes and its subsidiaries at the Closing (if any), solely to fund the Obligations.
In addition, Parent has obtained a Debt Commitment Letter providing for the Debt Financing. The availability of the Debt Financing is subject to customary conditions precedent as limited by the “certain funds provision” provided in the Debt Commitment Letter.
Limited Guarantee
Subject to the terms and conditions set forth in the Limited Guarantee provided by the Guarantors, the Guarantors have severally guaranteed certain payment obligations of Parent under the Merger Agreement, for payment of (a) the Parent Termination Fee (to the extent payable under the Merger Agreement), (b) certain costs and expenses of Barnes or any of its subsidiaries and their respective representatives in connection with the Debt Financing and actions to be taken to effect the Closing pursuant to the terms of the Merger Agreement, (c) certain damages payable by Parent or Merger Sub in respect of fraud or willful breach of covenants or agreements in the Merger Agreement under and in accordance with the terms of the Merger Agreement and (d) costs and expenses of Barnes in connection with the successful enforcement by Barnes of certain of Parent’s and Merger Sub’s obligations under the Merger Agreement.
Closing and Effective Time
The Closing will take place remotely at 9:00 a.m. Eastern Time, on the fifth business day following the day on which the last of the conditions to the Closing, which are described below in the section of this proxy statement titled “The Merger Agreement—Conditions to the Closing of the Merger,” have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing) in accordance with the Merger Agreement, or at such other place, time and date as Barnes and Parent may agree in writing. If the Marketing Period has not ended at the time of the satisfaction or waiver of the Closing conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), as described below in the section of this proxy statement titled “The Merger Agreement—Cooperation as to Debt Financing Prior to the Closing,” then the Closing will occur instead on the date following the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) that is the earlier to occur of (a) any business day during the Marketing Period as may be specified by Parent on no less than three business days’ prior written notice to Barnes and (b) two (2) business days following the final day of the Marketing Period.
Accounting Treatment
The Merger will be accounted for as a “business combination” for financial accounting purposes.

Appraisal Rights
General
If the Merger is consummated, record holders and beneficial owners of Dissenting Shares will be entitled to receive such consideration as will be determined pursuant to Section 262.
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is accessible, without subscription or cost, at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and incorporated by reference herein. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to (i) a “stockholder” are to the record holder of shares of Barnes common stock unless otherwise expressly noted therein or herein, (ii) “beneficial owner” are to a person who is the beneficial owner of shares of Barnes common stock held either in voting trust or by a nominee on behalf of such person unless otherwise expressly noted therein or herein, and (iii) a “person” are to an individual, corporation, partnership, unincorporated association or other entity.
Under Section 262, if the Merger is consummated, stockholders and beneficial owners who (a) properly deliver a written demand for appraisal of their shares of Barnes common stock before the taking of the vote on the proposal to adopt the Merger Agreement, (b) do not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement, (c) continuously hold of record or beneficially own, as applicable, such shares upon the making of a demand under clause (a) through the Effective Time, (d) do not thereafter withdraw their demand for appraisal or otherwise lose their appraisal rights in each case in accordance with the DGCL and (e) otherwise meet the criteria and strictly follow the procedures set forth in Section 262, will be entitled to have their shares of Barnes common stock appraised by the Delaware Court of Chancery and to receive in lieu of the Merger Consideration payment in cash of the amount determined by the Delaware Court of Chancery to be the “fair value” of the shares of Barnes common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value as determined by the Delaware Court of Chancery (subject, in the case of interest payments, to any voluntary cash payments made by the Surviving Company pursuant to subsection (h) of Section 262). Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award from the Effective Time through the date the judgment is paid will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period; provided that, if at any time before the Delaware Court of Chancery enters judgment in the appraisal proceeding, the Surviving Company pays to each stockholder entitled to appraisal an amount in cash, interest will accrue after the time of such payment only on the amount that equals the sum of (1) the difference, if any, between the amount so paid and the “fair value” of the shares of Barnes common stock as determined by the Delaware Court of Chancery and (2) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Company is under no obligation to make such voluntary cash payment prior to such entry of judgment. Stockholders and beneficial owners who are considering seeking appraisal should be aware that the fair value of their shares of Barnes common stock as determined pursuant to Section 262 could be more than, the same as or less than the Merger Consideration payable pursuant to the Merger Agreement if they did not seek appraisal of their shares of Barnes common stock.
Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes Barnes’ notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 may be accessed, without subscription or cost, at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the Merger, any stockholder or beneficial owner who wishes to exercise appraisal rights or who wishes to preserve such person’s right to do so should review the following summary and Section 262 carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders and beneficial owners who assert appraisal rights unless (a) the total number of shares of Barnes common stock held by stockholders or beneficial owners who have become entitled to appraisal rights as determined by the Delaware Court of Chancery exceeds 1% of the outstanding shares eligible for appraisal or (b) the value of the aggregate Merger Consideration for such shares entitled to appraisal exceeds $1 million. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of Barnes common stock, Barnes believes that if a stockholder or beneficial owner is considering exercising appraisal rights, that person should seek the advice of legal counsel. A stockholder or beneficial owner who loses his, her, its or their appraisal rights will be entitled to receive the Merger Consideration as described in the Merger Agreement upon surrender of the certificates that formerly represented such shares of Barnes common stock.
Stockholders and beneficial owners wishing to exercise the right to seek an appraisal of their shares of Barnes common stock must fully comply with Section 262, which means doing, among other things, ALL of the following:
•	the person must not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement;
•
the person must deliver to Barnes a written demand for appraisal before the vote on the adoption of the Merger Agreement at the Special Meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the proposal to adopt the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. The demand must reasonably inform Barnes of the identity of the stockholder or beneficial owner, as applicable, and the intention of such person to demand appraisal of his, her, its or their shares of Barnes common stock. A stockholder’s or beneficial owner’s failure to make a written demand for appraisal before the vote on the adoption of the Merger Agreement at the Special Meeting is taken will constitute a waiver of appraisal rights;

•
the person must continuously hold the shares of Barnes common stock from the date of making the demand through the Effective Time (a stockholder or beneficial owner, as applicable, will lose appraisal rights if such stockholder or beneficial owner transfers the shares of Barnes common stock before the Effective Time); and

•
the person, another stockholder or beneficial owner who has properly demanded appraisal rights and is otherwise entitled to appraisal rights or the Surviving Company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of Barnes common stock within 120 days after the Effective Time. The Surviving Company is under no obligation to file any petition and has no intention of doing so.

If you fail to comply with any of these conditions and the Merger is completed, then you will be entitled to receive the Merger Consideration, but you will have no appraisal rights with respect to your shares of Barnes common stock.
Making a Written Demand
Any stockholder or beneficial owner wishing to exercise appraisal rights must deliver to Barnes, before the vote on the adoption of the Merger Agreement at the Special Meeting, a written demand for the appraisal of the stockholder’s or beneficial owner’s shares of Barnes common stock. The person making the written demand must be a stockholder of record or a beneficial owner, as applicable, on the date the written demand for appraisal is made, and such person must continue to hold or beneficially own, respectively, the shares of Barnes common stock as to which such demand relates through the effective date of the Merger.
A person wishing to exercise appraisal rights must not vote or submit a proxy in favor of the proposal to adopt of the Merger Agreement either during the Special Meeting or by proxy. In the case of a holder of record of shares of Barnes common stock, a proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the Merger Agreement, and it will cause a stockholder to lose such stockholder’s right to appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the proposal to adopt the Merger Agreement or abstain from voting on the adoption of the Merger Agreement at the Special Meeting. In the case of a beneficial owner, broker, bank, trust or other nominees that hold shares of Barnes common stock in “street name” for their customers do not have discretionary authority to vote those shares of Barnes common stock on the adoption of the Merger Agreement without specific voting instructions from the beneficial owner on such proposal, but such broker, bank, trust or other nominees will vote such shares of Barnes common stock as instructed if the beneficial owner provides such instructions. If a beneficial owner of shares of Barnes common stock held in “street name” instructs such person’s broker, bank, trust, or other nominee to vote such person’s shares of Barnes common stock in favor of the proposal to adopt the Merger Agreement, and does not revoke such instruction prior to the vote on such proposal, then such shares of Barnes common stock will be voted in favor of the adoption of the Merger Agreement, and it will cause such beneficial owner to lose his, her, its or their right to appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a beneficial owner who wishes to exercise appraisal rights must either not provide any instructions to such person’s broker, bank, trust, or other nominee how to vote on the adoption of the Merger Agreement or must instruct such broker, bank, trust, or other nominee to vote against the adoption of the Merger Agreement or abstain from voting on such proposal. Neither voting against the proposal to adopt the Merger Agreement nor abstaining from voting or failing to vote on the adoption of the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A proxy or vote against the proposal to adopt the Merger Agreement will not constitute a demand. A stockholder’s or beneficial owner’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting will cause such person to lose its appraisal rights in connection with the Merger.
A demand for appraisal made by a stockholder or beneficial owner should be executed by or on behalf of the holder of record or beneficial owner, as applicable, and must reasonably inform Barnes of the identity of such stockholder or beneficial owner. In addition, in the case of a demand for appraisal of such beneficial owner, the demand must also (a) reasonably identify the holder of record of the shares of Barnes common stock for which the demand is made, (b) be accompanied by documentary evidence of the beneficial owner’s ownership of stock (such as a brokerage or securities account statement containing such information or a letter from the broker or other record holder of such shares of Barnes common stock confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provide an address at which such beneficial owner consents to receive notices given by the Surviving Company under Section 262 and the verified list required by subsection (f) of Section 262 (discussed further below). Whether made by a stockholder or a beneficial owner, a written demand for appraisal must state that the person intends thereby to demand appraisal of the person’s shares of Barnes common stock in connection with the Merger. If the shares of Barnes common stock are held of record or beneficially owned in a fiduciary capacity, such as by a trustee, guardian or custodian, then such demand must be executed by or on behalf of such holder of record or beneficial owner in such capacity, and if the shares of Barnes common stock are held of record or beneficially owned by more than one person, such as in a joint tenancy or a tenancy in common, then the demand should be executed by or on behalf of all such joint holders of record or beneficial owners. An authorized agent, including an authorized agent for two or more joint stockholders or beneficial owners, may execute a demand for appraisal on behalf of a holder of record or beneficial owner; however, the agent must identify the record holder or holders or beneficial owner or owners, respectively, and should expressly disclose that, in executing the demand, the agent is acting as agent for the record holder or holders or beneficial owner or owners, as applicable.
All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:
Barnes Group Inc.
123 Main Street
Bristol, Connecticut 06010
Attention: General Counsel and Corporate Secretary
Any stockholder or beneficial owner who has delivered a written demand to Barnes and who has not commenced an appraisal proceeding or joined such proceeding as a named party may withdraw his or her or its demand for appraisal in respect of some or all of such person’s shares of Barnes common stock and accept the Merger Consideration with respect to the shares of Barnes common stock subject to the withdrawal by delivering to the Surviving Company a written withdrawal of the demand for appraisal within 60 days after the Effective Time. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Company. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of such court and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just including without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made under subsection (j) of Section 262; provided, however, that this will not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal in respect of some or all of such person’s shares of Barnes common stock and accept the Merger Consideration with respect to the shares of Barnes common stock subject to the withdrawal within 60 days after the Effective Time.
Notice by the Surviving Company
If the Merger is consummated, within 10 days after the Effective Time, the Surviving Company will notify each stockholder who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the proposal to adopt the Merger Agreement , and any beneficial owner who has properly demanded appraisal in such person’s name pursuant to Section 262, of the date that the Merger has become effective.
Filing a Petition for Appraisal
Within 120 days after the Effective Time, the Surviving Company or any stockholder or beneficial owner who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Company in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of Barnes common stock held by all persons entitled to appraisal. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The Surviving Company is under no obligation, and has no present intention, to file such a petition, and stockholders and beneficial owners should not assume that the Surviving Company will file a petition or initiate any negotiations with respect to the fair value of the shares of Barnes common stock. Accordingly, any stockholders or beneficial owners of shares of Barnes common stock who desire to have their shares of Barnes common stock appraised by the Delaware Court of Chancery should assume that they will be responsible for filing a petition for appraisal with the Delaware Court of Chancery in the manner prescribed in Section 262. The failure of a stockholder or beneficial owner to file such a petition for appraisal within the period specified in Section 262 will nullify the person’s previous written demand for appraisal.
Within 120 days after the Effective Time, any stockholder or beneficial owner who has complied with the requirements for the exercise of appraisal rights, will be entitled, upon written request, to receive from the Surviving Company a statement setting forth the aggregate number of shares of Barnes common stock not voted in favor of the proposal to adopt the Merger Agreement and with respect to which Barnes received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares of Barnes common stock (provided that, in the case of a demand made by a beneficial owner in such person’s name, the record holder of such shares of Barnes common stock will not be considered a separate stockholder holding such shares of Barnes common stock for purposes of such aggregate number). The Surviving Company must mail this statement to the requesting person within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.
If a petition for an appraisal is duly filed by a stockholder or beneficial owner and a copy thereof is served upon the Surviving Company, the Surviving Company will then be obligated within 20 days after such service to file in the office of the Delaware Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal of their shares of Barnes common stock and with whom agreements as to the value of their shares of Barnes common stock have not been reached. After notice to the stockholders and beneficial owners as may be required by the Delaware Court of Chancery, the Delaware Court of Chancery will determine those persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who demanded appraisal of their shares of Barnes common stock and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any person fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such person.
Determination of Fair Value
After determining the persons entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will determine the “fair value” of the shares of Barnes common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. The Delaware Supreme Court has indicated that transaction price is one of the relevant factors the Delaware Court of Chancery may consider in determining “fair value” and that absent deficiencies in the sale process the transaction price should be given “considerable weight.” Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
Stockholders and beneficial owners considering seeking appraisal should be aware that the fair value of their shares of Barnes common stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of Barnes common stock and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262. Although Barnes believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders and beneficial owners should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither Barnes nor Parent anticipates offering more than the Merger Consideration to any person exercising appraisal rights. Each of Barnes and Parent reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Barnes common stock is less than the Merger Consideration.
Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment; provided that if at any time before the Delaware Court of Chancery enters judgment in the appraisal proceeding, the Surviving Company pays to each stockholder entitled to appraisal an amount in cash, interest will accrue after the time of such payment only on the amount that equals the sum of (a) the difference, if any, between the amount so paid and the “fair value” of the shares of Barnes common stock as determined by the Delaware Court of Chancery and (b) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Company is under no obligation to make such voluntary cash payment prior to such entry of judgment. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the list filed by the Surviving Company of persons who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may order that all or a portion of the expenses, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of Barnes common stock entitled to appraisal not dismissed pursuant to subsection (k) of Section 262 or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of Section 262. In the absence of such an order, each party bears its own expenses.
If any stockholder or beneficial owner who demands appraisal of his, her, its, or their shares of Barnes common stock under Section 262 fails to perfect, or loses or successfully withdraws, such person’s right to appraisal, the person’s shares of Barnes common stock will be deemed to have been converted at the Effective

Time into the Merger Consideration, less applicable withholding taxes. A person will fail to perfect, or effectively lose or withdraw, the person’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time or if the stockholder or beneficial owner, as applicable, delivers to the Surviving Company a written withdrawal of the person’s demand for appraisal in respect to some or all of such person’s shares of Barnes common stock and an acceptance of the Merger Consideration with respect to the shares of Barnes common stock subject to withdrawal in accordance with Section 262.
From and after the Effective Time, no person who has demanded appraisal rights will be entitled to vote their shares of Barnes common stock for any purpose, or to receive payment of dividends or other distributions on the shares of Barnes common stock, except dividends or other distributions on the person’s shares of Barnes common stock, if any, payable to stockholders of record as of a time prior to the Effective Time.
Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of statutory appraisal rights. Consequently, any stockholder or beneficial owner wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.
STOCKHOLDERS AND BENEFICIAL OWNERS WHO VOTE SHARES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO, BUT, RATHER, WILL RECEIVE THE MERGER CONSIDERATION.
To the extent there are any inconsistences between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern.
Material U.S. Federal Income Tax Consequences of the Merger
The following is a general discussion of certain U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders (as defined below) of shares of Barnes common stock whose shares of Barnes common stock are converted into the right to receive cash pursuant to the Merger. This discussion is limited to U.S. Holders who hold their shares of Barnes common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address U.S. federal income tax consequences with respect to holders other than U.S. Holders. This discussion is based upon the Code, Treasury Regulations promulgated under the Code, rulings and other published positions of the Internal Revenue Service (which we refer to as the “IRS”) and judicial decisions, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described in this discussion. No advance ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, regarding any matter discussed below.
For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of Barnes common stock that is for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•	a corporation, or other entity or arrangement taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•
a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (b) the trust validly elected to be treated as a United States person for U.S. federal income tax purposes.

This discussion is for general information purposes only and does not purport to be a complete analysis of all of the U.S. federal income tax considerations that may be relevant to particular holders in light of their particular facts and circumstances, or to Barnes stockholders subject to special rules under the U.S. federal income tax laws, including, for example:
•	banks and other financial institutions;
•	mutual funds;
•	insurance companies;
•	brokers or dealers in securities, currencies or commodities;
•	dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of Barnes common stock;
•	regulated investment companies and real estate investment trusts;
•	retirement plans, individual retirement and other deferred accounts;
•	tax-exempt organizations, governmental agencies, instrumentalities or other governmental organizations and pension funds;
•	holders that hold shares of Barnes common stock as part of a “straddle,” hedge, constructive sale, or other integrated transaction or conversion transaction or similar transactions;
•	U.S. Holders whose functional currency is not the U.S. dollar;
•
partnerships, other entities classified as partnerships for U.S. federal income tax purposes, “S corporations,” or any other pass-through entities for U.S. federal income tax purposes (or investors in such entities);

•	holders that own or have owned (directly, indirectly or constructively) 5% or more of Barnes common stock (by vote or value);
•	holders that received their shares of Barnes common stock in a compensatory transaction, through a tax-qualified retirement plan or pursuant to the exercise of options or warrants;
•	corporations that accumulate earnings to avoid U.S. federal income tax;
•	U.S. expatriates and former citizens or long-term residents of the United States;
•	holders that own an equity interest in Parent following the Merger;
•	holders subject to any applicable minimum tax;
•	holders exercising appraisal rights under the DGCL; and
•	persons required to accelerate the recognition of any item of gross income with respect to Barnes common stock as a result of such income being taken into account on an applicable financial statement.
This discussion does not address any U.S. federal tax considerations other than those pertaining to the income tax (such as estate, gift or other non-income tax consequences) or any state, local or non-U.S. income or non-income tax considerations. In addition, this discussion does not address any considerations arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or any considerations in respect of the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations and administrative guidance promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith and any laws, regulations or practices adopted in connection with any such agreement).
If any entity or arrangement treated as a partnership for U.S. federal income tax purposes is a beneficial owner of shares of Barnes common stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner, the activities of the partner and the partnership and certain determinations made at the partner level. Accordingly, entities or arrangements treated as partnerships holding shares of Barnes common stock, and any partners therein, should consult their tax advisors as to the particular tax consequences to them of the Merger.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE TRANSACTIONS DISCUSSED HEREIN TO ANY PARTICULAR BARNES STOCKHOLDER WILL DEPEND ON THE BARNES STOCKHOLDER’S PARTICULAR CIRCUMSTANCES. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES.
The receipt of cash by a U.S. Holder in exchange for shares of Barnes common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. Holder who receives cash in exchange for Barnes common stock pursuant to the Merger will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received in the Merger and the U.S. Holder’s adjusted tax basis in the shares of Barnes common stock surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares of Barnes common stock. Any gain or loss will generally be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. Long-term capital gains of certain non-corporate holders, including individuals, currently are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of Barnes common stock at different times or different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of Barnes common stock.
Information Reporting and Backup Withholding
Generally, information reporting requirements may apply in connection with payments made to U.S. Holders in connection with the Merger.
Backup withholding of tax (currently, at a rate of 24%) generally will apply to the proceeds received by a U.S. Holder pursuant to the Merger, unless the U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. Holder’s correct taxpayer identification number and certifying that such U.S. Holder is not subject to backup withholding, or otherwise establishes an exemption, and otherwise complies with the backup withholding rules.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder generally will be refunded or credited against such U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.
THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS TAX CONSIDERATIONS THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES OR THE APPLICATION OF ANY U.S. NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION, AND HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING SUCH MATTERS AND THE TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.
Regulatory Approvals Required for the Merger
General
Each of Parent, Merger Sub and Barnes has agreed to (subject to the terms and conditions of the Merger Agreement) use its reasonable best efforts to take, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate and make effective the Merger as promptly as practicable, including obtaining all necessary consents, authorizations, expirations or terminations of waiting periods, permits, orders or approvals of, waivers or any exemptions from governmental entities as described in the section of this proxy statement titled “The Merger Agreement—Regulatory Efforts and Related Matters.” These approvals include clearances under the HSR Act and certain other specified filings and approvals under the antitrust and foreign investment laws of other jurisdictions as described further below.
U.S. Regulatory Clearances
The Merger is subject to the HSR Act. A transaction notifiable under the HSR Act may not be completed until the expiration or termination of a 30-day waiting period following the parties’ filings of their HSR Act notification and report forms. If the FTC or the DOJ issues a Second Request prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after the parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period. The parties made the filings required under the HSR Act on October 18, 2024, and the initial 30-day waiting period expired at 11:59 p.m., Eastern Time, on November 18, 2024.
At any time before or after the consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. U.S. state attorneys general and private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.
Other Regulatory Clearances
In addition to clearance under the HSR Act, the Merger is also subject to the receipt of regulatory approvals in certain other jurisdictions, including European Union approval under the EC Council Regulation No 139/2004, and the receipt of certain other approvals pursuant to foreign investment laws of certain other jurisdictions.
In each case, the Merger cannot be completed until the parties obtain clearance or approval to consummate the Merger or the applicable waiting period has expired or been terminated. The parties have agreed to cooperate with each other and use their reasonable best efforts to make these filings as promptly as practicable. The relevant regulatory authorities could take such actions under the applicable regulatory laws as they deem necessary or desirable, including seeking divestiture of substantial assets of the parties, requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights, or requiring the parties to commit to certain undertakings with respect to the operations of Parent or Barnes after the Closing.
Required Vote
The affirmative vote of the holders of a majority of the outstanding shares of Barnes common stock entitled to vote thereon is required for approval of the Merger Agreement Proposal.
Assuming a quorum is present, (a) a failure to be represented by proxy or attend the Special Meeting, (b) abstentions and (c) “broker non-votes” (if any) will each have the same effect as a vote “AGAINST” the Merger Agreement Proposal. Shares of Barnes common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a Barnes stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Barnes common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting, and all of such shares will be voted as recommended by the Board of Directors.
The Board of Directors unanimously recommends that you vote “FOR” the Merger Agreement Proposal.

THE MERGER AGREEMENT
The following summarizes the provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all of the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
The representations, warranties, covenants and agreements described below and included in the Merger Agreement (a) were made only for purposes of the Merger Agreement and as of specific dates; (b) were made solely for the benefit of the parties to the Merger Agreement; and (c) may be subject to important qualifications, limitations and supplemental information agreed to by Barnes, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk between Barnes, Parent and Merger Sub rather than to establish matters as facts and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Barnes stockholders are not third-party beneficiaries under the Merger Agreement prior to the consummation of the Merger, and then only in limited capacities as provided therein, and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Barnes, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Barnes, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letters to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Barnes, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Barnes and our business.
Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws
The Merger Agreement provides that, on the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub will merge with and into Barnes, the separate corporate existence of Merger Sub will cease and Barnes will be the Surviving Company and a wholly owned subsidiary of Parent.
At the Effective Time, the certificate of incorporation attached to the Merger Agreement as Exhibit A will be adopted as the certificate of incorporation of the Surviving Company, and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable law, except that the name of the Surviving Company will be “Barnes Group Inc.”
Subject to applicable law, the directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Company and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, in each case, in accordance with the certificate of incorporation and bylaws of the Surviving Company. Except as otherwise determined by Parent prior to the Effective Time, the officers of Barnes immediately prior to the Effective Time will be the initial officers of the Surviving Company and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, in each case, in accordance with the certificate of incorporation and bylaws of the Surviving Company.
Closing and Effective Time
The Closing of the Merger will take place remotely at 9:00 a.m., Eastern Time, on (a) the fifth business day following the day on which the last of the conditions to the Closing, which are described below in the section of this proxy statement titled “—Conditions to the Closing of the Merger,” have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing) in accordance with the Merger Agreement; provided that, if the Marketing Period has not ended at the time of the satisfaction or waiver of the Closing conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), then the Closing will occur instead on the date following the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) that is the earlier to occur of (i) any business day before or during the Marketing Period as may be specified by Parent on no less than three business days’ prior written notice to Barnes and (ii) two business days following the final day of the Marketing Period (subject, in the case of clauses (i) and (ii), to the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions)) or (b) at such other place, date and time as the Company and Parent may agree in writing.
On the Closing Date, the parties will file a certificate of merger meeting the requirements of Section 251 of the DGCL relating to the Merger with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL. The time at which the Merger will become effective pursuant to the certificate of merger is referred to herein as the “Effective Time.”
Merger Consideration
Barnes Common Stock
At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Barnes, Merger Sub or Barnes stockholders, each share of Barnes common stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) will be automatically converted into the right to receive the Merger Consideration of $47.50 per share in cash, without interest, subject to any required tax withholding.
Each Cancelled Share will no longer be outstanding and will automatically be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.
Dissenting Shares will be treated as described below in the section of this proxy statement titled “—Dissenters’ Rights.”
If, between October 6, 2024 and the Effective Time, the outstanding shares of Barnes common stock are changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event, then the Merger Consideration will be equitably adjusted, without duplication, to proportionally reflect such change.
Conversion of Merger Sub Common Stock
Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company.
Dissenters’ Rights
Dissenting Shares will be cancelled and cease to exist and will not be converted into or represent the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such Dissenting Shares will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Company will remain liable for payment of the Merger Consideration for such Dissenting Shares, upon surrender in the manner provided for in the Merger Agreement.
For more information, please refer to the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights.”

Treatment of Barnes Equity Awards
Barnes Option Awards. Except as otherwise agreed to in writing by Parent and a holder of a Barnes Option Award, at the Effective Time, each Barnes Option Award that is outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, will by virtue of the Merger and without any action on the part of the holder thereof, vest in full and be cancelled and converted into the right to receive, without interest, a cash payment equal to (a) the number of shares of Barnes common stock subject to such Barnes Option Award as of immediately prior to the Effective Time (with any performance goals applicable to such Barnes Option Award, if any, deemed fully achieved as of the Effective Time) multiplied by (b) the excess, if any, of the Merger Consideration over the exercise price per share subject to such Barnes Option Award as of the Effective Time, less any applicable taxes required to be withheld with respect to such payment. Any Barnes Option Award that has an exercise price per share subject to such Barnes Option Award that is greater than or equal to the Merger Consideration will be cancelled at the Effective Time for no consideration.
Barnes RSU Awards. At the Effective Time, each Barnes RSU Award granted prior to October 6, 2024 or to a non-employee member of the Board of Directors that is outstanding as of immediately prior to the Effective Time will by virtue of the Merger and without any action on the part of the holder thereof, vest in full and be cancelled and converted into the right to receive, without interest, a cash payment equal to the product of (a) the number of shares of Barnes common stock subject to such Barnes RSU Award as of immediately prior to the Effective Time and (b) the Merger Consideration, plus any accrued and unpaid dividends or dividend equivalent rights corresponding to such award, less any applicable taxes required to be withheld with respect to such payment. Barnes RSU Awards granted on or after October 6, 2024 (other than any such awards granted to non-employee members of the Board of Directors) will vest on a pro rata basis upon the Effective Time (with any unvested portion forfeited) and be cancelled and converted into the right to receive, without interest, a cash payment equal to the product of (a) the number of shares of Barnes common stock subject to the vested portion of such Barnes RSU Award as of immediately prior to the Effective Time and (b) the Merger Consideration, plus any accrued and unpaid dividends or dividend equivalent rights corresponding to such award, less any applicable taxes required to be withheld with respect to such payment.
Barnes PSU Awards. At the Effective Time, each Barnes PSU Award that is outstanding as of immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, vest in full and be cancelled and converted into the right to receive, without interest, a cash payment equal to the product of (a) the number of shares of Barnes common stock subject to such Barnes PSU Award as of immediately prior to the Effective Time and (b) the Merger Consideration, plus any accrued and unpaid dividends or dividend equivalent rights corresponding to such award, less any applicable taxes required to be withheld with respect to such payment. The number of shares of Barnes common stock subject to each Barnes PSU Award will be determined by deeming the applicable performance goals to be achieved at the greater of (x) the target level of performance and (y) actual performance as of the Effective Time (as reasonably determined in good faith by the Board of Directors (or the compensation committee thereof) prior to the Effective Time) in consultation with Parent.
Barnes DSU Awards. At the Effective Time, each Barnes DSU Award will, by virtue of the Merger and without any action on the part of the holder thereof be cancelled and converted into the right to receive, without interest, a cash payment equal to (a) the number of shares of Barnes common stock subject to such Barnes DSU Award as of the Effective Time multiplied by (b) the Merger Consideration, plus any accrued and unpaid dividend equivalent rights corresponding to such award, less any applicable taxes required to be withheld with respect to such payment.
Exchange and Payment Procedures
At or prior to the Effective Time, Parent will deposit, or cause to be deposited, with the Paying Agent, in trust for the benefit of holders of Barnes common stock, other than Cancelled Shares and Dissenting Shares, the Payment Fund.
As promptly as practicable (and no later than the third business day after the Effective Time), Parent will cause the Paying Agent to mail to each holder of record of Barnes common stock whose shares were converted into the right to receive the Merger Consideration (a) a letter of transmittal and (b) instructions for use in effecting the surrender of Certificates (or, in respect of any Certificate that has been lost, effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

Upon surrender of Certificates (or, in respect of any Certificate that has been lost, effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Paying Agent, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares will be entitled to receive in exchange therefor the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to the Merger Agreement. In the event of a transfer of ownership of shares that is not registered in the transfer or stock records of Barnes, any cash to be paid upon due surrender of the Certificates or Book-Entry Shares formerly representing such shares may be paid to any such transferee if such Certificates or Book-Entry Shares are presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer, in each case properly endorsed or otherwise in proper form, and to evidence that any applicable stock transfer or other similar taxes have been paid or are not applicable. No interest will be paid or will accrue on the Merger Consideration payable upon surrender of any Certificates or Book-Entry Shares.
From and after the Effective Time, subject to applicable law in the case of Dissenting Shares, (a) all holders of Certificates and Book-Entry Shares will cease to have any rights as stockholders of Barnes other than the right to receive the Merger Consideration, pursuant to the terms of the Merger Agreement, and (b) the stock transfer books of Barnes will be closed with respect to all shares outstanding immediately prior to the Effective Time, and there will be no further registration of transfers on the stock transfer books of the Surviving Company of shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares are presented to the Surviving Company, Parent or the Paying Agent for any reason, then such Certificates or Book-Entry Shares will be cancelled and exchanged pursuant to the Merger Agreement, subject to applicable law in the case of Dissenting Shares.
If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond in a customary amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Paying Agent will deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration in accordance with the terms of the Merger Agreement.
Any portion of the Payment Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for 12 months after the Effective Time will be delivered to Parent, upon demand, and any holder of Certificates or Book-Entry Shares that has not complied with the processes described in the Merger Agreement, will thereafter look only to Parent or the Surviving Company (subject to abandoned property, escheat or other similar laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration that such holder has the right to receive pursuant to the Merger Agreement, without any interest thereon.
Withholding
Each of Barnes, the Surviving Company, Parent, Merger Sub and the Paying Agent (without duplication) are entitled to deduct and withhold from amounts otherwise payable pursuant to the Merger Agreement, such amounts as are required to be deducted or withheld with respect to the making of such payment under applicable tax law. To the extent that any amounts are so deducted, withheld and timely remitted to the appropriate taxing authority, such amounts will be treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction or withholding was made.

Representations and Warranties
The Merger Agreement contains representations and warranties of Barnes, Parent and Merger Sub. Some of the representations and warranties in the Merger Agreement made by Barnes are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, “Material Adverse Effect” means, with respect to Barnes, any change, effect, event, occurrence or development that, individually or in the aggregate, (a) would reasonably be expected to, prevent or materially delay the ability of Barnes to consummate the Merger by the End Date (as defined in the section of this proxy statement titled “—Termination of the Merger Agreement”) or (b) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, results of operations or financial condition of Barnes and its subsidiaries, taken as a whole, excluding, however, solely in the case of clause (b), the impact of:
•
any changes or developments in domestic, regional, foreign or global markets or domestic, regional, foreign or global economic conditions generally, including (i) any changes or developments in or affecting domestic or any foreign securities, equity, credit, financial or commodities markets or (ii) any changes or developments in or affecting domestic or any foreign interest or exchange rates;

•	changes after October 6, 2024 in GAAP or the interpretation or enforcement thereof;
•	changes after October 6, 2024 in applicable law or the interpretation or enforcement thereof by governmental entities;
•
any geopolitical conditions, military conflict or actions, outbreak of hostilities, acts of war, acts of foreign or domestic terrorism, cyberterrorism, cyber attack, rebellion or insurrection, acts of espionage, sabotage or cybercrime, trade wars, or escalation or worsening of any of the foregoing by or sponsored by a governmental entity, or escalation or worsening of any of the foregoing, or any action taken by any governmental entity in response to any of the foregoing, including sanctions or similar restrictions imposed in connection with the dispute between the Russian Federation and Ukraine or the disputes between or among Israel, Hamas, Hezbollah, Lebanon, Yemen, Iran and other persons in the Middle East;

•	changes or developments in the business or regulatory conditions affecting the industries in which Barnes or any of its subsidiaries operate;
•
hurricanes, tornados, floods, volcanic eruptions, earthquakes, nuclear incidents, foreign or domestic social protest or social unrest, pandemics, epidemics or other outbreaks of diseases, quarantine restrictions, severe weather conditions, power outages or electrical blackouts, wild fires or other natural or man-made disasters or any acts of God (or escalation or worsening of any such events or occurrences or any action, law, pronouncement or guideline taken or promulgated by any governmental entity or the World Health Organization in response to any of the foregoing);

•
the execution and delivery of the Merger Agreement and the other Transaction Documents, or the announcement or the existence of, or compliance with or performance under, the express terms of the Merger Agreement or the other Transaction Documents or the transactions contemplated thereby (including the impact thereof on the relationships, contractual or otherwise, of Barnes or any of its subsidiaries with employees, labor unions, financing sources, customers, suppliers, partners or other business relationships) (subject to exceptions relating to certain representations and warranties, Closing conditions and Barnes’ obligations (subject to the limitations set out in the Merger Agreement) to use reasonable best efforts to conduct its business in the ordinary course in all material respects);

•	the identity of Parent or Merger Sub as the acquiror of Barnes or any communication by Parent or its affiliates regarding plans or intentions with respect to Barnes or any of its subsidiaries;
•
any decline in the trading price or trading volume of Barnes common stock or any change in the ratings or ratings outlook for Barnes or any of its subsidiaries (but the underlying causes thereof may be considered in determining whether a Material Adverse Effect has occurred if not otherwise excluded in the definition of Material Adverse Effect);

•
the failure to meet any projections, guidance, budgets, forecasts or estimates for any period (but the underlying causes thereof may be considered in determining whether a Material Adverse Effect has occurred if not otherwise excluded in the definition of Material Adverse Effect);

•
any action taken or omitted to be taken by Barnes or any of its subsidiaries (subject to Barnes’ obligations (subject to the limitations set out in the Merger Agreement) to use reasonable best efforts to conduct its business in the ordinary course in all material respects) at the express written request or with the express written consent of Parent or as required or expressly contemplated by the Merger Agreement;

•
any transaction litigation (but the underlying facts or occurrences thereof may be considered in determining whether a Material Adverse Effect has occurred if not otherwise excluded in the definition of Material Adverse Effect); and

•	any labor strike, slow down, lockage or stoppage, pending or threatened, affecting the business or any group of employees of Barnes or any of its subsidiaries.
To the extent that any changes, effects, events, occurrences or developments resulting from the matters described in the first, second, third, fourth, fifth, sixth, or thirteenth bullets set forth above are not otherwise excluded in the definition of Material Adverse Effect have had a materially disproportionate adverse effect on the business, operations or financial condition of Barnes and its subsidiaries, taken as a whole, relative to other persons engaged in same industry, the incremental disproportionate adverse effect (and only the incremental disproportionate adverse effect) of such change, effect, event, change, occurrence or development will be taken into account for the purpose of determining whether a Material Adverse Effect exists or has occurred.
In the Merger Agreement, Barnes has made representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement and in the confidential disclosure letter provided by Barnes to Parent and Merger Sub. These representations and warranties relate to, among other things:
•	due incorporation, valid existence, good standing and corporate power and authority to conduct business with respect to Barnes and its subsidiaries;
•	the subsidiaries of Barnes;
•	the organizational documents of Barnes;
•	the capitalization of Barnes;
•
the corporate power, authority and approvals necessary for Barnes to enter into the Merger Agreement and, subject to the Barnes Stockholder Approval, to perform their obligations thereunder and consummate the transactions contemplated thereby;

•	the regulatory approvals necessary for the consummation of the Merger and the other transactions contemplated by the Merger Agreement;
•
the absence of, as a result of the execution and delivery by Barnes of the Merger Agreement and the consummation by Barnes of the Merger and the other transactions contemplated thereby, (i) consent, approval, violation, conflict, breach or default of any contract or similar obligation of Barnes or its subsidiaries, (ii) a conflict with or a violation of Barnes’ organizational documents or (iii) a conflict with or a violation of applicable law;

•	Barnes’ SEC filings and financial statements;
•	Barnes’ disclosure controls and procedures and internal control over financial reporting;
•	the absence of specified undisclosed liabilities or obligations;
•	Barnes’ and its subsidiaries’ compliance with applicable law and possession of applicable authorizations, permits, licenses, registrations and clearances of any governmental entity;
•
Barnes’, its subsidiaries’, and its and their directors’, officers’, employees’, and agents’ compliance with legislation, regulation, policies and procedures regarding bribery, sanctions and import-export laws;

•	environmental matters;
•	Barnes’ benefit plans and other specified labor matters;

•	matters relating to severance and change of control payments, including with respect to Section 280G of the Code;
•	labor disputes and collective bargaining agreements;
•	Barnes’ and its subsidiaries’ compliance with applicable employment and labor laws;
•	the absence of allegations of sexual harassment or discriminatory harassment, or legal actions or settlements involving such matters;
•
the absence of any fact, change, circumstance, event, occurrence, condition or development from December 31, 2023 to October 6, 2024 that has had, or would reasonably be expected to have, a Material Adverse Effect;

•
that from December 31, 2023 to October 6, 2024, except with respect to the transactions (or other actions) contemplated by the Merger Agreement, Barnes and its subsidiaries have conducted their businesses in all material respects in the ordinary course of business and have not taken certain specified actions described in the section of this proxy statement titled “—Conduct of Business Pending the Merger” that would have required Parent’s consent had they been taken during the Pre-Closing Period;

•	the absence, from December 31, 2023 to October 6, 2024, of proceedings or orders against Barnes or its subsidiaries that would reasonably be expected to have a Material Adverse Effect;
•	certain representations with regard to this proxy statement;
•	certain tax matters;
•	certain real property owned or leased by Barnes or its subsidiaries;
•	Barnes’ and its subsidiaries’ intellectual property and rights thereto;
•	Barnes’ and its subsidiaries’ information technology assets;
•	Barnes’ and its subsidiaries’ compliance with data protection laws and privacy policies and its and their use and protection of personal data;
•
the existence and enforceability of specified categories of certain of Barnes’ and its subsidiaries’ contracts, and the absence of any breach or default under the terms of such contracts or occurrence of an event that would constitute a default under such contracts;

•	receipt by the Board of Directors of separate opinions of Goldman Sachs and Jefferies;
•
the absence of any investment banker, broker, financial advisor, finder or similar person hired by Barnes or its subsidiaries in connection with the transactions contemplated by the Merger Agreement who would be entitled to any fee or commission in connection with or upon consummation of the Merger;

•	the inapplicability of state takeover statutes or regulations to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement;
•	Barnes’ insurance policies and programs;
•	Barnes’ contractual relationships with significant customers and suppliers;
•	certain related party transactions involving Barnes and its subsidiaries; and
•	compliance with the terms and conditions of government contracts to which Barnes and its subsidiaries are a party.

In the Merger Agreement, Parent and Merger Sub have made representations and warranties to Barnes that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement and in the confidential disclosure letter provided by Parent and Merger Sub to Barnes, including as to “materiality” or “Parent Material Adverse Effect.” For the purposes of the Merger Agreement, a “Parent Material Adverse Effect” means any fact, change, circumstance, event, occurrence, condition or development that prevents, impairs or materially delays the ability of Parent or Merger Sub to timely consummate the transactions contemplated by the Merger Agreement or the other Transaction Documents. These representations and warranties relate to, among other things:
•	due incorporation, valid existence, good standing and corporate power and authority to conduct business with respect to Parent and Merger Sub;
•
the corporate power, authority and approvals necessary for Parent and Merger Sub to enter into the Merger Agreement and other transaction documents, and to perform its obligations thereunder and consummate the transactions contemplated thereby;

•	the regulatory approvals necessary for the consummation of the Merger and the other transactions contemplated by the Merger Agreement;
•
the absence of, as a result of the execution and delivery by Parent and Merger Sub of the Merger Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated thereby, (a) consent, approval, violation, conflict, breach or default of any contract or similar obligation of Parent, Merger Sub or their subsidiaries, (b) a conflict with or a violation of Parent’s or Merger Sub’s organizational documents or (c) a conflict with or a violation of applicable law;

•	the absence, as of October 6, 2024, of proceedings or orders against Parent or its subsidiaries that would reasonably be expected to have a Parent Material Adverse Effect;
•	certain representations with regard to this proxy statement;
•
the absence of any investment banker, broker, financial advisor, finder or similar person hired by Parent or its subsidiaries in connection with the transactions contemplated by the Merger Agreement who would be entitled to any fee or commission in connection with or upon consummation of the Merger;

•	the delivery, enforceability and terms of the Debt Commitment Letter, Equity Commitment Letter and fee letters related to the Financing;
•	the conditions precedent to the obligations of the Debt Financing Entities and the Equity Investors to provide the Financing;
•
Parent’s ability to satisfy the terms and conditions in the Commitment Letters, and the ability of the Debt Financing Entities and the Equity Investors to perform their respective obligations thereunder;

•	the absence of other contracts to which Parent is a party relating to the Commitment Letters or the Financing;
•
the aggregate proceeds contemplated by the Commitment Letters providing Parent and Merger Sub with cash proceeds sufficient to satisfy all of Parent’s and Merger Sub’s obligations under the Merger Agreement and the Commitment Letters;

•
confirmation that in no event shall any receipt or availability of funds or financing (including the Financing) by Parent, Merger Sub or any of their respective affiliates or any other financing be a condition to Parent’s or Merger Sub’s obligations under the Merger Agreement;

•	the solvency of the Surviving Company;
•	the delivery and enforceability of the Limited Guarantee;
•	the Equity Investors’ ability to satisfy the obligations guaranteed under the Limited Guarantee;
•	the capitalization of Merger Sub;

•
the absence of a requirement of any vote of equityholders of Parent or holders of any other securities of Parent or any of its affiliates in order for Parent to consummate the Merger or the other transactions contemplated by the Merger Agreement;

•
the absence of certain arrangements between Parent or Merger Sub or any of their affiliates with certain beneficial owners of Barnes common stock relating to the transactions contemplated by the Merger Agreement;

•	the ownership of Barnes common stock or other securities of Barnes by Parent, Merger Sub and their respective subsidiaries or affiliates;
•
the absence of certain investments by Parent, Merger Sub, the Equity Investors or certain of their affiliates in persons that own, control or operate a business engaged in any lines of business in which Barnes and its subsidiaries are engaged; and

•	the absence of the classification of Parent, Merger Sub or any of their respective subsidiaries as a foreign person or foreign entity.
The representations and warranties in the Merger Agreement will not survive the consummation of the Merger.
Conduct of Business Pending the Merger
During the Pre-Closing Period, except (a) as may be required by applicable law, any governmental entity of competent jurisdiction or the rules or regulations of the NYSE, (b) with the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), (c) as may be expressly contemplated, required or permitted by the Merger Agreement, (d) in connection with any action taken, or omitted to be taken, pursuant to certain responsive measures to the Russian Federation’s invasion of Ukraine or cybersecurity issues, or (e) as set forth in the confidential disclosure letter provided by Barnes to Parent and Merger Sub, Barnes will, and will cause each of its subsidiaries to, use (A) reasonable best efforts to conduct its business in the ordinary course in all material respects and (B) use commercially reasonable efforts to preserve intact its business organization and maintain existing relations with key customers, suppliers, lenders, partners, officers, employees, governmental entities and other third parties with whom Barnes and its subsidiaries have significant business relationships or regulatory relationships. No action by Barnes or its subsidiaries with respect to matters specifically addressed by the following paragraph (and the bullets thereafter) will be deemed to breach the preceding sentence unless such action would constitute a breach of such paragraph.
During the Pre-Closing Period, except (a) as may be required by applicable law, any governmental entity of competent jurisdiction or the rules or regulations of the NYSE, (b) with the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), (c) as may be expressly contemplated, required or permitted by the Merger Agreement, or (d) as set forth in the confidential disclosure letter provided by Barnes to Parent and Merger Sub, Barnes will not, and will not permit any of its subsidiaries to:
•	amend Barnes’ or its subsidiaries’ organizational or governing documents, other than immaterial amendments to organizational or governing documents of Barnes’ wholly owned subsidiaries;
•
adjust, split, reverse split, consolidate, subdivide, combine or reclassify any shares of capital stock, voting securities or other equity interests of Barnes or any of its subsidiaries (or any warrants, options or other rights to acquire the foregoing);

•
make, declare, establish a record date for or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities, options, warrants, rights or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except for (i) any such transactions solely among Barnes and its wholly owned subsidiaries or among Barnes’ wholly owned subsidiaries, (ii) the acceptance of Barnes common stock as payment for the exercise price of Barnes options, and (iii) the acceptance of Barnes common stock, or withholding of Barnes common stock otherwise deliverable, to satisfy withholding taxes incurred in connection with the exercise, vesting and/or settlement of Barnes Equity Awards outstanding as of October 6, 2024 or granted on or after October 6, 2024 in compliance with the Merger Agreement;

•	grant any Barnes Equity Awards, or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;
•
(i) issue, sell or otherwise permit to become outstanding any shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except pursuant to the due exercise, vesting and/or settlement of Barnes Equity Awards outstanding as of October 6, 2024 or granted after October 6, 2024 in compliance with the Merger Agreement, in accordance with their terms or in transactions solely among Barnes and its subsidiaries or among Barnes’ subsidiaries or (ii) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interests;

•
(i) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger and other than any mergers, consolidations or reorganizations solely among Barnes’ wholly-owned subsidiaries or any liquidation or dissolution of any dormant wholly owned subsidiary of Barnes; provided that, Barnes and its subsidiaries do not incur any material liability as a result of such liquidation or dissolution, or (ii) enter into a material new line of business;

•
incur, assume, endorse, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness for borrowed money, enter into financial swaps, futures or options involving an interest rate, foreign exchange or commodity, or issue or sell any debt securities or any rights to acquire any debt securities, except for (i) any indebtedness for borrowed money among Barnes and/or its wholly owned subsidiaries or among wholly owned subsidiaries of Barnes, (ii) guarantees by Barnes of indebtedness for borrowed money of wholly owned subsidiaries of Barnes or guarantees by wholly owned subsidiaries of Barnes of indebtedness for borrowed money of Barnes or any of its wholly owned subsidiaries, which indebtedness is incurred in compliance with this bullet point or is outstanding as of October 6, 2024, (iii) indebtedness for borrowed money incurred in the ordinary course of business for working capital purposes pursuant to drawdowns under the Company Credit Agreement (as defined in the Merger Agreement) and other lines of credit and overdraft facilities of Barnes and its subsidiaries in effect prior to the execution of the Merger Agreement (in an amount not to exceed $30,000,000), (iv) additional indebtedness for borrowed money incurred in the ordinary course of business by Barnes or any of its subsidiaries not to exceed $5,000,000 in aggregate principal amount outstanding, (v) any refinancing, extension, renewal or replacement of any outstanding indebtedness of Barnes and its subsidiaries, in the ordinary course of business, to the extent reasonably necessary to do so in the good-faith determination of Barnes, and up to an aggregate amount equal to the aggregate principal amount of (and unutilized commitments under) the indebtedness being refinanced, extended, renewed or replaced, plus reasonable and customary fees, underwriting discounts, premiums, accrued and unpaid interest and other reasonable and customary costs and expenses incurred or payable in connection with such refinancing, extension, renewal or replacement, and (vi) financial swaps, options, derivatives and other hedging agreements or arrangements involving an interest rate, foreign exchange or commodity incurred in the ordinary course of business consistent with past practice; provided that in the case of clauses (iii), (iv) and (v), such indebtedness can be prepaid at par at any time without premium or penalty;

•
other than in accordance with contracts or agreements in effect on October 6, 2024 and expressly disclosed on the confidential disclosure letter provided by Barnes to Parent and Merger Sub, (i) sell, transfer, pledge, mortgage, license or encumber (other than non-exclusive licenses or similar rights, or licenses exclusive only within reasonably limited fields or jurisdictions, of certain of Barnes’ intellectual property), allow the expiration or lapse of (with respect to registrations of certain of Barnes’ intellectual property (other than expirations in accordance with their terms or where Barnes or any subsidiary thereof has elected in its reasonable business judgment to abandon or permit to lapse a registration or application)) or otherwise dispose of any of its properties, business or assets, tangible or intangible, having a value in excess of $3,500,000 individually or $7,000,000 in the aggregate, except, in each case, (x) in the ordinary course of business consistent with past practice, (y) in connection with any transaction solely between or among Barnes and wholly owned subsidiaries of Barnes or (z) the incurrence of certain permitted liens;

•
(i) acquire any interest in any person or any division, assets, properties, businesses or equity securities thereof (including by merger, consolidation or acquisition of stock or assets), other than (A) in or from any wholly owned subsidiary of Barnes, (B) acquisitions of inventory, raw materials, equipment, spare parts and other business supplies, in each case, in the ordinary course of business, or (C) acquisitions for which the purchase price payable does not exceed $3,500,000 individually or $7,000,000 in the aggregate, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than (A) to or in any wholly owned subsidiary of Barnes, (B) that do not exceed $2,500,000 individually or $5,000,000 in the aggregate, (C) advances to directors, officers and other employees for travel and other reimbursable expenses incurred in the ordinary course of business consistent with past practice, or (D) in connection with transactions permitted pursuant to the foregoing clause (i);

•
except as required by any collective bargaining agreement or Company Benefit Plan (as defined in the Merger Agreement) (including related award agreements), each as in effect as of October 6, 2024, (i) establish, adopt, materially amend or terminate any Company Benefit Plan or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a material Company Benefit Plan if it were in existence as of the date of the Merger Agreement, except for renewals, amendments or terminations in the ordinary course of business consistent with past practice that do not materially increase costs for or under the applicable Company Benefit Plan, (ii) increase the compensation (including severance, change-in-control and retention compensation) or benefits of any employees, officers, directors, or individual consultants of Barnes or its subsidiaries, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iv) accelerate the time of funding, vesting or payment of any award under any Company Benefit Plan, (v) take any action to amend or waive any performance vesting criteria (or measure performance results in a manner inconsistent with past practice) or accelerate vesting, exercisability or funding of any Barnes Equity Award under any Company Benefit Plan, (vi) terminate the employment of any employee with annual base compensation above $300,000 or at the level of the positions expressly disclosed on the confidential disclosure letter provided by Barnes to Parent and Merger Sub, other than for cause, (vii) hire any new employees, except for non-officer employees with an annual base salary below $300,000 or with a title below the positions expressly disclosed on the confidential disclosure letter provided by Barnes to Parent and Merger Sub, (viii) provide any funding for any rabbi trust or similar arrangement, (ix) form or otherwise establish any employing entity in any country that does not currently have an employing entity, (x) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is a defined benefit pension plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, in each case, except as may be required by GAAP or applicable law, or (xi) effectuate any “plant closing” or “mass layoff” (as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1986, as amended, or any similar state, local or foreign law);

•	enter into, materially modify, negotiate, terminate or agree to enter into, materially modify, negotiate or terminate any collective bargaining agreement;
•
other than any transaction litigation, which is governed by provisions of the Merger Agreement described in the section of this proxy statement titled “—Transaction Litigation,” and any proceedings in respect of tax matters, the latter of which is governed by the following bullet point, waive, release, assign, settle or compromise any claims, liabilities or obligations arising out of litigation or other legal proceedings, other than the settlement, release or compromise of any such litigation or legal proceeding (i) that is reflected or reserved against in the consolidated balance sheet of Barnes and its subsidiaries included in its Annual Report on Form 10-K for the annual period ended December 31, 2023 (including any notes thereto), or (ii) for no more than $2,500,000 individually or $5,000,000 in the aggregate (after taking into account insurance coverage maintained by Barnes or its subsidiaries), in each case that would not involve (x) injunctive or equitable relief or impose any material restrictions or changes on the business or operations of Barnes or any of its subsidiaries or (y) any criminal liability, any admission of material wrongdoing or any material wrongful conduct by Barnes or its subsidiaries;

•
except as expressly disclosed on the confidential disclosure letter provided by Barnes to Parent and Merger Sub, make or commit to make any capital expenditures, other than, in each case (i) to the extent reasonably necessary to protect human health and safety and (ii) any unbudgeted capital expenditures not to exceed $2,000,000 in the aggregate;

•
(i) except in the ordinary course of business consistent with past practice, enter into any contract that would have been a Company Material Contract (as defined in the Merger Agreement) had it been entered into prior to October 6, 2024 (other than entering into any contract solely to the extent effecting a capital expenditure, acquisition, disposition or other transaction expressly permitted by the Merger Agreement), or (ii) voluntarily terminate, renew (other than a renewal of a contract on substantially similar terms (subject to any changes to address changes in applicable law or to reflect immaterial updates to the counterparties’ forms)), amend or modify in a manner adverse to Barnes any Company Material Contract or waive material rights or material claims under any Company Material Contract or any contract entered into on or after October 6, 2024 that would have been considered a Company Material Contract if it had been entered into prior to October 6, 2024, in each case of clauses (i) and (ii), other than any entry into, renewal, extension, refinancing or refunding of (A) indebtedness for borrowed money or (B) any ISDA Master Agreement (as defined in the Merger Agreement) or brokerage account, or schedule thereto, relating to a financial swap, future or option, in each case in accordance with the seventh bullet above;

•
(i) make (other than in the ordinary course of business consistent with past practice) or change any material tax election, (ii) file any material amended tax return, (iii) settle or compromise any claim relating to a material amount of taxes of Barnes or any of its subsidiaries for an amount materially in excess of amounts reserved with respect thereto, (iv) enter into any “closing agreement” within the meaning of Section 7121 of the Internal Revenue Code of 1986, as amended (or any analogous provision of state, local or foreign law) relating to a material amount of taxes, (v) adopt or change any annual tax accounting period or material tax accounting method or (vi) surrender any right to claim a material tax credit or refund;

•	implement or adopt any material change in its financial accounting principles, periods or methods, other than as may be required by GAAP or applicable law or any governmental entity;
•
terminate, suspend, amend or modify in any material respect, any material governmental permits, except (i) as required by applicable law or a governmental entity or (ii) in the ordinary course of business;

•
(i) enter into any new contract with any person which would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act or (ii) enter into any contract, transaction, arrangement or understanding that, had it been entered into prior to October 6, 2024, would have to have been disclosed on the confidential disclosure letter provided by Barnes to Parent and Merger Sub;

•
terminate, modify in any material respect or fail to use commercially reasonable efforts to maintain in full force and effect existing insurance policies that are material to Barnes and its subsidiaries, taken as a whole (provided that, for the avoidance of doubt, Barnes and its subsidiaries may issue and renew insurance policies in the ordinary course of business consistent with past practice);

•
enter into a contract to which Barnes or any of its subsidiaries is a party that by its terms calls for annual payments, or is reasonably likely to involve annual payments, by or to Barnes or any of its subsidiaries of more than $30,000,000 in any individual year during the term of such contract; or

•	agree to take, or make any commitment to take, any of the foregoing actions.
No Solicitation
During the Pre-Closing Period, Barnes has agreed that it will not, and will cause its affiliates and representatives not to, directly or indirectly:
•
solicit, initiate, seek or knowingly encourage or facilitate any proposal or offer or an inquiry regarding the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Alternative Proposal;

•
enter into or otherwise participate or engage in any discussions or negotiations regarding an Alternative Proposal with, or furnish any nonpublic information regarding an Alternative Proposal or provide access to its or their respective properties, books and records or any nonpublic information relating to Barnes or its subsidiaries to, any person (other than Parent, Merger Sub or their respective representatives) (including any person that has made or, to the knowledge of Barnes, is considering making an Alternative Proposal) with the intent to induce the making, submission or announcement of, or to knowingly encourage or knowingly facilitate, an Alternative Proposal (except, in each case, solely to (x) notify such person as to the existence of the “no shop” provisions of the Merger Agreement described in this section and the section of this proxy statement titled “—The Board of Directors’ Recommendation; Adverse Recommendation Change”) or (y) seek to clarify and understand the terms and conditions of any proposal or offer made by any person solely to determine whether such proposal or offer constitutes or could reasonably be expected to lead to a Superior Proposal (as defined below);

•
approve, recommend or enter into, or propose to approve, recommend or enter into, any merger agreement, acquisition agreement, letter of intent or similar document, agreement, commitment or agreement in principle with respect to an Alternative Proposal (other than an Acceptable Confidentiality Agreement (as defined in the Merger Agreement)); and

•	authorize or commit or agree to do any of the foregoing actions.
Barnes further agreed to, and to cause each of its affiliates and representatives to:
•
immediately cease and terminate all discussions, solicitations or negotiations with any persons (other than Parent, Merger Sub and their respective affiliates and representatives) in connection with any Alternative Proposal submitted as of, or prior to, October 6, 2024; and

•
promptly (and in no event later than 24 hours) following the announcement of the execution of the Merger Agreement, request the prompt return or destruction of all confidential information previously furnished in connection with and promptly terminate all physical and electronic data room access previously granted to any such person or its affiliates or representatives; provided that Barnes or the Board of Directors are permitted, if requested, to grant a waiver of any standstill agreement with any person to permit such person to make an Alternative Proposal to the Board of Directors if the Board of Directors has determined (after consultation with Barnes’ outside legal counsel) that the failure to take such action is reasonably likely to be inconsistent with its fiduciary duties under applicable law.

Barnes has also agreed that from and after October 6, 2024, it will promptly (and, in any event, within 48 hours after receipt) notify Parent in the event that it receives any Alternative Proposal and the identity of the person or group making such Alternative Proposal, and will provide Parent with a reasonably detailed written summary of the material terms of such Alternative Proposal. From and after October 6, 2024, Barnes has agreed to keep Parent reasonably informed on a prompt (and, in any event within 48 hours) basis of any material developments with respect to the status and terms of any such Alternative Proposal (including any material change to the terms of any such Alternative Proposal).
At any time prior to obtaining the Barnes Stockholder Approval, if (a) Barnes receives a bona fide written Alternative Proposal that did not result from a material breach of the no shop provisions and that the Board of Directors determines in good faith after consultation with Barnes’ outside legal and financial advisors, constitutes or would reasonably be expected to lead to, or result in a Superior Proposal, and a failure to take the actions below would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law, then Barnes, Barnes’ subsidiaries, and its and their respective representatives may take the following actions:
•
furnish information (including nonpublic information) about Barnes or affiliates to the person that has made such Alternative Proposal, as well as its representatives and potential financing sources, if, and only if, prior to so furnishing such information, the person that has made such Alternative Proposal has executed an Acceptable Confidentiality Agreement with Barnes (provided that (i) any material nonpublic information has previously been provided or made available to Parent or is provided to Parent within 24 hours of the time such information is furnished to such person and (ii) any competitively sensitive information or data provided to any such person who is, or whose affiliates include, a direct competitor of Barnes or any of its subsidiaries will be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data, as reasonably determined by Barnes with advice from its outside legal counsel); and
•
engage in or otherwise participate in discussions or negotiations with the person making such Alternative Proposal and its representatives and potential financing sources regarding such Alternative Proposal.

An “Alternative Proposal” is defined as any proposal, offer or indication of intent made by any person or group of persons (other than Parent, Merger Sub or their respective affiliates) relating to, in a single transaction or series of related transactions, any direct or indirect (a) merger, reorganization, spinoff, share exchange (including a split-off), consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Barnes, in each case, as a result of which any person or group of persons would acquire more than 20% of the fully diluted total voting power of Barnes or any surviving entity (or any direct or indirect parent company thereof) or more than 20% of the Barnes common stock, (b) a tender offer or exchange offer or other transaction which, if consummated, would result in a direct or indirect acquisition by such person or group of persons of (1) more than 20% total voting power of Barnes or (2) any subsidiary or subsidiaries of Barnes whose assets constitute over 20% of the fair market value of the consolidated assets of Barnes and its subsidiaries, taken as a whole or (c) the acquisition in any manner, directly or indirectly, by such person or group of persons of more than 20% of the fair market value of the consolidated assets of Barnes and its subsidiaries, in each case, other than the transactions contemplated by the Merger Agreement.
Prior to Barnes’ receipt of the Barnes Stockholder Approval, Barnes will promptly (and, in any event, within 24 hours), following a determination by the Board of Directors that an Alternative Proposal is a Superior Proposal, notify Parent of such determination in writing.
A “Superior Proposal” is defined as any bona fide, written Alternative Proposal that was not solicited in violation of the Merger Agreement and that the Board of Directors determines in good faith, after consultation with Barnes’ outside legal and financial advisors, and taking into account the legal, financial, regulatory, timing, certainty of consummation and other aspects and risks of such Alternative Proposal, to be more favorable from a financial point of view to Barnes stockholders than transactions contemplated by the Merger Agreement; provided that solely for purposes of defining a “Superior Proposal” all references in the definition of “Alternative Proposal” to “20%” will be deemed to be a reference to “50%.”
The Board of Directors’ Recommendation; Adverse Recommendation Change
As described in this proxy statement, and subject to the provisions described below, the Board of Directors has made the recommendation that Barnes stockholders vote to adopt the Merger Agreement (which we refer to as the “Recommendation”). Except as set forth in this section and the section of this proxy statement titled “—No Solicitation,” the Board of Directors and the committees thereof have agreed that it will not take any of the following actions (any of which we refer to as a “Adverse Recommendation Change”):
•
change, qualify, withhold, withdraw, rescind or modify, or authorize or resolve to or publicly propose its intention to change, qualify, withhold, withdraw, rescind or modify, in each case, in any manner adverse to Parent or Merger Sub, the Recommendation;

•
adopt, approve, recommend or otherwise declare advisable to the stockholders of Barnes, or resolve to or publicly propose or announce its intention to adopt, approve, recommend or otherwise declare advisable to the stockholders of Barnes an Alternative Proposal;

•
fail to publicly reaffirm the Recommendation (including by issuing a press release) within five business days of Parent’s request in writing (or, if the Special Meeting is scheduled to be held within five business days and such request is received at least one business day prior to the date of the Special Meeting, then prior to the date of the Special Meeting) (provided that Barnes is not required to issue such press release or public statement on more than one occasion in respect of any initial disclosure of any Alternative Proposal or any material modification of such Alternative Proposal);

•
Following the commencement of a tender or exchange offer that is an Alternative Proposal, fail to recommend rejection of such tender or exchange offer in a solicitation/recommendation statement on Schedule 14D-9 promulgated under the Exchange Act within 10 business days of the commencement of such tender or exchange offer;

•	fail to include the Recommendation in this proxy statement; or
•
authorize, cause or permit Barnes or any of its subsidiaries to enter into any merger agreement, acquisition agreement, letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any Alternative Proposal (other than an Acceptable Confidentiality Agreement) (a “Company Acquisition Agreement”) or agree or publicly propose to do any of the foregoing.

At any time prior to receipt of the Barnes Stockholder Approval, the Board of Directors may make an Adverse Recommendation Change in response to an Intervening Event (as defined below) so long as the Board of Directors determines in good faith after consultation with Barnes’ outside legal counsel, that the failure of the Board of Directors to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law; provided that the Board of Directors will not be entitled to make an Adverse Recommendation Change in such circumstances unless:
•
Barnes has given Parent at least three business days’ written notice (which we refer to as a “Intervening Event Notice”) advising Parent of its intention to make such an Adverse Recommendation Change, which Intervening Event Notice will include a description of the applicable Intervening Event;

•
during such three-business-day period, if requested by Parent, Barnes, its subsidiaries and their respective representatives, engage in good-faith negotiations with Parent and its representatives to amend the terms and conditions of the Merger Agreement in such a manner that would permit the Board of Directors not to make such Adverse Recommendation Change; and

•
at the end of such three-business-day period, after taking into account any commitments or binding proposals made by Parent in writing to amend the terms of the Merger Agreement during the period following delivery of such Intervening Event Notice, the Board of Directors determines in good faith, after consultation with Barnes’ outside legal counsel, that the failure of the Board of Directors to make such Adverse Recommendation Change would continue to reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law (any such determination in and of itself shall not be deemed an Adverse Recommendation Change) (provided that any material changes relating to such Intervening Event will commence a new notice period of two business days).

An “Intervening Event” is defined as any material event, change, occurrence or development that (a) is unknown and not reasonably foreseeable to the Board of Directors (or any member thereof) as of October 6, 2024, or if known or reasonably foreseeable to the Board of Directors (or any member thereof) as of October 6, 2024, the consequences of which were not known or reasonably foreseeable to the Board of Directors (or any member thereof) as of October 6, 2024, and (b) occurs, arises or becomes known to the Board of Directors after the execution and delivery of Merger Agreement and on or prior to the date of the Barnes Stockholder Approval; provided that (w) the receipt, existence or terms of an Alternative Proposal or Superior Proposal or any inquiry or communications or matters relating thereto or consequences thereof, (x) any event, fact, development or occurrence that results from the announcement, pendency and consummation of the Merger Agreement or the Merger, (y) the fact that Barnes meets or exceeds any internal or analysts’ expectations or projections or (z) any changes or lack thereof after October 6, 2024, in the market price or trading volume of the Barnes common stock or any other securities of Barnes or its subsidiaries, in each case, will not be deemed to be an Intervening Event (provided that the underlying causes of such changes described in clauses (y) and (z) may constitute or be taken into account in determining whether there has been, an Intervening Event).
At any time prior to obtaining the Barnes Stockholder Approval, the Board of Directors may, in response to a Superior Proposal that did not result from a material breach of the Agreement (i) make an Adverse Recommendation Change and/or (ii) cause Barnes to terminate the Merger Agreement; provided that the Board of Directors will not be entitled to make such an Adverse Recommendation Change or cause any such termination of the Merger Agreement unless:
•
Barnes has given Parent at least three business days’ written notice (which we refer to as a “Superior Proposal Notice”) advising Parent that the Board of Directors intends to effect an Adverse Recommendation Change or to terminate the Merger Agreement, which Superior Proposal Notice will describe the basis for such Adverse Recommendation Change, including the material terms and conditions of, and the identity of the person making, any such Superior Proposal and a copy of the Superior Proposal (if written) and a copy of any proposed Company Acquisition Agreements;
•
during such three-business-day notice period following Barnes’ delivery to Parent of the Superior Proposal Notice, if requested by Parent, Barnes and its representatives engage in good-faith negotiations with Parent and its representatives to amend the terms and conditions of the Merger Agreement in such a manner such Superior Proposal would cease to constitute a Superior Proposal; and

•
at the end of such three-business-day notice period, after taking into account any commitments or binding proposals made by Parent in writing to amend the terms of the Merger Agreement during the period following delivery of such Superior Proposal Notice, the Board of Directors concludes in good faith after consultation with Barnes’ outside legal and financial advisors that the Alternative Proposal giving rise to the Superior Proposal Notice continues to constitute a Superior Proposal (provided that any material modifications or amendments to the terms of such Alternative Proposal will commence a new notice period of two business days under the first and second bullets of this paragraph).

Nothing contained in the Merger Agreement will prohibit Barnes or its Board of Directors from (a) taking and disclosing to the stockholders of Barnes a position contemplated by Rule 14e-2(a) or Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (b) making any making any “stop, look and listen” communication to the stockholders of Barnes pursuant to Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder (for the avoidance of doubt, it being agreed that the issuance by Barnes or the Board of Directors of a “stop, look and listen” statement pending disclosure of its position as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, will constitute an Adverse Recommendation Change). For the avoidance of doubt, a factually accurate public statement that describes Barnes’ receipt of an Alternative Proposal, that no position has been taken by the Board of Directors as to the advisability or desirability of such Alternative Proposal and the operation of the Merger Agreement with respect thereto will not be deemed an Adverse Recommendation Change.
Employee Matters
Effective as of the Effective Time and during the one-year period immediately following the Effective Time, Parent will provide, or will cause the Surviving Company or one of its subsidiaries to provide, to each employee of Barnes or its subsidiaries as of immediately prior to the Effective Time who continues to be employed by Parent or any affiliate thereof (including the Surviving Company and its subsidiaries) (which we refer to as “Company Employees”), base compensation that is no less favorable than that provided to the applicable Company Employee immediately prior to the Effective Time.
Effective as of the Effective Time and through the period ending December 31, 2025, Parent will provide, or will cause the Surviving Company or one of its subsidiaries to provide to each Company Employee:
•
target short-term incentive compensation opportunities and target equity incentive compensation opportunities that, in each case, are no less favorable than were provided to the applicable Company Employee immediately prior to the Effective Time (provided that Parent may elect to substitute cash incentive compensation opportunities of equivalent value for equity compensation opportunities); and

•
all other compensation and employee benefits (excluding defined benefit pension, retiree, medical or life insurance, nonqualified deferred compensation, retention, change in control or equity incentive opportunities) that are no less favorable in the aggregate than those that were provided to the applicable Company Employee immediately prior to the Effective Time.

In addition, Parent will provide, or will cause the Surviving Company or one of its subsidiaries to provide, to each Company Employee whose employment is involuntarily terminated during the one-year period following the Effective Time and who are not otherwise then covered by a collective bargaining agreement, severance benefits no less favorable than the greater of the severance benefits that would have been provided to the Company Employee under Barnes’ severance arrangements in effect immediately prior to the Effective Time and the severance benefits due under the applicable severance plan of Parent, in each case, subject to the execution of a release of claims to the extent both permitted by the terms of the applicable severance arrangement and applicable laws and customary in the applicable jurisdiction and determined taking into account each Company Employee’s service with Barnes and its subsidiaries (and any predecessor entities) and, after the Closing, Parent and its subsidiaries.
The Surviving Company will, and Parent will cause the Surviving Company to, continue to honor any obligations with respect to the continuing employees under the annual or short-term cash incentive bonus plans with respect to fiscal year 2025, which bonus will be paid at such times and to the extent that the continuing employees would otherwise have become entitled to such bonuses under the applicable cash bonus plan and determined based on the actual level of achievement of the applicable performance goals, as may be equitably adjusted following the Closing by the board of directors of Parent as deemed appropriate in its discretion to reflect the Merger; provided that any liabilities are properly accrued for in Barnes’ financial statements issued prior to the Effective Time to the extent required by applicable accounting rules.
Following the Closing Date, Parent will, and Parent will cause the Surviving Company to cause any employee benefit or compensation plans or programs sponsored or maintained by Parent or the Surviving Company or their subsidiaries in which Company Employees are eligible to participate following the Closing Date (collectively, the “Parent Plan”) to recognize the service of each Company Employee with Barnes and its subsidiaries (and any predecessor thereto) prior to the Closing Date for purposes of eligibility, vesting and level of benefits, except to the extent that such recognition of service would operate to duplicate any benefits of a Company Employee with respect to the same period of service or with respect to benefit accrual under any defined benefit pension plan or retiree health or welfare plans. In addition, with respect to any Parent Plan that provides medical, dental or vision insurance benefits, for the plan year in which such Company Employee is first eligible to participate, Parent will (i) cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to such Company Employee to the extent such limitation would have been waived or satisfied under the Barnes Benefit Plan in which such Company Employee participated immediately prior to the Effective Time and (ii) credit each Company Employee for any co-payments or deductibles incurred by such Company Employee in such plan year for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Parent Plan (which credited expenses will also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan).
Notwithstanding the foregoing, with respect to Company Employees whose terms and conditions of employment are subject to a collective bargaining agreement or who are based outside of the United States, Parent’s obligations described above will be in addition to, and not in contravention of, any obligations under the applicable collective bargaining agreement or under the laws of the foreign countries and political subdivisions thereof in which such Company Employees are based. In the event of any conflict as reasonably determined by Parent between Parent’s obligations under the Merger Agreement and the applicable collective bargaining agreement or law, such collective bargaining agreement will govern and will supersede and nullify such obligations under the Merger Agreement.
If, at least ten business days prior to the Effective Time, Parent provides written notice to Barnes directing Barnes to terminate its 401(k) plan(s), Barnes will terminate any and all 401(k) plans effective as of the day immediately preceding the day on which the Effective Time occurs (which we refer to as the “401(k) Termination Date”). If Barnes 401(k) plan is so terminated, Parent will permit all continuing Company Employees who were eligible to participate in Barnes’ 401(k) plan immediately prior to the 401(k) Termination Date to participate in Parent’s 401(k) plan and will permit each such continuing Company Employee to elect to transfer his or her account balance when distributed from the terminated Company 401(k) plan, including any outstanding participant loans, to Parent’s 401(k) plan.
Indemnification and Insurance
From and after the Effective Time, the Surviving Company and Parent will indemnify and hold harmless all past and present directors, officers or employees of Barnes or any of its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of Barnes or any of its subsidiaries (collectively, together with such persons’ heirs, executors and administrators, which we refer to as the “Covered Persons”) to the fullest extent permitted by law against any costs and expenses (including advancing attorneys’

fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Covered Person to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of acts or omissions occurring at or prior to the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity at the request or for the benefit of Barnes). Without limiting the foregoing, from and after the Effective Time, Parent and the Surviving Company will indemnify and hold harmless the Covered Persons to the fullest extent permitted by law for acts or omissions occurring in connection with the process resulting in and the adoption and approval of the Merger Agreement and the consummation of the transactions contemplated thereby. From and after the Effective Time, Parent, Barnes and the Surviving Company will advance expenses (including reasonable legal fees and expenses) incurred in the defense of any proceeding or investigation with respect to the matters subject to indemnification pursuant to the provisions of the Merger Agreement described in this section, in accordance with the procedures (if any) set forth in Barnes’ organizational documents, or the certificate or articles of incorporation and bylaws, or other organizational or governance documents, of any subsidiary of Barnes, and indemnification agreements, if any, in existence on October 6, 2024; provided that, to the extent required by applicable law, the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification pursuant to the provisions of the Merger Agreement described in this section. In the event of any such proceeding or investigation for which indemnification is required pursuant to the provisions of the Merger Agreement described in this section Parent and the Surviving Company will cooperate with the Covered Person in the defense of any such proceeding.
For a period of not less than six years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Company will contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Effective Time than were set forth in Barnes’ organizational documents as of October 6, 2024. Notwithstanding anything herein to the contrary, if any proceeding or investigation (whether arising prior to, at or after the Effective Time) is made against such persons with respect to matters subject to indemnification under the provisions of the Merger Agreement described in this section on or prior to the sixth anniversary of the Effective Time, such provisions will continue in effect until the final disposition of such proceeding or investigation. Following the Effective Time, the indemnification agreements, if any, in existence on October 6, 2024 with any of the directors, officers or employees of Barnes or any its subsidiaries will be assumed by the Surviving Company, without any further action, and will continue in full force and effect in accordance with their terms.
For a period of not less than six years from and after the Effective Time, the Surviving Company will, and Parent will cause the Surviving Company to, maintain for the benefit of the directors and officers of Barnes and its subsidiaries, as of October 6, 2024 and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of Barnes and its subsidiaries or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that the Surviving Company will not be required to pay an annual premium for the insurance described in this paragraph in excess of 300% of the last annual premium paid prior to October 6, 2024, but in such case will purchase as much coverage as is available for such amount. The provisions of the immediately preceding sentence will be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time (which Barnes will be permitted to purchase prior to the Effective Time, subject to the cap described in the preceding sentence), which policies provide such directors and officers with coverage for an aggregate period of at least six years from and after the Effective Time with respect to claims arising from facts or events that occurred on or prior to the Effective Time, including in respect of the transactions contemplated by the Merger Agreement. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Company will, and Parent will cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.
In the event of any breach by the Surviving Company or Parent of the terms described in the provisions of the Merger Agreement described in this section, the Surviving Company will pay all reasonable expenses, including attorneys’ fees, that may be incurred by Covered Persons in enforcing the indemnity and other obligations described in this section as such fees are incurred, upon the written request of such Covered Person.

Debt Financing
Parent and Merger Sub have agreed to use their reasonable best efforts to take, and to cause each of their respective subsidiaries to use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing in an amount sufficient to fund the Financing Amounts (as defined in the Merger Agreement) on the date on which the Merger is required to be consummated pursuant to the terms of the Merger Agreement, including by using reasonable best efforts to:
•	maintain in effect the Commitment Letters;
•
negotiate and enter into definitive agreements with respect to the Debt Financing (which we refer to as the “Definitive Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letter (including, as necessary, the “flex” provisions contained in any related fee letter) and without any Prohibited Modification (as defined below);

•	satisfy on a timely basis all conditions required to be satisfied by them in the Commitment Letters and the Definitive Agreements and comply with their obligations thereunder; and
•	enforce their respective rights under the Commitment Letters and the Definitive Agreements in a timely and diligent manner.
Without limiting the generality of the foregoing, in the event that all conditions contained in the Commitment Letters or the Definitive Agreements (other than the consummation of the Merger, those conditions that by their nature are to be satisfied or waived at the Closing and those conditions the failure of which to be satisfied is attributable to a breach by Parent and/or Merger Sub of its representations, warranties, covenants or agreements contained in the Merger Agreement, and other than, with respect to the Debt Financing, the availability of the Equity Financing and, with respect to the Equity Financing, the availability of the Debt Financing) have been satisfied, Parent has agreed to fully enforce the counterparties’ obligations under the Commitment Letters and cause the Equity Investors to, and to use reasonable best efforts to cause the Debt Financing Entities to, comply with their respective obligations thereunder, including to fund the Financing.
Parent and Merger Sub have agreed that they will not, and they will not permit any of their respective subsidiaries to, without the prior written consent of Barnes, (a) terminate or cause the termination of the Commitment Letters (except to the extent the Financing Amounts are funded into escrow, such escrow arrangement does not constitute or effect any Prohibited Modifications and the conditions to release the Financing Amounts therefrom are no more onerous than the conditions set forth in the Debt Commitment Letter as of October 6, 2024) or any Definitive Agreement, or (b) permit, consent to or agree to any amendment, replacement, supplement, termination or modification to, or any waiver of, any provision or remedy under, the Commitment Letters or the Definitive Agreements if such amendment, replacement, supplement, modification, waiver or remedy:
•	adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing;
•	reduces the aggregate principal amount of the Financing below the amount necessary to satisfy the Financing Amounts (taking into account available cash of Barnes and its subsidiaries (if any));
•
adversely affects the ability of Parent or Merger Sub to enforce its rights against other parties to the Commitment Letters or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified relative to the ability of Parent to enforce its rights against the other parties to the corresponding Commitment Letters as in effect on October 6, 2024; or

•
could otherwise reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger and the other transactions contemplated by the Merger Agreement (such effects described in this and the three preceding bullet points, which we refer to collectively as the “Prohibited Modifications”).

Notwithstanding the foregoing, Parent or Merger Sub (or their applicable Affiliates) may amend the Debt Commitment Letter and any related fee letter to (A) add lenders, purchasers, investors, lead arrangers, bookrunners, syndication agents or other financing sources who had not executed the Debt Commitment Letter as of October 6, 2024, provided the foregoing does not constitute or effect a Prohibited Modification or (B) make any modification to comply with the “market flex” provisions contained in the fee letters related to the Debt Commitment Letter.
Parent and Merger Sub have further agreed to promptly deliver to Barnes copies of any amendment, replacement, supplement, termination, modification or waiver to the Commitment Letters and/or Definitive Agreements.
In the event that any portion of the Debt Financing required to pay the Financing Amounts becomes unavailable, regardless of the reason therefor, Parent and Merger Sub have agreed to (a) promptly notify Barnes in writing of such unavailability and the reason therefor and (b) use reasonable best efforts, and cause each of their respective subsidiaries to use their respective reasonable best efforts, to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing for such unavailable portion from the same or alternative sources (which we refer to as the “Alternative Financing”) in an amount sufficient, when taken together with the available portion of the Financing, to pay the Financing Amounts, and without limiting the foregoing, use reasonable best efforts to cause such Alternative Financing to not include any Prohibited Modifications.
Parent will provide Barnes with prompt written notice (a) of any actual breach, default, cancellation, termination or repudiation by any party to the Commitment Letters, any Definitive Agreement or the Guarantee of which Parent becomes aware and (b) upon receipt of any written notice or other written communication from any Debt Financing Entity or the Equity Investors or other financing source with respect to any actual breach, default, cancellation, termination or repudiation by any party to the Commitment Letters, any Definitive Agreement or the Guarantee of any provision thereof. Parent will further keep Barnes informed on a reasonably current basis or upon request of the status of its efforts to consummate the Financing, including any Alternative Financing. Parent and Merger Sub are not required to pay any fees or any interest rates applicable to the Debt Financing in excess of those contemplated by the Debt Commitment Letter (after giving effect to the “market flex” provisions), or agree to terms materially less favorable to Parent, Merger Sub or Barnes than the terms contained in or contemplated by the Debt Commitment Letter as of October 6, 2024 (after giving effect to the “market flex” provisions) (in either case, whether to secure waiver of any conditions contained therein or otherwise). Compliance by Parent and Merger Sub with the provisions of the Merger Agreement described in this section will not relieve Parent or Merger Sub of their respective obligations to consummate the transactions contemplated by the Merger Agreement whether or not the Financing or any Alternative Financing is available.
To the extent Parent and Merger Sub obtain Alternative Financing or amend, replace, supplement, terminate, modify or waive any of the Commitment Letters or Definitive Agreements, in each case pursuant to the provisions described in this section, the aforementioned provisions will apply to such Alternative Financing, the financing sources and/or their related parties in respect thereof, the commitments thereunder and the agreements with respect thereto, or the Financing, as applicable, as so amended, replaced, supplemented, terminated, modified or waived.
Cooperation as to Debt Financing Prior to the Closing
Barnes has agreed to use its reasonable best efforts, and to use its reasonable best efforts to cause its subsidiaries to use their respective reasonable best efforts, and each of them has agreed to use their reasonable best efforts to cause their respective representatives to use their reasonable best efforts, to provide customary cooperation in connection with the arrangement and implementation of the Debt Financing, to the extent reasonably requested by Parent in writing, including using reasonable best efforts to:
•	facilitate the pledging of collateral and granting of guarantees for the Debt Financing;
•
cause members of senior management of the Company to participate in a reasonable number of customary meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies;

•	as promptly as practicable furnish Parent with certain required financial information (which we refer to as the “Required Financial Information,” and as are further defined and described in the Merger

Agreement) and to inform Parent if certain officers of Barnes have knowledge of any facts as a result of which a restatement of any financial statements (or portion thereof) included in the Required Financial Information is reasonably probable or required in order for such financial statements (or portion thereof) to comply with GAAP;
•
solely with respect to financial information and data derived from the Company’s historical books and records, provide reasonable and customary assistance to Parent and Merger Sub with Parent’s and Merger Sub’s preparation of pro forma financial information and pro forma financial statements, and with Parent’s and Merger Sub’s preparation of projections, in each case, solely with respect to information regarding the Company and its subsidiaries, it being agreed that Parent and Merger Sub agreed to provide (A) certain information related to the Debt Financing and (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments in each case arising from the transactions contemplated by the Merger Agreement;

•
provide reasonable and customary assistance to Parent and the Debt Financing Entities in their preparation of the debt offering documents (which we refer to as the “Offering Documents,” and as further defined and described in the Merger Agreement) and review and comment on Parent’s draft of a business description and a “Management’s Discussion and Analysis” of the financial statements to be included in such Offering Documents;

•	assist Parent in its preparation of, and facilitate execution and delivery of definitive financing documents as of but not prior to the Closing;
•
execute customary authorization letters with respect to the Offering Documents authorizing the distribution of information regarding Barnes and its subsidiaries to prospective lenders or investors in connection with the Debt Financing and customary management representation letters and CFO certificates with respect to the financial information of Barnes and its subsidiaries included in the marketing materials for any debt offerings;

•
in the event the Debt Financing includes an offering of debt securities, request and facilitate its independent auditors to provide customary accountant’s comfort letters and consents and reasonable assistance to the Parent in connection with the preparation of the financial information, and to attend a reasonable and customary number of accounting due diligence sessions and drafting sessions;

•	cooperate with the marketing efforts for any of the Debt Financing and assist Parent and the Debt Financing Entities with obtaining ratings as contemplated by the Debt Financing;
•
furnish Parent and the Debt Financing Entities with all documentation and other information related to Barnes and its subsidiaries required by government entities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations;

•
facilitate the taking, no earlier than the Closing, of customary corporate approvals reasonably requested by Parent to permit the consummation of the Debt Financing (provided, that no such action shall be required of the Board of Directors of the Company);

•
cooperate in satisfying the conditions precedent set forth in the Debt Commitment Letter as in effect as of October 6, 2024 (or any definitive document relating to the Debt Financing with conditions precedent substantially the same as those set forth in such Debt Commitment Letter) to the extent the satisfaction of such conditions require the cooperation of, or is within the control of, Barnes and its subsidiaries; and

•
ensure that the Debt Financing Entities and their advisors and consultants have customary and reasonable access to Barnes’ and its subsidiaries’ books and records and relevant personnel for the purposes of Parent and Merger Sub establishing collateral arrangements as of the Closing, and provide customary assistance with other customary collateral audits, collateral appraisals and due diligence examinations.

The foregoing notwithstanding, none of Barnes nor any of its subsidiaries or representatives will be required to take or permit the taking of any action pursuant to this section that could:
•
require Barnes or its subsidiaries or any officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement (except any authorization letters, customary management representation letters and officer’s certificates delivered pursuant to the provisions described in the prior paragraph), in each case, unless (a) such person will continue as an officer, director or equivalent of such entities following the Closing and (b) the effectiveness of such resolutions, consents, certificates, documents, instruments, agreements, changes or modifications is contingent upon the occurrence of the Closing;

•	cause any representation or warranty in the Merger Agreement to be breached by Barnes or any of its subsidiaries;
•
require Barnes or any of its subsidiaries to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Debt Financing prior to the Closing or otherwise incur any obligation under any agreement, certificate, document or instrument (except to the extent the effectiveness of any such fee, expense, liability or obligation is subject to and conditioned upon the occurrence of the Closing);

•	reasonably be expected to cause any director, officer, employee or stockholder of Barnes or any of its subsidiaries to incur any personal liability;
•	reasonably be expected to conflict with the organizational documents of Barnes or any of its subsidiaries or any laws;
•
reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under any material contract to which Barnes or any of its subsidiaries is a party;

•
require Barnes, or any of its subsidiaries or any of their respective representatives to provide access to or disclose information that Barnes or any of its subsidiaries determines would jeopardize any attorney-client privilege or other applicable privilege or protection of Barnes or any of its subsidiaries;

•	require the delivery of any opinion of counsel;
•	require Barnes to prepare or deliver any Excluded Information (as defined and further described in the Merger Agreement); or
•	unreasonably interfere with the ongoing operations of Barnes or any of its subsidiaries.
Nothing contained in this proxy statement or in the Merger Agreement will require Barnes or any of its subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent and Merger Sub have agreed to, promptly upon written request by Barnes, reimburse Barnes and each of its subsidiaries for all reasonable and documented out-of-pocket costs incurred by them or their respective representatives in connection with the cooperation described above and to reimburse, indemnify and hold harmless Barnes and its subsidiaries and their respective representatives from and against any and all liabilities or losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent or its representatives as described in the provisions of the Merger Agreement described in this section and any information used in connection therewith (other than liabilities or losses resulting solely from information provided by Barnes or its subsidiaries), in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of, or material breach of the Merger Agreement by, Barnes, its subsidiaries or any of their representatives, as determined in a final and non-appealable judgment by a court of competent jurisdiction.
The parties have agreed that the provisions discussed in this section represent the sole obligation of Barnes and its subsidiaries with respect to cooperation in connection with the arrangement and implementation of any financing (including the Financing) to be obtained by Parent with respect to the transactions contemplated by the Merger Agreement and the Commitment Letters, and no other provision of the Merger Agreement (including the exhibits and schedules thereto) or the Commitment Letters will operate to expand or modify such obligations. The receipt or availability of any funds or financing (including the Financing) by Parent or any of its Affiliates or any other financing or other transactions are not a condition to any of Parent’s obligations under the Merger Agreement.
Barnes has further agreed to, and to cause its subsidiaries to, use reasonable best efforts to periodically update any Required Financial Information provided to Parent as may be necessary so that such Required Financial Information is (a) Compliant (as defined and further described in the Merger Agreement) and (b) meets the applicable requirements set forth in the definition of “Required Financial Information” in the Merger Agreement. Parent may, to most effectively access the financing markets, request the cooperation of Barnes and its subsidiaries as described in this section of this proxy statement at any time, and from time to time and on multiple occasions, between October 6, 2023 and the Closing (provided that the Marketing Period will not be applicable as to each attempt to access the markets (it being understood and agreed that once the Marketing Period has commenced and then been completed, there will not be a subsequent Marketing Period)). Parent has agreed to provide Barnes drafts of all Offering Documents and all marketing materials for the Debt Financing with a reasonable time to review such documents and materials, and subject to Parent’s compliance with such obligation, Barnes agrees to use reasonable best efforts to review all such Offering Documents and marketing materials and identify for Parent any information contained therein that it reasonably believes constitutes material nonpublic information with respect to Barnes and its subsidiaries (taken as a whole) or their respective securities. If Barnes identifies any such information, and such information is customarily included in offering documents or marketing materials for debt financing of the type consistent with the Debt Financing, is reasonably requested by Parent to be included in the Offering Documents or marketing materials for the Debt Financing and does not include information as to which Barnes reasonably objects, Barnes will file a Current Report on Form 8-K containing such material nonpublic information.
All nonpublic or otherwise confidential information regarding Barnes or any of its affiliates obtained by Parent or its representatives pursuant to the provision of the Merger Agreement described in this section will be kept confidential in accordance with the confidentiality agreement entered into between Barnes and affiliates of Apollo (which we refer to as the “Confidentiality Agreement”). Barnes has consented to the use of its and its subsidiaries’ trademarks and logos in connection with the Debt Financing (provided that such trademarks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Barnes or any of its subsidiaries or the reputation or goodwill of Barnes or any of its subsidiaries).
The “Marketing Period” is defined as the first period of 17 consecutive days after October 6, 2024 (a) throughout and at the end of which Parent has the Compliant Required Financial Information and (b) throughout and at the end of which the conditions described in paragraphs 1 and 3 of the section of this proxy statement titled “—Conditions to the Closing of the Merger” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived and nothing has occurred and no condition exists that would cause any of such conditions to fail to be satisfied assuming the Closing were to be scheduled for any time during such 17 consecutive day period; provided that (i) November 27, 2024, November 28, 2024, November 29, 2024, January 20, 2025, February 17, 2025, May 26, 2025, June 19, 2025, July 3, 2025 and July 4, 2025 do not constitute days for purposes of calculating such 17 consecutive day period (provided, however, that such exclusion will not restart such period) and (ii) if such 17 consecutive day period has not been completed on or prior to December 20, 2024, then such 17 consecutive day period will not commence until January 2, 2025. Further, the Marketing Period will end on any earlier date prior to the expiration of the 17 consecutive day period described above if the Debt Financing is closed on such earlier date and the Marketing Period will not be deemed to have commenced if, after October 6, 2024 and prior to the completion of such 17 consecutive day period:
•
Barnes has publicly announced its intention to, or determines that it must, restate any historical financial statements or other financial information included in the Required Financial Information or any such restatement is under active consideration, in which case, the Marketing Period will not commence or be deemed to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended and updated or Barnes has publicly announced or informed Parent that it has concluded that no restatement will be required in accordance with GAAP;

•
Barnes’ independent auditor has withdrawn its audit opinion with respect to any audited financial statements contained in the Required Financial Information, in which case the Marketing Period will not commence or be deemed to commence unless and until a new audit opinion is issued with respect to such audited financial statements (or portion thereof) for the applicable periods by the independent auditor of Barnes or another independent public accounting firm of national standing reasonably acceptable to Parent (any “big four” accounting firm being acceptable); or

•
any Required Financial Information would not be Compliant at any time during such 17 consecutive day period or otherwise ceases to meet the requirement of “Required Financial Information” as set forth in the Merger Agreement, in which case the Marketing Period will not commence or be deemed to commence unless and until such Required Financial Information is updated or supplemented so that it is Compliant and meets the requirement of “Required Financial Information” as set forth in the Merger Agreement (it being understood that if any Required Financial Information provided at the commencement of the Marketing Period ceases to be Compliant during such 17 consecutive day period, then the Marketing Period will be deemed not to have commenced).

If at any time Barnes in good faith believes that it has provided the Required Financial Information and that such Required Financial Information is Compliant, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case, the requirement to deliver the Required Financial Information that is Compliant will be deemed to have been satisfied as of the date of delivery of such notice, unless Parent in good faith reasonably believes Barnes has not completed the delivery of the Required Financial Information that is Compliant on such date and, within three business days after the date of delivery of such notice, delivers a written notice to Barnes to that effect (stating with specificity which Required Financial Information Barnes has not delivered or how such Required Financial Information is not Compliant). Following delivery of such Required Financial Information that is Compliant specified in such notice, the Marketing Period will commence so long as all other conditions and requirements for the Marketing Period to commence are satisfied (provided that such written notice from Parent to Barnes will not prejudice Barnes’ right to assert that the Required Financial Information was, in fact, delivered and is Compliant).
Termination of the Company Credit Agreement and Other Existing Indebtedness
Barnes has agreed to deliver with respect to the Company Credit Agreement and, in respect of any indebtedness for borrowed money that is identified by Parent prior to the Closing other than the Company Credit Agreement, use reasonable best efforts to deliver, in each case, to Parent no later than one business day prior to the Closing Date (with drafts being delivered in advance as reasonably requested by Parent) (i) copies of payoff letters (which we refer to as the “Payoff Letters”) with respect to the Company Credit Agreement and any other indebtedness for borrowed money of Barnes that is identified by Parent prior to the Closing and that Parent reasonably requests to be paid off in connection with the Closing (which we refer to as the “Subject Indebtedness”) in customary form, which Payoff Letters will each (x) indicate the total amount required to be paid to fully satisfy all principal, interest, fees, prepayment premiums, termination costs, penalties, breakage costs and any other monetary obligations then due and payable under the Subject Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter) (which we refer to as the “Payoff Amount”), (y) state that, upon receipt of the Payoff Amount under such Payoff Letter, the Subject Indebtedness and all related loan documents will be terminated (other than provisions that by their nature survive payoff) (or words to that effect) and (z) provide that all security interests and guarantees (if any) in connection with the Subject Indebtedness relating to the assets and properties of Barnes or its subsidiaries securing the obligations under the Subject Indebtedness will be released and terminated upon payment of the Payoff Amount on the Closing Date and (ii) all documentation relating to the repayment, prepayment, redemption, discharge or termination of all obligations under the Subject Indebtedness and the release of all related pledges, security interests and guarantees with respect to the Subject Indebtedness (including any mortgage releases and termination statements on Form UCC-3 or other releases reasonably necessary to effect the release of all applicable security interests granted in connection with such Subject Indebtedness).
Special Meeting
Barnes has agreed to take all action necessary in accordance with applicable law and Barnes’ organizational documents to set a record date for, duly give notice of, convene and hold a meeting of its stockholders following the dissemination of this proxy statement for the purpose of obtaining the Barnes Stockholder Approval as soon as reasonably practicable following the resolution of any comments of the SEC or the SEC staff with respect to the preliminary proxy statement, with the record date of the Special Meeting to be selected after reasonable consultation with Parent. Notwithstanding anything to the contrary in the Merger Agreement, Barnes will not be required to convene and hold the Special Meeting at any time prior to the 20th business day following the mailing of this proxy statement to Barnes stockholders. Unless Barnes has made an Adverse Recommendation Change in accordance with the provisions described in the sections of this proxy statement titled “—No Solicitation” and “—The Board of Directors’ Recommendation; Adverse Recommendation Change,” Barnes has agreed to include the Recommendation in this proxy statement and will solicit, and use its reasonable best efforts to obtain, the Barnes Stockholder Approval at the Special Meeting (including by soliciting proxies in favor of the adoption of the Merger Agreement).
Barnes may adjourn or postpone the Special Meeting:
•
to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure document that the Board of Directors has determined in good faith (after consultation with Barnes’ outside legal counsel) is required to be filed and disseminated under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Barnes stockholders prior to the Special Meeting;

•
if Barnes reasonably determines in good faith that there are likely to be insufficient shares of Barnes common stock represented (either virtually by remote communication or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting or to allow reasonable additional time to solicit additional proxies to the extent Barnes reasonably believes necessary in order to obtain the Barnes Stockholder Approval, whether or not a quorum is present; provided that Barnes will not change the record date for the Special Meeting without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed);

•	if Barnes is required to postpone or adjourn the Special Meeting by applicable law, order or a request from the SEC; or
•	with the prior written consent of Parent.
Notwithstanding the above, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Special Meeting will not be postponed or adjourned (a) (x) by more than 10 business days at a time or (y) if Barnes has previously postponed or adjourned the meeting four or more times; (b) with respect to the second bullet point above, by more than 45 calendar days after the date on which the Special Meeting was (or was required to be) originally scheduled; or (c) other than with respect to the third bullet point above, if such postponement or adjournment would result in or require any change to the record date of the Special Meeting.
Please see the sections of this proxy statement titled “—No Solicitation” and “—The Board of Directors’ Recommendation; Adverse Recommendation Change” for related information regarding the Board of Directors’ responsibilities with regard to recommending the adoption of the Merger Agreement to Barnes stockholders.
Transaction Litigation
Each party to the Merger Agreement has agreed to promptly notify the other parties in writing of (and, in any event within two business days of becoming aware of) any stockholder litigation or other litigation or proceeding brought or threatened against it or its directors or executive officers or other representatives relating to the Merger Agreement, the Merger and/or the other transactions contemplated by the Merger Agreement (whether directly or on behalf of Barnes and its subsidiaries or otherwise), and to keep the other parties informed on a reasonably current basis with respect to the status thereof (including by promptly (and, in any event, within two business days of receipt of the same) furnishing to the other parties and their representatives such information relating to such litigation or proceedings as may be reasonably requested). Each party has agreed, subject to the preservation of privilege and confidential information, to give the other parties the opportunity to participate in (but not control) the defense or settlement of any stockholder litigation or other litigation or proceeding against it and/or its directors or executive officers or other representatives relating to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement and to give due consideration to such other parties’ advice with respect to such litigation or proceeding. No party will cease to defend, consent to the entry of any judgment, settle or offer to settle or take any other material action with respect to such litigation or proceeding commenced without the prior written consent of the other parties (such consent not to be unreasonably withheld, conditioned or delayed).
Regulatory Efforts and Related Matters
Parent, Merger Sub and Barnes have agreed to, and Barnes has agreed to cause its affiliates to, use their respective reasonable best efforts to take or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate and make effective the Merger as promptly as practicable, including:
•	preparing and filing all forms, registrations and notifications required to be filed to consummate the Merger;
•	using reasonable best efforts to satisfy the conditions to consummating the Merger;
•
using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, order or approval of, waiver or any exemption by, any governmental entity (including furnishing all information and documentary material required under the HSR Act) required to be obtained or made by Parent, Merger Sub, Barnes or any of their respective affiliates in connection with the Merger or the taking of any action contemplated by the Merger Agreement;

•	defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Merger; and
•	executing and delivering any reasonable additional instruments necessary to consummate the Merger and to fully carry out the purposes of the Merger Agreement.
Barnes and Parent have further agreed to, and have agreed to cause their respective affiliates (including the Equity Investors, in the case of Parent), to make or file, as promptly as practicable, with the appropriate governmental entity all filings, forms, registrations and notifications required to be filed to consummate the Merger under any applicable antitrust law, and subsequent to such filings, to, and to cause their respective affiliates (including the Equity Investors, in the case of Parent) to, as promptly as practicable, respond to inquiries from governmental entities, or provide any supplemental information that may be requested by governmental entities, in connection with filings made with such governmental entities. Each of Parent and Merger Sub, on the one hand, and Barnes (and its subsidiaries, if applicable), on the other hand, agreed to (and Barnes agreed to cause its affiliates to) file with the FTC and the DOJ a Notification and Report Form relating to the Merger Agreement and the Merger as required by the HSR Act and file comparable initial notification filings, briefing papers, forms and submissions, with any governmental entity that are required by any applicable antitrust laws in the relevant jurisdictions.
None of Parent, Merger Sub or Barnes may, nor may Barnes permit any of its affiliates to, without the other party’s prior written consent, enter into any timing, settlement or similar agreement, or otherwise agree or commit to any arrangement, that would have the effect of extending, suspending, lengthening or otherwise tolling the expiration or termination of any waiting period applicable to the Merger under the HSR Act or any other applicable antitrust law.
Parent has agreed to, in order to permit the satisfaction of the closing conditions and the Closing to occur as promptly as practicable, to:
•
propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, holding separate and other disposition of or restriction on the businesses, assets, properties, product lines and equity interests of, or changes to the conduct of business of, Barnes, Parent and their respective subsidiaries (including the Surviving Company and its subsidiaries);

•	create, terminate, or divest relationships, ventures, contractual rights or obligations of Barnes, Parent or their respective subsidiaries; and
•
otherwise take or commit to take any action that would limit Parent’s, its subsidiaries’ (including the Surviving Company’s) freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, properties, product lines or equity interests of Barnes, Parent and their respective subsidiaries (including the Surviving Company and its subsidiaries).

If requested by Parent, Barnes will agree to any action contemplated by the foregoing, so long as such agreement or action is conditioned on the consummation of the Merger.
In furtherance and not in limitation of the covenants in the provisions of the Merger Agreement described in this section, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any transaction contemplated by the Merger Agreement as violative of any law (including any antitrust law), each of Barnes. Parent and Merger Sub has agreed to, and to cause their respective affiliates to use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any action, decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.
Other Covenants
The Merger Agreement contains other covenants, including those relating to access to information; the preparation of this proxy statement; anti-takeover statutes and regulations; collective bargaining agreements; public announcements; matters related to Section 16 of the Exchange Act; obligations of Merger Sub to consummate the Merger; stock exchange delisting and deregistration; third-party consents, cooperation with restructuring and intercompany loans and the Connecticut Transfer Act.
Conditions to the Closing of the Merger
The respective obligations of each party to effect the Merger are subject to the fulfillment (or mutual waiver by Barnes and Parent to the extent permissible under applicable law) at or prior to the Effective Time of the following conditions:
•	the Barnes Stockholder Approval;
•	the Absence of Legal Restraints Condition; and
•	the Required Regulatory Approvals Condition.
In addition, the obligation of Barnes to effect the Merger is further subject to the fulfillment (or waiver by Barnes, to the extent permitted under applicable law) at or prior to the Effective Time of the following conditions:
•
the representations and warranties of Parent and Merger Sub (without regard to any qualifications as to materiality or Parent Material Adverse Effect contained in such representations and warranties) being true and correct as of October 6, 2024 and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

•
Parent and Merger Sub having performed in all material respects and complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by them prior to the Effective Time; and

•
Parent having delivered to Barnes a certificate, dated as of the Closing Date, and signed by a duly authorized executive officer of Parent on behalf of Parent and Merger Sub, certifying that the conditions described in the preceding two bullets for each of Parent and Merger Sub have been satisfied.

In addition, the obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment (or waiver by Parent and Merger Sub, to the extent permitted under applicable law) at or prior to the Effective Time of the following conditions:
•
(a) The representations and warranties of Barnes related to (i) Barnes’ incorporation, (ii) Barnes’ corporate authority and (iii) Barnes’ finders or brokers being true and correct in all material respects as of October 6, 2024 and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (b) certain representations and warranties of Barnes related to Barnes’ capital structure being true and correct in all respects as of October 6, 2024 and as of the Closing Date as though made on and as of the Closing

Date (except to the extent expressly made as of an earlier date, in which case of such date), except for inaccuracies in such representations and warranties that are de minimis relative to the fully diluted equity capitalization of Barnes, (c) the representations and warranties of Barnes related to the absence of any fact, change, circumstance, event, occurrence, condition or development from December 31, 2023 through October 6, 2024 that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, being true and correct in all respects as of October 6, 2024 and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (d) the other representations and warranties of Barnes in the Merger Agreement (disregarding all materiality and Material Adverse qualifications therein other than as set forth in the Merger Agreement) being true and correct as of October 6, 2024 and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (d) where such failures to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
•
Barnes having performed in all material respects and complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by it prior to the Effective Time;

•	Since October 6, 2024, there has not occurred a Material Adverse Effect that is continuing;
•
Barnes having delivered to Parent a certificate, dated as of the Closing Date and signed by a duly authorized executive officer of Barnes, certifying that the conditions described in the preceding three bullets have been satisfied.

The parties have agreed that no party to the Merger Agreement may rely, either as a basis for not consummating the Merger or terminating the Merger Agreement and abandoning the Merger, on the failure of any of the foregoing conditions described in this section, as the case may be, to be satisfied if such failure was due to the breach by such party of any representation, warranty, covenant or other agreement of such party set forth in the Merger Agreement.
Termination of the Merger Agreement
The Merger Agreement may be terminated and abandoned at any time prior to the Effective Time, whether prior to or after the Barnes Stockholder Approval (except as otherwise provided below):
•	by the mutual written consent of Barnes and Parent;
•	by either Barnes or Parent if:
•
the Effective Time has not occurred on or prior to 5:00 p.m., Eastern Time, on April 7, 2025 (which we refer to as the “End Date”) (provided, however, that if the conditions to Closing set forth in the Absence of Legal Restraints Condition (to the extent related to the Absence of Legal Restraints Condition or any antitrust law) or the Required Regulatory Approvals Condition have not been satisfied or waived on or prior to the End Date but all other conditions to Closing have been satisfied or waived (except for those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to such conditions being capable of being satisfied at the Closing), the End Date will be automatically extended to 5:00 p.m., Eastern Time, on July 7, 2025, (and such date, as so extended, will be the End Date)) (provided, further, that the right to terminate the Merger Agreement pursuant to the provision described in this paragraph will not be available to a party if the failure of the Merger to be consummated by the End Date was primarily attributable to the breach by such party of any representation, warranty, covenant or other agreement of such party set forth in the Merger Agreement (it being understood that a breach of the Merger Agreement by Merger Sub will be deemed to be a breach by Parent for all purposes of the Merger Agreement)) (provided, further, that (a) if all other conditions to the Closing are satisfied (or in the case of conditions that by their nature are to be satisfied by actions taken at the Closing, are then capable of being satisfied if the Closing were to occur on such date) on a date that occurs on or prior to the End Date but the Closing would thereafter occur on a date (the “Specified Date”) that occurs within two business days after the End Date, then the End Date will automatically be extended to such Specified Date and the Specified Date will become the End

Date for purposes of the Merger Agreement and (b) in the event the Marketing Period has commenced on or prior to the End Date but has not completed by the date that is three business days prior to the End Date, the End Date will automatically be extended (or further extended) to the date that is two business days after the then-scheduled expiration date of the Marketing Period and such date will become the End Date for purposes of the Merger Agreement (which we refer to as the “End Date Termination Right”));
•
an order by a governmental entity of competent jurisdiction has been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order has become final and non-appealable (provided that the right to terminate the Merger Agreement pursuant to the provision described in this bullet will not be available to a party if such order was primarily attributable to the breach by such party of any representation, warranty, covenant or other agreement of such party set forth in the Merger Agreement); or

•
the Special Meeting (including any adjournments or postponements thereof) at which a vote on the Barnes Stockholder Approval was taken has concluded and the Barnes Stockholder Approval was not obtained (which we refer to as the “Special Meeting Termination Right”).

•	by Barnes:
•
if Parent or Merger Sub have breached or there is any inaccuracy in any of their representations or warranties, or have breached or failed to perform any of their covenants or other agreements contained in the Merger Agreement, which breach, inaccuracy or failure to perform (a) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition for Barnes to effect the Merger as set forth in the section of this proxy statement titled “—Conditions to the Closing of the Merger” and (b) is either not curable or is not cured by the earlier of (i) the End Date and (ii) the date that is 30 days following written notice from Barnes to Parent of such breach, inaccuracy or failure (provided that Barnes is not then in breach of any representation, warranty, covenant or agreement contained in the Merger Agreement that would give rise to a failure of a condition for Parent and Merger Sub to effect the Merger as set forth in the section of this proxy statement titled “—Conditions to the Closing of the Merger”) (which we refer to as the “Parent Breach Termination Right”);

•
at any time prior to the receipt of the Barnes Stockholder Approval, in order to enter into a definitive agreement providing for a Superior Proposal in accordance with the procedures described in the section of this proxy statement titled “—No Solicitation” (which we refer to as the “Superior Proposal Termination Right”); or

•
if (a) the Marketing Period has ended and all of the conditions for Parent and Merger Sub to effect the Merger, as described in the section of this proxy statement titled “—Conditions to the Closing of the Merger,” have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), (b) Parent and Merger Sub have failed to consummate the Closing within three business days after the first date on which Parent and Merger Sub were required to consummate the Closing, (c) Barnes has irrevocably notified Parent in writing at least three business days prior to such termination that it is ready, willing and able to consummate the Closing (provided that no party is permitted to terminate the Merger Agreement pursuant to the termination procedures related to termination for failure to consummate the Merger by the End Date during any such three business day period) and (d) Parent failed to consummate the Closing within such three business day period (which we refer to as the “Failure to Close Termination Right”).

•	by Parent:
•
if Barnes has breached or there is any inaccuracy in any of its representations or warranties, or has breached or failed to perform any of its covenants or other agreements contained in the Merger Agreement, which breach, inaccuracy or failure to perform (a) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition for Parent to effect the Merger as set forth in the section of this proxy statement titled “—Conditions to the Closing of the Merger” and (b) is either not curable or is not cured by the earlier of (i) the End Date and (ii) the date that is 30 days following written notice from Parent to Barnes of such breach, inaccuracy or failure (provided that Parent is not then in breach of any representation, warranty, covenant or agreement contained in the Merger Agreement that would give rise to a failure of a condition for Barnes to effect the Merger as set forth in the section of this proxy statement titled “—Conditions to the Closing of the Merger”) (which we refer to as the “Barnes Breach Termination Right”); or
•
at any time prior to the receipt of the Barnes Stockholder Approval, in the event of an Adverse Recommendation Change in accordance with the procedures described in the section of this proxy statement titled “—No Solicitation” (which we refer to as the “Adverse Recommendation Change Termination Right”).

Termination Fees
Parent will be entitled to receive a termination fee of $85,000,000 from Barnes (which we refer to as the “Company Termination Fee”) if:
•
the Merger Agreement is validly terminated by Barnes pursuant to the Superior Proposal Termination Right, which Company Termination Fee must be paid in immediately available funds to one or more accounts designated by Parent in writing prior to or substantially concurrently with such termination;

•
the Merger Agreement is validly terminated by Parent pursuant to the Adverse Recommendation Change Termination Right, which Company Termination Fee must be paid in immediately available funds within three business days after such termination; or

•
(a) after October 6, 2024, an Alternative Proposal (substituting 50% for 20% in the definition of Alternative Proposal) (which we refer to as a “Qualifying Transaction”) is publicly made and not withdrawn prior to the Special Meeting or publicly disclosed or otherwise announced and not withdrawn prior to the Special Meeting, (b) thereafter the Merger Agreement is validly terminated by Parent or Barnes pursuant to the End Date Termination Right or the Special Meeting Termination Right, or by Parent pursuant to the Barnes Breach Termination Right, and (c) at any time on or prior to the nine month anniversary of such valid termination, Barnes enters into a definitive agreement for any Qualifying Transaction (which Qualifying Transaction is subsequently consummated, whether during or following such nine-month period), which Company Termination Fee must be paid substantially concurrently with the consummation of a Qualifying Transaction.

Barnes will be entitled to receive a termination fee of $168,504,000 from Parent (which we refer to as the “Parent Termination Fee”) if the Merger Agreement is validly terminated by Barnes pursuant to the Parent Breach Termination Right or the Failure to Close Termination Right, or if the Merger Agreement is validly terminated pursuant to the End Date Termination Right and at such time when the Merger Agreement is terminable by Barnes pursuant to the Parent Breach Termination Right or the Failure to Close Termination Right, with such Parent Termination Fee to be paid in immediately available funds within three business days after the date of such termination by Parent or Barnes.
In no event will either Barnes be required to pay the Company Termination Fee, or Parent be required to pay the Parent Termination Fee, on more than one occasion.
If either Barnes or Parent fails to pay in a timely manner any amount of the Company Termination Fee or the Parent Termination Fee, as applicable, then Barnes will pay to Parent or Parent will pay to Barnes, as applicable, all fees, costs and expenses of enforcement (including attorneys’ fees as well expenses incurred in connection with any action) together with any interest on the amount of the Company Termination Fee or the Parent Termination Fee at the prime lending rate set forth in the Wall Street Journal in effect on the date such payment was required to be made (the “Additional Obligations”).
Upon the payment by Barnes of the Company Termination Fee and the Additional Obligations, in each case, as and when required, none of Barnes, its subsidiaries or their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates and representatives will have any further liability with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement to Parent, Merger Sub, or their respective affiliates or representatives, except pursuant to the Confidentiality Agreement. Payment of the Company Termination Fee will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective affiliates or representatives or any other person in connection with the Merger Agreement (and the termination hereof), the transactions contemplated by the Merger Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their or their respective affiliates’ respective former, current or future officers, directors, employees, partners, stockholders, optionholders, managers, members, other representatives or affiliates (collectively, which we refer to as the “Parent Related Parties”) or any other person will be entitled to bring or maintain any claim, action or proceeding against Barnes or any of its affiliates arising out of or in connection with the Merger Agreement, any of the transactions contemplated by the Merger Agreement or any matters forming the basis for such termination. Parent’s right to receive payment from Barnes of the Company Termination Fee, Parent’s right to specific performance and Parent’s right to damages as a result of fraud or a willful breach by Barnes of any of its covenants or agreements in the Merger Agreement (in each case, subject to the limitations set forth in the Merger Agreement) are the sole and exclusive remedies of the Parent Related Parties against Barnes and its subsidiaries and any of their or their respective affiliates’ respective former, current or future officers, directors, employees, partners, stockholders, optionholders, managers, members, other representatives or affiliates (collectively, which we refer to as the “Barnes Related Parties”) in respect of the Merger Agreement, the Merger and the transactions contemplated thereby, and upon payment of the Company Termination Fee and the Additional Obligations, none of the Barnes Related Parties will have any further monetary liability or obligation to the Parent Related Parties relating to or arising out of the Merger Agreement, the Merger or the transactions contemplated thereby (except that the parties to the Merger Agreement (or their affiliates), as applicable, will remain obligated with respect to, and the parties to the Merger Agreement (or their affiliates), as applicable, may be entitled to remedies with respect to, the Confidentiality Agreement).
Upon the payment by Parent of the Parent Termination Fee, the Additional Obligations and certain expense reimbursements, in each case, as and when required, none of Parent, its subsidiaries or their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates and representatives will have any further liability with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement to Barnes or its affiliates or representatives, except pursuant to the Confidentiality Agreement. Payment of the Parent Termination Fee will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Barnes, any of Barnes’ affiliates or representatives or any other person in connection with the Merger Agreement (and the termination hereof), the transactions contemplated by the Merger Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Barnes Related Parties or any other person will be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub or any of their respective affiliates arising out of or in connection with the Merger Agreement, any of the transactions contemplated by the Merger Agreement or any matters forming the basis for such termination. Barnes’ right to receive payment from Parent of the Parent Termination Fee, Barnes’ right to specific performance, Barnes rights pursuant to the Confidentiality Agreement, Barnes’ rights pursuant to and in accordance with the terms of the Limited Guarantee and Barnes’ right to damages as a result of fraud or a willful breach by Parent or Merger Sub of any of its covenants or agreements in the Merger Agreement (in each case, subject to the limitations set forth in the Merger Agreement) are the sole and exclusive remedies of the Barnes Related Parties against the Parent Related Parties in respect of the Merger Agreement, the Merger and the transactions contemplated thereby, and upon payment of the Parent Termination Fee, the Additional Obligations and certain expense reimbursements, none of the Parent Related Parties will have any further monetary liability or obligation to the Barnes Related Parties relating to or arising out of the Merger Agreement, the Merger or the transactions contemplated thereby (except that the parties to the Merger Agreement (or their affiliates), as applicable, will remain obligated with respect to, and the parties to the Merger Agreement (or their affiliates), as applicable, may be entitled to remedies with respect to, the Confidentiality Agreement).
The maximum aggregate liability, whether in equity or at law, in contract, in tort or otherwise, together with any payment of the Company Termination Fee and any other payment in connection with any transaction document or otherwise, of the Barnes Related Parties collectively (including monetary damages for fraud or breach, whether willful, intentional, unintentional or otherwise) (i) under the Merger Agreement or any other transaction document, (ii) in connection with the failure of the Merger or the other transactions contemplated thereunder or under the transaction documents to be consummated, or (iii) in respect of any representation or warranty made or alleged to have been made in connection with the Merger Agreement or any other transaction document, will not exceed under any circumstances an amount equal to (A) the Parent Termination Fee, plus (B) the Additional Obligations, except with respect to Parent’s rights in connection with claims against the parties to the Confidentiality Agreement.

The maximum aggregate liability, whether in equity or at law, in contract, in tort or otherwise of the Parent Related Parties collectively (including monetary damages for fraud or breach, whether willful, intentional, unintentional or otherwise) (i) under the Merger Agreement or any other transaction document, (ii) in connection with the failure of the Merger (including the Financing) or the other transactions contemplated hereunder or under the transaction documents to be consummated, or (iii) in respect of any representation or warranty made or alleged to have been made in connection with the Merger Agreement or any other transaction document, will not exceed under any circumstances, an amount equal to (A) the Parent Termination Fee, plus (B) the Additional Obligations, plus (C) certain expense reimbursements, except, in each case, with respect to Barnes’ rights in connection with claims against the parties to the Confidentiality Agreement.
Specific Enforcement
The parties have agreed that if any of the provisions of the Merger Agreement are not performed in accordance with their specific terms thereof or are otherwise breached or threatened to be breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly (a) the parties will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement and to specific performance of the terms hereof, without proof of actual damages, in each case in the courts specified in the section of this proxy statement titled “—Governing Law,” in addition to any other remedy to which they are entitled at law or in equity, (b) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (c) the parties agree to waive, in any action for specific performance, the defense of adequacy of a remedy at law. In circumstances where Parent and Merger Sub are obligated to consummate the Merger pursuant to the terms and conditions of the Merger Agreement and the Merger has not been consummated by Parent or Merger Sub, Parent and Merger Sub expressly acknowledge and agree that Barnes and its stockholders will have suffered irreparable harm, that monetary damages will be inadequate to compensate Barnes and its stockholders, and that Barnes on behalf of itself and its stockholders will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to enforce specifically Parent’s and Merger Sub’s obligations to consummate the Merger pursuant to the terms and conditions of the Merger Agreement. Barnes’ pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which Barnes may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by Barnes and its stockholders. The parties agree that, notwithstanding any other provision of the Merger Agreement to the contrary, but subject to the below paragraph, Barnes will be entitled to specific performance (or any other equitable relief) to cause Parent to consummate the Merger and to cause Parent to draw down the cash equity committed pursuant to the Equity Commitment Letter to consummate the Merger, on the terms set forth herein.
Notwithstanding the above paragraph or anything else to the contrary in the Merger Agreement or any other transaction document, neither Barnes nor its affiliates will be entitled to enforce or seek to enforce specifically Parent’s and Merger Sub’s obligations to cause to be funded all or any portion of the Equity Financing or otherwise consummate the Merger or the other transactions contemplated by the Merger Agreement or any other transaction document unless and only if (a) the Marketing Period has ended and the Barnes Stockholder Approval has been obtained and all of Barnes’ conditions to Closing described in the section of this proxy statement titled “—Conditions to the Closing of the Merger,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing) have been satisfied or (to the extent permissible under applicable law) waived, (b) the full amount of the Debt Financing (or any Alternative Financing as described in the section of this proxy statement titled “—Debt Financing”) has been funded or will be funded at the Closing (in each case, in accordance with the terms and conditions thereof) if the Equity Financing was funded at the Closing, (c) Parent and Merger Sub have failed to consummate the Merger by the first date the Closing is required to have occurred under the Merger Agreement and (d) Barnes has irrevocably confirmed to Parent in writing that if specific performance is granted and the Equity Financing and Debt Financing (or the Alternative Financing) are funded, then it will take such actions as required by the Merger Agreement to cause the Closing to occur. Notwithstanding anything to the contrary, under no circumstances will Parent or Barnes, directly or indirectly, be permitted or entitled to receive both (i) an order for specific performance or other equitable relief of the type contemplated by this paragraph to cause the Closing to occur and (ii) any monetary damages or other payments (including payment of the Parent Termination Fee or the Company Termination Fee, as applicable).

Limitation on Recourse
The parties agreed, on behalf of themselves and their respective related parties, that all proceedings under the Merger Agreement or the other transaction documents or in connection with any of the transactions contemplated thereby may be made only against the parties expressly identified as parties to the Merger Agreement or, in the case of other transaction documents, expressly identified as parties to such transaction document. The parties further agreed that no recourse under the Merger Agreement or other transaction documents or in connection with the Merger (including the Financing) or any other transactions contemplated under the transaction documents will be sought or had against any other person, or its related parties, and no other person, including any related party, will have any liabilities or obligations, for any claims arising under, out of, or in connection with such transaction documents or in connection with any of the transactions, except for claims (a) by Barnes, Parent or Merger Sub (i) against any person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement, (ii) against the Equity Investors under, if, as and when required pursuant to the terms of the Limited Guarantee (as described in the section of this proxy statement titled “—Limited Guarantee”), (iii) against the Equity Investors for specific performance of their obligation to fund their committed portions of the Equity Financing solely in accordance with, and pursuant to the terms and conditions of, the Equity Commitment Letters (as described in the section of this proxy statement titled “—Equity Commitment Letters”), or (iv) against Barnes, Parent and Merger Sub in accordance with, and pursuant to the terms and conditions of, the Merger Agreement or (b) by the third parties identified as third-party beneficiaries in the Merger Agreement solely in accordance with, and pursuant to the terms of the Merger Agreement.
Expenses and Transfer Taxes
Except as otherwise provided in the Merger Agreement or any other transaction document, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring or required to incur such expenses, except that Parent has agreed to pay all filing fees required under the HSR Act and other antitrust laws.
Except as otherwise provided in the Merger Agreement, all transfer, documentary, sales, use, stamp, registration and other such taxes imposed with respect to the transfer of Barnes common stock pursuant to the Merger will be borne by Parent or Merger Sub, and expressly will not be a liability of the holders of Barnes common stock.
Amendments and Waivers
At any time prior to the Effective Time, any provision of the Merger Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Barnes, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective, provided that after receipt of Barnes Stockholder Approval, if any such amendment or waiver will by applicable law or in accordance with the rules and regulations of the NYSE require further approval of Barnes stockholders, the effectiveness of such amendment or waiver will be subject to the approval of Barnes stockholders. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right under the Merger Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right under the Merger Agreement.
Governing Law
The Merger Agreement, and all claims or causes of action (whether at law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to the Merger Agreement or the negotiation, execution or performance thereof, will, subject to the below paragraph, be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
Each of the parties has irrevocably agreed that any proceeding with respect to the Merger Agreement and the rights and obligations arising under the Merger Agreement, or for recognition and enforcement of any judgment in respect of the Merger Agreement and the rights and obligations arising thereunder brought by any other party thereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (which we refer to as the “Chosen Courts”). Each of the parties has agreed to irrevocably submit with regard to any such proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agreed that it will not bring any action relating to the Merger Agreement or any of the transactions contemplated by the Merger Agreement in any court other than the Chosen Courts. Each of the parties has agreed to irrevocably waive, and not to assert, by way of motion, as a defense, counterclaim or otherwise, in any proceeding with respect to the Merger Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, any claim that (i) the proceeding in such court is brought in an inconvenient forum, (ii) the venue of such proceeding is improper or (iii) the Merger Agreement, or the subject matter thereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable law, each of the parties has agreed that service of process upon such party in any proceeding with respect to the Merger Agreement will be effective if notice is given in accordance with the Merger Agreement and waived any further requirements for such service of process, provided that nothing will affect the right of any party to serve legal process in any other manner permitted by law.
Barnes has agreed that any action involving the Debt Financing Parties will be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York and has agreed that any such action will be governed by New York law except as otherwise provided in any agreement relating to the Debt Financing and except to the extent relating to the interpretation of any provisions in the Merger Agreement.
Equity Commitment Letters
Pursuant to the Equity Commitment Letter, the Equity Investors have committed severally to purchase, or cause to be purchased, equity securities of Parent in an aggregate amount of up to approximately $1.8 billion (or such lesser amount that, together with the Debt Financing suffices to fully fund the payment of the aggregate Closing Obligations and the Expense Obligations), solely to fund the Obligations thereunder.
Funding of the Equity Commitment by each Equity Investor is subject to the terms, conditions and limitations set forth in the Equity Commitment Letter, which include: (a) the satisfaction or waiver of all of the conditions precedent for Parent and Merger Sub to effect the Merger, as described in the section of this proxy statement titled “—Conditions to the Closing of the Merger” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), (b) the satisfaction or waiver of all the conditions precedent to the funding of the Debt Financing (other than the funding of the Equity Commitment) and receipt by Parent or one of its affiliates or designees of the net cash proceeds of the Debt Financing substantially concurrently with the Closing, (c) the substantially concurrent consummation of the Closing on the terms and conditions of the Merger Agreement and (d) the prior or substantially concurrent funding of the equity commitment of each other Equity Investors (which failure of clause (d) will not limit the obligations of the Equity Investors to fund their respective Equity Commitments or the ability of Parent or Merger Sub or, subject to the terms of the Equity Commitment Letter, Barnes, to enforce the Equity Commitment Letter).
The obligation of each Equity Investor to fund their respective portion of the Equity Commitment will terminate automatically upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the consummation of the Closing and the payment by Parent of all amounts due under the Merger Agreement, (c) the payment in full by the Equity Investors of their portion of the Obligations pursuant to and under their Limited Guarantee and the Merger Agreement and (d) except for claims (i) of Parent or Merger Sub to receive the Equity Commitment pursuant to the terms of the Equity Commitment Letter, (ii) Barnes’ right to receive the Guaranteed Obligations pursuant to the terms of the Limited Guarantee, (iii) Barnes’ third-party enforcement rights of the Equity Commitment Letter pursuant to the terms thereof, (iv) asserted by Barnes, Parent or Merger Sub against any person pursuant to the Confidentiality Agreement, (v) by Barnes, Parent or Merger Sub against Barnes, Parent or Merger Sub pursuant to the Merger Agreement and (vi) by third parties that are third-party beneficiaries of the Merger Agreement against Barnes, Parent Merger

Sub, the Surviving Company and their respective subsidiaries pursuant to the terms of the Merger Agreement, the commencement, directly or indirectly, by Barnes or any of its controlled affiliates, directly or indirectly, claiming by, through, or for the benefit of any of the foregoing of any claim in any litigation (whether at law or equity or in tort, contract or otherwise) against any Equity Investor, certain related parties of the Equity Investors or certain related parties of the related parties in connection with the Equity Commitment Letter, the Merger Agreement, the Debt Commitment Letter, the Limited Guarantee or any other document or instrument delivered in connection with the foregoing agreements or any of the transactions contemplated thereby (including the termination or abandonment thereof) (including in respect of any oral representations made or alleged to be made in connection therewith).
Pursuant to the terms and conditions of the Merger Agreement, Parent and Merger Sub will (and will cause their respective subsidiaries to) use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Equity Financing on the terms and subject only to the conditions set forth in the Equity Commitment Letter.
Barnes is an express third-party beneficiary of the right granted to Parent to specific performance under the Equity Commitment Letter and is entitled to enforce Parent’s rights to specific performance of the Equity Investors to enforce certain of their rights under the Equity Commitment Letter, including the funding of the Obligations under the Equity Commitment Letter, subject to the terms thereof, if Barnes is awarded specific performance of Parent’s obligation to cause the Equity Commitment to be funded pursuant to the Merger Agreement.
Limited Guarantee
Subject to the terms and conditions set forth in the Limited Guarantee provided by the Guarantors, the Guarantors have severally guaranteed certain payment obligations of Parent under the Merger Agreement, for payment of the Guaranteed Obligations.
The Limited Guarantee is unconditional and irrevocable, and will not terminate until the earliest to occur of (a) the consummation of the Closing and the payment by Parent of all amounts due under the Merger Agreement; (b) the payment of the Guaranteed Obligations in full; (c) the valid termination of the Merger Agreement in accordance with its terms in any circumstances other than pursuant to which Parent would be required pursuant to the terms and subject to the conditions of the Merger Agreement to make any payment of any Guaranteed Obligations; (d) the date that is 60 days after the valid termination of the Merger Agreement if the Merger Agreement is validly terminated in any of the circumstances pursuant to which Parent would be required pursuant to the terms and subject to the conditions of the Merger Agreement (as described in the section of this proxy statement titled “—Termination of the Merger Agreement”) to make a payment of the Guaranteed Obligations if (i) by such date Barnes has made a claim in writing with respect to such Guaranteed Obligations during such 60-day period and (ii) Barnes has commenced an action during such 60-day period in accordance with the Limited Guarantee against the Guarantors alleging that Parent is liable for such Guaranteed Obligations, in which case, the Limited Guarantee will survive solely with respect to amounts claimed or alleged to be so owing until such matters are finally and conclusively resolved (provided that with respect to the provision described in clause (d), the Guarantors will not have any further liability or obligation under the Limited Guarantee from and after the earlier of (x) the entry of a final, non-appealable order of a court of competent jurisdiction and (y) the execution and delivery of a written agreement between the Guarantors, on the one hand, and Barnes, on the other hand, and, in either case, the payment by the Guarantors pursuant to the Limited Guarantee to Barnes of all amounts payable by such Guarantors pursuant to such order or agreement); and (e) the termination of the Limited Guarantee by mutual written agreement of the Guarantors and Barnes pursuant to the Limited Guarantee.
Except for certain permitted claims specified in the Limited Guarantee, Barnes’ recourse under the Limited Guarantee is Barnes’ sole and exclusive remedy against the applicable Guarantors, certain related persons of the Guarantors and certain related persons of such related persons, in respect of any liabilities or obligations arising under, or in connection with, the Limited Guarantee, Merger Agreement, the Equity Commitment Letter or any other document or instrument delivered in connection with the Limited Guarantee and the transactions contemplated by the foregoing documents or instruments.

Litigation Relating to the Merger
Securities class action lawsuits and fiduciary lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements like the Merger Agreement. Although Barnes is not aware of any pending lawsuits relating to the transactions contemplated by the Merger Agreement as of the date of this proxy statement, lawsuits arising out of the transactions contemplated by the Merger Agreement could be filed in the future. Among other remedies, claimants could seek damages and/or to enjoin the Merger and the other transactions contemplated by the Merger Agreement. The outcome of any litigation is uncertain and any such lawsuits could prevent or delay the completion of the Merger and result in significant costs. Any such actions may create uncertainty relating to the Merger and may be costly and distracting to management. As of the date of this proxy statement, Barnes has received demand letters from purported stockholders of Barnes alleging deficiencies and/or omissions in the preliminary proxy statement. The demand letters seek additional disclosures to remedy these purported deficiencies. Barnes believes that the allegations in these letters are without merit.

PROPOSAL 2: THE COMPENSATION PROPOSAL
Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Barnes is required to submit a proposal to Barnes stockholders to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Barnes’ named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (which we refer to as the “Compensation Proposal”). This compensation is summarized in the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Interests of Barnes’ Executive Officers and Directors in the Merger.” The Board of Directors encourages you to carefully review the named executive officer Merger-related compensation information disclosed in this proxy statement. Accordingly, Barnes is asking you to approve the following resolution:
RESOLVED, that the stockholders of Barnes approve, on a nonbinding, advisory basis, the compensation that will or may become payable to Barnes’ named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section of the proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Interests of Barnes’ Executive Officers and Directors in the Merger.”
The vote on this Compensation Proposal is a vote separate and apart from the vote on the Merger Agreement Proposal. Accordingly, you may vote to approve the Merger Agreement Proposal and vote not to approve the Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on Barnes or Parent. Accordingly, if the Merger Agreement Proposal is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this Compensation Proposal.
Required Vote
Assuming a quorum is present, the affirmative vote of the holders of the shares of Barnes common stock representing a majority of the voting power present by remote communication or represented by proxy at the Special Meeting and entitled to vote on the Compensation Proposal is required to approve, on an advisory (nonbinding) basis, the Compensation Proposal.
Assuming a quorum is present, (a) a failure to be represented by proxy or attend the Special Meeting will have no effect on the outcome of the Compensation Proposal, (b) abstentions will have the same effect as a vote “AGAINST” the Compensation Proposal and (c) “broker non-votes” (if any) will have no effect on the outcome of the Compensation Proposal. Shares of Barnes common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a Barnes stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Barnes common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting, and all of such shares of Barnes common stock will be voted as recommended by the Board of Directors.
The Board of Directors unanimously recommends that you vote “FOR” the Compensation Proposal.

PROPOSAL 3: THE ADJOURNMENT PROPOSAL
We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting, with adjournment determined at the discretion of the chair of the Special Meeting (which we refer to as the “Adjournment Proposal”). If Barnes stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from Barnes stockholders that have previously returned properly executed proxies voting against the Merger Agreement Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Merger Agreement Proposal such that the Merger Agreement Proposal would be defeated, we could adjourn the Special Meeting without a vote on the Merger Agreement Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the Merger Agreement Proposal. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.
Required Vote
The affirmative vote of the holders of the shares of Barnes common stock representing a majority of the voting power present by remote communication or represented by proxy at the Special Meeting and entitled to vote on the Adjournment Proposal is required for approval of the Adjournment Proposal.
Assuming a quorum is present, (a) a failure to be represented by proxy or attend the Special Meeting will have no effect on the outcome of the Adjournment Proposal, (b) abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal and (c) “broker non-votes” (if any) will have no effect on the outcome of the Adjournment Proposal. Shares of Barnes common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a Barnes stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Barnes common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting, and all of such shares of Barnes common stock will be voted as recommended by the Board of Directors.
The Board of Directors unanimously recommends that you vote “FOR” the Adjournment Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The tables below and the accompanying footnotes show information regarding the beneficial ownership of Barnes common stock as of December 4, 2024, unless otherwise indicated. As of December 4, 2024, Barnes had 50,978,387 shares of common stock outstanding.
The amounts and percentages of Barnes common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of (or to direct the disposition of) such security. A person is also deemed to be a beneficial owner of any securities that such person has a right to beneficially acquire within 60 days. Securities that can be acquired within 60 days are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s ownership percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Percentage computations are based on shares of common stock outstanding as of December 4, 2024.
The following table sets forth information with respect to the beneficial ownership of Barnes common stock as of December 4, 2024, by each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of outstanding Barnes common stock, each member of the Board of Directors, each of Barnes’ named executive officers, and all directors and executive officers of Barnes as a group. Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to Barnes’ knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each individual listed below is c/o Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010.

Name of Beneficial Owners:	Total Shares Beneficially Owned(1)	Ownership%
Non-Employee Directors
Elijah K. Barnes	683,631	1.34%
Jakki L. Haussler	7,917	*
Richard J. Hipple	19,627	*
Daphne E. Jones	11,550	*
Adam J. Katz	2,572,776	5.05%
Neal J. Keating	8,878	*
Hans-Peter Männer	467,365	*
Anthony V. Nicolosi	15,116	*
JoAnna L. Sohovich	22,294	*
Named Executive Officers
Thomas J. Hook	226,834	*
Julie K. Streich	35,797	*
Ian M. Reason	10,267	*
Jay B. Knoll	11,217	*
Dawn N. Edwards	142,267	*
All directors and executive officers as a group (14 persons)	4,235,536	8.31%

*	Indicates that the percentage of beneficial ownership does not exceed 1%, based on 50,978,387 shares of Barnes common stock outstanding as of December 4, 2024.
(1)
Shares of common stock currently issuable or issuable within 60 days of the record date are deemed to be outstanding in computing the beneficial ownership and percentage of beneficial ownership of the person holding such securities, but are not deemed to be outstanding in computing the percentage of beneficial ownership of any other person. Beneficial ownership may be disclaimed as to certain of the securities. The named person or group has sole voting and investment powers with respect to the shares listed in this column, except as set forth below.

Mr. Katz currently serves as the Managing Member of Irenic Capital Management GP, LLC, the general partner of Irenic Capital Management LP, and the Chief Investment Officer of Irenic Capital Management LP, which, as disclosed in the table above, is one of our primary stockholders. Mr. Katz does not share voting or investment power over the shares held by Irenic Capital Management LP.
The shares listed for Messrs. Hook, Reason, Knoll, Mmes. Streich, Edwards, and all directors and executive officers as a group include 21,068; 7,577; 3,366; 20,715; 42,568; and 95,294, respectively, which they have the right to acquire within 60 days after December 4, 2024.
The shares listed for Ms. Edwards and all executive officers as a group include 20,391 shares, respectively, over which they have shared investment power. These shares are held under the Barnes’ Retirement Savings Plan.

Name of Beneficial Owner	Total Shares Beneficially Owned	Ownership%(1)
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	7,033,831(2)	13.80%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	5,483,184(3)	10.76%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One Austin, TX 78746	3,422,459(4)	6.71%
Irenic Capital Management LP 767 Fifth Avenue New York, NY 10153	2,572,142(5)	5.05%

(1)	Based on 50,978,387 shares of common stock outstanding as of December 4, 2024.
(2)
The number of shares reported above is based solely on Barnes’ review of a Schedule 13G/A filed by BlackRock, Inc. on November 8, 2024 regarding its holdings as of September 30, 2024. BlackRock, Inc. also reported that, as of September 30, 2024, it had sole voting power for 6,940,494 shares of Barnes common stock, sole dispositive power for 7,033,831 shares of Barnes common stock, and shared voting and dispositive power for 0 shares of Barnes common stock. The business address provided by BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(3)
The number of shares reported above is based solely on Barnes’ review of a Schedule 13G/A filed by The Vanguard Group on February 13, 2024 regarding its holdings as of December 29, 2023. The Vanguard Group also reported that, as of December 29, 2023, it had sole voting power for 0 shares of Barnes common stock, sole dispositive power for 5,405,903 shares of Barnes common stock, shared voting power for 32,220 shares of Barnes common stock and shared dispositive power for 77,281 shares of Barnes common stock. The business provided for the Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)
The number of shares reported above is based solely on Barnes’ review of a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 9, 2024 regarding its holdings as of December 29, 2023. Dimensional Fund Advisors LP also reported that, as of December 29, 2023, it had sole voting power for 3,368,343 shares of Barnes common stock, sole dispositive power for 3,422,459 shares of Barnes common stock, and shared voting and dispositive power for 0 shares of Barnes common stock. The business address provided by Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.

(5)
The number of shares reported above is based solely on Barnes’ review of a Schedule 13D/A filed by Irenic Capital Management LP on March 7, 2024 regarding its holdings as of March 5, 2024. Irenic Capital Management LP also reported that, as of March 5, 2024, it had sole voting power for 2,572,142 shares of Barnes common stock, sole dispositive power for 2,572,142 shares of Barnes common stock, and shared voting and dispositive power for 0 shares of Barnes common stock. The business address provided by Irenic Capital Management LP is 767 Fifth Avenue, New York, NY 10153.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires Barnes’ directors and executive officers, and persons who own more than 10% of a registered class of Barnes’ equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Barnes common stock and other equity securities of Barnes. Officers, directors, and holders of greater than 10% of Barnes common stock are required by SEC regulation to furnish Barnes with copies of all Section 16(a) forms they file.
Based solely on a review of the reports filed with the SEC, or written representations from Barnes’ directors and executive officers, Barnes believes that during the year ended December 31, 2023, all filing requirements applicable to Barnes’ officers, directors and greater than 10% beneficial owners were complied with on a timely basis except that a Form 4 on behalf of Ms. Mylle H. Mangum reporting one transaction was filed late on September 25, 2023 and a Form 4 on behalf of each of Mr. Elijah K. Barnes and Mr. Thomas O. Barnes each reporting one transaction was filed late on March 2, 2023.

FUTURE STOCKHOLDER PROPOSALS
If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of Barnes stockholders. However, if the Merger is not completed, Barnes stockholders will continue to be entitled to attend and participate in stockholder meetings.
There will be no annual meetings of Barnes stockholders if the Merger is completed. Under SEC rules, stockholders who intend to present proposals for consideration at the 2025 Annual Meeting of Stockholders (which we refer to as the “2025 Annual Meeting”), in the event such a meeting is held, and who wish to have their proposals included in Barnes’ proxy statement for that meeting, must be certain that their proposals are received at Barnes’ principal executive offices in Bristol, Connecticut on or before November 29, 2024, which date is 120 calendar days before the anniversary of the date on which the proxy statement for the 2024 Annual Meeting of Stockholders was first distributed to Barnes stockholders.
A stockholder who intends to nominate a candidate for election to the Board of Directors or to propose any business for presentation at the 2025 Annual Meeting of Stockholders pursuant to the advance notice provisions of our Bylaws must timely submit notice thereof in writing to our Secretary at our principal executive offices at 123 Main Street, Bristol, CT 06010. In order to be timely, the stockholder must provide such written notice not earlier than the 120th day and not later than the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain all of the information required in our Bylaws.
Under our proxy access Bylaw, in addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation: (1) in the case of an annual meeting, not less than 120 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for on a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the later of (i) the 120th day preceding the date of the annual meeting and (ii) the 10th day following the day on which such notice of the date of the annual meeting is mailed or such public disclosure of the date of the annual meeting is made, whichever first occurs; and (2) in the case of a special meeting of stockholders for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting is mailed or public disclosure of the date of the special meeting is made, whichever first occurs. To utilize proxy access, among other things, the electing stockholder and proposed nominee must comply with the detailed requirements set forth in our Bylaws, including the provision of the proposing stockholder information, various other required information, representations, undertakings, agreements and other requirements as set forth in the Bylaws. In addition to satisfying the advance notice requirements set forth in our Bylaws, stockholders who intend to solicit proxies in support of director nominees other than Barnes’ nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act and must otherwise comply with the requirements of Rule 14a-19.
In addition to satisfying the requirements under the Bylaws, to comply with universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Barnes’ nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act (including a statement that such stockholder intends to solicit the holders of shares of Barnes common stock representing at least 67% of the voting power of Barnes common stock entitled to vote on the election of directors in support of director nominees other than Barnes’ nominees), which notice must be postmarked or transmitted electronically to Barnes at our principal executive office no later than 60 calendar days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, if the date of the annual meeting is changed by more than 30 calendar days from such anniversary, then notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made.
Proposals should be sent to: Secretary, Barnes Group Inc., 123 Main Street Bristol, Connecticut 06010. Our Bylaws are available on Barnes’ website at https://ir.onebarnes.com/governance, or you may contact the Secretary at the address mentioned above for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals. Barnes’ website address is provided as an inactive textual reference only.
All proposals must comply with the applicable requirements of the federal securities laws and the Bylaws in order to be included in the proxy statement and proxy card for the 2025 Annual Meeting, to the extent such meeting is held.

WHERE YOU CAN FIND MORE INFORMATION
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.
The following Barnes filings with the SEC are incorporated by reference:
•	Barnes’ Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 26, 2024;
•
Barnes’ Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024, filed on April 29, 2024, June 30, 2024, filed on July 31, 2024, and September 30, 2024, filed on October 29, 2024;

•	Barnes’ Definitive Proxy Statement on Schedule 14A filed on March 29, 2024; and
•
Barnes’ Current Reports on Form 8-K, in each case, to the extent filed and not furnished with the SEC on January 19, 2024, March 5, 2024, March 20, 2024, May 9, 2024, September 12, 2024 and October 7, 2024.

•
We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials.

Barnes is subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxy and information statements and other information at https://sec.gov.
You may obtain copies of this proxy statement and any documents incorporated by reference herein (not including exhibits to the documents that are incorporated by reference unless such exhibits are specifically incorporated by reference into such documents), without charge, by requesting them in writing or by telephone from us:
Barnes Group Inc.
c/o Secretary
123 Main Street
Bristol, CT 06010
In order for you to receive timely delivery of documents in advance of the Special Meeting, you must make such request by no later than December 26, 2024. The requested documents will be provided by first class mail or other similarly prompt means. Please note that all of our documents that we file with the SEC are also promptly available through the Investor page of Barnes’ website at https://ir.onebarnes.com. Barnes’ website address is provided as an inactive textual reference only. The information contained in, or that can be accessed through, our website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to our website provided in this proxy statement.
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Barnes common stock, please contact our proxy solicitor:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Stockholders, please call toll-free: (800) 755-7250
Banks and brokerage firms, please call: (212) 269-5550
By Email: Barnes@dfking.com

MISCELLANEOUS
Barnes has supplied all information relating to Barnes, and Parent has supplied, and Barnes has not independently verified, all of the information relating to Parent, Merger Sub and their affiliates contained in this proxy statement.
You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated December 6, 2024. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to Barnes stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A
AGREEMENT AND PLAN OF MERGER

by and among

BARNES GROUP INC.,

GOAT HOLDCO, LLC

and

GOAT MERGER SUB, INC.

Dated as of October 6, 2024

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 6, 2024, is by and among Barnes Group Inc., a Delaware corporation (the “Company”), Goat Holdco, LLC, a Delaware limited liability company (“Parent”), and Goat Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).
WITNESSETH:
WHEREAS, Parent desires to acquire the Company, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, in furtherance of such acquisition of the Company by Parent, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent, and each outstanding Company Common Share (other than Cancelled Shares and Dissenting Shares) shall be converted into the right to receive the Merger Consideration;
WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) determined that the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (c) resolved to recommend that the holders of Company Common Shares adopt this Agreement, and (d) directed that the adoption of this Agreement be submitted for consideration by the Company’s stockholders at a meeting thereof;
WHEREAS, the Board of Directors of Merger Sub has (a) determined that the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of Merger Sub and its sole stockholder, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement;
WHEREAS, the Board of Directors of Parent has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Equity Investors have duly executed and delivered to the Company a limited guarantee, dated as of the date of this Agreement, in favor of the Company (the “Guarantee”); and
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:
ARTICLE I

THE MERGER
Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its existence under Delaware law as the surviving corporation in the Merger (the “Surviving Company”) and a wholly owned subsidiary of Parent.
Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place remotely at 9:00 a.m., Eastern Time, (a) on the fifth (5th) Business Day following the day on which the last of the conditions set forth in Article VI to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived in accordance with this Agreement; provided that, if the Marketing

Period has not ended at the time of the satisfaction or waiver of the last of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions at the Closing), the Closing shall be delayed and occur instead on the date following the satisfaction or waiver of the last of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions at the Closing) that is the earlier to occur of (i) any Business Day before or during the Marketing Period as may be specified by Parent on no less than three (3) Business Days’ prior written notice to the Company and (ii) two (2) Business Days following the final day of the Marketing Period (subject, in each case of clauses (i) and (ii), to the satisfaction (or, to the extent permitted, waiver by the party entitled to the benefits thereof) of the last of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver, to the extent permitted, of such conditions at the Closing)), or (b) at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”
Section 1.3 Effective Time. On the Closing Date, the Company and Merger Sub shall file with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL a certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed between the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such time is hereinafter referred to as the “Effective Time”).
Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.
Section 1.5 Organizational Documents of the Surviving Company.
(a) Subject to Section 5.9, at the Effective Time:
(i) the certificate of incorporation of the Surviving Company shall be amended and restated as of the Effective Time so as to read in its entirety as set forth in Exhibit A; and
(ii) the bylaws of Merger Sub as in effect immediately prior to the Effective Time (but amended so that the name of the Surviving Company shall be “Barnes Group Inc.”), as so amended, shall be the bylaws of the Surviving Company until thereafter amended in accordance with the DGCL and such bylaws.
Section 1.6 Directors. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, in each case, in accordance with the certificate of incorporation and bylaws of the Surviving Company.
Section 1.7 Officers. Except as otherwise determined by Parent prior to the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, in each case, in accordance with the certificate of incorporation and bylaws of the Surviving Company.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES
Section 2.1 Effect on Capital Stock.
(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or any holder of Company Common Shares or shares of common stock of Merger Sub:
(i) Common Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company. From and after the Effective Time, all certificates representing shares of common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.
(ii) Cancellation of Certain Stock. Each Company Common Share issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company and each Company Common Share issued and outstanding immediately prior to the Effective Time that is owned or held by (A) any wholly owned Subsidiary of the Company or (B) Parent or any of its wholly owned Subsidiaries (including Merger Sub) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.
(iii) Conversion of Company Common Shares. Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) shall be automatically converted into the right to receive $47.50 in cash, without interest (the “Merger Consideration”), in accordance with the provisions of Section 2.2 (or, in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.2(j)). All of the Company Common Shares converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and uncertificated Company Common Shares represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such Company Common Shares (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration into which the Company Common Shares represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 2.1.
(b) Shares of Dissenting Stockholders. Any provision of this Agreement to the contrary notwithstanding, if required by the DGCL (but only to the extent required thereby), Company Common Shares that are issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares) and that are held by holders of such Company Common Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL with respect to any such Company Common Shares held by any such holder (the “Dissenting Shares”) shall be cancelled and cease to exist and shall not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such Dissenting Shares will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Company shall remain liable for payment of the Merger Consideration for such Dissenting Shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company shall give Parent (i) prompt notice (and in any event within two (2) Business Days of becoming aware) and copies of any demands, withdrawals or any other instruments served pursuant to the DGCL received by the Company for appraisals of Company Common Shares and (ii) the reasonable opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment, or offer or agree to make any payment, with respect to any demands for appraisal or settle or offer to settle any such demands.
(c) Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Company Common Shares shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this Section 2.1(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.
Section 2.2 Exchange of Certificates.
(a) Appointment of Paying Agent. Prior to the Effective Time, Parent shall enter into an agreement (in form and substance reasonably acceptable to the Company and Parent) with a reputable bank or trust company approved in advance by the Company in writing (such approval not to be unreasonably withheld, conditioned or delayed) (which may be the Company’s transfer agent) to act as paying agent in connection with the Merger (the “Paying Agent”).
(b) Deposit of Merger Consideration. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, in trust for the benefit of the holders of Company Common Shares (other than Company Common Shares that will be cancelled pursuant to Section 2.1(a)(ii) or Dissenting Shares), a cash amount that, when taken together with available cash of the Company and its Subsidiaries that is deposited with the Paying Agent at the Effective Time, is sufficient to pay the aggregate Merger Consideration (such aggregate Merger Consideration, the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments pursuant to this Section 2.2. Parent shall cause the Paying Agent to make, and the Paying Agent shall make, delivery of the Merger Consideration out of the Payment Fund in accordance with this Agreement.
(c) Exchange Procedures. As promptly as practicable (and no later than the third (3rd) Business Day) after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Company Common Shares as of immediately prior to the Effective Time whose Company Common Shares were converted pursuant to Section 2.1(a)(iii) into the right to receive the Merger Consideration (i) a letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or, in respect of any Certificate that has been lost, effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually reasonably agree), and (ii) instructions for use in effecting the surrender of Certificates (or, in respect of any Certificate that has been lost, effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.
(d) Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates (or, in respect of any Certificate that has been lost, effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Paying Agent, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement. In the event of a transfer of ownership of Company Common Shares that is not registered in the transfer or stock records of the Company, any cash to be paid upon due surrender of the Certificates or Book-Entry Shares formerly representing such Company Common Shares may be paid to any such transferee if such Certificates or Book-Entry Shares are presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer, in each case, properly endorsed or otherwise in proper form, and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the Merger Consideration payable upon surrender of any Certificates or Book-Entry Shares.
(e) No Further Ownership Rights in Company Common Shares. From and after the Effective Time, subject to applicable Law in the case of Dissenting Shares, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2(d), without interest, and (ii) the stock transfer books of the Company shall be closed with respect to all Company Common Shares outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of Company Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing Company Common Shares are presented to the Surviving Company, Parent or the Paying Agent for any reason, then such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.
(f) Investment of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent; provided that any such investments shall be in (i) direct short-term obligations of, or short-term obligations guaranteed by, the U.S. government, (ii) short-term commercial paper obligations rated the highest quality by Moody’s Investors Service, Inc. or Standard & Poor’s corporation, respectively, or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available), or a combination of the foregoing; provided, further, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II, and following any losses from any such investment, Parent shall promptly deposit (or cause to be deposited) additional funds to the Paying Agent for the benefit of the holders of Company Common Shares at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Payment Fund. Any net profits resulting from or income arising out of such investments shall be paid to Parent or the Surviving Company pursuant to Section 2.2(g).
(g) Termination of Payment Fund. Any portion of the Payment Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates or Book-Entry Shares that has not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Company (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration that such holder has the right to receive pursuant to this Article II, without any interest thereon.
(h) No Liability. Subject to applicable Law, none of Parent, the Company, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund or the Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Subject to applicable Law, notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this Article II that remains undistributed to the holders of Certificates and Book-Entry Shares as of immediately prior to the date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity, shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.
(i) Withholding Rights. Each of the Company, the Surviving Company, Parent, Merger Sub and the Paying Agent (without duplication) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, such amounts as are required to be deducted or withheld with respect to the making of such payment under applicable Tax Law. To the extent that any amounts are so deducted, withheld and timely remitted to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in a customary amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 2.2(g), Parent or the Surviving Company) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration in accordance with the terms of this Agreement.
Section 2.3 Treatment of Company Equity Awards and Company ESPP.
(a) Except as otherwise agreed to in writing prior to the Effective Time by Parent and a holder of a compensatory option to purchase Company Common Shares granted under the Company Equity Plans (a “Company Option”) with respect to such holder’s Company Options, at the Effective Time, each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, shall by virtue of the Merger and without any action on the part of the holder thereof, vest in full and be cancelled and converted into the right to receive, without interest, a cash payment equal to the product of (i) the number of Company Common Shares subject to such Company Option as of immediately prior to the Effective Time (with any performance goals applicable to such Company Option, if any, deemed fully achieved as of the Effective Time) and (ii) the excess, if any, of the Merger Consideration over the exercise price per Company Common Share subject to such Company Option as of the Effective Time, less any applicable Taxes required to be withheld with respect to such payment. Any Company Option that has an exercise price per Company Common Share subject to such Company Option that is greater than or equal to the Merger Consideration shall be cancelled at the Effective Time for no consideration.
(b) At the Effective Time, each restricted stock unit award in respect of Company Common Shares granted under the Company Equity Plans, other than a Company PSU Award (a “Company RSU Award”) that is outstanding as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, vest in full and be cancelled and converted into the right to receive, without interest, a cash payment equal to the product of (i) the number of Company Common Shares subject to such Company RSU Award as of immediately prior to the Effective Time and (ii) the Merger Consideration, plus any accrued and unpaid dividends or dividend equivalent rights corresponding to such award, less any applicable Taxes required to be withheld with respect to such payment.
(c) At the Effective Time, each performance-based restricted stock unit award in respect of Company Common Shares granted under the Company Equity Plans (a “Company PSU Award”) that is outstanding as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, vest in full and be cancelled and converted into the right to receive a cash payment, without interest, equal to the product of (i) the number of Company Common Shares subject to such Company PSU Award as of immediately prior to the Effective Time, with applicable performance goals deemed achieved at the greater of (x) the target level of performance and (y) actual performance as of the Effective Time (as determined by the Company Board or the compensation committee thereof prior to the Effective Time in its reasonable and good faith discretion in consultation with Parent) and (ii) the Merger Consideration, plus any accrued and unpaid dividends or dividend equivalent rights corresponding to such award, less any applicable Taxes required to be withheld with respect to such payment.
(d) At the Effective Time, each deferred stock unit award in respect of Company Common Shares (a “Company DSU Award”) under the Barnes Directors’ Deferred Compensation Plan or the Barnes Non-Employee Director Deferred Stock Plan, as applicable, whether vested or unvested, shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive a cash payment, without interest, in an amount equal to the product of (i) the number of Company Common Shares subject to such Company DSU Award as of the Effective Time and (ii) the Merger Consideration, plus any accrued and unpaid dividends or dividend equivalent rights corresponding to such award, less any applicable Taxes required to be withheld with respect to such payment.
(e) Parent shall, or shall cause the Surviving Company to, pay to the holders of the Company Equity Awards the cash payments due pursuant to this Section 2.3 as promptly as practicable following the Closing Date (but in no event later than five (5) Business Days after the Closing Date); provided, however, that to the extent that any Company RSU Award, Company PSU Award or Company DSU Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment shall be paid at the earliest time permitted under the terms of such award that will not result in the application of a Tax or penalty under Section 409A of the Code.
(f) As soon as practicable following the date hereof, the Company shall take all actions with respect to the Company Employee Stock Purchase Plan (the “Company ESPP”) that are necessary to provide that: (i) with respect to any offering periods in effect as of the date hereof (the “Current ESPP Offering Periods”), no employee who is not a participant in the Company ESPP as of the date hereof may become a participant in the Company ESPP and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof for such Current ESPP Offering Periods; (ii) subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time; (iii) if the Current ESPP Offering Periods terminate prior to the Effective Time, then the Company ESPP shall be suspended and no new offering period shall be commenced under the Company ESPP prior to the termination of this Agreement; and (iv) if any Current ESPP Offering Period is still in effect at the Effective Time, then the last day of such Current ESPP Offering Period and the final purchase date shall be accelerated to a date that is three (3) Business Days prior to the Closing.
(g) Prior to the Effective Time, the Company, the Company Board or the Compensation and Management Development Committee of the Company Board, as applicable, shall adopt resolutions approving the provisions of this Section 2.3.
Section 2.4 Further Assurances. If at any time prior to or after the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent, Merger Sub, the Company and the Surviving Company and their respective officers and directors shall, upon reasonable consultation with the other party, execute and deliver all such instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as disclosed in any form, document or report publicly filed with or publicly furnished to the SEC by the Company or any of its Subsidiaries at least two (2) Business Days prior to the date hereof (excluding any disclosures set forth under the captions “risk factors” or “forward-looking statements” to the extent they are cautionary, predictive or forward-looking in nature, but including any historical factual information contained within such statements) or (b) as disclosed in the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:
Section 3.1 Organization.
(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) The Company has made available to Parent prior to the date of this Agreement a true, correct and complete copy of the Company’s certificate of incorporation and bylaws (collectively, the “Company Organizational Documents”), in each case, as amended through the date hereof. The Company Organizational Documents are in full force and effect, and the Company is not in material violation of any of their provisions.
(c) Section 3.1(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of all the Subsidiaries of the Company, the jurisdiction of organization thereof and the ownership interest of the Company in each Subsidiary of the Company. No Subsidiary of the Company is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents), except for violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or reasonably be expected to prevent the consummation of the Merger.
Section 3.2 Capital Stock and Indebtedness.
(a) The authorized capital stock of the Company consists of (i) 150,000,000 shares of common stock, par value $0.01 per share (the “Company Common Shares”), of which 50,838,404 shares have been issued and are outstanding as of October 4, 2024 (the “Capitalization Date”), and (ii) 3,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Shares”) of which no shares have been issued or are outstanding as of the date of this Agreement. As of the Capitalization Date, 13,950,200 Company Common Shares were held in treasury. All outstanding Company Common Shares are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.
(b) As of the close of business on the Capitalization Date:
(i) 217,345 Company Common Shares are reserved for future issuance under the Company ESPP;
(ii) 2,035,593 Company Common Shares were issuable upon the exercise of outstanding Company Options;
(iii) 448,634 shares were subject to Company RSU Awards;
(iv) 317,988 shares were subject to Company PSU Awards (assuming achievement of the applicable performance goals at the target level); and
(v) no shares were subject to Company DSU Awards.
(c) Section 3.2(c) of the Company Disclosure Letter sets forth a true and complete list, as of the close of business on the Capitalization Date, of (i) each Company Equity Award, (ii) the participant ID of the Company Equity Award holder, (iii) the number of Company Common Shares underlying each Company Equity Award (assuming that applicable performance metrics in respect of the Company PSUs are achieved at “target” levels or, to the extent that the applicable performance period has been completed prior to the Capitalization Date, based on the actual level of achievement), (iv) the date on which the Company Equity Award was granted, (v) the Company Equity Plan under which the Company Equity Award was granted, (vi) the exercise price of each Company Equity Award, if applicable, and (vii) the expiration date of each Company Equity Award, if applicable. Each Company Equity Award was issued in accordance with the terms of the applicable Company Equity Plan and in compliance in all material respects with all applicable Laws.
(d) Except as set forth in Section 3.2(a) and Section 3.2(c), and other than the Company Common Shares that have become outstanding after the Company Capitalization Date that were reserved for issuance under a Company Equity Plan and issued in accordance with the terms of such Company Equity Plan and applicable Company Equity Award, in each case, in effect as of the date hereof, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, calls, puts, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (i) obligating the Company or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests, including restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, put, convertible securities, exchangeable securities or other similar right, agreement or commitment relating to the capital stock or other equity interests of the Company or any of its Subsidiaries or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. As of the date of this Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries. Since the Capitalization Date through the date of this Agreement, the Company has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, vesting or settlement of Company Equity Awards in accordance with their respective terms, or conducted pursuant to an authorization by the Company Board) or granted any Company Equity Awards.
(e) Except as set forth on Section 3.2(e) of the Company Disclosure Letter, the Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights (other than statutory preemptive rights) in favor of any Person other than the Company or a Subsidiary of the Company. Except for equity interests in the Company’s Subsidiaries, as of the date hereof, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any Person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any Person), other than equity interests that are not material to the Company and its Subsidiaries, taken as a whole.
Section 3.3 Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.
(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and, subject to adoption of this Agreement by holders of a majority of the outstanding Company Common Shares entitled to vote thereon (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby and thereby, including the Merger. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Company Board and, except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action or proceeding on the part of the Company or vote of the Company’s stockholders is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby, including the Merger. The Company Board has (i) determined that the transactions contemplated by this Agreement and the other Transaction Documents to which the Company is a party, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, (iii) resolved to recommend that the holders of Company Common Shares adopt this Agreement (the “Recommendation”) and (iv) directed that the adoption of this Agreement be submitted for consideration by the Company’s stockholders at a meeting thereof. This Agreement has been, and the other Transaction Documents to which the Company is a party when executed will be, duly and validly executed and delivered by the Company and, assuming this Agreement and the other Transaction Documents to which the Company is a party constitute the legal, valid and binding agreement of Parent and Merger Sub, this Agreement and the other Transaction Documents to which the Company is a party constitute the legal, valid and binding agreement of the Company and are enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and the availability of equitable relief and any implied covenant of good faith and fair dealing (the “Enforceability Exceptions”).
(b) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement with the U.S. Securities and Exchange Commission (the “SEC”), (iii) the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”), (iv) the rules and regulations of the New York Stock Exchange (the “NYSE”), (v) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and all other applicable Laws designed to govern competition, trade regulation or foreign investment, or to prohibit, restrict or regulate actions with the purpose or effect of monopolization, restraint of trade, or foreign investment for the purposes of national security, public order or defense matters of the jurisdictions set forth on Section 3.3(b) of the Company Disclosure Letter (collectively, “Antitrust Laws”) (clauses (i) – (v), collectively, the “Transaction Approvals”), and subject to the accuracy of Parent’s and Merger Sub’s representations and warranties set forth in Section 4.2(b), no authorization, consent, Order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained under applicable Law for the consummation by the Company of the transactions contemplated by this Agreement and the other Transaction Documents to which the Company is a party, except for such authorizations, consents, Orders, licenses, permits, approvals, registrations, declarations, notices and filings that (A) are not required to be made or obtained prior to the consummation of such transactions, or (B) the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c) The execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is a party does not, and (assuming the Transaction Approvals are obtained) the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, (i) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a default under (with or without notice or lapse of time, or both), result in termination or give to others any right of termination, vesting, amendment, acceleration, or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) on any of the properties or assets of the Company or any of its Subsidiaries pursuant to any Company Material Contract to which the Company or any of its Subsidiaries is a party or by which it or any of its respective properties or assets is bound, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents or (iii) conflict with or violate any applicable Law, except in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.4 Reports and Financial Statements.
(a) The Company has timely filed or furnished all forms, documents, schedules, exhibits, reports, and other documents required to be filed or furnished by it with the SEC since January 1, 2023 (collectively, together with all other information incorporated therein and as supplemented, modified or amended since the time of filing, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the applicable requirements of the U.S. Securities Act of 1933, as amended, (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is, or at any time since January 1, 2023, has been, required to file any forms, reports or other documents with the SEC. As used in this Section 3.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff. To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation.
(b) The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents (i) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments that are not material and to any other adjustments described therein, including the notes thereto), (ii) were prepared in all material respects in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements for normal year-end adjustments and any other adjustments described therein, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply as to form in all material respects with the applicable accounting requirements under the Securities Act, the Exchange Act and the applicable rules and regulations of the SEC. As of the date of this Agreement, to the knowledge of the Company, there are no outstanding or unresolved comments received from the SEC with respect to the Company SEC Documents. As of the date of this Agreement, to the knowledge of the Company, none of the Company SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review or ongoing SEC investigation.
Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. To the Company’s knowledge, since January 1, 2023, the Company’s independent registered public accounting firm has not identified or been made aware of: (a) any “material weakness” or “significant deficiencies” (each as defined in Rule13a-15(f) of the Exchange Act) in the design or operation of internal control over financial reporting utilized by the Company or any of its Subsidiaries (nor has the Company’s principal executive officer or principal ﬁnancial officer identified any such significant deficiency or material weakness as of the date hereof) that is reasonably likely to adversely affect in any material respect the Company’s ability to report financial information or (b) any fraud, whether or not material, that involves the management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s internal control over financial reporting or disclosure controls or procedures.
Section 3.6 No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, except for (i) Liabilities that are reflected or reserved against on the consolidated balance sheet of the Company and its Subsidiaries included in its Annual Report on Form 10-K for the annual period ended December 31, 2023 (including any notes thereto), or in the consolidated financial statements of the Company (including the notes thereto) included in the Company SEC Documents filed prior to the date hereof, (ii) Liabilities arising in connection with the transactions contemplated hereby or by the other Transaction Documents to which the Company is a party or in connection with obligations under existing Contracts or applicable Law, (iii) Liabilities incurred in the ordinary course of business since June 30, 2024, (iv) Liabilities that have been discharged or paid in full in the ordinary course of business prior to the date hereof and (v) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.7 Compliance with Law; Permits.
(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries are, and since January 1, 2023, have been, in compliance with all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments, Orders, injunctions, decrees or agency requirements of Governmental Entities (collectively, “Laws” and each, a “Law”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries hold all authorizations, licenses, permits, certificates, variances, exemptions, approvals, Orders, registrations and clearances of any Governmental Entity (“Governmental Authorizations”) necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets, and to carry on and operate their businesses as currently conducted. There are no actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation or adverse modification of any license of the Company, except where such revocation, cancellation or adverse modification would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not be material to the Company and its Subsidiaries (taken as a whole), neither the Company nor any of its Subsidiaries has received any written notice of any material noncompliance or alleged material noncompliance with any material licenses.
(b) None of the Company, its Subsidiaries, the directors or officers of the Company or, to the Company’s knowledge, any of the directors or officers of the Company’s Subsidiaries or employees or agents of the Company or its Subsidiaries, has in the past three (3) years, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries or (iii) violated any Bribery Legislation. During the past three (3) years, the Company and its Subsidiaries have maintained policies and procedures reasonably designed to promote and ensure compliance with Bribery Legislation. During the past three (3) years, none of the Company, its Subsidiaries, or, to the knowledge of the Company, any of its directors, officers, employees, or third parties acting on its behalf, have been involved in any allegation, inquiry, investigation, enforcement action, litigation, or disclosure regarding any actual or suspected violation of Bribery Legislation.
(c) None of the Company or its Subsidiaries, the directors or officers of the Company or, to the Company’s knowledge, any of the directors or officers of the Company’s Subsidiaries or employees or agents of the Company or its Subsidiaries, (i) is a Sanctioned Person, (ii) is subject to debarment or any list-based designations under Trade Controls, or (iii) has, since October 7, 2020, engaged in direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country or any transactions, dealings, or activities that might reasonably be expected to cause such Person to become a Sanctioned Person.
(d) Except as set forth in Section 3.7(d) of the Company Disclosure Letter or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has, since October 7, 2020: (i) complied with applicable Trade Controls and Sanctions Laws; (ii) maintained in place and implemented controls and systems to comply with applicable Trade Controls and Sanctions Laws and (iii) not been the subject of or otherwise involved in an investigation or enforcement action by any Governmental Entity or other legal proceeding with respect to actual or alleged violations of Trade Controls or Sanctions Laws, and has not been notified of any such pending or threatened actions.
Section 3.8 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and each of its Subsidiaries are, and since January 1, 2022 have been, in compliance with applicable Environmental Laws, and each has, and has filed timely application to renew, all Environmental Permits necessary for the conduct and operation of their respective businesses as presently conducted, (b) none of the Company or any of its Subsidiaries is subject to any Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, (c) there are no Proceedings to which the Company or any of its Subsidiaries is a party pending or, to the Company’s knowledge, threatened in writing alleging a violation by, or liability of the Company or any of its Subsidiaries under any Environmental Law, (d) to the Company’s knowledge, there has been no Release or threatened Release of Hazardous Materials at, on, under or from any Owned Real Property or Leased Real Property or any other property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries or any other location that would reasonably be expected to result in the imposition on the Company or any of its Subsidiaries of any liability under any Environmental Law, (e) no authorization, consent, Order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained under Environmental Laws for the consummation by the Company of the transactions contemplated by this Agreement and the other Transaction Documents to which the Company is a party, and (f) except as assumed or provided in the ordinary course of business, none of the Company or any of its Subsidiaries has assumed or provided indemnity for any outstanding Liability or obligation of any other Person under Environmental Laws. Notwithstanding anything to the contrary in this Agreement, this Section 3.8 and Section 3.9(k) contains the sole and exclusive representations and warranties of the Company in this Agreement regarding liabilities, obligations or compliance with Environmental Laws or Environmental Permits.
Section 3.9 Employee Benefit Plans; Labor.
(a) Section 3.9(a) of the Company Disclosure Letter sets forth a correct and complete list, as of the date hereof, of each material U.S. Company Benefit Plan and each material Company Benefit Plan that is maintained primarily for the benefit of employees outside of the United States (a “Non-U.S. Company Benefit Plan”). With respect to each material Company Benefit Plan, to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) all plan documents (including all amendments thereto) (which, for the avoidance of doubt, with respect to any material U.S. Company Benefit Plan for which a form agreement is used, shall consist of a copy of such form); (ii) the most recent audited financial statements and actuarial or other valuation reports; (iii) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”); (iv) the most recent determination, opinion or advisory letter from the IRS for any such U.S. Company Benefit Plan that is intended to qualify under Section 401(a) of the Code; (v) the most recent summary plan description; (vi) any related trust agreement, material insurance contract or other material funding instrument; (vii) all other material agreements which implement each such Non-U.S. Company Benefit Plan; and (viii) all material filings and correspondence with any Governmental Entity in the past two (2) years; provided, that with respect to each material Non-U.S. Company Benefit Plan, copies of the foregoing items, to the extent applicable, will be made available to Parent by the Company within thirty (30) Business Days following the date hereof.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made by the Company or any of its Subsidiaries to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period since January 1, 2022, through the date hereof, have been timely made; (iii) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS or may rely on a favorable opinion letter issued by the IRS and, to the knowledge of the Company, there are no existing circumstances that would reasonably be expected to result in disqualification of any such Company Benefit Plan or the related trust; (iv) there are no pending, or to the Company’s knowledge, threatened or anticipated claims (other than routine claims for benefits), investigations or audits by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that would result in a material liability; and (v) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Benefit Plan.
(c) With respect to each Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) such Company Benefit Plan satisfies all minimum funding requirements under Sections 412, 430 and 431 of the Code and Sections 302, 303 and 304 of ERISA, whether or not waived; (ii) such Company Benefit Plan is not in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA; and (iii) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate such Company Benefit Plan and no event has occurred that would reasonably be expected to result in the incurrence by Parent or any of its Affiliates of any liability with respect to the termination of such plan.
(d) None of the Company, its Subsidiaries or any of their respective ERISA Affiliates has, since January 1, 2022, maintained, established, contributed to or been obligated to contribute or would reasonably expect to have any liability with respect to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), a “multiple employer plan” (as defined in Section 413(c) of the Code), or a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).
(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each U.S. Company Benefit Plan that provides health or welfare benefits is either fully insured or, if not fully insured, any incurred but not reported claims under such U.S. Company Benefit Plan have been properly accrued in accordance with GAAP to the extent required thereby. No U.S. Company Benefit Plan provides for any post-employment or post-retirement medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.
(f) Neither the Company nor any of its Subsidiaries is party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A or Section 4999 of the Code.
(g) Each Company Benefit Plan has been maintained and operated in documentary and operational compliance in all materials respects with Section 409A of the Code or an available exemption therefrom. No material Tax penalties or material additional Taxes have been imposed or would be reasonably expected to be imposed on any current or former employee of the Company or any of its Subsidiaries, and no acceleration of material Taxes has occurred or would be reasonably expected to occur with respect to any current or former employee of the Company or any of its Subsidiaries, in each case as a result of a failure to comply with Section 409A of the Code with respect to any Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code.
(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Non-U.S. Company Benefit Plan (i) if intended to qualify for special tax treatment, meets all the requirements for such treatment; (ii) if required to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved, or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles; and (iii) has been maintained in compliance with all applicable Laws.
(i) Except as expressly provided in this Agreement, neither the execution of this Agreement nor the completion of the transactions contemplated hereby (either alone or in conjunction with any other event) will result in (i) any compensation payment becoming due to any current or former employee, officer, director or individual service provider of the Company or any of its Subsidiaries; (ii) the acceleration of vesting or timing of payment of compensation or benefits to any current or former employee, officer, director or individual service provider of the Company or any of its Subsidiaries; (iii) any increase to the compensation or benefits otherwise payable under any Company Benefit Plan; (iv) result in any breach or violation of, or default under or limit the Company’s right to amend, modify or terminate any Company Benefit Plan or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
(j) Section 3.9(j) of the Company Disclosure Letter sets forth a correct and complete list, as of the date hereof, of each collective bargaining agreement, labor union contract, works council arrangement or trade union agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (each, a “Collective Bargaining Agreement”) that covers employees or other service providers of the Company or any of its Subsidiaries. As of the date hereof, there are no strikes, lockouts, slowdowns, work stoppages, material grievances or other material labor disputes or disruptions, and no activities or proceedings of any labor, trade union or other employee representative body to organize any employees of the Company or any of its Subsidiaries, or any other union organization activity, including petitions seeking a representation proceeding, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is required to obtain the consent of, or otherwise consult or bargain with any of their employees or any of their bargaining unit representatives as a result of this Agreement or the transactions contemplated hereby.
(k) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, (i) all natural persons providing services to the Company and its Subsidiaries have been properly classified under applicable Laws (A) as employees or individual independent contractors and, (B) for employees, as an “exempt” employee or “non-exempt” employee, as applicable, and (ii) the Company and its Subsidiaries have complied with all applicable Laws regarding employment and employment practices, including, but not limited to, terms and conditions of employment, classifications of employees (as “exempt” or “non-exempt”) and individual independent contractors, wages, hours, reductions in force, health and safety, equal employment opportunity, discrimination, harassment, retaliation, immigration, whistleblowing, collective bargaining, workers’ compensation, terminations, civil rights, human rights and fair labor standards, family and medical leave and other leaves of absence, collection and payment of withholding or social security Taxes and any similar Tax, or any other employment-related matters (collectively, the “Employment Laws”).
(l) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, no Proceedings relating to non-compliance with the Employment Laws are pending, threatened in writing or, to the Company’s knowledge, threatened orally. Since January 1, 2022, the Company and its Subsidiaries have investigated all allegations of sexual harassment or discriminatory harassment to their knowledge and have taken all reasonable and necessary corrective actions with respect to such allegations. No such allegation of sexual or discriminatory harassment would reasonably be expected to result in a Material Adverse Effect and no such allegations have been made that, if known to the public, would reasonably be expected to bring the Company or any of its Subsidiaries into material disrepute.
Section 3.10 Absence of Certain Changes or Events.
(a) From December 31, 2023, through the date of this Agreement, except for events giving rise to, and the discussion and negotiation of, this Agreement, (i) the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business and (ii) except as set forth on Section 3.10(a) of the Company Disclosure Letter, the Company and its Subsidiaries have not taken or agreed to take any action that, if taken after the date hereof, would require the consent of Parent pursuant to Section 5.1(b)(ii), Section 5.1(b)(vi), Section 5.1(b)(vii), Section 5.1(b)(viii), Section 5.1(b)(ix), Section 5.1(b)(xvi), and Section 5.1(b)(xxi) (but, in the case of Section 5.1(b)(xxi), solely with respect to the enumerated subsections of Section 5.1(b) previously listed in this sentence).
(b) From December 31, 2023, through the date of this Agreement, there has not been any fact, change, circumstance, event, occurrence, condition or development that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.11 Litigation. From December 31, 2023, through the date hereof, (a) there has not been any Proceeding to which the Company or any of its Subsidiaries is a party pending or, to the knowledge of the Company, threatened in writing that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) neither the Company nor any of its Subsidiaries has been, subject to any outstanding Order that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.12 Company Information. The information supplied or to be supplied by the Company for inclusion in the proxy statement relating to the Company Stockholders’ Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) will not, at the time the Proxy Statement is first disseminated to the Company’s stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied, or required to be supplied, by Parent or Merger Sub or any of their Affiliates (including the Equity Investors) for inclusion or incorporation by reference therein. The Proxy Statement filed by the Company will, at the time of the Company Stockholders’ Meeting, comply as to form in all material respects with the applicable requirements of the Exchange Act.
Section 3.13 Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(a) The Company and its Subsidiaries (i) have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and accurate; and (ii) have paid all Taxes that are required to be paid by any of them (including any Taxes required by applicable Law to be withheld from amounts owing to, or collected from, any employee, creditor or other third party), except, in each case of clauses (i) and (ii), with respect to matters for which adequate reserves have been established, in accordance with GAAP.
(b) There are no outstanding waivers or extensions regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Company or any of its Subsidiaries that has not since expired.
(c) No written claim has been made within the past five (5) years by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file income or franchise Tax Returns that the Company or any of its Subsidiaries is or may be subject to such taxation by, or required to file Tax Returns with respect to such Taxes in, that jurisdiction.
(d) There are not pending, or to the Company’s knowledge, threatened in writing, any audits, examinations, investigations or other administrative or judicial proceedings in respect of Taxes of the Company or any of its Subsidiaries.
(e) There are no Liens for Taxes on any assets of the Company or any of its Subsidiaries other than Permitted Liens.
(f) None of the Company and its Subsidiaries (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company or a Subsidiary) or (ii) has any liability for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor, by Contract (other than (i) any such agreement or arrangement solely between the Company and/or its Subsidiaries and (ii) commercial agreements not primarily relating to Taxes), or otherwise pursuant to applicable Law.
(g) None of the Company and its Subsidiaries is party to any tax sharing, allocation or similar agreement or arrangement other than (i) any such agreement or arrangement solely between the Company and/or its Subsidiaries and (ii) commercial agreements not primarily relating to Taxes.
(h) None of the Company and its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify as tax-free pursuant to Section 355(a)(1) of the Code in the past two (2) years.
(i) None of the Company or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(j) The representations made by Barnes Group Switzerland GmbH in the request for the permission to apply the reporting procedure instead of paying WHT on dividends (Form 823C and accompanying documents) submitted to the Swiss Federal Tax authority in 2022 were true and correct as of the date thereof.
(k) The Company and its Subsidiaries do not have any liability in respect of escheat or unclaimed property under applicable U.S. state or local Laws.

Notwithstanding anything to the contrary in this Agreement, this Section 3.13 and Section 3.9 (Employee Benefit Plans; Labor) (to the extent specifically related to Taxes) contain the sole and exclusive representations and warranties of the Company in this Agreement regarding Tax matters, liabilities or obligations or compliance with Laws relating thereto.
Section 3.14 Real Property.
(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company or a Subsidiary of the Company has good and valid title to the real property owned by the Company and each Subsidiary of the Company (the “Owned Real Property”) and to all of the buildings, structures and other improvements thereon, free and clear of all Liens (other than Permitted Liens) and (ii) there are no pending or, to the knowledge of the Company, threatened in writing condemnation, eminent domain or similar proceedings affecting any Owned Real Property.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company or a Subsidiary of the Company has a good and valid leasehold interest in each real property leased by the Company or any Subsidiary of the Company (the “Leased Real Property”) pursuant to the applicable Company Lease, free and clear of all Liens (other than Permitted Liens), (ii) each such lease, together with all amendments, guarantees, supplements and other modifications thereto relating to the Leased Real Property (each, a “Company Lease”) is in full force and effect, subject to the Enforceability Exceptions, and (iii) none of the Company or any of its Subsidiaries has received written notice of any material default under any Company Lease. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no pending or, to the knowledge of the Company, threatened in writing condemnation, eminent domain, or similar proceedings affecting any Leased Real Property.
Section 3.15 Intellectual Property.
(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, (i) no Company Registered Intellectual Property is subject to any Order adversely affecting the use thereof or rights thereto by the Company (other than ordinary course Orders in Proceedings related to the application for, or registration of, any Company Registered Intellectual Property), (ii) the Company has not received notice of any opposition or cancellation Proceeding pending against the Company or its Subsidiaries concerning the ownership, validity, or enforceability of any Company Registered Intellectual Property (other than ordinary course Proceedings related to the application for, or registration of, any Company Registered Intellectual Property), and (iii) none of the Patents that are Company Registered Intellectual Property are invalid or unenforceable.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries own all right, title and interest in the Company Intellectual Property free and clear of all Liens (except for Permitted Liens), and (ii) the Company and its Subsidiaries owns or otherwise possesses valid and adequate rights to use all Intellectual Property material to the business of the Company or any of its Subsidiaries as currently conducted.
(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have secured from all current and former employees who, since January 1, 2023, independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any material Company Intellectual Property (each, an “Author”) for or on behalf of the Company or its Subsidiaries within the scope of their employment therewith present assignment of all of the Authors’ right, title and interest in and to such Intellectual Property, or such Intellectual Property has otherwise vested automatically in the Company or its applicable Subsidiaries, and the Company and its Subsidiaries (as applicable) have obtained a waiver of all non-assignable rights relating thereto. No Author has retained, or to the knowledge of the Company, claims to retain, any ownership interest in or to any material Company Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no government funding or funding from, or facilities of, a university, college, or other educational institution or research center was, since January 1, 2023, used in the development of any

Company Intellectual Property, in each case, in a manner that grants any government or other organization ownership of, or the right to grant licenses under, any such Company Intellectual Property. To the knowledge of the Company, no Author has performed services for the government, university, college, or other educational institution or research center in a manner that grants any government or other organization ownership of, or the right to grant licenses under, any such Company Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(e) There are no pending Proceedings brought by the Company against any third Person alleging infringement of any Company Intellectual Property nor any pending Proceedings brought against the Company or any of its Subsidiaries alleging infringement, misappropriation or other violation of any Intellectual Property of any third Person and the Company is not infringing or misappropriating or otherwise violating, and, has not since January 1, 2023, infringed, misappropriated or otherwise violated, the Intellectual Property of any third Person, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(f) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the material Trade Secrets of the Company and its Subsidiaries, and since January 1, 2023, to the Company’s knowledge, there has been no unauthorized access, unauthorized acquisition or disclosure, or any loss or theft, of any material Trade Secret of the Company or its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(g) To the Company’s knowledge, all IT Assets used by the Company or any of its Subsidiaries in the conduct of their businesses (i) are sufficient as is necessary for the businesses of the Company and its Subsidiaries as currently conducted and (ii) do not contain any virus, software routine, malware, hardware component, disabling code or instructions, spyware or other vulnerabilities designed to permit unauthorized access or to disable or otherwise harm any IT Assets, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(h) Since January 1, 2022, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) no material IT Assets have suffered any material failures, breakdowns, disruptions or interruptions and (ii) there has been no material unauthorized, unlawful or accidental access, use, encryption, exfiltration, destruction or disclosure of Personal Data or unauthorized access to or other breach of security with respect to any IT Assets, in each case, including any such occurrence that would constitute a “data breach,” “security breach,” “cybersecurity incident,” or any similar term under, or other violation of any applicable Information Privacy and Security Law (each, a “Security Incident”).
(i) The Company and its Subsidiaries have reasonable measures in place, which include a written information security program, designed to protect the Personal Data under their possession or control from any Security Incident or use or access that would violate Information Privacy and Security Laws, the Privacy Policies or any contractual obligations applicable to the Company or any of its Subsidiaries.
(j) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company’s and each of its Subsidiaries’, and to the Company’s knowledge, each applicable third party data processor’s collection, use, storage or other processing of Personal Data processed on behalf of the Company or its Subsidiaries, complies and has since January 1, 2022, complied in all respects with (i) Information Privacy and Security Laws and applicable contractual obligations and (ii) applicable privacy policies or disclosures posted to websites or other media maintained or published by the Company or any of its Subsidiaries (each, a “Privacy Policy”). Since January 1, 2022, the Company has not received written complaint or written notice of any pending or threatened claims or regulatory inquiries from any Governmental Entity or other Person alleging that the Company’s or its Subsidiaries’ collection, use, storage or other processing of Personal Data violates applicable Law (including Information Privacy and Security Laws), except for such complaints, claims or regulatory inquiries that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.16 Material Contracts.
(a) Section 3.16(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each Contract to which the Company or any of its Subsidiaries is a party (other than this Agreement and the other Transaction Documents to which the Company is a party and any Company Benefit Plans) that:
(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);
(ii) expressly imposes any material restriction on the right or ability of the Company or its Subsidiaries to compete with any other Person or in any geographical area or to solicit client or customer, and, in each case, that following the Closing will materially restrict the ability of Parent or its Subsidiaries to so compete or solicit;
(iii) expressly imposes any material obligation on the Company or its Subsidiaries to conduct business with any third party on a preferential or exclusive basis or that contains material “most favored nation” or similar covenants and that following the Closing will impose such obligation on Parent or its Subsidiaries;
(iv) provides for Indebtedness for borrowed money (other than intercompany Indebtedness owed by the Company or any wholly owned Subsidiary to any other wholly owned Subsidiary, or by any wholly owned Subsidiary to the Company) of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $5,000,000;
(v) grants any right of first refusal, right of first offer, right to purchase or similar right to purchase any material assets, rights or properties of the Company or its Subsidiaries;
(vi) (A) provides for the acquisition or disposition of any assets (other than acquisitions or dispositions in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of any Person and (i) was entered into within the three (3) years prior to the date of this Agreement with a value in excess of $10,000,000, or (ii) which contains any outstanding material obligations, including indemnification, guarantee, “earn-out” or other contingent payment obligations, as of the date of this Agreement, or (B) under which it has advanced or loaned or is required to advance or loan to any other Person (other than the Company or any of its wholly owned Subsidiaries) amounts in excess of $7,000,000;
(vii) is a joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership, limited liability company or arrangement material to the Company or its Subsidiaries or in which the Company or its Subsidiaries own more than 10% voting, economic or other membership or partnership interest;
(viii) is a Contract with any Significant Customer for the sale of goods or services by the Company or any of its Subsidiaries or is a Contract with any Significant Supplier for the purchase of services, materials, supplies or equipment by the Company or any of its Subsidiaries (other than any purchase or sale order, including any such purchase or sale order based on quoted or pre-established pricing or that is processed in the ordinary course of business through an electronic transaction or other Contract, in each case, that is not material to the Company and its Subsidiaries, taken as a whole);
(ix) is a Contract that is a settlement, conciliation or similar agreement pursuant to which the Company or any of its Subsidiaries are obligated after the date of this Agreement to pay consideration in excess of $7,500,000 or has any material ongoing obligations or that would otherwise materially limit the operation of the Company or its Subsidiaries, taken as a whole, as currently operated;
(x) is a Contract containing a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $5,000,000;

(xi) is a Contract evidencing financial or commodity hedging or similar trading activities, including any interest rate swaps, financial derivatives master agreements or confirmations, or futures account opening agreements and/or brokerage statements to which the Company or any of its Subsidiaries is a party;
(xii) any Government Contract that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;
(xiii) grants a third Person a license to Company Intellectual Property, which grant of rights is material to the business of the Company and its Subsidiaries, excluding any Contracts containing (y) a license exclusive only within a reasonably limited field or jurisdiction entered into in the ordinary course of business (A) in connection with the sale or distribution of any product or service of the Company or its Subsidiaries or (B) to facilitate the provision of products or services for or on behalf of the Company or its Subsidiaries or (z) a non-exclusive license entered into (A) in the ordinary course of business, (B) in connection with the sale or distribution of any product or service of the Company or its Subsidiaries, or (C) to facilitate the provision of products or services for or on behalf of the Company or its Subsidiaries; or
(xiv) is with an Affiliate or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated by the SEC.
All contracts of the types referred to in clauses (i) through (xiv) above, excluding any Company Benefit Plans, are referred to herein as “Company Material Contracts.”
(b) As of the date hereof, the Company has made available to Parent true, correct and complete copies of each Company Material Contract. As of the date hereof, none of the Company, its Subsidiaries or, to the Company’s knowledge, any other party to any Company Material Contract is in breach of or default in any respect under the terms of any Company Material Contract, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Company Material Contract (i) is in full force and effect, subject to the Enforceability Exceptions and (ii) to the knowledge of the Company, is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and each of the other parties thereto, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no disputes pending, or to the Company’s knowledge, threatened (in writing), with respect to any Company Material Contract, and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to a Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.17 Opinion of Financial Advisors. The Company Board has received the separate opinions of Goldman Sachs & Co. LLC and Jefferies LLC each to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken set forth therein, the Merger Consideration to be received by holders of Company Common Shares pursuant to this Agreement is fair from a financial point of view to such holders (other than as set forth in such opinion). A true, correct and complete copy of the signed written version of each opinion referenced in this Section 3.17 will be made available to Parent solely for informational purposes and on a non-reliance basis following receipt thereof by the Company Board.
Section 3.18 Finders or Brokers. Except for Goldman Sachs & Co. LLC and Jefferies LLC, neither the Company nor any of its Subsidiaries has employed any investment banker, broker, financial advisor, finder or other similar Persons in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger. The Company has made available to Parent true, complete and correct copies of any agreements with Goldman Sachs & Co. LLC and Jefferies LLC pursuant to which Goldman Sachs & Co. LLC or Jefferies LLC is entitled to a fee as a result of the Merger.
Section 3.19 State Takeover Statutes. Assuming the accuracy of Parent’s representations and warranties set forth in Section 4.10, no state “fair price,” “moratorium,” “control share acquisition” or “business combination statute or regulation” or other anti-takeover or similar Law (each, a “Takeover Statute”) is applicable to this

Agreement, the Merger or any of the other transactions contemplated by this Agreement. The Company Board has taken action to render all potentially applicable Takeover Statutes inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.
Section 3.20 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) all insurance policies maintained by the Company and any of its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid; (b) neither the Company nor any of its Subsidiaries is in breach of or default under any insurance policy maintained by the Company or any of its Subsidiaries; (c) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default or permit termination or modification of any insurance policy maintained by the Company or any of its Subsidiaries; (d) there are no material claims under any of the insurance policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a denial or dispute in the ordinary course of business or a customary reservation of rights notice) and (e) no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.
Section 3.21 Customers and Suppliers. Section 3.21 of the Company Disclosure Letter sets forth the five (5) largest customers (by total aggregate annual revenue received by the Company and its Subsidiaries) of the Company and its Subsidiaries for the twelve (12)-month period ending on December 31, 2023 (the “Significant Customers”), and the five (5) largest suppliers and distributors (by total aggregate annual spend amounts paid to such suppliers or distributors by, or on behalf of, the Company and its Subsidiaries) (the “Significant Suppliers”) of the Company and its Subsidiaries for the twelve (12)-month period ending on December 31, 2023. During the twelve (12)-month period ending on June 30, 2024, no Significant Customer or Significant Supplier (x) cancelled or otherwise terminated, or, the knowledge of the Company, threatened in writing, to cancel or otherwise to terminate, its relationship with the Company or its Subsidiaries or (y) materially decreased its business with or, to the knowledge of the Company, threatened in writing to materially decrease its business with the Company or its Subsidiaries, in each case, except as permitted by the terms of a Contract with the Company or any of its Subsidiaries or as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
Section 3.22 Affiliate Transactions. Except for Company Benefit Plans and indemnification agreements entered into in the ordinary course of business, since January 1, 2021, there have been not been any Contracts or transactions between the Company or any of its Subsidiaries, on the one hand, and any present or former director or executive officer of the Company or any of its Subsidiaries or Affiliates or any holder of five percent (5%) or more of the Company Common Shares or any “immediate family member” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any of the foregoing, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents.
Section 3.23 Government Contracts. Except as would not be material to the Company and its Subsidiaries (taken as a whole), with respect to any Government Contract within the past six (6) years: (a) neither the Company nor any of its Subsidiaries is or has been in breach of or default under any Government Contract, and no event has occurred which, with the giving of notice or the lapse of time or both, would constitute such a breach or default by the Company or its Subsidiaries; (b) all representations and certifications applicable to such Government Contracts and associated bids or proposals were accurate in all material respects when made and have been updated as required; (c) invoices submitted by the Company or any of its Subsidiaries were accurate in all material respects, and any required adjustments have been promptly credited and reported to the applicable customer; (d) neither the Company nor any of its Subsidiaries holds a facility security clearance as defined in the National Industrial Security Program Operating Manual (32 C.F.R. pt 117) and neither the Company nor any of its Subsidiaries needs a facility security clearance or needs its employees to hold personal security clearance(s) to perform any Government Contract; (e) neither the Company nor any of its Subsidiaries has claimed “small business” status or other preferred bidder status (such as veteran-owned small business, service-disabled veteran-owned small business, woman-owned, HUBZone, 7(a) small business, minority-owned, etc.) in relation to a Government Contract or an associated bid or proposal; (f) no Government Contract has been awarded to either the Company or any of its Subsidiaries because of “small business” status or other preferred bidder status; (g) neither the Company nor any of its Subsidiaries nor any of their respective Principals (as that term is defined by 48 C.F.R. § 2.101) has been suspended, debarred, or otherwise excluded from contracting with a

Governmental Entity or been notified in writing of any proposed suspension, debarment or exclusion or received any show cause notice from a suspending, debarring or excluding official; (h) neither the Company nor any of its Subsidiaries has made any voluntary or mandatory disclosure to any Governmental Entity with respect to any irregularity, misstatement, significant overpayment, or violation of law arising under or relating to any Government Contract; (i) neither the Company nor any of its Subsidiaries has received or been provided written (nor to the knowledge of the Company, any oral) cure notice, show cause notice, notice of investigation or audit by a Governmental Entity; and (j) the Company and each of its Subsidiaries that is or has been subject to Defense Federal Acquisition Regulation Supplement (“DFARS”) 252.204-7012 has at all times complied with all cybersecurity requirements of DFARS 252.204-7012, including by developing and maintaining a System Security Plan (as such term is defined and used in the NIST SP 800-171 cybersecurity framework) and an industry standard “plan of action and milestones” for addressing security vulnerabilities and compliance gaps identified in the System Security Plan within an established timeframe.
Section 3.24 No Other Representations. The Company is not relying upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to any of Parent, Merger Sub or any other Person, except as expressly set forth in Article IV, the Equity Commitment Letter and the Guarantee. Without limiting the generality of the foregoing, the Company acknowledges that none of Parent, Merger Sub or any other Person has made or makes, and the Company is not relying upon, any representation or warranty whatsoever to the Company with respect to the transactions contemplated by this Agreement, except as expressly set forth in Article IV, and by the Equity Investors in the Equity Commitment Letter and the Guarantee.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as disclosed in the disclosure letter delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
Section 4.1 Organization. Parent is a limited liability company duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.2 Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.
(a) Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, including the Merger and the Financing. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby, including the Merger and the Financing, have been duly and validly authorized by the Board of Directors of Parent and the Board of Directors of Merger Sub and, except for the adoption of this Agreement by Parent, as the sole stockholder of Merger Sub (which such adoption shall occur immediately following the execution of this Agreement), and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action or proceeding on the part of either Parent or Merger Sub, or other vote of Parent’s stockholders or Merger Sub’s stockholders, is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Financing. The Board of Directors of Parent has approved the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, and the Board of Directors of Merger Sub has (i) determined that the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, including the Merger, are advisable, fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger and (iii) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement. This Agreement has been, and the other Transaction Documents to which one or both of Parent and Merger Sub, as applicable, is a party when executed will be, duly and validly executed and delivered by Parent and/or Merger Sub, as applicable, and, assuming this Agreement and the other Transaction Documents to which one or both of Parent and Merger Sub, as applicable, is a party constitute the legal, valid and binding agreement of the Company, this Agreement and the other Transaction Documents to which one or both of Parent and Merger Sub, as applicable, is a party constitute the legal, valid and binding agreement of Parent and/or Merger Sub, as applicable, and are enforceable against Parent and/or Merger Sub, as applicable, in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.
(b) Other than in connection with or in compliance with the Transaction Approvals, and subject to the accuracy of the Company’s representations and warranties set forth in Section 3.3(b), no authorization, consent, Order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained under applicable Law for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, including the Financing, except for such authorizations, consents, Orders, licenses, permits, approvals, registrations, declarations, notices and filings that are not required to be made or obtained prior to the consummation of such transactions or that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(c) The execution and delivery by Parent and/or Merger Sub, as applicable, of this Agreement and the other Transaction Documents to which one or both of them is a party, does not, and (assuming the Transaction Approvals are obtained) the consummation of the transactions contemplated hereby and thereby, including the Financing, and compliance with the provisions hereof and thereof will not, (i) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a default under (with or without notice, or lapse of time, or both), result in termination or give to others any right of termination, vesting, amendment, acceleration, or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) on any of the properties or assets of Parent, Merger Sub or any of their Subsidiaries pursuant to any Contract to which Parent, Merger Sub or any of their Subsidiaries is a party or by which they or any of their respective properties or assets is bound, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the charter or bylaws or other equivalent organizational document, of Parent or Merger Sub or (iii) conflict with or violate any applicable Laws, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.3 Litigation. As of the date hereof, (a) there is no Proceeding to which Parent or any of its Subsidiaries is a party pending or, to the knowledge of Parent, threatened in writing that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (b) neither Parent nor Merger Sub is subject to any outstanding Order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.4 Parent and Merger Sub Information. The information supplied or to be supplied by Parent or its Affiliates (including the Equity Investors) for inclusion in the Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first disseminated to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 4.5 Finders or Brokers. Neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.6 Financing; Solvency.
(a) Parent is a party to and has accepted a fully executed commitment letter dated as of the date of this Agreement (together with all exhibits, schedules and annexes thereto and any associated fee letter, the “Debt Commitment Letter”) from the Debt Financing Entities pursuant to which the Debt Financing Entities have committed, subject to the terms and conditions thereof, to provide Parent and Merger Sub debt financing in the amounts set forth therein. The debt financing contemplated by the Debt Commitment Letter is collectively referred to in this Agreement as the “Debt Financing.”
(b) Parent is a party to and has accepted a fully executed equity commitment letter, dated as of the date of this Agreement, by and between each of Apollo Investment Fund X, L.P., Apollo Overseas Partners (Delaware 892) X, L.P., Apollo Overseas Partners (Delaware) X, L.P., Apollo Overseas Partners X, L.P. and Apollo Overseas Partners (Lux) X, SCSP (the “Equity Investors”) and Parent (collectively, the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”), pursuant to which, on the terms and subject to the conditions set forth therein, the Equity Investors have agreed to invest in Parent the amount set forth therein. The equity financing committed pursuant to the Equity Commitment Letter is referred to in this Agreement as the “Equity Financing.” The Equity Financing and the Debt Financing are collectively referred to as the “Financing.” The Equity Commitment Letter provides that the Company is an express third-party beneficiary of, and entitled to enforce, the Equity Commitment Letter.
(c) Parent has delivered to the Company a true, complete and correct copy of the executed Commitment Letters and any executed fee letters related thereto, subject, in the case of such fee letters, to redaction solely of fee amounts, “market flex” provisions (other than “structural” flex provisions), pricing terms and pricing caps and other terms that are customarily redacted (none of which could adversely affect the conditionality, enforceability, availability or termination of the Debt Financing or reduce the aggregate principal amount of the Debt Financing below the amount required to pay the Financing Amounts (after taking into account any available Equity Financing)).
(d) Except as expressly set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Debt Financing Entities or the Equity Investors to provide the Financing or any contingencies that would permit the Debt Financing Entities or the Equity Investors to reduce the aggregate principal amount of the Financing below the amount required to pay the Financing Amounts, including any condition or other contingency relating to the amount or availability of the Financing pursuant to any “flex” provision. As of the date of this Agreement and assuming the satisfaction or waiver of the conditions contained in Section 6.1 and Section 6.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), Parent does not have any reason to believe that either Parent or Merger Sub will be unable to satisfy on a timely basis all terms and conditions required to be satisfied by it in any of the Commitment Letters, as applicable, on or prior to the Closing Date, nor does Parent or Merger Sub have knowledge that any Debt Financing Entity or any Equity Investor will not perform its obligations thereunder. As of the date of this Agreement, there are no side letters, agreements, or other Contracts of any kind to which Parent or Merger Sub is a party relating to the Commitment Letters or the Financing that could reasonably be expected to (i) adversely affect the conditionality or enforceability of, or termination rights under, the Commitment Letters or the availability of the Financing or (ii) reduce the aggregate amount of the Financing below the amount required to pay the Financing Amounts, other than as expressly contained in the Commitment Letters and delivered to the Company prior to the execution and delivery of this Agreement.
(e) Assuming that the conditions set forth in Section 6.1 and Section 6.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived, the aggregate proceeds contemplated by the Commitment Letters (including after giving effect to any “flex” provision in or related to the Debt Commitment Letter (including with respect to fees and original issue discount)), shall provide Parent and Merger Sub with cash proceeds at Closing sufficient for the satisfaction of all of their obligations under this Agreement and under the Commitment Letters, including the payment of the Merger Consideration, and any fees, costs and expenses of or payable by Parent or Merger Sub or Parent’s other Affiliates, and for any repayment or refinancing of any outstanding indebtedness of the Company and/or its Subsidiaries required in connection with the transactions described in this Agreement or the Commitment Letters at the Closing (such amounts, collectively, the “Financing Amounts”).
(f) As of the date of this Agreement, the Commitment Letters constitute the legal, valid, binding and enforceable obligations of Parent and, to the knowledge of Parent, all the other parties thereto and are in full force and effect. As of the date hereof, to the knowledge of Parent, no event has occurred which (with or without notice, lapse of time or both) constitutes, or could constitute, a default, breach or failure to satisfy a condition by Parent or Merger Sub under the terms and conditions of the Commitment Letters. Parent and Merger Sub have paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date as and when due. The Commitment Letters have not been modified, amended or altered on or prior to the date hereof, none of the Commitment Letters will be amended, modified or altered at any time through the Closing, except as permitted by Section 5.11(a) (with any such modification, amendment or alteration promptly notified in writing to the Company) and, as of the date of this Agreement, none of the respective commitments under any of the Commitment Letters have been terminated, reduced, withdrawn or rescinded in any respect, and, to the knowledge of Parent and Merger Sub, no termination, reduction, withdrawal, modification, amendment, alteration or rescission thereof is contemplated.
(g) Subject to Section 8.5(b), in no event shall the receipt or availability of any funds or financing (including the Financing) by Parent, Merger Sub or any of their Affiliates or any other financing be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.
(h) No transfer of property is being made by Parent or Merger Sub, and no obligation is being incurred by Parent or Merger Sub in connection with the transactions contemplated by this Agreement or the other Transaction Documents, with the intent to hinder, delay or defraud either present or future creditors of Parent or Merger Sub or any of their respective Subsidiaries. Assuming (x) satisfaction or waiver of the conditions contained in Section 6.1 and Section 6.3, then as of the Effective Time and after giving effect to the consummation of the transactions contemplated by this Agreement (including the Financing), the Surviving Company will be Solvent. “Solvent” means, as of any time of determination, with respect to any Person, that:
(i) the fair value of the assets of such Person and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its subsidiaries on a consolidated basis;
(ii) the present fair saleable value of the property of such Person and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;
(iii) such Person and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and
(iv) such Person and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.
Section 4.7 Guarantee. The Equity Investors have delivered to the Company a true, complete and correct copy of the executed Guarantee. The Guarantee is in full force and effect and constitutes the valid, binding and enforceable obligation of the Equity Investors in favor of the Company, enforceable by the Company in accordance with its terms (subject to the Enforceability Exceptions). No Equity Investor is in default or breach under the terms and conditions of the Guarantee and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Guarantee. Each Equity Investor has access to sufficient cash, available lines of credit, capital commitments or other sources of available funds and capital to satisfy the amount of its guaranteed obligations under the Guarantee in full.
Section 4.8 Merger Sub. Merger Sub is a wholly owned subsidiary of Parent. As at the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. There is no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity securities of Merger Sub. Since its date of incorporation, Merger Sub has not, and prior to the Effective Time will not have, carried on any business or conducted any operations other than the execution of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary hereto and thereto and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other Transaction Documents to which it is a party and the Merger and the other transactions contemplated hereby and thereby.
Section 4.9 Certain Arrangements. As of the date hereof, there are no contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, between Parent, Merger Sub, the Equity Investors or any of their Affiliates, on the one hand, and, to the knowledge of Parent, any beneficial owner (or Affiliate of a beneficial owner) of more than one percent (1%) of the outstanding Company Common Shares or any member of the Company’s management or the Company Board, on the other hand, relating in any way to the Company, the transactions contemplated by this Agreement or the other Transaction Documents or the operations of the Surviving Company (including with respect to the voting, acquisition or disposition of the capital stock or other equity interests of the Company, the management or control of the Company or any employment, consulting or other arrangements) after the Effective Time.
Section 4.10 Ownership of Company Common Shares. None of Parent, Merger Sub, the Equity Investors or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any Company Common Shares or other securities convertible into, exchangeable for or exercisable for Company Common Shares or any securities of any Subsidiary of the Company, and none of Parent, Merger Sub, the Equity Investors or any of their respective Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any Company Common Shares, except pursuant to this Agreement. None of Parent, Merger Sub, the Equity Investors or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.
Section 4.11 No Vote of Parent Equityholders. No vote of the equityholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by Law, the organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded in order for Parent to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, including the Merger and the Financing. Other than the adoption of this Agreement by Parent, in its capacity as the sole stockholder of Merger Sub, no vote of the stockholders of Merger Sub or the holders of any other securities of Merger Sub (equity or otherwise) is required by Law, the organizational documents of Merger Sub or the applicable rules of any exchange on which securities of Merger Sub are traded in order for Merger Sub to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, including the Merger and the Financing.
Section 4.12 Investments. None of Parent, Merger Sub, the Equity Investors or any entities that would be deemed Affiliates of Parent, Merger Sub or the Equity Investors pursuant to the HSR Act, has a voting interest greater than five percent (5%) in a person that owns, controls or operates a business engaged in any of the lines of business in which the Company and its Subsidiaries are engaged, or has entered into any agreements to acquire a voting interest greater than five percent (5%) in a person that owns, controls or operates a business engaged in any of the lines of business in which the Company and its Subsidiaries are engaged (except for any such agreements that would not be submitted for approval or clearance under the HSR Act).
Section 4.13 CFIUS Foreign Person Status. None of Parent, Merger Sub or any of their respective Subsidiaries is a “foreign person” or a “foreign entity,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”). None of Parent, Merger Sub or any of their respective Subsidiaries is controlled by a “foreign person,” as defined in the DPA. Parent does not and will not permit any foreign person affiliated with Parent, whether affiliated as a limited partner or otherwise, to obtain through Parent any of the following with respect to the Company: (i) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Company; (ii) membership or observer rights on the Company Board or equivalent governing body of the Company or the right to nominate an individual to a position on the Company Board; (iii) any involvement, other than through the voting of shares, in the substantive decision-making of the Company regarding (x) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” of the Company (as defined in the DPA).
Section 4.14 Investigation; No Other Representations. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Contracts, Intellectual Property, real estate, technology, Liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and its Subsidiaries that it and its Representatives have requested to review and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries. Except for the representations and warranties expressly set forth in this Article IV, none of Parent, Merger Sub or any of their respective Affiliates or Representatives or any other Person makes any other express or implied representation or warranty on behalf of Parent, Merger Sub or any of their respective Affiliates, and for the avoidance of doubt, except as set forth in this Article IV none of Parent, Merger Sub or any of their respective Affiliates or Representatives or any other Person makes any express or implied representation or warranty with respect to any information provided or made available to the Company in connection with the transactions contemplated by this Agreement. Each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and neither Parent nor Merger Sub has relied upon, any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement, including the accuracy, completeness or currency thereof, other than the representations and warranties expressly contained, and subject to the qualifications and limitations, in Article III. Without limiting the foregoing, each of Parent and Merger Sub acknowledges and agrees that, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in Article III or in the certificate delivered pursuant to Section 6.3(d), neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement and the other Transaction Documents.
ARTICLE V

COVENANTS AND AGREEMENTS
Section 5.1 Conduct of Business.
(a) From and after the date hereof and until the earlier of the Effective Time and the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, any Governmental Entity of competent jurisdiction or the rules or regulations of the NYSE, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly contemplated, required or permitted by this Agreement, (iv) in connection with any action taken, or omitted to be taken, pursuant to any Sanctions

Measures or Cybersecurity Measures, or (v) as set forth in Section 5.1 of the Company Disclosure Letter, the Company shall and shall cause each of its Subsidiaries to (A) use reasonable best efforts to conduct its business in the ordinary course in all material respects and (B) use commercially reasonable efforts to preserve intact its business organization and maintain existing relations with key customers, suppliers, lenders, partners, officers, employees, Governmental Entities and other third parties with whom the Company and its Subsidiaries have significant business relationships or regulatory relationships; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Section 5.1(b). Following the date hereof, the Company and its Subsidiaries will take the actions set forth on Section 5.1 of the Company Disclosure Letter.
(b) From and after the date hereof and prior to the earlier of the Effective Time and the Termination Date, and except (i) as may be required by applicable Law, any Governmental Entity of competent jurisdiction or the rules or regulations of the NYSE, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly contemplated, required or permitted by this Agreement, or (iv) as set forth in Section 5.1 of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to:
(i) amend the Company Organizational Documents or any equivalent organizational or governing documents of any Subsidiary of the Company, other than immaterial amendments to organizational or governing documents of the Company’s wholly-owned Subsidiaries;
(ii) adjust, split, reverse split, consolidate, subdivide, combine or reclassify any shares of capital stock, voting securities or other equity interests of the Company or any of its Subsidiaries (or any warrants, options or other rights to acquire the foregoing);
(iii) make, declare, establish a record date for or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities, options, warrants, rights or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except for (A) any such transactions solely among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, (B) the acceptance of Company Common Shares as payment for the exercise price of Company Options, and (C) the acceptance of Company Common Shares, or withholding of Company Common Shares otherwise deliverable, to satisfy withholding Taxes incurred in connection with the exercise, vesting and/or settlement of Company Equity Awards outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement;
(iv) grant any Company Equity Awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;
(v) (A) issue, sell or otherwise permit to become outstanding any shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except pursuant to the due exercise, vesting and/or settlement of Company Equity Awards outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement, in accordance with their terms, or in transactions solely among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries or (B) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interests;
(vi) (A) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger and other than any mergers, consolidations or reorganizations solely among the Company’s wholly-owned Subsidiaries or any liquidation or dissolution of any dormant wholly owned Subsidiary of the Company; provided that, the Company and its Subsidiaries do not incur any material liability as a result of such liquidation or dissolution or (B) enter into a material new line of business;
(vii) incur, assume, endorse, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness for borrowed money, enter into financial swaps, futures or options involving an interest rate, foreign exchange or commodity, or issue or sell any debt securities or any rights to acquire any debt securities, except for (A) any Indebtedness for borrowed money among the Company and/or its wholly-owned Subsidiaries or among wholly-owned Subsidiaries of the Company, (B) guarantees by the Company of Indebtedness for borrowed money of wholly-owned Subsidiaries of the Company or guarantees by wholly owned Subsidiaries of the Company of Indebtedness for borrowed money of the Company or any of its wholly-owned Subsidiaries, which Indebtedness is incurred in compliance with this clause (vii) or is outstanding on the date hereof, (C) Indebtedness for borrowed money incurred in the ordinary course of business for working capital purposes pursuant to drawdowns under the Company Credit Agreement and other lines of credit and overdraft facilities of the Company and its Subsidiaries in effect prior to the execution of this Agreement in an amount not to exceed $30,000,000, (D) additional Indebtedness for borrowed money incurred in the ordinary course of business by the Company or any of its Subsidiaries not to exceed $5,000,000 in aggregate principal amount outstanding, (E) any refinancing, extension, renewal, or replacement of any outstanding Indebtedness of the Company and its Subsidiaries, in the ordinary course of business, to the extent reasonably necessary to do so in the good faith determination of the Company, and up to an aggregate amount equal to the aggregate principal amount of (and unutilized commitments under) the indebtedness being refinanced, extended, renewed or replaced, plus reasonable and customary fees, underwriting discounts, premiums, accrued and unpaid interest and other reasonable and customary costs and expenses incurred or payable in connection with such refinancing, extension, renewal or replacement and (F) financial swaps, options, derivatives and other hedging agreements or arrangements involving an interest rate, foreign exchange or commodity incurred in the ordinary course of business consistent with past practice; provided that, in the case of clauses (C), (D) and (E), such Indebtedness can be prepaid at par at any time without premium or penalty;
(viii) other than in accordance with contracts or agreements in effect on the date hereof and expressly disclosed on Section 5.1(b)(viii) of the Company Disclosure Letter, sell, transfer, pledge, mortgage, license or encumber (other than non-exclusive licenses or similar rights, or licenses exclusive only within reasonably limited fields or jurisdictions, of Company Intellectual Property), allow the expiration or lapse of (with respect to registrations of Company Intellectual Property (other than expirations in accordance with their terms or where the Company or any Subsidiary thereof has elected in its reasonable business judgment to abandon or permit to lapse a registration or application)) or otherwise dispose of any of its properties, business, or assets, tangible or intangible, having a value in excess of $3,500,000 individually or $7,000,000 in the aggregate, except, in each case (A) in the ordinary course of business consistent with past practice, (B) in connection with any transaction solely between or among the Company and wholly owned Subsidiaries of the Company or (C) the incurrence of Permitted Liens;
(ix) (A) acquire any interest in any Person or any division, assets, properties, businesses or equity securities thereof (including by merger, consolidation or acquisition of stock or assets), other than (I) in or from any wholly owned Subsidiary of the Company, (II) acquisitions of inventory, raw materials, equipment, spare parts and other business supplies, in each case, in the ordinary course of business or (III) acquisitions for which the purchase price payable does not exceed $3,500,000 individually or $7,000,000 in the aggregate, or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than (I) to or in any wholly-owned Subsidiary of the Company, (II) that do not exceed $2,500,000 individually or $5,000,000 in the aggregate, (III) advances to directors, officers and other employees for travel and other reimbursable expenses incurred in the ordinary course of business consistent with past practice, or (IV) in connection with transactions permitted pursuant to the foregoing clause (A);
(x) except as required by any Collective Bargaining Agreement or Company Benefit Plan (including related award agreements), each as in effect as of the date of this Agreement, (A) establish, adopt, materially amend or terminate any Company Benefit Plan or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a material Company Benefit Plan if it were in existence as of the date of this Agreement, except for renewals, amendments or terminations in the ordinary course of business consistent with past practice that do not materially increase costs for or under the applicable Company Benefit Plan, (B) increase the compensation (including severance, change-in-control and retention compensation) or benefits of any employees, officers, directors, or individual consultants of the Company or its Subsidiaries, (C) pay or award, or commit to pay or award, any bonuses or incentive compensation, (D) accelerate the time of funding, vesting or payment of any award under any Company Benefit Plan; (E) take any action to amend or waive any performance vesting criteria (or measure performance results in a manner inconsistent with past practice) or accelerate vesting, exercisability or funding of any Company Equity Award under any Company Benefit Plan, (F) terminate the employment of any employee with annual base compensation above $300,000 or at the level of the positions listed on Section 5.1(b)(x) of the Company Disclosure Letter or above, other than for cause, (G) hire any new employees, except for non-officer employees with an annual base salary below $300,000 or with a title below the positions listed on Section 5.1(b)(x) of the Company Disclosure Letter, (H) provide any funding for any rabbi trust or similar arrangement, (I) form or otherwise establish any employing entity in any country that does not currently have an employing entity, (J) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is a defined benefit pension plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, in each case, except as may be required by GAAP or applicable Law, or (K) effectuate any “plant closing” or “mass layoff” (as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1986, as amended or any similar state, local or foreign Law (collectively, the “WARN Act”));
(xi) enter into, materially modify, negotiate, terminate or agree to enter into, materially modify, negotiate or terminate any Collective Bargaining Agreement;
(xii) other than any Transaction Litigation, which shall be governed by Section 5.12, or any Proceedings in respect of Tax matters, which shall be governed by Section 5.1(b)(xv), waive, release, assign, settle or compromise any claims, liabilities or obligations arising out of litigation or other legal proceedings, other than the settlement, release or compromise of any such litigation or other legal proceedings (A) that is reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries included in its Annual Report on Form 10-K for the annual period ended December 31, 2023 (including any notes thereto), or (B) for no more than $2,500,000 individually or $5,000,000 in the aggregate (after taking into account insurance coverage maintained by the Company or its Subsidiaries), in each case that would not involve (x) injunctive or equitable relief or impose any material restrictions or changes on the business or operations of the Company or any of its Subsidiaries or (y) any criminal liability, any admission of material wrongdoing or any material wrongful conduct by the Company or its Subsidiaries;
(xiii) except as set forth on Section 5.1(b)(xiii) of the Company Disclosure Letter, make, or commit to make any capital expenditures, other than, in each case, (A) to the extent reasonably necessary to protect human health and safety and (B) any unbudgeted capital expenditures not to exceed $2,000,000 in the aggregate;
(xiv) (A) except in the ordinary course of business consistent with past practice, enter into any Contract that would have been a Company Material Contract under Section 3.16 had it been entered into prior to this Agreement (other than entering into any Contract solely to the extent effecting a capital expenditure, acquisition, disposition or other transaction expressly permitted by this Section 5.1(b)), or (B) voluntarily terminate, renew (other than a renewal of a Contract on substantially similar terms (subject to any changes to address changes in applicable Law or to reflect immaterial updates to the counterparties’ forms)), amend or modify in a manner adverse to the Company any Company Material Contract or waive material rights or material claims under any Company Material Contract or any Contract entered into on or after the date of this Agreement that would have been considered a Company Material Contract if it had been entered into prior to the date of this Agreement, in each case of clauses (A) and (B), other than any entry into, renewal, extension, refinancing or refunding of (x) indebtedness for borrowed money or (y) any ISDA Master Agreement or brokerage account, or schedule thereto, relating to a financial swap, future or option, in each case in accordance with Section 5.1(b)(vii);
(xv) (A) make (other than in the ordinary course of business consistent with past practice) or change any material Tax election, (B) file any material amended Tax Return, (C) settle or compromise any claim relating to a material amount of Taxes of the Company or any of its Subsidiaries for an

amount materially in excess of amounts reserved with respect thereto, (D) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any analogous provision of state, local or foreign Law) relating to a material amount of Taxes, (E) adopt or change any annual Tax accounting period or material Tax accounting method, or (F) surrender any right to claim a material Tax credit or refund;
(xvi) implement or adopt any material change in its financial accounting principles, periods or methods, other than as may be required by GAAP or applicable Law or any Governmental Entity;
(xvii) terminate, suspend, amend or modify in any material respect any material Governmental Permits, except (A) as required by applicable Law or a Governmental Entity or (B) in the ordinary course of business;
(xviii) (A) enter into any new Contract with any Person which would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act or (B) enter into any Contract, transaction, arrangement, or understanding that, had it been entered into prior to this Agreement, would have been required to have been disclosed on Section 3.22 of the Company Disclosure Letter;
(xix) terminate, modify in any material respect, or fail to use commercially reasonable efforts to maintain in full force and effect existing insurance policies that are material to the Company and its Subsidiaries, taken as a whole (provided that, for the avoidance of doubt, the Company and its Subsidiaries may issue and renew insurance policies in the ordinary course of business consistent with past practice);
(xx) enter into a Contract to which the Company or any of its Subsidiaries is a party that by its terms calls for annual payments, or is reasonably likely to involve annual payments, by or to the Company or any of its Subsidiaries of more than $30,000,000 in any individual year during the term of such Contract; or
(xxi) agree to take, or make any commitment to take, any of the foregoing actions that are prohibited pursuant to this Section 5.1(b).
(c) Without limiting any party’s rights under this Agreement (including pursuant to Section 5.1(b)), nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control, and supervision over its and its Subsidiaries’ respective operations.
(d) During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Parent and Merger Sub shall not, and shall cause their respective controlled Affiliates not to, acquire or agree to acquire any asset, property, business or Person (by way of merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise), or enter into any Contract or take any other actions, that would reasonably be expected to (i) prevent, materially delay or materially impede the obtaining of any authorizations, consents, Orders, declarations or approvals of any Governmental Entity or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated hereby or (ii) materially increase the risk of any Governmental Entity entering an Order, ruling, judgment or injunction prohibiting or materially delaying the timely consummation of the transactions contemplated hereby.
Section 5.2 Access.
(a) Subject to compliance with applicable Laws, the Company shall afford Parent and its Representatives reasonable access during normal business hours upon reasonable advance written notice to the Company, throughout the period from the date hereof until the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ personnel, properties, facilities, offices, Contracts, assets, commitments, books and records as Parent may reasonably request, in each case, solely for the purpose of consummating the Merger, the Financing or for integration planning; provided that, notwithstanding anything to the contrary set forth in this Section 5.2(a), any information, documentation or access provided pursuant to this Section 5.2(a) may be redacted or otherwise limited to prevent disclosure of information concerning the valuation of the Company or the Merger or other confidential or competitively sensitive information. All access pursuant to this Section 5.2(a) shall be coordinated through the Persons set forth on Section 5.2(a) of the Company Disclosure Letter or designees thereof.
(b) Notwithstanding anything to the contrary contained in this Section 5.2, the Company shall not be required to afford any access, or make available any information or documentation, if doing so would, in the Company’s good-faith discretion, (x) jeopardize any attorney-client or other legal privilege or any work-product or other similar doctrine or (y) violate any Law or any Contract to which the Company or its Subsidiaries is a party or by which any of their assets or properties are bound entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company or any of its Affiliates is a party); provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such compliance with applicable Law, such compliance with provisions of any such Contract or such privilege. Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure pursuant to this Section 5.2 to the extent such access or information (i) is reasonably pertinent to a litigation or dispute where the Company or any of its Affiliates, on the one hand, and Parent, Merger Sub or any of their respective Affiliates, on the other hand, are adverse parties are reasonably likely to become adverse parties or (ii) to the extent such access or information relates to the minutes of the meetings of the Company Board or its committees where the Company Board or any applicable committee discussed the transactions contemplated by this Agreement or, subject to Section 5.3, any similar potential transaction between the Company and any other Person (including any presentations or other materials prepared by or for the Company Board in connection with such meeting). Any investigation conducted pursuant to the access contemplated by this Section 5.2 shall be conducted in a manner that does not (A) unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the officers, employees and other authorized Representatives of the Company or its Subsidiaries of their normal duties or (B) create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries.
(c) The parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the Confidentiality Agreement, dated as of June 10, 2024, between the Company and Apollo Management X, L.P. (the “Confidentiality Agreement”), which shall continue in full force and effect until the Effective Time or such later time as may be provided therein and shall apply to Parent and Merger Sub as if they were parties thereto.
Section 5.3 No Solicitation.
(a) Subject to the provisions of this Section 5.3, from the date hereof until the earlier of the Closing and the valid termination of this Agreement, the Company shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly, (i) solicit, initiate, seek or knowingly encourage or facilitate any proposal or offer or any inquiry regarding the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Alternative Proposal, (ii) enter into or otherwise participate or engage in any discussions or negotiations regarding an Alternative Proposal with, or furnish any nonpublic information regarding an Alternative Proposal or provide access to its or their respective properties, books and records or any nonpublic information relating to the Company or its Subsidiaries to, any Person (other than Parent, Merger Sub or their respective Representatives) (including any Person that has made or, to the knowledge of the Company, is considering making an Alternative Proposal) with the intent to induce the making, submission or announcement of, or to knowingly encourage or facilitate an Alternative Proposal (except, in each case, solely to (x) notify such Person as to the existence of the provisions of this Section 5.3 or (y) seek to clarify and understand the terms and conditions of any proposal or offer made by any Person solely to determine whether such proposal or offer constitutes or could reasonably be expected to lead to a Superior Proposal), (iii) approve, recommend or enter into, or propose to approve, recommend or enter into, any merger agreement, acquisition agreement, letter of intent or similar document, agreement, commitment or agreement in principle with respect to an Alternative Proposal (other than an Acceptable Confidentiality Agreement) or (iv) authorize or commit or agree to do any of the foregoing. The Company agrees that it shall and shall cause each of its Affiliates and Representatives to (A) immediately cease and terminate all discussions, solicitations or negotiations with any Persons (other than Parent, Merger Sub and their respective Affiliates and Representatives) in connection with any Alternative Proposal submitted as of, or prior to, the date of this Agreement and (B) promptly (and in no event later than twenty-four (24) hours) following the announcement of the execution of this Agreement, request the prompt return or destruction of all confidential information previously furnished in connection with and promptly terminate all physical and electronic data room access previously granted to any such Person or its Affiliates or Representatives; provided that the Company or the Company Board shall be permitted, if requested, to grant a waiver of any standstill agreement with any Person to permit such Person to make an Alternative Proposal to the Company Board if the Company Board shall have determined (after consultation with the Company’s outside legal counsel) that the failure to take such action is reasonably likely to be inconsistent with its fiduciary duties under applicable Law.
(b) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Company Stockholder Approval, if the Company receives a bona fide written Alternative Proposal that did not result from a material breach of Section 5.3(a) that the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, constitutes or would reasonably be expected to lead to, or result in, a Superior Proposal and a failure to take the actions contemplated by the following clauses (i) or (ii) would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company, the Company’s Subsidiaries, and its and their respective Representatives may take the following actions: (i) furnish information (including non-public information) about the Company or its Affiliates to the Person that has made such Alternative Proposal, as well as its Representatives and potential financing sources, if, and only if, prior to so furnishing such information, the Person that has made such Alternative Proposal has executed an Acceptable Confidentiality Agreement with the Company; provided, however, that (A) any material nonpublic information has previously been provided or made available to Parent or is provided to Parent within twenty-four (24) hours of the time such information is furnished to such Person, and (B) any competitively sensitive information or data provided to any such Person who is, or whose Affiliates include, a direct competitor of the Company or any of its Subsidiaries will be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data, as reasonably determined by the Company with advice from its outside legal counsel and (ii) engage in or otherwise participate in discussions or negotiations with the Person making such Alternative Proposal and its Representatives and potential financing sources regarding such Alternative Proposal.
(c) From and after the date of this Agreement until the earlier of the Closing and the valid termination of this Agreement, the Company shall promptly (and, in any event, within forty-eight (48) hours) after receipt by the Company of any Alternative Proposal, notify Parent of the receipt of such Alternative Proposal, and the identity of the person or “group” making such Alternative Proposal and shall provide Parent with a reasonably detailed written summary of the material terms of such Alternative Proposal. From and after the date of this Agreement until the earlier of the Closing and the valid termination of this Agreement, the Company shall keep Parent reasonably informed on a prompt (and, in any event within forty-eight (48) hours) basis of any material developments with respect to the status and terms (including any material change to the terms of any such Alternative Proposal) of any such Alternative Proposal. Prior to the Company’s receipt of the Company Stockholder Approval, the Company shall promptly (and, in any event, within twenty-four (24) hours), following a determination by the Company Board that an Alternative Proposal is a Superior Proposal, to the extent the Company Board is permitted to do so pursuant to this Section 5.3, notify Parent of such determination in writing.
(d) Except as set forth in this Section 5.3, neither the Company Board nor any committee thereof shall (i) (A) change, qualify, withhold, withdraw, rescind or modify, or authorize or resolve to or publicly propose or announce its intention to change, qualify, withhold, withdraw, rescind or modify, in each case in any manner adverse to Parent or Merger Sub, the Recommendation, (B) adopt, approve, recommend or otherwise declare advisable to the stockholders of the Company, or resolve to or publicly propose or announce its intention to adopt, approve, recommend or otherwise declare advisable to the stockholders of the Company, an Alternative Proposal, (C) fail to publicly reaffirm the Recommendation (including by issuing a press release) within five (5) Business Days of Parent’s request in writing (or, if the Company Stockholders’ Meeting is scheduled to be held within five (5) Business Days and such request is received at least one (1) Business Day prior to the date of the Company Stockholders’ Meeting, then prior to the Company Stockholders’ Meeting); provided that the Company shall not be required to issue such press release or public statement on more than one (1) occasion in respect of any initial disclosure of any Alternative Proposal or any material modification of such Alternative Proposal, (D) following the commencement of a tender or exchange offer that is an Alternative Proposal, fail to recommend rejection of such tender or exchange offer in a Solicitation/Recommendation Statement on Schedule 14D-9 promulgated under the Exchange Act within ten (10) Business Days of the commencement of such tender or exchange offer or (E) fail to include the Recommendation in the Proxy Statement (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any merger agreement, acquisition agreement, letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any Alternative Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 5.3) (a “Company Acquisition Agreement”) or agree or publicly propose to do any of the foregoing.
(e) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to receipt of the Company Stockholder Approval, the Company Board may make an Adverse Recommendation Change in response to an Intervening Event if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law (it being understood that any such determination in and of itself shall not be deemed an Adverse Recommendation Change); provided that the Company Board shall not be entitled to make such an Adverse Recommendation Change unless: (i) the Company shall have given Parent at least three (3) Business Days’ written notice (an “Intervening Event Notice”) advising Parent of its intention to make such an Adverse Recommendation Change, which Intervening Event Notice shall include a description of the applicable Intervening Event, (ii) during such three (3) Business Day period, if requested by Parent, the Company, its Subsidiaries and their respective Representatives shall engage in good-faith negotiations with Parent and its Representatives to amend the terms and conditions of this Agreement in such a manner that would permit the Company Board not to make such Adverse Recommendation Change, and (iii) at the end of such three (3) Business Day period, after taking into account any commitments or binding proposals made by Parent in writing to amend the terms of this Agreement during the period following delivery of such Intervening Event Notice, the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to make such Adverse Recommendation Change would continue to reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law (it being understood that any such determination in and of itself shall not be deemed an Adverse Recommendation Change); provided that any material changes relating to such Intervening Event shall commence a new notice period under clause (ii) of this Section 5.3(e) of two (2) Business Days.
(f) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to receipt of the Company Stockholder Approval, the Company Board may, in response to a Superior Proposal that did not result from a material breach of this Section 5.3, (i) make an Adverse Recommendation Change and/or (ii) cause the Company to, and notwithstanding anything in this Agreement to the contrary the Company may, terminate this Agreement in accordance with Section 7.1(h); provided that the Company Board shall not be entitled to make such an Adverse Recommendation Change or cause any termination of this Agreement pursuant to Section 7.1(h) unless: (A) the Company shall have given Parent at least three (3) Business Days’ written notice (a “Superior Proposal Notice”) advising Parent that the Company Board intends to effect an Adverse Recommendation Change or to terminate this Agreement pursuant to this Section 5.3(f), which Superior Proposal Notice will describe the basis for such Adverse Recommendation Change, including the material terms and conditions of, and the identity of the Person making, any such Superior Proposal and a copy of the Superior Proposal (if written) and a copy of any proposed Company Acquisition Agreements, (B) during such three (3) Business Day notice period following the Company’s delivery to Parent of the Superior Proposal Notice, if requested by Parent, the Company and its Representatives shall engage in good faith negotiations with Parent and its Representatives to amend the terms and conditions of this Agreement in such a manner that such Superior Proposal would cease to constitute a Superior Proposal and (C) at the end of such three (3) Business Day notice period, after taking into account any commitments or binding proposals made by Parent in writing to amend the terms of this

Agreement during the period following delivery of such Superior Proposal Notice, the Company Board concludes in good faith after consultation with the Company’s outside legal and financial advisors that the Alternative Proposal giving rise to the Superior Proposal Notice continues to constitute a Superior Proposal; provided that any material modifications or amendments to the terms of such Alternative Proposal shall commence a new notice period under clause (B) of this Section 5.3(f) of two (2) Business Days.
(g) Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder (for the avoidance of doubt, it being agreed that the issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute an Adverse Recommendation Change). For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Alternative Proposal, that no position has been taken by the Company Board as to the advisability or desirability of such Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed an Adverse Recommendation Change.
(h) “Alternative Proposal” means any proposal, offer or indication of intent made by any Person or group of Persons (other than Parent, Merger Sub or their respective Affiliates) relating to, in a single transaction or series of related transactions, any direct or indirect (i) merger, reorganization, spinoff, share exchange (including a split-off), consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, in each case, as a result of which any Person or group of Persons would acquire more than twenty percent (20%) of the fully-diluted total voting power of the Company or any surviving entity (or any direct or indirect parent company thereof) or more than twenty percent (20%) of the Company Common Shares, (ii) a tender offer or exchange offer or other transaction which, if consummated, would result in a direct or indirect acquisition by such Person or group of Persons of (1) more than twenty percent (20%) of the fully-diluted total voting power of the Company or (2) any Subsidiary or Subsidiaries of the Company whose assets constitute over twenty percent (20%) of the fair market value of the consolidated assets of the Company and its Subsidiaries, taken as a whole or (iii) the acquisition in any manner, directly or indirectly, by such Person or group of Persons of more than twenty percent (20%) of the fair market value of the consolidated assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.
(i) “Superior Proposal” means any bona fide written Alternative Proposal that was not solicited in violation of this Agreement and that the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, and taking into account the legal, financial, regulatory, timing, certainty of consummation and other factors and risks of such Alternative Proposal, to be more favorable from a financial point of view to the Company’s stockholders than the transactions contemplated by this Agreement; provided that solely for purposes of defining a “Superior Proposal” all references in the definition of “Alternative Proposal” to “twenty percent (20%)” shall be deemed to be a reference to “fifty percent (50%).”
(j) “Intervening Event” means any material event, change, occurrence or development that (i) is unknown and not reasonably foreseeable to the Company Board (or any member thereof) as of the date of this Agreement, or if known or reasonably foreseeable to the Company Board (or any member thereof) as of the date of this Agreement, the material consequences of which were not known or reasonably foreseeable to the Company Board as of the date of this Agreement, and (ii) occurs, arises or becomes known to the Company Board after the execution and delivery of this Agreement and on or prior to the date of the Company Stockholder Approval; provided that (A) the receipt, existence or terms of an Alternative Proposal or Superior Proposal or any inquiry or communications or matters relating thereto or consequences thereof, (B) any event, fact, development or occurrence that results from the announcement, pendency and consummation of his Agreement or the Merger, (C) the fact that the Company meets or exceeds any internal or analysts’ expectations or projections or (D) any changes or lack thereof after the date hereof in the market price or trading volume of the Company Common Shares or any other securities of the Company or its Subsidiaries, in each case, shall not be deemed to be an Intervening Event hereunder (provided that the underlying causes of such changes described in clauses (C) and (D) may constitute or be taken into account in determining whether there has been an Intervening Event).
(k) Nothing in this Agreement shall prohibit (i) the Company, or the Company Board, directly or indirectly through any Representative, from informing any Person of the restrictions set forth in this Section 5.3, or (ii) the Company, the Company’s Subsidiaries and its and their respective Representatives from contacting any Persons or group of Persons that have made an Alternative Proposal after the date of this Agreement solely to request clarification of the terms and conditions thereof so as to determine whether the Alternative Proposal is, or could reasonably be expected to result in, a Superior Proposal, and any such actions shall not be a breach of this Agreement; provided that such Alternative Proposal was not solicited in violation of this Agreement.
Section 5.4 Filings; Other Actions.
(a) Promptly following the date of this Agreement (and in any event within twenty-five (25) Business Days after the date hereof), the Company shall prepare and cause to be filed with the SEC the preliminary Proxy Statement. Parent shall cooperate with the Company in the preparation of the Proxy Statement and furnish all information concerning Parent and its Affiliates that is required in connection with the preparation of the Proxy Statement. The Company shall respond promptly to any comments from the SEC or the staff of the SEC. The Company shall notify Parent promptly of the receipt of any comments (whether written or oral) from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all written correspondence between the Company and any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. If at any time prior to the Company Stockholders’ Meeting (or any adjournment or postponement thereof) any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Subject to applicable Law, prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment thereof or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and comment on such document or response and shall consider in good faith and give due consideration to all comments reasonably proposed by Parent or its counsel. The Company shall cause the Proxy Statement to be disseminated to the Company’s stockholders as promptly as reasonably practicable after the resolution of any comments of the SEC or the staff of the SEC with respect to the preliminary Proxy Statement (and in any event within ten (10) Business Days after such time, unless otherwise agreed to by Company and Parent) (such date, the “Clearance Date”).
(b) Subject to Section 5.3 and Section 5.4(c), the Company shall take all action necessary in accordance with applicable Law and the Company Organizational Documents to set a record date for, duly give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) following the dissemination of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval as soon as reasonably practicable following the Clearance Date, with the record date of the Company Stockholders’ Meeting to be selected after reasonable consultation with Parent. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to convene and hold the Company Stockholders’ Meeting at any time prior to the twentieth (20th) Business Day following the mailing of the Proxy Statement to the Company’s stockholders. Unless the Company shall have made an Adverse Recommendation Change in accordance with this Agreement, the Company shall include the Recommendation in the Proxy Statement and shall solicit, and use its reasonable best efforts to obtain, the Company Stockholder Approval at the Company Stockholders’ Meeting (including by soliciting proxies in favor of the adoption of this Agreement).

(c) The Company may adjourn or postpone the Company Stockholders’ Meeting (i) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board has determined in good faith (after consultation with the Company’s outside legal counsel) is required to be filed and disseminated under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders’ Meeting, (ii) if the Company reasonably determines in good faith that there are likely to be insufficient Company Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting or to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Company Stockholder Approval (whether or not a quorum is present), (iii) if the Company is required to postpone or adjourn the Company Stockholders’ Meeting by applicable Law, order or a request from the SEC or (iv) with the prior written consent of Parent; provided, however, that with respect to postponement in the case of clause (ii), the Company shall not change the record date for the Company Stockholder Meeting without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Company Stockholders’ Meeting will not be postponed or adjourned without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed) (A)(x) by more than ten (10) Business Days at a time or (y) if the Company has previously postponed or adjourned the meeting four (4) or more times; (B) with respect to Section 5.4(c)(ii), by more than forty-five (45) calendar days after the date on which the Company Stockholders’ Meeting was (or was required to be) originally scheduled or (C) other than with respect to Section 5.4(c)(iii), if such postponement or adjournment would result in or require any change to the record date of the Company Stockholders’ Meeting.
(d) Following the date of this Agreement, Parent and the Company shall promptly submit or cause to be submitted to the U.S. Department of State Directorate of Defense Trade Controls any notifications regarding the Merger required by (i) 22 C.F.R. § 122.4(b) and (ii) 22 C.F.R. § 122.4(a).
Section 5.5 Employee Matters.
(a) Effective as of the Effective Time and during the one (1)-year period immediately following the Effective Time, Parent shall provide, or shall cause the Surviving Company or one of its Subsidiaries to provide, to each employee of the Company or its Subsidiaries as of immediately prior to the Effective Time who continues to be employed by Parent or any Affiliate thereof (including the Surviving Company and its Subsidiaries) (collectively, “Company Employees”), base compensation that is no less favorable than that provided to the applicable Company Employee immediately prior to the Effective Time. Effective as of the Effective Time and through the period ending December 31, 2025, Parent shall provide, or shall cause the Surviving Company or one of its Subsidiaries to provide, to each Company Employee, (i) target short-term incentive compensation opportunities and target equity incentive compensation opportunities that, in each case, are no less favorable than were provided to the applicable Company Employee immediately prior to the Effective Time (provided that Parent may elect to substitute cash incentive compensation opportunities of equivalent value for equity compensation opportunities) and (ii) all other compensation and employee benefits (excluding defined benefit pension, retiree medical or life insurance, nonqualified deferred compensation, retention, change in control or equity incentive opportunities) that are no less favorable in the aggregate than those that were provided to the applicable Company Employee immediately prior to the Effective Time. In addition, Parent shall provide, or shall cause the Surviving Company or one of its Subsidiaries to provide, to each Company Employee whose employment is involuntarily terminated by the Company during the one (1)-year period following the Effective Time and who are not otherwise then covered by a Collective Bargaining Agreement, severance benefits no less favorable than the greater of the severance benefits that would have been provided to the Company Employee under the Company’s severance arrangements in effect immediately prior to the Effective Time and set forth on Section 5.5(a) of the Company Disclosure Letter and the severance benefits due under the applicable severance plan of Parent (it being understood that this sentence does not limit the obligations of Parent or the Surviving Company or one of its Subsidiaries to honor the terms of any Company Benefit Plan providing severance benefits), in each case, (x) subject to the execution of a release of claims to the extent both permitted by the terms of the applicable severance arrangement and applicable Laws and customary in the applicable jurisdiction (which release of claims shall not include restrictive covenants not applicable to the employee as of the date hereof or terms more onerous to the applicable Company Employee than those contemplated by the severance arrangement) and (y) determined taking into account each Company Employee’s service with the Company and its Subsidiaries (and any predecessor entities) and, after the Closing, Parent and its Subsidiaries.
(b) The Surviving Company shall, and Parent shall cause the Surviving Company to, continue to honor any obligations with respect to the continuing employees under the annual or short-term cash incentive bonus plans with respect to fiscal year 2025 (collectively, the “Cash Bonus Plans”), which bonuses shall be paid at such times and to the extent that the continuing employees would otherwise have become entitled to such bonuses under the applicable Cash Bonus Plan and determined based on the actual level of achievement of the applicable performance goals, as may be equitably adjusted following the Closing by the Board of Directors of Parent as deemed appropriate in its discretion to reflect the Merger; provided that any Liabilities are properly accrued for in the Company’s financial statements issued prior to the Effective Time to the extent required by applicable accounting rules.
(c) Following the Closing Date, Parent shall, or shall cause the Surviving Company to, cause any employee benefit or compensation plans or programs sponsored or maintained by Parent or the Surviving Company or their Subsidiaries in which the Company Employees are eligible to participate following the Closing Date (collectively, the “Parent Plans”) to recognize the service of each Company Employee with the Company and its Subsidiaries (and any predecessor thereto) prior to the Closing Date for purposes of eligibility, vesting and level of benefits, except to the extent that such recognition of service would operate to duplicate any benefits of a Company Employee with respect to the same period of service or with respect to benefit accrual under any defined benefit pension plan or retiree health or welfare plans. With respect to any Parent Plan that provides medical, dental or vision insurance benefits, for the plan year in which such Company Employee is first eligible to participate, Parent shall (i) cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to such Company Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time and (ii) credit each Company Employee for any co-payments or deductibles incurred by such Company Employee in such plan year for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Parent Plan. Such credited expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.
(d) Notwithstanding anything contained herein to the contrary, with respect to any Company Employees who are covered by a Collective Bargaining Agreement or who are based outside of the United States, Parent’s obligations under this Section 5.5 shall be in addition to, and not in contravention of, any obligations under the applicable Collective Bargaining Agreement or under the Laws of the foreign countries and political subdivisions thereof in which such Company Employees are based. In the event of any conflict as reasonably determined by Parent between Parent’s obligations under this Section 5.5 and the applicable Collective Bargaining Agreement or Law, such Collective Bargaining Agreement or Law shall govern and shall supersede and nullify such obligations of this Section 5.5.
(e) Parent hereby acknowledges that a “change in control” or “change of control” of the Company or other term with similar import, within the meaning of the Company Benefit Plans that contain such terms, will occur upon the Effective Time.
(f) If, at least ten (10) Business Days prior to the Effective Time, Parent provides written notice to the Company directing the Company to terminate its 401(k) plan(s), the Company shall terminate any and all 401(k) plans effective as of the day immediately preceding the day on which the Effective Time occurs (the “401(k) Termination Date”). Prior to terminating the Company’s 401(k) plan, the Company shall provide Parent with the form and substance of any applicable resolutions reasonably in advance for review and comment (which comment shall be considered by the Company in good faith). If the Company 401(k) plan is terminated pursuant to this Section 5.5(f), then as of the Effective Time, Parent shall permit all continuing Company Employees who were eligible to participate in the Company 401(k) plan immediately prior to the 401(k) Termination Date to participate in Parent’s 401(k) plan and shall permit each such continuing Company Employee to elect to transfer his or her account balance when distributed from the terminated Company 401(k) plan, including any outstanding participant loans, to Parent’s 401(k) plan.

(g) Nothing in this Agreement shall confer upon any Company Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Company or any Affiliate of Parent. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Company, the Company or any of their Subsidiaries or Affiliates, or (ii) alter or limit the ability of Parent, the Surviving Company, the Company or any of their Subsidiaries or Affiliates to amend, modify or terminate any Company Benefit Plan or any other compensation or benefit or employment plan, program, agreement or arrangement. Without limiting Section 8.13, nothing in this Section 5.5 shall create any third-party beneficiary rights in any Company Employee or current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).
Section 5.6 Regulatory Approvals; Efforts.
(a) Prior to the Closing, Parent, Merger Sub and the Company shall, and the Company shall cause its Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Merger as promptly as practicable, including (i) preparing and filing, and causing their respective Affiliates to prepare and file, all forms, registrations and notifications required to be filed to consummate the Merger, (ii) using reasonable best efforts to satisfy the conditions to consummating the Merger, (iii) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, Order or approval of, waiver or any exemption by, any Governmental Entity (including furnishing all information and documentary material required under the HSR Act) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Affiliates in connection with the Merger or the taking of any action contemplated by this Agreement, (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and (v) the execution and delivery of any reasonable additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.
(b) Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required consents, authorizations, expirations or terminations of any waiting period, permits, Orders or approvals of, waiver or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 5.6. In that regard, prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to and provide any necessary information and assistance as the other parties may reasonably request with respect to (and, in the case of correspondence, provide the other parties (or their counsel) with copies of) all notices, submissions or filings made by or on behalf of such party or any of its Affiliates with any Governmental Entity or any other information supplied by or on behalf of such party or any of its Affiliates to, or correspondence with, a Governmental Entity in connection with the Merger. Each party to this Agreement shall promptly inform the other parties to this Agreement, and if in writing, furnish the other parties with copies of (or, in the case of oral communications, advise the other parties orally of) any communication from or to any Governmental Entity regarding the Merger, and permit the other parties to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed communication or submission with any such Governmental Entity regarding the Merger. No party or any of its Affiliates shall participate in any meeting, teleconference, or videoconference with any Governmental Entity in connection with this Agreement or the Merger unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat. Notwithstanding the foregoing, Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.6(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may

be) or its legal counsel. Notwithstanding anything to the contrary contained in this Section 5.6, materials provided pursuant to this Section 5.6 may be redacted (i) to remove references concerning the valuation of the Company and the Merger, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege concerns.
(c) The Company and Parent shall and shall cause their respective Affiliates (including the Equity Investors, in the case of Parent) to make or file, as promptly as practicable, with the appropriate Governmental Entity all filings, forms, registrations and notifications required to be filed to consummate the Merger under any applicable Antitrust Law, and subsequent to such filings, the Company and Parent shall, and shall cause their respective Affiliates (including the Equity Investors, in the case of Parent) to, as promptly as practicable, respond to inquiries from Governmental Entities, or provide any supplemental information that may be requested by Governmental Entities, in connection with filings made with such Governmental Entities. Each of Parent and Merger Sub, on the one hand, and the Company (and its Subsidiaries, if applicable), on the other hand, shall (and the Company shall cause its Affiliates to) within ten (10) Business Days following the date of this Agreement file with the Federal Trade Commission and the Antitrust Division of the Department of Justice a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act, which shall request early termination of the HSR Act waiting period (if available) and, as soon as reasonably practicable, file comparable initial notification filings, briefing papers, forms and submissions with any Governmental Entity that are required by any applicable Antitrust Laws in the jurisdictions set forth in Section 6.1(c) of the Company Disclosure Letter. None of Parent, Merger Sub or the Company shall, nor shall the Company permit any of its Affiliates to, without the other party’s prior written consent, enter into any timing, settlement or similar agreement, or otherwise agree or commit to any arrangement, that would have the effect of extending, suspending, lengthening or otherwise tolling the expiration or termination of any waiting period applicable to the Merger under the HSR Act or any other applicable Antitrust Law.
(d) Notwithstanding anything to the contrary set forth in this Agreement, Parent shall, in order to permit the satisfaction of Sections 6.1(b) and 6.1(c) and the Closing to occur as promptly as practicable and in any event prior to the End Date, (i) propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, holding separate and other disposition of or restriction on the businesses, assets, properties, product lines and equity interests of, or changes to the conduct of business of, the Company, Parent and their respective Subsidiaries (including the Surviving Company and its Subsidiaries), (ii) create, terminate, or divest relationships, ventures, contractual rights or obligations of the Company, Parent or their respective Subsidiaries and (iii) otherwise take or commit to take any action that would limit Parent’s or its Subsidiaries’ (including the Surviving Company’s) freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, properties, product lines or equity interests of the Company, Parent and their respective Subsidiaries (including the Surviving Company and its Subsidiaries). If requested by Parent, the Company will agree to any action contemplated by this Section 5.6(d); provided that any such agreement or action is conditioned on the consummation of the Merger. Without limiting the foregoing, in no event will the Company (and the Company will not permit any of its Affiliates to) propose, negotiate, effect or agree to any such actions without the prior written consent of Parent.
(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Law (including any Antitrust Law), each of the Company, Parent and Merger Sub shall, and shall cause their respective Affiliates to use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any action, decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.
(f) Without limiting the obligations of Parent and Merger Sub under this Section 5.6, Parent shall control and lead, in consultation with the Company, the strategy and content of any substantive communications with any Governmental Entity with respect to obtaining approval or expiration of any waiting period under the HSR Act or any applicable Antitrust Laws.

Section 5.7 Takeover Statutes. If any Takeover Statute may become, or may purport to be, applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub (and the members of their respective Board of Directors or equivalent governing body) shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Takeover Statute on the transactions contemplated hereby.
Section 5.8 Public Announcements. Parent and the Company agree that the initial press release to be issued with respect to execution and delivery of this Agreement shall be a joint press release, the text and form of which will be agreed to by each of Parent and the Company. The Company, Parent and Merger Sub shall consult with and provide each other the opportunity to review and comment upon any press release or other public announcement prior to the issuance of such press release or other public announcement with respect to this Agreement or the transactions contemplated in this Agreement and shall not issue any such press release or other public announcement without the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed), except (i) as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Entity (provided that, to the extent reasonably practicable and legally permissible, the disclosing party consults with the other party prior to making such disclosure), (ii) for any such press release or announcement that is consistent with previous public statements made jointly by or otherwise agreed between the Company and Parent or (iii) in any case in which such disclosure is made in connection with a dispute between the parties hereto regarding this Agreement or the transactions contemplated hereby; provided that the restrictions in this Section 5.8 shall not apply to any Company communication regarding an Alternative Proposal or from and after an Adverse Recommendation Change. Notwithstanding the foregoing and subject to Section 5.2(c), Parent, Merger Sub, and their respective Affiliates may, without such consultation or consent, in the ordinary course of business make confidential communications to existing or prospective general and limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.
Section 5.9 Indemnification and Insurance.
(a) From and after the Effective Time, the Surviving Company and Parent shall indemnify and hold harmless all past and present directors, officers or employees of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of the Company or any of its Subsidiaries (collectively, together with such Persons’ heirs, executors and administrators, the “Covered Persons”) to the fullest extent permitted by Law against any costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Covered Person to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of acts or omissions occurring at or prior to the Effective Time (including acts or omissions in connection with such Persons serving as an officer, director or other fiduciary in any entity at the request or for the benefit of the Company). Without limiting the foregoing, from and after the Effective Time, Parent and the Surviving Company shall indemnify and hold harmless the Covered Persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the process resulting in and the adoption and approval of this Agreement and the consummation of the transactions contemplated hereby. From and after the Effective Time, Parent, the Company and the Surviving Company shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.9(a) in accordance with the procedures (if any) set forth in the Company Organizational Documents, or the certificate or articles of incorporation and bylaws, or other organizational or governance documents, of any Subsidiary of the Company, and indemnification agreements, if any, in existence on the date of this Agreement; provided that, to the extent required by applicable Law, the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification pursuant to this Section 5.9(a). In the event of any such Proceeding or investigation, Parent and the Surviving Company shall cooperate with the Covered Person in the defense of any such Proceeding or investigation.

(b) For a period of not less than six (6) years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Company shall contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Effective Time than are currently set forth in the Company Organizational Documents. Notwithstanding anything herein to the contrary, if any Proceeding or investigation (whether arising prior to, at or after the Effective Time) is made against such persons with respect to matters subject to indemnification hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 5.9(b) shall continue in effect until the final disposition of such Proceeding or investigation. Following the Effective Time, the indemnification agreements, if any, in existence on the date of this Agreement with any of the directors, officers or employees of the Company or any its Subsidiaries shall be assumed by the Surviving Company, without any further action, and shall continue in full force and effect in accordance with their terms.
(c) For a period of not less than six (6) years from and after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain for the benefit of the directors and officers of the Company and its Subsidiaries, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of the Company and its Subsidiaries or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that the Surviving Company shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase as much coverage as is available for such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time (which the Company shall be permitted to purchase prior to the Effective Time, subject to the cap described in the preceding sentence), which policies provide such directors and officers with coverage for an aggregate period of at least six (6) years from and after the Effective Time with respect to claims arising from facts or events that occurred on or prior to the Effective Time, including in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.
(d) In the event that Parent or the Surviving Company (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.9.
(e) The obligations under this Section 5.9 shall not be terminated or modified in any manner that is adverse to the Covered Persons (and their respective successors and assigns), it being expressly agreed that the Covered Persons (including their respective successors and assigns) shall be third-party beneficiaries of this Section 5.9. In the event of any breach by the Surviving Company or Parent of this Section 5.9, the Surviving Company shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by Covered Persons in enforcing the indemnity and other obligations provided in this Section 5.9 as such fees are incurred, upon the written request of such Covered Person.
Section 5.10 Section 16 Matters. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause any dispositions of Company Common Shares (including derivative securities with respect to Company Common Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.11 Financing and Financing Cooperation.
(a) Parent and Merger Sub shall use their reasonable best efforts to take, and shall cause each of their respective Subsidiaries to use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the

Financing in an amount sufficient to fund the Financing Amounts on the date on which the Merger is required to be consummated pursuant to the terms hereof, including by using reasonable best efforts to (i) maintain in effect the Commitment Letters, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letter (including, as necessary, the “flex” provisions contained in any related fee letter) and without any Prohibited Modification, (iii) satisfy on a timely basis all conditions required to be satisfied by them in the Commitment Letters and the Definitive Agreements and complying with their obligations thereunder and (iv) enforce their respective rights under the Commitment Letters and the Definitive Agreements in a timely and diligent manner. Without limiting the generality of the foregoing, in the event that all conditions contained in the Commitment Letters or the Definitive Agreements (other than the consummation of the Merger, those conditions that by their nature are to be satisfied or waived at the Closing and those conditions the failure of which to be satisfied is attributable to a breach by Parent and/or Merger Sub of its representations, warranties, covenants or agreements contained in this Agreement, and other than, with respect to the Debt Financing, the availability of the Equity Financing and, with respect to the Equity Financing, the availability of the Debt Financing) have been satisfied, Parent shall fully enforce the counterparties’ obligations under the Commitment Letters and cause the Equity Investors to, and shall use reasonable best efforts to cause the Debt Financing Entities to, comply with their respective obligations thereunder, including to fund the Financing. Neither Parent, Merger Sub nor any of their respective Subsidiaries shall, without the prior written consent of the Company: (i) permit, consent to or agree to any amendment, replacement, supplement, termination or modification to, or any waiver of, any provision or remedy under, the Commitment Letters or the Definitive Agreements if such amendment, replacement, supplement, modification, waiver or remedy (A) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing, (B) reduces the aggregate principal amount of the Financing below the amount necessary to satisfy the Financing Amounts (taking into account available cash of the Company and its Subsidiaries (if any)), (C) adversely affects the ability of Parent or Merger Sub to enforce its rights against other parties to the Commitment Letters or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified relative to the ability of Parent to enforce its rights against the other parties to the corresponding Commitment Letters as in effect on the date of this Agreement or (D) could otherwise reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement (the effects described in clauses (A) through (D), collectively, the “Prohibited Modifications”); or (ii) terminate or cause the termination of the Commitment Letters (except to the extent the Financing Amounts are funded into escrow, such escrow arrangement does not constitute or effect any Prohibited Modifications and the conditions to release the Financing Amounts therefrom are no more onerous than the conditions set forth in the Debt Commitment Letter as of the date hereof) or any Definitive Agreement. Parent and Merger Sub shall promptly deliver to the Company copies of any amendment, replacement, supplement, termination, modification or waiver to the Commitment Letters and/or Definitive Agreements. Notwithstanding the foregoing, Parent or Merger Sub (or their applicable Affiliates) may amend the Debt Commitment Letter and any related fee letter to (A) add lenders, purchasers, investors, lead arrangers, bookrunners, syndication agents or other financing sources who had not executed the Debt Commitment Letter as of the date hereof, provided the foregoing does not constitute or effect a Prohibited Modification or (B) make any modification to comply with the “market flex” provisions contained in the fee letters related to the Debt Commitment Letter.
(b) In the event that any portion of the Debt Financing required to pay the Financing Amounts becomes unavailable, regardless of the reason therefor, Parent and Merger Sub shall (i) promptly notify the Company in writing of such unavailability and the reason therefor and (ii) subject to the last sentence of this Section 5.11(b), use reasonable best efforts, and cause each of their respective Subsidiaries to use their respective reasonable best efforts, to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing for such unavailable portion from the same or alternative sources (the “Alternative Financing”) in an amount sufficient, when taken together with the available portion of the Financing, to pay the Financing Amounts and, without limiting the foregoing, shall use reasonable best efforts to cause such Alternative Financing to not include any Prohibited Modifications. Parent shall provide the Company with prompt written notice (i) of any actual breach, default, cancellation, termination or repudiation by any party to the Commitment Letters, any Definitive Agreement or the Guarantee of which Parent becomes aware and (ii) upon receipt of any written notice or other written communication from any

Debt Financing Entity or any Equity Investor or other financing source with respect to any actual breach, default, cancellation, termination or repudiation by any party to the Commitment Letters, any Definitive Agreement or the Guarantee of any provision thereof. Parent shall keep the Company informed on a reasonably current basis or upon request of the status of its efforts to consummate the Financing, including any Alternative Financing. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.11 shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, Parent or Merger Sub to pay any fees or any interest rates applicable to the Debt Financing in excess of those contemplated by the Debt Commitment Letter (after giving effect to the “market flex” provisions), or agree to terms materially less favorable to Parent, Merger Sub or the Company than the terms contained in or contemplated by the Debt Commitment Letter (after giving effect to the “market flex” provisions) (in either case, whether to secure waiver of any conditions contained therein or otherwise).
(c) The foregoing notwithstanding, compliance by Parent and Merger Sub with this Section 5.11 shall not relieve Parent or Merger Sub of their respective obligations to consummate the transactions contemplated by this Agreement whether or not the Financing or any Alternative Financing is available. To the extent Parent and Merger Sub obtain Alternative Financing or amend, replace, supplement, terminate, modify or waive any of the Commitment Letters or Definitive Agreements, in each case pursuant to this Section 5.11, references to the “Financing,” “Debt Financing,” “Equity Financing” “Debt Financing Entities,” “Debt Financing Parties,” “Debt Commitment Letter,” “Equity Commitment Letter,” “Commitment Letters” and “Definitive Agreements” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Financing, the financing sources and/or their related parties in respect thereof, the commitments thereunder and the agreements with respect thereto, or the Financing as so amended, replaced, supplemented, terminated, modified or waived.
(d) The Company shall use its reasonable best efforts, and shall use its reasonable best efforts to cause its Subsidiaries to use their respective reasonable best efforts, and each of them shall use their reasonable best efforts to cause their respective Representatives to use their reasonable best efforts, to provide customary cooperation in connection with the arrangement and implementation of the Debt Financing, to the extent reasonably requested by Parent in writing, including using reasonable best efforts to:
(i) facilitate the pledging of collateral and granting of guarantees for the Debt Financing, including using reasonable best efforts to deliver any original stock certificates and appropriate instruments of transfer of wholly owned Subsidiaries of the Company that are reasonably available to the Company and constitute collateral for the Debt Financing and providing reasonable and customary assistance to Parent and Merger Sub in connection with Parent and Merger Sub’s negotiation of any collateral documents that involve a third party, including landlord waivers, deposit account control agreements, blocked account arrangements or lock box arrangements, if applicable; it being understood, in each case, that the effectiveness of such pledges and other documents shall be conditioned upon the occurrence of the Closing;
(ii) cause members of senior management of the Company to participate in a reasonable number of customary meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, at reasonable times and with reasonable advance notice, and, in each case, which shall be telephonic or held by videoconference unless otherwise agreed to by the Company;
(iii) as promptly as practicable (A) furnish Parent with the Required Financial Information and (B) inform Parent if the chief executive officer, chief financial officer, treasurer, controller or comparable officer of the Company shall have knowledge of any facts as a result of which a restatement of any financial statements (or portion thereof) included in the Required Financial Information is reasonably probable or required in order for such financial statements (or portion thereof) to comply with GAAP;
(iv) solely with respect to financial information and data derived from the Company’s historical books and records, provide reasonable and customary assistance to Parent and Merger Sub with Parent’s and Merger Sub’s preparation of pro forma financial information and pro forma financial statements, and with Parent’s and Merger Sub’s preparation of projections, in each case, solely with respect to information regarding the Company and its Subsidiaries, it being agreed that Parent and

Merger Sub shall provide (A) the proposed aggregate amount of Debt Financing, together with assumed interest rates and fees and expenses relating to the incurrence of such Debt Financing and (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments in each case arising from the transactions contemplated by this Agreement;
(v) provide reasonable and customary assistance to Parent and the Debt Financing Entities in their preparation of the Offering Documents and review and comment on Parent’s draft of a business description and a “Management’s Discussion and Analysis” of the financial statements to be included in such Offering Documents;
(vi) assist Parent in its preparation of, and facilitate execution and delivery as of but not prior to the Closing of, definitive financing documents (including any guarantee, pledge and security documents, supplemental indentures, currency or interest rate hedging arrangement, other definitive financing documents or other certificates or documents as may be reasonably requested by Parent or the Debt Financing Entities (including a certificate of the chief financial officer of the Company with respect to solvency matters in the form set forth as an exhibit to the Debt Commitment Letter)) and the schedules and exhibits thereto, it being understood that the effectiveness of such documents shall be conditioned upon the occurrence of the Closing;
(vii) (A) execute customary authorization letters with respect to the Offering Documents authorizing the distribution of information regarding the Company and its Subsidiaries to prospective lenders or investors in connection with the Debt Financing and containing a customary representation that the public side versions of such documents do not include material non-public information about the Company or its Subsidiaries or their securities, and a customary representation as to the accuracy of the written information contained in the disclosure and marketing materials regarding the Company and its Subsidiaries to the extent provided by the Company or any of its Subsidiaries, subject to customary exceptions and qualifications (“Financing Authorization Letters”) and (B) customary management representation letters and CFO certificates with respect to the financial information of the Company and its Subsidiaries included in the marketing materials for any debt offerings; provided, however, that, in each case, the Company or any of its applicable Subsidiaries shall only be obligated to deliver such financial statements and information to the extent they do not contain Excluded Information;
(viii) in the event the Debt Financing includes an offering of debt securities, request and facilitate its independent auditors to (A) provide, consistent with customary practice, customary accountant’s comfort letters (including “negative assurance” comfort and change period comfort), together with drafts of such comfort letters that such independent auditors are prepared to deliver upon the “pricing” of any high-yield bonds being issued in connection with the Debt Financing, and consents from the Company’s independent auditors with respect to financial information regarding the Company and its Subsidiaries and (B) attend a reasonable and customary number of accounting due diligence sessions and drafting sessions, which sessions shall be telephonic or held by videoconference and held at reasonable and mutually agreed times;
(ix) (A) cooperate with the marketing efforts for any of the Debt Financing and (B) assist Parent and the Debt Financing Entities with obtaining ratings as contemplated by the Debt Financing;
(x) furnish Parent and the Debt Financing Entities at least three (3) Business Days prior to the Closing Date (solely to the extent requested by Parent in writing at least ten (10) Business Days prior to the Closing Date) with all documentation and other information related to the Company and its Subsidiaries required by Governmental Entities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended and the requirements of 31 C.F.R. §1010.230;
(xi) facilitate the taking, no earlier than the Closing, of customary corporate approvals, reasonably requested by Parent to permit the consummation of the Debt Financing (provided, that no such action shall be required of the Company Board);

(xii) cooperate in satisfying the conditions precedent set forth in the Debt Commitment Letter as in effect as of the date hereof or any definitive document relating to the Debt Financing with conditions precedent substantially the same as those set forth in the Debt Commitment Letter as in effect as of the date hereof to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company and its Subsidiaries; and
(xiii) ensure that the Debt Financing Entities and their advisors and consultants shall have customary and reasonable access, at mutually agreed times and places and on a reasonable and customary number of occasions to the Company’s and its Subsidiaries’ books and records and relevant personnel to evaluate the Company’s and its Subsidiaries’ current assets, inventory, cash management and accounting systems, policies and procedures relating thereto for the purposes of Parent and Merger Sub establishing collateral arrangements as of the Closing, and provide customary assistance with other collateral audits, collateral appraisals and due diligence examinations customary for debt financing of the type consistent with the Debt Financing, at mutually agreed times and places.
(e) The foregoing notwithstanding, none of the Company nor any of its Subsidiaries or Representatives shall be required to take or permit the taking of any action pursuant to this Section 5.11 that could: (i) require the Company or its Subsidiaries or any Persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement (except any Financing Authorization Letters and customary management representation letters and CFO certificates as set forth in clause (d)(vii)(B) above), in each case, unless (A) such Person will continue as an officer, director or equivalent of such entities following the Closing and (B) the effectiveness of such resolutions, consents, certificates, documents, instruments, agreements, changes or modifications is contingent upon the occurrence of the Closing, (ii) cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (iii) require the Company or any of its Subsidiaries to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Debt Financing prior to the Closing or otherwise incur any obligation under any agreement, certificate, document or instrument (except to the extent the effectiveness of any such fee, expense, liability or obligation is subject to and conditioned upon the occurrence of the Closing), (iv) reasonably be expected to cause any director, officer, employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (v) reasonably be expected to conflict with the organizational documents of the Company or any of its Subsidiaries or any Laws, (vi) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Company Material Contract to which the Company or any of its Subsidiaries is a party, (vii) require the Company or any of its Subsidiaries or any of their Representatives to provide access to or disclose information that the Company or any of its Subsidiaries determines would jeopardize any attorney-client privilege or other applicable privilege or protection of the Company or any of its Subsidiaries, (viii) require the delivery of any opinion of counsel, (ix) require the Company to prepare or deliver any Excluded Information or (x) unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries. Nothing contained in this Section 5.11 or otherwise in this Agreement shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent and Merger Sub shall, promptly upon written request by the Company, reimburse the Company and each of its Subsidiaries for all reasonable and documented out-of-pocket costs incurred by them or their respective Representatives in connection with such cooperation and shall reimburse, indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all liabilities or losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent or its Representatives pursuant to this Section 5.11 and any information used in connection therewith (other than liabilities or losses resulting solely from information provided by the Company or its Subsidiaries), in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Company, its Subsidiaries or any of their Representatives, as determined in a final and non-appealable judgment by a court of competent jurisdiction.
(f) The parties hereto acknowledge and agree that the provisions contained in this Section 5.11 represent the sole obligation of the Company and its Subsidiaries with respect to cooperation in connection with the arrangement and implementation of any financing (including the Financing) to be obtained by Parent with respect to the transactions contemplated by this Agreement and the Commitment Letters, and no other provision of this Agreement (including the exhibits and schedules hereto) or the Commitment Letters shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including the Financing) by Parent any of its Affiliates or any other financing or other transactions be a condition to any of Parent’s obligations under this Agreement.
(g) The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to periodically update any Required Financial Information provided to Parent as may be necessary so that such Required Financial Information is (i) Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Financial Information”. For the avoidance of doubt, Parent may, to most effectively access the financing markets, request the cooperation of the Company and its Subsidiaries under Section 5.11(d) at any time, and from time to time and on multiple occasions, between the date of this Agreement and the Closing; provided that, for the avoidance of doubt, the Marketing Period shall not be applicable as to each attempt to access the markets (it being understood and agreed that once the “Marketing Period” has commenced and then been completed in accordance with the definition thereof, there shall not be a subsequent “Marketing Period” hereunder). Parent agrees to provide the Company drafts of all Offering Documents and all marketing materials for the Debt Financing with a reasonable time to review such documents and materials, and subject to Parent’s compliance with such obligation, the Company agrees to use reasonable best efforts to review all such Offering Documents and marketing materials and identify for Parent any information contained therein that it reasonably believes constitutes material non-public information with respect to the Company and its Subsidiaries (taken as a whole) or their respective securities. If the Company identifies any such information (“Identified MNPI”), and such information is customarily included in offering documents or marketing materials for debt financing of the type consistent with the Debt Financing, is reasonably requested by Parent to be included in the Offering Documents or marketing materials for the Debt Financing and does not include information as to which the Company reasonably objects (any such Identified MNPI, “Acceptable MNPI”), then the Company shall file a Current Report on Form 8-K containing such material non-public information. Parent shall remove all such Identified MNPI that is not Acceptable MNPI from such Offering Documents and marketing materials.
(h) All non-public or otherwise confidential information regarding the Company or any of its Affiliates obtained by Parent or its Representatives pursuant to this Section 5.11 shall be kept confidential in accordance with the Confidentiality Agreement.
(i) The Company hereby consents to the use of its and its Subsidiaries’ trademarks and logos in connection with the Debt Financing; provided that such trademarks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.
(j) The Company shall deliver with respect to the Company Credit Agreement and, in respect of any indebtedness for borrowed money that is identified by Parent prior to the Closing Date other than the Company Credit Agreement, use reasonable best efforts to deliver, in each case, to Parent no later than one (1) Business Day prior to the Closing Date (with drafts being delivered in advance as reasonably requested by Parent) (i) copies of payoff letters (the “Payoff Letters”) with respect to the Company Credit Agreement and any other indebtedness for borrowed money of the Company that is identified by Parent prior to the Closing Date and that Parent reasonably requests to be paid off in connection with the Closing (the indebtedness under the Company Credit Agreement and any such other indebtedness, the “Subject Indebtedness”) in customary form, which Payoff Letters shall each (x) indicate the total amount required to be paid to fully satisfy all principal, interest, fees, prepayment premiums, termination costs, penalties, breakage costs and any other monetary obligations then due and payable under the Subject Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (y) state that, upon receipt of the Payoff Amount under such Payoff Letter, the Subject Indebtedness and all related loan documents shall be terminated (other than provisions that by their nature survive payoff) (or words to that effect) and (z) provide that all security interests and guarantees (if any) in connection with the Subject Indebtedness relating to the assets and properties of the Company or its Subsidiaries securing the obligations under the Subject Indebtedness shall be released and terminated upon payment of the Payoff Amount on the Closing Date and (ii) all documentation relating to the repayment, prepayment, redemption, discharge or termination of all obligations under the Subject Indebtedness and the release of all related pledges, security interests and guarantees with respect to the Subject Indebtedness (including any mortgage releases and termination statements on Form UCC-3 or other releases reasonably necessary to effect the release of all applicable security interests granted in connection with such Subject Indebtedness).
Section 5.12 Transaction Litigation. Each party shall promptly notify the other parties hereto in writing of (and, in any event within two (2) Business Days of becoming aware of) any stockholder litigation or other litigation or Proceeding brought or threatened in writing against it or its directors or executive officers or other Representatives relating to this Agreement, the Merger and/or the other transactions contemplated by this Agreement (whether directly or on behalf of the Company and its Subsidiaries or otherwise) (“Transaction Litigation”) and shall keep the other parties hereto informed on a reasonably current basis with respect to the status thereof (including by promptly (and, in any event, within two (2) Business Days of receipt of same) furnishing to the other parties hereto and their Representatives such information relating to such litigation or proceedings as may be reasonably requested). Each party shall, subject to the preservation of privilege and confidential information, give the other parties hereto the opportunity to participate in (but not control) the defense or settlement of any stockholder litigation or other litigation or Proceeding against it and/or its directors or executive officers or other Representatives relating to this Agreement, the Merger or the other transactions contemplated by this Agreement and shall give due consideration to such other parties’ advice with respect to such litigation or proceeding. No party shall cease to defend, consent to the entry of any judgment, settle or offer to settle or take any other material action with respect to such litigation or proceeding commenced without the prior written consent of the other parties hereto (which shall not be unreasonably withheld, conditioned or delayed).
Section 5.13 Obligations of Merger Sub. Parent shall cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement, and whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Merger Sub to take such action.
Section 5.14 Stock Exchange Delisting; Deregistration. Each of the parties agrees to cooperate with the other parties and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable under applicable Law and rules and policies of the NYSE to cause the delisting of the Company Common Shares from the NYSE as promptly as practicable after the Effective Time and the deregistration of the Company Common Shares under the Exchange Act as promptly as practicable after such delisting.
Section 5.15 Third Party Consents. Following the date of this Agreement until the Termination Date, upon the mutual agreement of Parent and the Company, the Company shall use its, and shall cause its Subsidiaries to use their, commercially reasonable efforts to obtain any consents or waivers from any third parties in respect of any Company Material Contract set forth on Section 3.3(c) of the Company Disclosure Letter; provided that this Section 5.15 shall not require the Company or any of its Affiliates to (a) make any payment of any fees, expenses, “profit sharing” payments or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value, (b) amend, supplement or otherwise modify any such Company Material Contract or (c) otherwise make any accommodation or provide any benefit to the counterparty to such Company Material Contract (it being understood and agreed that no breach of this Section 5.15 shall have any effect on, or be considered with respect to, whether the condition set forth in Section 6.3(b) has been satisfied).
Section 5.16 Cooperation with Restructurings and Intercompany Loans. To the extent reasonably requested by Parent, the Company will, and will cause its Subsidiaries to, during normal business hours, use commercially reasonable efforts to (a) provide existing information with respect to such actions as may be reasonably necessary in connection with the pursuit of transfers or divestitures of certain businesses and/or Subsidiaries of the Company by the Company or restructuring transactions after the Closing Date, including, (i) furnishing available tax information and materials with respect to such transactions and the applicable businesses, entities or assets and (ii) furnishing financial (including pro forma) information and (b) upon and subject to the mutual agreement of Parent and the Company, take any reasonable actions and effect any reasonable steps which may be necessary to complete such transfers, divestitures and restructuring transactions, including without limitation, causing certain intercompany loan balances between any among the Company and/or any of its Subsidiaries to be repaid, restructured or settled in a manner that is mutually agreed upon by Parent and the Company; provided that, notwithstanding the foregoing, this Section 5.16 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the officers, employees and other authorized Representatives of the Company or its Subsidiaries of their normal duties; provided, further, that no breach of this Section 5.16 shall have any effect on, or be considered with respect to, whether the condition set forth in Section 6.3(b) has been satisfied.
Section 5.17 The Connecticut Transfer Act. Prior to Closing, the Parties will evaluate the applicability of the Connecticut Transfer Act (Conn. Gen. Stat. § 22a-134 et seq.) (“CTA”) to the Merger and whether the locations set forth on Section 5.17 of the Company Disclosure Letter (the “Locations”) are Establishments as such term is defined in the CTA. To the extent that it is determined that the transfer of the Company is a “transfer” as such term is defined by the CTA and one or more of the above locations of the Company is determined to be an Establishment, the parties acknowledge and agree that the Surviving Company shall be the Certifying Party (as such term is defined by the CTA) on an appropriate CTA form (e.g., Form I-IV) filed for each of the Locations, as applicable, in connection with the transaction contemplated by this Agreement and be solely responsible for the performance of all obligations of the Certifying Party for each such filing. The Company shall prepare and deliver to Parent at least ten (10) days prior to Closing all forms required under the CTA in connection with the Merger in compliance with the terms and requirements of the CTA for each of the applicable Locations. Parent shall execute the appropriate form(s), as transferee, and the Surviving Company shall execute such forms, including an Environmental Condition Assessment Form (as such term is defined by the CTA) for each applicable Location, as Certifying Party and transferor. Within ten (10) days after Closing, the Surviving Company shall deliver to the Connecticut Department of Energy and Environmental Protection all forms, documents, and fees required under the CTA.
ARTICLE VI

CONDITIONS TO THE MERGER
Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or mutual waiver by the Company and Parent, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:
(a) The Company Stockholder Approval shall have been obtained.
(b) No injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted that remains in effect or be effective, in each case that prevents, enjoins, prohibits or makes illegal the consummation of the Merger.
(c) All (i) waiting periods applicable to the Merger under the HSR Act shall have expired or been terminated and (ii) other approvals and clearances and expirations or terminations of waiting periods (as applicable) identified in Section 6.1(c) of the Company Disclosure Letter (clauses (i) and (ii), the “Required Regulatory Approvals”) shall have been obtained or shall have occurred (as applicable).
Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:
(a) The representations and warranties of Parent and Merger Sub set forth in Article IV (without regard to any qualifications as to materiality or Parent Material Adverse Effect contained in such representations and warranties) shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Parent and Merger Sub shall have performed in all material respects and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by a duly authorized executive officer of Parent on behalf of Parent and Merger Sub, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) for each of Parent and Merger Sub have been satisfied.
Section 6.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment (or the waiver by Parent, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:
(a) (i) The representations and warranties of the Company set forth in the first sentence of Section 3.1(a), Section 3.3(a) and Section 3.18 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of the Company set forth in Section 3.2(a), Section 3.2(b)(ii), Section 3.2(b)(iii), Section 3.2(b)(iv) and Section 3.2(b)(v) shall be true in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except for inaccuracies in such representations and warranties that are de minimis relative to the total fully-diluted equity capitalization of the Company, (iii) the representations and warranties of the Company set forth in Section 3.10(b) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iv) the other representations and warranties of the Company set forth in Article III (disregarding all materiality and Material Adverse Effect qualifications contained therein) (other than those included in the reference to “material weakness” in Section 3.5 and in Section 3.16(a)) shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iv) where such failures to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b) The Company shall have performed in all material respects and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.
(c) Since the date of this Agreement there shall not have occurred a Material Adverse Effect that is continuing.
(d) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by a duly authorized executive officer of the Company, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.
Section 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was due to the breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement (including, without limitation, Section 5.5).
ARTICLE VII

TERMINATION
Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether prior to or after the Company Stockholder Approval (except as otherwise provided below):
(a) by the mutual written consent of the Company and Parent;
(b) by either the Company or Parent, if the Effective Time shall not have occurred on or prior to 5:00 p.m. Eastern Time, on April 7, 2025 (the “End Date”); provided, however, that if the conditions to Closing set forth in Section 6.1(b) (to the extent related to the Required Regulatory Approvals or any Antitrust Law) or Section 6.1(c) have not been satisfied or waived on or prior to the End Date but all other conditions to Closing set forth in Article VI have been satisfied or waived (except for those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to such conditions being capable of being satisfied at the Closing), the End Date will be automatically extended to 5:00 p.m. Eastern Time, on July 7, 2025, and such date, as so extended, shall be the End Date; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Merger to be consummated by the End Date shall be primarily attributable to the breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement (it being understood that a breach of this Agreement by Merger Sub shall be deemed to be a breach by Parent for all purposes of this Agreement); provided, further, that (A) if all of the conditions set forth in Article VI are satisfied (or in the case of conditions that by their nature are to be satisfied by actions taken at the Closing, are then capable of being satisfied if the Closing were to occur on such date) on a date that occurs on or prior to the End Date but the Closing would thereafter occur in accordance with Section 1.2 on a date (the “Specified Date”) that occurs within two (2) Business Days after the End Date, then the End Date shall automatically be extended to such Specified Date and the Specified Date shall become the End Date for purposes of this Agreement and (B) in the event the Marketing Period has commenced on or prior to the End Date but has not completed by the date that is three (3) Business Days prior to the End Date, the End Date shall automatically be extended (or further extended) to the date that is two (2) Business Days after the then-scheduled expiration date of the Marketing Period and such date shall become the End Date for purposes of this Agreement;
(c) by either the Company or Parent if an Order by a Governmental Entity of competent jurisdiction shall have been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a party if such Order shall be primarily attributable to the breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement (it being understood that a breach of this Agreement by Merger Sub shall be deemed to be a breach by Parent for all purposes of this Agreement);
(d) by either the Company or Parent, if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) at which a vote on the Company Stockholder Approval was taken shall have concluded and the Company Stockholder Approval shall not have been obtained;
(e) by the Company, if Parent or Merger Sub shall have breached or there is any inaccuracy in any of its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or 6.2(b) and (ii) is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is thirty (30) days following written notice from the Company to Parent of such breach, inaccuracy or failure; provided that the Company is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 6.3(a) or 6.3(b);
(f) by Parent, if the Company shall have breached or there is any inaccuracy in any of its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is thirty (30) days following written notice from Parent to the Company of such breach, inaccuracy or failure; provided that Parent or Merger Sub is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 6.2(a) or Section 6.2(b);
(g) at any time prior to the receipt of the Company Stockholder Approval, by Parent in the event of an Adverse Recommendation Change;
(h) by the Company (at any time prior to the receipt of the Company Stockholder Approval) in order to enter into a definitive agreement providing for a Superior Proposal in accordance with Section 5.3(f); and
(i) by the Company, if (i) the Marketing Period has ended and all of the conditions set forth in Sections 6.1 and 6.3 are satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to such conditions being capable of being satisfied at the Closing), (ii) Parent and Merger Sub fail to consummate the Closing within three (3) Business Days after the first date on which Parent and Merger Sub were required to consummate the Closing pursuant to Section 1.2, (iii) the Company has irrevocably notified Parent in writing at least three (3) Business Days prior to such termination that it is ready, willing and able to consummate the Closing (provided that, notwithstanding anything to the contrary contained in Section 7.1(b), no party shall be permitted to terminate this Agreement pursuant to Section 7.1(b) during any such three (3)-Business Day period) and (iv) Parent failed to consummate the Closing within such three (3)-Business Day period.
Section 7.2 Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except that the Guarantee, the Confidentiality Agreement, and the provisions of the final sentence of Section 5.11(e), this Section 7.2, Section 7.3 and Article VIII (in each case, including the limitations set forth therein) shall survive any termination), and there shall be no other Liability on the part of the Company, on the one hand, or Parent or Merger Sub, on the other hand, to the other, except as expressly provided in the Guarantee, the Confidentiality Agreement and the final sentence of Section 5.11(e) and Section 7.3; provided that, subject in all respects to the limitations set forth in this Section 7.2, Section 7.3, Section 8.5 and Section 8.16, nothing in this Agreement shall relieve any party hereto from Liability for fraud or a Willful Breach of its covenants or agreements set forth in this Agreement prior to such termination, in each case, which the parties acknowledge and agree will not be limited to reimbursement of expenses or out-of-pocket costs, and in the case of any damages sought by the non-breaching party, including any Willful Breach, such damages will include the benefit of the bargain lost by the non-breaching party, taking into consideration relevant matters, including opportunity costs and the time value of money (including any obligations of the parties pursuant to the Limited Guarantee to make such payments in accordance with, and subject to the terms, thereof).
Section 7.3 Termination Fees.
(a) In the event that:
(i) this Agreement is validly terminated (A) by the Company pursuant to Section 7.1(h) or (B) by Parent pursuant to Section 7.1(g); or
(ii) (A) after the date of this Agreement and prior to the receipt of the Company Stockholder Approval, an Alternative Proposal (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Alternative Proposal”) (a “Qualifying Transaction”) shall have been publicly made and not withdrawn prior to the Company Stockholders’ Meeting or publicly disclosed or otherwise announced and not withdrawn prior to the Company Stockholders’ Meeting, (B) thereafter this Agreement is validly terminated by Parent or the Company pursuant to Section 7.1(b) or Section 7.1(d) or by Parent pursuant to Section 7.1(f), and (C) at any time on or prior to the nine (9)-month anniversary of such valid termination, the Company or any of its Subsidiaries shall have entered into a definitive agreement for any Qualifying Transaction, which such Qualifying Transaction is subsequently consummated, whether during or following such nine (9)-month period, then, the Company shall pay Parent (or its designees) the Company Termination Fee in immediately available funds to one or more accounts designated by Parent in writing (I) in the case of Section 7.3(a)(i)(A) above, prior to or substantially concurrently with such valid termination, (II) in the case of Section 7.3(a)(i)(B) above, within three (3) Business Days after valid termination of this Agreement, or (III) in the case of Section 7.3(a)(ii) above, substantially concurrently with the consummation of a Qualifying Transaction.
(b) In the event that:
(i) this Agreement is validly terminated (A) by the Company pursuant to Section 7.1(e) or Section 7.1(i) or (B) by Parent or the Company pursuant to Section 7.1(b) and at such time the Company was entitled to terminate this Agreement pursuant to Section 7.1(e) or Section 7.1(i), then Parent shall pay (or cause to be paid) to the Company the Parent Termination Fee in immediately available funds within three (3) Business Days after the date of such valid termination by Parent or the Company to one or more accounts designated by the Company in writing.
(c) Each party acknowledges that the agreements contained in this Section 7.3 are an integral part of this Agreement and that, without this Section 7.3, Parent (in the case of Section 7.3(a)) or the Company (in the case of Section 7.3(b)) would not have entered into this Agreement. Accordingly, if a party fails to promptly pay any amount due pursuant to Section 7.3(a) or Section 7.3(b), as applicable, the failing party shall pay to the other party all fees, costs and expenses of enforcement (including attorneys’ fees as well as expenses incurred in connection with any action initiated by such party), together with interest on the amount of the Company Termination Fee or the Parent Termination Fee at the prime lending rate as published in the Wall Street Journal, in effect on the date such payment is required to be made (together with the obligations of Parent under the final sentence of Section 5.11(e), the “Additional Obligations”). The parties further acknowledge that neither the Company Termination Fee nor the Parent Termination Fee shall constitute a penalty but is each liquidated damages, in a reasonable amount that will compensate each party in the circumstances in which the Company Termination Fee or the Parent Termination Fee, as applicable, is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. Each of the parties hereto acknowledges and agrees that in no event will the Company or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee or the Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.
(d) Except as expressly set forth in Section 7.3(c), and Section 8.2, upon the payment by the Company of the Company Termination Fee and the Additional Obligations, as and when required by Section 7.3(a), none of the Company, its Subsidiaries or their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates and Representatives shall have any further liability with respect to this Agreement or the transactions contemplated by this Agreement to Parent, Merger Sub or their respective Affiliates or Representatives, except pursuant to the Confidentiality Agreement. Payment of the Company Termination Fee pursuant to Section 7.3(a) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or Representatives or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their or their respective Affiliates’ respective former, current or future officers, directors, employees, partners, stockholders, optionholders, managers, members, other Representatives or Affiliates (collectively, “Parent Related Parties”) or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the transactions contemplated by this Agreement or any matters forming the basis for such termination. Parent’s right to receive payment from the Company of the Company Termination Fee pursuant to Section 7.3(a) and the amounts, if any, due and owing under Section 7.3(c), Parent’s right to specific performance pursuant to Section 8.5 and Parent’s right to damages as a result of fraud or a Willful Breach by the Company of this Agreement (in each case, subject to the limitations set forth in Section 7.2 and Section 7.3) shall be the sole and exclusive remedy of the Parent Related Parties against the Company and its Subsidiaries and any of their or their respective Affiliates’ respective former, current or future officers, directors, employees, partners, stockholders, optionholders, managers, members, other Representatives or Affiliates (collectively, “Company Related Parties”) in respect of this Agreement, the Merger and the transactions contemplated hereby, and upon payment of such amounts, none of the Company Related Parties will have any further monetary liability or obligation to the Parent Related Parties relating to or arising out of this Agreement, the Merger or the transactions contemplated hereby (except that the parties hereto (or their Affiliates), as applicable, will remain obligated with respect to, and the parties hereto (or their Affiliates), as applicable, may be entitled to remedies with respect to, the Confidentiality Agreement). Except with respect to Parent’s right in connection with claims against the Company pursuant to the Confidentiality Agreement and subject in all respects to Section 7.2, Section 7.3 and Section 8.5 (including, in each case, the limitations set forth therein), upon the payment of the Company Termination Fee to the extent owed pursuant to Section 7.3(a) and the amounts, if any, due and owing under Section 7.3(c), none of the Company Related Parties shall have any further liability (whether in equity or at law, in contract, in tort or otherwise) with respect to this Agreement or the transactions contemplated hereby to the Parent Related Parties. For the avoidance of doubt, nothing in this Section 7.3(d) shall limit any remedies of Parent prior to such termination, including specific enforcement pursuant to Section 8.5.

(e) Except as expressly set forth in Section 7.3(c) and Section 8.2, upon the payment by Parent of the Parent Termination Fee and the Additional Obligations as and when required by Section 7.3(b), none of Parent, its Subsidiaries or their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates and Representatives shall have any further liability with respect to this Agreement or the transactions contemplated by this Agreement to the Company or its Affiliates or Representatives, other than with respect to the Confidentiality Agreement. Payment of the Parent Termination Fee pursuant to Section 7.3(b) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company, any of its Affiliates or Representatives or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Company Related Parties or any other Person shall be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub or any of their respective Affiliates arising out of or in connection with this Agreement, any of the transactions contemplated by this Agreement or any matters forming the basis for such termination, except with respect to the Confidentiality Agreement. The Company’s right to receive payment from Parent of the Parent Termination Fee pursuant to Section 7.3(b) and any Additional Obligations pursuant to Section 7.3(c), the Company’s right to specific performance pursuant to Section 8.5, the Company’s rights in connection with claims against Apollo Management X, L.P. pursuant to the Confidentiality Agreement, the Company’s rights pursuant to and in accordance with the terms of the Guarantee and the Company’s right to damages as a result of fraud or a Willful Breach by Parent or Merger Sub of this Agreement (in each case, subject to the limitations set forth in Section 7.2 and Section 7.3) shall be the sole and exclusive remedy of the Company Related Parties against the Parent Related Parties for any loss suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and, except with respect to the Company’s right in connection with claims against Apollo Management X, L.P. pursuant to the Confidentiality Agreement, upon payment of the Parent Termination Fee and any Additional Obligations pursuant to Section 7.3(c), none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. For the avoidance of doubt, nothing in this Section 7.3(e) shall limit any remedies of the Company prior to such termination, including specific enforcement pursuant to Section 8.5; provided that, in no event shall the Company be entitled to receive both (i) an order for specific performance or any other equitable remedy of the type contemplated by Section 8.5 to cause the consummation of transactions contemplated hereby (including the Merger) to occur and (ii) the Parent Termination Fee pursuant to Section 7.3(b).
(f) Notwithstanding anything to the contrary in this Agreement or the Transaction Documents, but subject to Section 8.5, the maximum aggregate liability, whether in equity or at Law, in Contract, in tort or otherwise, together with any payment of the Company Termination Fee and any other payment in connection with any Transaction Document or otherwise, of the Company Related Parties collectively (including monetary damages for fraud or breach, whether willful, intentional, unintentional or otherwise) (A) under this Agreement or any other Transaction Document; (B) in connection with the failure of the Merger or the other transactions contemplated hereunder or under the Transaction Documents to be consummated; or (C) in respect of any representation or warranty made or alleged to have been made in connection with this Agreement or any other Transaction Document, will not exceed under any circumstances an amount equal to (i) the Parent Termination Fee, plus (ii) the amounts, if any, due and owing under Section 7.3(c), if any, (collectively, the “Company Maximum Liability Amount”), except with respect to Parent’s rights in connection with claims against the Company pursuant to the Confidentiality Agreement.
(g) Notwithstanding anything to the contrary in this Agreement or the Transaction Documents, but subject to Section 8.5, the maximum aggregate liability, whether in equity or at Law, in Contract, in tort or otherwise of the Parent Related Parties collectively (including monetary damages for fraud or breach, whether willful, intentional, unintentional or otherwise) (i) under this Agreement or any other Transaction Document; (ii) in connection with the failure of the Merger (including the Financing) or the other transactions contemplated hereunder or under the Transaction Documents to be consummated; or (iii) in respect of any representation or warranty made or alleged to have been made in connection with this Agreement or any other Transaction Document, will not exceed under any circumstances an amount equal to (A) the Parent Termination Fee plus (B) the Additional Obligations, if any, due and owing under Section 7.3(c) (collectively, the “Parent Maximum Liability Amount”), except with respect to the Company’s rights in connection with claims against Apollo Management X, L.P. pursuant to the Confidentiality Agreement.
ARTICLE VIII

MISCELLANEOUS
Section 8.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for covenants and agreements that contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time (including, without limitation, the Equity Commitment Letter, Section 5.5, Section 5.9 and this Article VIII).
Section 8.2 Expenses; Transfer Taxes.
(a) Except as otherwise provided in this Agreement (including in Section 5.11(f) and Section 7.3) or any other Transaction Document, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby or the other Transaction Documents shall be paid by the party incurring or required to incur such expenses; provided that Parent shall pay all filing fees required under the HSR Act and other Antitrust Laws.
(b) Except as otherwise provided in Section 2.2(d), all transfer, documentary, sales, use, stamp, registration and other such Taxes imposed with respect to the transfer of Company Common Shares pursuant to the Merger shall be borne by Parent or Merger Sub, and expressly shall not be a liability of the holders of Company Common Shares.
Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 8.4 Governing Law; Jurisdiction.
(a) This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
(b) Each of the parties hereto irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”). Each of the parties hereto hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable

Law, any claim that (A) the Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby agrees that service of process upon such party in any Proceeding with respect to this Agreement will be effective if notice is given in accordance with Section 8.7 and waives any further requirements for such service of process; provided that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.
Section 8.5 Specific Enforcement.
(a) The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly (i) the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specific performance of the terms hereof, without proof of actual damages, in each case in the Chosen Courts (in the order expressed in Section 8.4(b)), this being in addition to any other remedy to which they are entitled at law or in equity, (ii) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (iii) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law. In circumstances where Parent and Merger Sub are obligated to consummate the Merger pursuant to the terms and conditions of this Agreement and the Merger has not been consummated by Parent or Merger Sub, Parent and Merger Sub expressly acknowledge and agree that the Company and its stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate the Company and its stockholders, and that the Company on behalf of itself and its stockholders shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to enforce specifically Parent’s and Merger Sub’s obligations to consummate the Merger pursuant to the terms and conditions of this Agreement. The Company’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which the Company may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the Company and its stockholders. The parties hereto agree that, notwithstanding any other provision of this Agreement to the contrary, but subject to Section 8.5(b), the Company shall be entitled to specific performance (or any other equitable relief) to cause Parent to consummate the Closing and to cause Parent to draw down the cash equity committed pursuant to the Equity Commitment Letter to consummate the Closing, on the terms set forth herein.
(b) Notwithstanding Section 8.5(a) or anything else to the contrary in this Agreement or any other Transaction Document, neither the Company nor its Affiliates shall be entitled to enforce or seek to enforce specifically Parent’s and Merger Sub’s obligations to cause to be funded all or any portion of the Equity Financing or otherwise consummate the Merger or any other transactions contemplated by this Agreement or the other Transaction Documents unless and only if (i) the Marketing Period has ended and all of the conditions set forth in Sections 6.1 and 6.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing) shall have been satisfied or (to the extent permissible under applicable Law) waived, (ii) the full amount of the Debt Financing (or any Alternative Financing in accordance with Section 5.11) has been funded or will be funded at the Closing (in each case, in accordance with the terms and conditions thereof) if the Equity Financing was funded at the Closing, (iii) Parent and Merger Sub have failed to consummate the Merger by the first date the Closing is required to have occurred pursuant to Section 1.2 and (iv) the Company has irrevocably confirmed to Parent in writing that if specific performance is granted and the Equity Financing and Debt Financing (or the Alternative Financing, in accordance with Section 5.11) are funded, then it will take such actions as required by this Agreement to cause the Closing to occur. Notwithstanding anything to the contrary contained herein, under no circumstances will the Parent or the Company, directly or indirectly, be permitted or entitled to receive both (i) an order for specific performance or other equitable relief of the type contemplated by this Section 8.5 to cause the Closing to occur and (ii) any monetary damages or other payments (including payment of the Parent Termination Fee or the Company Termination Fee, as applicable).
Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE

TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING TO THE FINANCING OR THE COMMITMENT LETTERS OR THE PERFORMANCE OF SERVICES THEREUNDER OR RELATED THERETO).
Section 8.7 Notices. Any notice required to be given hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the recipient; (b) when sent by email (without receipt of a delivery failure notice) or facsimile (provided that any notice sent by facsimile or otherwise to the recipient on any Business Day after 5:00 p.m. (recipient’s local time) shall be deemed to have been sent at 9:00 a.m. (recipient’s local time) on the next Business Day); (c) by reliable overnight delivery service (with proof of service); or (d) by certified or registered mail (return receipt requested and first-class postage prepaid); in each case addressed as follows:

if to Parent or Merger Sub, or the Surviving Company after the Effective Time:

c/o Apollo Management X, L.P.
9 West 57th Street
43rd Floor
New York, New York 10019

Attention:	Antoine Munfakh, Partner
Whitney Chatterjee, Chief Legal Officer
Email:	[***]
[***]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention:	Justin Hamill
Rick Press
Michael Anastasio
Email:	Justin.Hamill@lw.com
Rick.Press@lw.com
Michael.Anastasio@lw.com

if to the Company prior to the Effective Time:

Barnes Group Inc.
123 Main Street
Bristol, Connecticut 06010
Attention:	Jay B. Knoll, Senior Vice President, General Counsel and Secretary
Email:	[***]

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Facsimile:	(212) 403-2000
Attention:	Benjamin M. Roth, Esq.
Elina Tetelbaum, Esq.
Email:	BMRoth@wlrk.com
ETetelbaum@wlrk.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 8.7; provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided that, each of Parent and Merger Sub shall have the right, without the prior written consent of the Company, to assign all or any portion of their respective rights, interests and obligations hereunder (i) to a wholly owned direct or indirect Subsidiary of Parent or to any of their respective Affiliates, in each case, that is a “United States person” within the meaning of Section 7701(a)(30) of the Code or a domestic limited liability company treated as an entity disregarded as separate from such a “United States person” for U.S. federal income Tax purposes, or (ii) to any debt financing sources (including the Debt Financing Entities) for purposes of creating a security interest herein or otherwise assigning as collateral in respect of any debt financing (including the Debt Financing) in accordance with the terms of such debt financing (including the Debt Financing), but in each case no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the first sentence of this Section 8.8, this Agreement and the other Transaction Documents shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 8.8 shall be null and void.
Section 8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
Section 8.10 Entire Agreement. This Agreement (including the exhibits and schedules hereto) and the other Transaction Documents constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof.
Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
Section 8.12 Headings. Headings of the articles and sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 8.13 No Third-Party Beneficiaries. Except (a) for the provisions of Article II (which, from and after the Effective Time, shall be for the benefit of holders of the Company Common Shares and Company Equity Awards as of the Effective Time) and Section 5.9 (which, from and after the Effective Time, shall be for the benefit of the Covered Persons), (b) for the limitations on liability of the Company Related Parties set forth in Section 7.3(d) and Section 7.3(f), (c) for the limitations on liability of the Parent Related Parties set forth in Section 7.3(e) and Section 7.3(g) and (d) as set forth in Section 8.16, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing in this Agreement is intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder. In accordance with

Section 261(b) of the DGCL, the Company shall, in its sole discretion and as a representative of the stockholders of the Company, including the holders of Company Common Shares, have the sole and exclusive authority to take action on behalf of the stockholders of the Company, including the holders of Company Common Shares, to enforce the rights of such stockholders under this Agreement.
Section 8.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references in this Agreement to “$” or “dollars” shall be to U.S. dollars. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to October 6, 2024. The words “day” or “days” when used in this Agreement shall refer to calendar days unless specified as Business Days. When calculating the period of time before which, within which or following which any act is to be done or step to be taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. The term “third party” shall mean any person, including any “group” as defined in Section 13(d) of the Exchange Act, other than the Company, Parent or any of their respective Affiliates or any “group” that includes the Company, Parent or any of their respective Affiliates. The phrase “ordinary course” or “ordinary course of business” shall be construed to mean an action taken, or omitted to be taken, by any person in the ordinary course of such person’s business; provided that any modifications, suspensions and/or alterations of policies or operations resulting from, or determined by such person to be advisable and reasonably necessary in response to Sanctions Measures or Cybersecurity Measures shall be deemed to be in the ordinary course of business. All references to information or documents having been “made available” (or words of similar import) shall be deemed satisfied, among other means (such as by electronic data room, management presentation or otherwise), by such information or documents being publicly available on the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Each of the parties has participated in the drafting and negotiation of this Agreement. References to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder and references to specific laws, Contracts or specific provisions thereof are to such laws, Contracts or provisions as amended, restated, supplemented, re-enacted, consolidated, replaced or modified from time to time, in each case as of the applicable date or period of time. All accounting terms used in this Agreement and not expressly defined shall have the meanings given to them under GAAP. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
Section 8.15 Attorney-Client Privilege. (a) All attorney-client privilege and attorney work-product protection of the Company or any of its Subsidiaries as a result of legal counsel representing the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, (b) all documents subject to the attorney-client privilege or work-product protection described in Section 8.15(a) and (c) all documents maintained by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement shall, from and after the Closing, be held by the persons serving as directors of the Company immediately prior to the Closing, and their respective successors.
Section 8.16 Debt Financing Parties. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself, its Subsidiaries and each of its controlled Affiliates, hereby: (a) agrees that any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Parties, arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Agreements or the performance thereof or the transactions contemplated hereby or thereby, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (b) agrees that any such legal action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt Financing and except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in the Debt Commitment Letter or in any definitive documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware), (c) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law any rights or claims to trial by jury in any such legal action brought against the Debt Financing Parties in any way arising out of or relating to, this Agreement, or the Debt Financing, the Debt Commitment Letter, the Definitive Agreements or the performance thereof or the transactions contemplated hereby or thereby, (d) agrees that none of the Debt Financing Parties shall have any liability to the Company or any of its Subsidiaries or any of their respective controlled Affiliates or representatives relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Agreements or the performance thereof or the transactions contemplated hereby or thereby (subject to the last sentence of this Section 8.16), and (e) agrees that the Debt Financing Parties are express third-party beneficiaries of, and may enforce, any of the provisions of this Section 8.16 (and any definition in this Agreement to the extent that an amendment of such provision would modify the provisions of this Section 8.16) and that this Section 8.16 may not be amended in a manner materially adverse to the Debt Financing Parties without the written consent of the Debt Financing Entities (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, nothing in this Section 8.16 shall in any way limit or modify the rights and obligations of Parent under this Agreement or any Debt Financing Party’s obligations under the Debt Commitment Letter, or the rights of the Company and its Subsidiaries against the Debt Financing Parties with respect to the Debt Financing or any of the transactions contemplated thereby or any services thereunder following the Closing Date.
Section 8.17 Non-Recourse. Each party agrees, on behalf of itself and its Related Parties, that all Proceedings (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, any of the other Transaction Documents or the Merger (including the Financing) or any other transactions contemplated hereunder or thereunder; (b) the negotiation, execution or performance of this Agreement or any of the other Transaction Documents (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the other Transaction Documents); (c) any breach or violation of this Agreement or any of the other Transaction Documents; and (d) any failure of the Merger or any other transactions contemplated under this Agreement or the other Transaction Documents (including the Financing) to be consummated, in each case, may be made only against the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement, and in the case of the other Transaction Documents, Persons expressly identified as parties to such Transaction Documents, and their respective successors and assigns, and in accordance with, and subject to the terms and conditions of, this Agreement or such Transaction Documents, as applicable. Notwithstanding anything in this Agreement or any of the other Transaction Documents to the contrary, each party agrees, on behalf of itself and its respective Related Parties, that no recourse under this Agreement or any of the other Transaction Documents or in connection with the Merger or any other transactions contemplated hereunder or under any other Transaction Document (including the Financing) will be sought or had against the other Person, or its Related Parties, and no other Person, including any Related Party, will have any liabilities or obligations, for any claims arising under, out of, in connection with or related to the items in the immediately preceding clauses (a) through (d), except for claims that (i) the Company, Parent or Merger Sub, as applicable, may assert (subject, with respect to the following clauses (B) and (C), in all respects to the limitations set forth in Section 7.2, Section 7.3(d), Section 7.3(e), Section 8.5(b) and this Section 8.17) (A) against any Person that is party to, and solely pursuant to the terms and conditions of the Confidentiality Agreement; (B) against each Equity Investor under, if, as and when required pursuant to the terms and conditions of the Guarantee; (C) against the Equity Investors for specific performance of their obligation to fund their committed portions of the Equity Financing solely in accordance with, and pursuant to the terms and conditions of Section 6 of the Equity Commitment Letter; or (D) against the Company, Parent and Merger Sub in accordance with, and pursuant to the terms and conditions of this Agreement, or (ii) the third parties identified as third party beneficiaries in Section 8.13 may assert solely in accordance with, and pursuant to the terms and conditions of, this Agreement. Notwithstanding anything to the contrary in this Agreement or any of the other Transaction Documents, no Parent Related Party will be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages that may be alleged as a result of this Agreement or any of the other Transaction Documents (excluding under the Confidentiality Agreement in accordance with their terms) or the Merger (including the Financing), or the termination or abandonment of any of the foregoing.
Section 8.18 Definitions.
(a) Certain Specified Definitions. As used in this Agreement:
“Acceptable Confidentiality Agreement” means any confidentiality agreement that contains confidentiality provisions that are not materially less favorable, in the aggregate, to the Company than those contained in the Confidentiality Agreement (it being understood that (i) such Acceptable Confidentiality Agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making or amendment of any Alternative Proposal and (ii) such confidentiality agreement shall not prohibit compliance by the Company with its obligations under this Agreement). For the avoidance of doubt, a joinder to an Acceptable Confidentiality Agreement pursuant to which a third party agrees to be bound by the confidentiality and use provisions of an Acceptable Confidentiality Agreement shall be deemed to be an Acceptable Confidentiality Agreement.
“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided that, other than in the case of the definition of “Parent Related Party” and for purposes of Section 3.12, Section 4.4, Section 4.6, Section 4.9, Section 4.10, Section 4.12, Section 5.4, Section 5.6, Section 5.8, Article VII and Section 8.8), in no event shall Parent, Merger Sub or any of their respective Subsidiaries be considered an Affiliate of Apollo Global Management, Inc. (“Apollo”) or any portfolio company or investment fund affiliated with or managed by affiliates of Apollo, nor shall Apollo or any portfolio company or investment fund affiliated with or managed by affiliates of Apollo, be considered to be an Affiliate of Parent, Merger Sub or any of their respective Subsidiaries. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.
“Bribery Legislation” means all and any of the following: the U.S. Foreign Corrupt Practices Act of 1977, as amended; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the UK Bribery Act 2010; the U.S. PATRIOT Act; and any applicable anti-bribery or anti-corruption laws and regulations of any jurisdiction in which the Company or any of its Subsidiaries has operated or operates.
“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to be closed.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any employment, individual consulting, retention, profit-sharing, bonus, stock option, stock purchase, restricted stock, restricted stock unit or other equity or equity-based, incentive, commission, deferred compensation, severance, redundancy, termination, retirement, supplemental retirement, pension, change in control, health, welfare, vacation, fringe benefit or other compensation or benefit plan, program, agreement or arrangement sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of any current or former directors, officers or employees (or any dependent or beneficiary thereof) of the Company or its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or may have any obligation or liability, other than any Multiemployer Plan or any plan or program maintained by a Governmental Entity to which the Company or any of its Affiliates contributes or is required to contribute pursuant to applicable Law.

“Company Credit Agreement” means that certain Credit Agreement, dated as of August 31, 2023, among the Company, Barnes Group Switzerland GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Switzerland, Barnes Group Acquisition GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany, Bank of America, N.A., as administrative agent, as collateral agent and as swingline lender, and each issuing bank and lender party thereto from time to time (as amended by Amendment No. 1, dated as of February 6, 2024, and Amendment No. 2, dated as of March 19, 2024, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time).
“Company Equity Awards” means the Company Options, Company RSU Awards, Company PSU Awards and Company DSU Awards.
“Company Equity Plans” means the Barnes Group Inc. Stock and Incentive Award Plan, as amended March 15, 2010, the 2014 Barnes Group Inc. Stock and Incentive Award Plan, the 2023 Barnes Group Inc. Stock and Incentive Award Plan, the Barnes Group Inc. Non-Employee Director Deferred Stock Plan and the Barnes Group Inc. Inducement Stock Option Award Summary of Grant and Inducement Stock Option Award Agreement dated July 14, 2022, in each case as amended.
“Company Intellectual Property” means any Intellectual Property owned by the Company or any of its Subsidiaries.
“Company Registered Intellectual Property” means each (i) Patent, (ii) registered Mark and (iii) registered Copyright, and including any applications or recordations, for any of the foregoing, that as of the date hereof are owned by the Company or any of its Subsidiaries.
“Company Termination Fee” means $85,000,000.
“Compliant” means, with respect to the Required Financial Information, that (a) such Required Financial Information does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Financial Information not misleading in light of the circumstances in which it was made available, (b) such Required Financial Information complies in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on Form S-1 that would be applicable to such Required Financial Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities) and (c) the financial statements and other financial information included in such Required Financial Information would not be deemed stale or otherwise be unusable under customary practices for offerings and private placements of high yield debt securities under Rule 144A promulgated under the Securities Act and are sufficient to permit the Company’s independent accountants to issue a customary “comfort” letter to the Debt Financing Entities to the extent required as part of the Debt Financing, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any day during the Marketing Period (and such accountants have confirmed they are prepared to issue a comfort letter subject to their completion of customary procedures; it being understood that such issuance of the comfort letter shall not occur until the “pricing” of such debt securities).
“Contract” means any written contract, subcontract, note, bond, mortgage, indenture, deed of trust, license, sublicense, lease, agreement, arrangement, commitment or other instrument or obligation that is legally binding.
“Cybersecurity Measures” means (a) any measures enacted or regulations promulgated by a Governmental Entity relating to cybercrime, cyberterrorism, ransomware, malware, privacy or the protection of Personal Data that are applicable to the Company and its Subsidiaries and (b) any measures, changes in business operations or other practices adopted in good faith by the Company and its Subsidiaries in response to a Security Incident to increase the protection of its IT Assets or any stored Personal Data.
“Debt Financing Entities” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, or to purchase securities from or place securities or arrange or provide loans for Parent or Merger Sub in lieu of the Debt Financing under the

Debt Commitment Letter, in connection with the Merger, including the parties to the Debt Commitment Letter and any joinder agreements, indentures or credit agreements (including any definitive agreements) relating thereto and their respective successors and assigns.
“Debt Financing Parties” means the Debt Financing Entities and their respective Affiliates and their and their respective Affiliates’ former, current or future officers, directors, employees, agents, attorneys, advisors, general or limited partners, shareholders and representatives and their respective successors and assigns.
“Environmental Law” means any Law (i) relating to pollution or the protection, preservation or restoration of the environment (including air, climate, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or any exposure to or Release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any Hazardous Materials or (ii) that regulates, imposes liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or establishes standards of care with respect to any of the foregoing.
“Environmental Permit” means any permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Excluded Information” means (a) any description of post-Closing capital structure, including descriptions of indebtedness or equity or ownership of Parent or any of its affiliates (including the Company and its Subsidiaries on or after the Closing Date), (b) any description of the Debt Financing (including any such descriptions to be included in liquidity and capital resources disclosures and any “description of notes”) or any information customarily provided by a lead arranger, underwriter or initial purchaser in a customary information memorandum or offering memorandum for a secured bank financing or high yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act, as applicable, including sections customarily drafted by a lead arranger or an initial purchaser or underwriter, such as those regarding confidentiality, timelines, syndication process, limitations of liability and plan of distribution, (c) any information regarding any post-Closing or pro forma cost savings or synergies, (d) risk factors relating to all or any component of the Debt Financing, (e) financial statements or information required by Rule 3-09, 3-10 or 3-16, 13.01 or 13.02 of Regulation S-X, any compensation discussion and analysis or other information required by Item 402 and Item 601 of Regulation S-K under the Securities Act, XBRL exhibits or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (f) separate subsidiary financial statements, (g) projections and (h) other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act.
“Government Contract” means any Contract (including any purchase, delivery or task order, basic ordering agreement, pricing agreement, letter contract, grant, cooperative agreement, other transactional authority agreement, or change order) between the Company or any of its Subsidiaries, on one hand, and any Governmental Entity or any prime contractor or subcontractor (at any tier) of any Governmental Entity, in its capacity as such, on the other hand.
“Governmental Entity” means any transnational, U.S. or foreign federal, state or local governmental, regulatory or administrative agency, commission, court, department, body, entity, official or authority, including any subdivision thereof.
“Hazardous Materials” means all substances defined or regulated as hazardous, toxic, radioactive or dangerous, or a pollutant or a contaminant, in each case, under any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, per- or polyfluoroalkyl substance, any hazardous or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.
“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination: (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations under finance leases recorded on the books and records of such Person in accordance with GAAP, (iv) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby have been assumed, (v) all letters of credit or performance bonds issued for the account of such Person, in each case, to the extent drawn upon and payable thereunder, (vi) all guarantees of such Person of any Indebtedness described in clauses (i) through (v) above of any other Person other than a wholly owned subsidiary of such Person; and (vii) interest, premium, fees, expenses, penalties (including prepayment and early termination penalties) that would arise at Closing as a result of the discharge of such amount owed and directly attributable to the consummation of the Closing; provided that Indebtedness shall not include any intercompany indebtedness owing between the Company or any of its Subsidiaries.
“Information Privacy and Security Laws” means all applicable Laws and binding standards to which the Company or any of its Subsidiaries are bound concerning privacy, data security, or the receipt, collection, use, storage, processing, sharing, security, privacy, disclosure or transfer of any Personal Data, including where applicable and to the extent applicable to Personal Data, state data privacy and breach notification laws, state social security number protection Laws, any applicable Laws concerning requirements for website and mobile application privacy policies, notices and/or practices, data or web scraping, electronic monitoring or recording or any outbound communications (including outbound calling and text messaging), telemarketing, outbound calls, faxes, text messaging and e-mail marketing, the General Regulation of the European Union 2016/679 of 27 April 2016 on the protection of natural persons, the Canadian Personal Information Protection and Electronic Documents Act, the Federal Trade Commission Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the CAN-SPAM Act, the Health Insurance Portability and Accountability Act of 1996, the Telephone Consumer Protection Act, the California Consumer Privacy Act, and the Children’s Online Privacy Protection Act.
“Intellectual Property” means any and all statutory and/or common law rights anywhere in the world arising out of, or associated with, the following: all (i) United States and foreign patents and patent applications, statutory invention registrations, registered designs or similar rights anywhere in the world in inventions and designs, and all rights therein provided by international treaties and conventions (“Patents”), (ii) trademarks, service marks, trade dress, trade names, logos and other similar designations of origin and registrations and applications for registration thereof (“Marks”), (iii) World Wide Web addresses, domain names, uniform resource locators, social media handles and other names, identifiers and locators associated with Internet addresses, sites and services, (iv) copyrights, registrations and applications for registration thereof, and any equivalent rights in works of authorship (including rights in software as a work of authorship) and any other related rights of authors (“Copyrights”), (v) trade secrets, industrial secret rights, rights in know-how, inventions, data, databases, confidentiality or proprietary business or technical information, and other rights in confidential information that derives independent economic value, actual or potential, from not being known to other Persons (“Trade Secrets”), (vi) computer software programs, including all source code, object code, systems, specifications, network tools, data, databases, firmware, designs and documentation related thereto and (vii) similar, corresponding or equivalent intellectual property rights anywhere in the world.
“IT Assets” means computers (including databases stored therein), hardware, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment (including communications equipment and terminals) owned by, or leased to, the Company or its Subsidiaries.

“ITAR” means the International Traffic in Arms Regulations, 22 C.F.R. Parts 120–130, administered and enforced by the U.S. Department of State Directorate of Defense Trade Controls.
“knowledge” means (i) with respect to Parent and its Subsidiaries, the actual knowledge, after due inquiry of their respective direct reports, of the individuals listed on Section 8.18(a) of the Parent Disclosure Letter, and (ii) with respect to the Company and its Subsidiaries, the actual knowledge, after due inquiry of their respective direct reports, of the individuals listed on Section 8.18(a) of the Company Disclosure Letter.
“Liability” means any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.
“Lien” means any lien, claim, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, condition, restriction, charge, option, put, call, right of first refusal, right of first offer, easement, security interest, deed of trust, right-of-way, encroachment, occupancy right, community property interest or other restriction of any nature.
“Marketing Period” means the first period of seventeen (17) consecutive days after the date of this Agreement (a) throughout and at the end of which Parent shall have the Required Financial Information and the Required Financial Information shall be Compliant and (b) throughout and at the end of which the conditions set forth in Section 6.1 and Section 6.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived and nothing has occurred and no condition exists that would cause any of such conditions to fail to be satisfied assuming the Closing were to be scheduled for any time during such seventeen (17)-consecutive day period; provided that (a) November 27, 2024, November 28, 2024, November 29, 2024, January 20, 2025, February 17, 2025, May 26, 2025, June 19, 2025, July 3, 2025, and July 4, 2025, shall not constitute days for purposes of calculating such seventeen (17)-consecutive day period (provided, however, that such exclusion shall not restart such period) and (b) if the seventeen (17)-consecutive day period shall not have ended on or prior to December 20, 2024, then such seventeen (17)-consecutive day period shall be deemed not to have commenced until January 2, 2025; provided, further, that (x) the Marketing Period shall end on any earlier date prior to the expiration of the seventeen (17)-consecutive day period described above if the Debt Financing is closed on such earlier date and (y) the Marketing Period shall not be deemed to have commenced if, after the date of this Agreement and prior to the completion of such seventeen (17)-consecutive day period: (A) the Company has publicly announced its intention to, or determines that it must, restate any historical financial statements or other financial information included in the Required Financial Information or any such restatement is under active consideration, in which case, the Marketing Period shall not commence or be deemed to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended and updated or the Company has publicly announced or informed Parent that it has concluded that no restatement shall be required in accordance with GAAP, (B) the Company’s independent auditor shall have withdrawn its audit opinion with respect to any audited financial statements contained in the Required Financial Information, in which case the Marketing Period shall not commence or be deemed to commence unless and until a new audit opinion is issued with respect to such audited financial statements (or portion thereof) for the applicable periods by the independent auditor of the Company or another independent public accounting firm of national standing reasonably acceptable to Parent (it being understood that any “big four” accounting firm will be deemed acceptable), or (C) any Required Financial Information would not be Compliant at any time during such seventeen (17)-consecutive day period or otherwise ceases to meet the requirement of “Required Financial Information”, in which case the Marketing Period shall not commence or be deemed to commence unless and until such Required Financial Information is updated or supplemented so that it is Compliant and meets the requirement of “Required Financial Information” (it being understood that if any Required Financial Information provided at the commencement of the Marketing Period ceases to be Compliant during such seventeen (17)-consecutive day period, then the Marketing Period shall be deemed not to have commenced). If at any time the Company shall in good faith believe that it has provided the Required Financial Information and that such Required Financial Information is Compliant, it may deliver to

Parent a written notice to that effect (stating when it believes it completed such delivery), in which case, the requirement in the immediately preceding sentence to deliver the Required Financial Information that is Compliant will be deemed to have been satisfied as of the date of delivery of such notice, unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Financial Information that is Compliant on such date and, within three (3) Business Days after the date of delivery of such notice, delivers a written notice to the Company to that effect (stating with specificity which Required Financial Information the Company has not delivered or how such Required Financial Information is not Compliant) and, following delivery of such Required Financial Information that is Compliant specified in such notice, the Marketing Period will commence so long as all other conditions and requirements for the Marketing Period to commence are satisfied; provided that such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Financial Information was, in fact, delivered and is Compliant.
“Material Adverse Effect” means, with respect to the Company, any change, effect, event, occurrence or development that, individually or in the aggregate, (x) would reasonably be expected to prevent or materially delay the ability of the Company to consummate the transactions contemplated hereby by the End Date or (y) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, excluding, however, solely in the case of clause (y), the impact of (i) any changes or developments in domestic, regional, foreign or global markets or domestic, regional, foreign or global economic conditions generally, including (A) any changes or developments in or affecting domestic or any foreign securities, equity, credit, financial or commodities markets or (B) any changes or developments in or affecting domestic or any foreign interest or exchange rates, (ii) changes after the date of this Agreement in GAAP or the interpretation or enforcement thereof, (iii) changes after the date of this Agreement in Law or the interpretation or enforcement thereof by Governmental Entities, (iv) any geopolitical conditions, military conflict or actions, outbreak of hostilities, acts of war (whether or not declared), acts of foreign or domestic terrorism, cyberterrorism, cyber attack, rebellion or insurrection, acts of espionage, trade wars, sabotage or cybercrime or escalation or worsening of any of the foregoing by or sponsored by a Governmental Entity, or escalation or worsening of any of the foregoing, or any action taken by any Governmental Entity in response to any of the foregoing, including sanctions or similar restrictions imposed in connection with the dispute between the Russian Federation and Ukraine or the disputes between or among Israel, Hamas, Hezbollah, Lebanon, Yemen, Iran and other Persons in the Middle East, (v) changes or developments in the business or regulatory conditions affecting the industries in which the Company or any of its Subsidiaries operate, (vi) the execution and delivery of this Agreement and the other Transaction Documents, or the announcement or the existence of, or compliance with or performance under (except with respect to the Company’s obligations (subject to the limitations therein) under Section 5.1(a)(A) to use reasonable best efforts to conduct its business in the ordinary course in all material respects), the express terms of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby (including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, financing sources, customers, suppliers, partners or other business relationships); provided that this clause (vi) shall not apply to any representations and warranties set forth in Section 3.3(c) or the conditions set forth in Section 6.3(a) to the extent related thereto, (vii) the identity of Parent or Merger Sub as the acquiror of the Company or any communication by Parent or its Affiliates regarding plans or intentions with respect to the Company or any of its Subsidiaries, (viii) hurricanes, tornados, floods, volcanic eruptions, earthquakes, nuclear incidents, foreign or domestic social protest or social unrest (whether or not violent), pandemics, epidemics or other outbreaks of diseases, quarantine restrictions, severe weather conditions, power outages or electrical blackouts, wild fires or other natural or man-made disasters or any acts of God (or escalation or worsening of any such events or occurrences or any action, Law, pronouncement or guideline taken or promulgated by any Governmental Entity or the World Health Organization in response to any of the foregoing), (ix) any decline in the trading price or trading volume of the Company Common Shares or any change in the ratings or ratings outlook for the Company or any of its Subsidiaries (provided that the underlying causes thereof may be considered in determining whether a Material Adverse Effect has occurred if not otherwise excluded hereunder), (x) the failure to meet any projections, guidance, budgets, forecasts or estimates for any period (provided that the underlying causes thereof may be considered in determining whether a Material Adverse Effect has occurred if not otherwise excluded hereunder), (xi) any action taken or omitted to be taken by the Company or any of its Subsidiaries (except with respect to the Company’s obligations (subject to the limitations therein) under Section 5.1(a)(A) to use reasonable best efforts to conduct its business in the ordinary course in all material respects) at the express written request or with the express written consent of Parent or as required or expressly contemplated by this Agreement, (xii) any Transaction Litigation (provided that the underlying facts or occurrences giving rise to such Transaction Litigation may be considered in determining whether a Material Adverse Effect has occurred if not otherwise excluded hereunder), and (xiii) any labor strike, slow down, lockage or stoppage, pending or threatened, affecting the business or any group of employees of the Company or any of its Subsidiaries; provided, however, that in the case of the foregoing clauses (i), (ii), (iii), (iv), (v), (viii) and (xiii) to the extent such change, effect, event, change, occurrence or development referred to therein are not otherwise excluded from the definition hereof and have a materially disproportionate adverse impact on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to other persons engaged in the same industry, then the incremental disproportionate adverse effect (and only the incremental disproportionate adverse effect) of such change, effect, event, change, occurrence or development shall be taken into account for the purpose of determining whether a Material Adverse Effect exists or has occurred.
“Offering Documents” means prospectuses, private placement memoranda, offering memoranda, syndication memoranda, ratings agency presentations, information memoranda and lender and investor presentations, in each case, to the extent the same are customary and required, in connection with the Debt Financing.
“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative.
“Parent Material Adverse Effect” means any fact, change, circumstance, event, occurrence, condition or development that prevents, impairs or materially delays the ability of Parent or Merger Sub to timely consummate the transactions contemplated by this Agreement or the other Transaction Documents (including the Merger).
“Parent Termination Fee” means a cash amount equal to $168,504,000.
“Permitted Lien” means (i) any Lien for Taxes not yet due or that are being contested in good faith by appropriate proceedings or for which adequate reserves have been established by the Company in accordance with GAAP, (ii) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens (A) with respect to Liabilities that are not yet due and payable or, if due, are not delinquent, (B) that are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside in accordance with GAAP for the payment thereof or (C) arising or incurred in the ordinary and usual course of business and which are not, individually or in the aggregate, material to the business operations of the Company and its Subsidiaries and do not materially adversely affect the market value or continued use of the asset encumbered thereby, (iii) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions but only to the extent that the Company and its Subsidiaries and their assets are materially in compliance with the same, (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (v) Liens relating to intercompany borrowings among any Person and its wholly owned subsidiaries, (vi) any Lien that is disclosed on the most recent condensed consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet, (vii) with respect to Owned Real Property and Leased Real Property, utility easements, minor encroachments, rights of way, imperfections in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects and similar Liens, but not including any monetary Liens, that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are typical for the applicable property type and locality and do not individually or in the aggregate materially interfere with the present occupancy or use or market value of the respective Owned Real Property or Leased Real Property or otherwise materially impair the business operations of the Company and its

Subsidiaries at the Owned Real Property or Leased Real Property to which they relate, (viii) licenses, covenants not to sue and similar rights granted with respect to Intellectual Property other than in furtherance of a security interest or similar contingent payment obligation, (ix) Liens to be released at or prior to Closing, (x) any purchase money security interests, equipment leases or similar financing arrangements, and (xi) Liens that secure indebtedness (A) in existence on the date of this Agreement and set forth on Section 8.18(b) of the Company Disclosure Letter or (B) arising subsequent to the date hereof and not prohibited by Section 5.1(b)(vii).
“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity and the media, and any of their permitted successors and assigns.
“Personal Data” means any and all information that can reasonably be used to identify an individual natural person, household or personal device (or that relates to an identified natural person, household or personal device). Personal Data also includes any information defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” “personal information” or any similar term under any applicable Laws.
“Proceeding” means any action, suit, claim, hearing, arbitration, litigation or other proceeding, in each case, by or before any Governmental Entity.
“Related Party” means a Company Related Party or a Parent Related Party, as applicable.
“Release” means any spilling, leaking, pumping, emitting, emptying, leaching, escaping, dumping, injection, deposit, discharge or disposing of any Hazardous Material into, onto or through the environment.
“Representatives” means, with respect to a Person, such Person’s officers, directors, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives.
“Required Financial Information” means (i) all financial statements, financial data, audit reports and other information regarding the Company and its Subsidiaries of the type and form that would be required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering of non-convertible high-yield debt securities on a registration statement on Form S-1 under the Securities Act in order for Parent and Merger Sub to consummate the offering of high-yield debt securities contemplated by the Debt Commitment Letter (including all audited financial statements and all unaudited quarterly interim financial statements, in each case prepared in accordance with GAAP applied on a consistent basis for the periods covered thereby, including applicable comparison period, which, in the case of unaudited quarterly interim financial statements (other than the fourth quarter), will have been reviewed by the Company’s independent public accountants as provided in Statement on Auditing Standards 100); and (ii) (A) such other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent (or the Debt Financing Entities) to the extent that such information is required in connection with the Debt Financing or of the type and form customarily included in (I) marketing documents used to syndicate credit facilities of the type contemplated by the Debt Commitment Letter or (II) an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A promulgated under the Securities Act or (B) is necessary to receive from the Company’s independent public accountants (and any other accountant to the extent that financial statements audited or reviewed by such accountants are or would be included in such offering memorandum) customary “comfort” (including negative assurance and customary change period comfort), together with drafts of customary comfort letters that such independent public accountants are prepared to deliver upon the “pricing” of any non-convertible high-yield bonds being issued in connection with the Debt Financing, with respect to the financial information to be included in such offering memorandum. Notwithstanding anything to the contrary in this definition, nothing in this Agreement will require the Company to provide (or be deemed to require the Company to prepare) and the Required Financial Information shall not include, any Excluded Information. The parties hereto agree that the filing by the Company with the SEC of an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q that includes any annual audited financial statements or quarterly interim financial statements of the Company included in the Required

Financial Information will be deemed to satisfy any requirement to deliver such financial statements to the Parent so long as such financial statements otherwise comply with the requirements set forth in “Required Financial Information” with respect thereto.
“Sanctioned Country” means any of Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic.
“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under Sanctions Laws, including (a) any Person listed on any Sanctions Laws-related list of designated persons maintained by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom; (b) any Person located, organized or resident in, or a Governmental Entity or government instrumentality of, any Sanctioned Country; (c) the Government of Venezuela or any government instrumentality of Venezuela; and (d) any Person, directly or indirectly, fifty percent (50%) or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (a) - (c).
“Sanctions Laws” means all economic, financial, or trade sanctions imposed, administered, or enforced by (a) the United States government (including by OFAC or the U.S. Department of State), and (b) the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom.
“Sanctions Measures” means reasonable measures, changes in business operations or other practices, affirmative or negative, adopted by the Company and its Subsidiaries in response to any Sanctions Laws or similar restrictions imposed on the Russian Federation, or certain persons associated with the Russian Federation, in each case as a result of or in connection with the Russian Federation’s invasion of Ukraine.
“Subsidiaries” of any party means any corporation, partnership, association, trust or other form of legal entity of which (a) more than fifty percent (50%) of the voting power of the outstanding voting securities are directly or indirectly owned by such party or (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party or (b) such party or one or more of its Subsidiaries has the right to designate a majority of the members of the board of directors (or similar governing body) of such Person.
“Tax” or “Taxes” means any and all federal, state, local or foreign taxes imposed by any Taxing Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, environmental, stamp, occupation, premium, and property (real or personal) taxes, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto.
“Tax Return” means any return, report, election or similar filing required to be filed with any Taxing Authority with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.
“Taxing Authority” means any Governmental Entity responsible for the administration, collection or imposition of any Tax.
“Trade Controls” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the ITAR, the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30), and (b) the applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the United Kingdom, the EU, and any EU member state, except to the extent inconsistent with U.S. law.

“Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Equity Commitment Letter, the Debt Commitment Letter, the Guarantee and any other document contemplated hereby or thereby or any document or instrument delivered in connection hereunder or thereunder.
“U.S. Company Benefit Plan” means, each Company Benefit Plan that is not a Non-U.S. Company Benefit Plan.
“Willful Breach” means a material breach that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement, with knowledge that the taking of or failure to take such act would, or would reasonably be expected to, result in, constitute or cause a breach of this Agreement.
(b) The following terms are defined elsewhere in this Agreement, as indicated below:

Section
Additional Obligations	Section 7.3(c)
Adverse Recommendation Change	Section 5.3(d)
Agreement	Preamble
Alternative Financing	Section 5.11(b)
Alternative Proposal	Section 5.3(h)
Antitrust Counsel Only Material	Section 5.6(b)
Antitrust Laws	Section 3.3(b)
Author	Section 3.15(c)
Book-Entry Shares	Section 2.1(a)(iii)
Cancelled Shares	Section 2.1(a)(ii)
Capitalization Date	Section 3.2(a)
Cash Bonus Plans	Section 5.5(b)
Certificate	Section 2.1(a)(iii)
Certificate of Merger	Section 1.3
Chosen Courts	Section 8.4(b)
Clearance Date	Section 5.4(a)
Closing	Section 1.2
Closing Date	Section 1.2
Collective Bargaining Agreement	Section 3.9(j)
Commitment Letters	Section 4.6(b)
Company	Preamble
Company Acquisition Agreement	Section 5.3(d)
Company Board	Recitals
Company Common Shares	Section 3.2(a)
Company Disclosure Letter	Article III
Company DSU Award	Section 2.3(d)
Company Employees	Section 5.5(a)
Company ESPP	Section 2.3(f)
Company Lease	Section 3.14(b)
Company Material Contracts	Section 3.16(a)
Company Maximum Liability Amount	Section 7.3(f)
Company Option	Section 2.3(a)
Company Organizational Documents	Section 3.1(b)
Company Preferred Shares	Section 3.2(a)
Company PSU Award	Section 2.3(c)
Company Related Parties	Section 7.3(d)
Company RSU Award	Section 2.3(b)
Company SEC Documents	Section 3.4(a)

Section
Company Stockholder Approval	Section 3.3(a)
Company Stockholders’ Meeting	Section 5.4(b)
Confidentiality Agreement	Section 5.2(c)
Covered Persons	Section 5.9(a)
CTA	Section 5.17
Current ESPP Offering Periods	Section 2.3(f)
D&O Insurance	Section 5.9(c)
Debt Commitment Letter	Section 4.6(a)
Debt Financing	Section 4.6(a)
Debt Financing Entities	Section 5.11(c)
Debt Financing Parties	Section 5.11(c)
Definitive Agreements	Section 5.11(a)
DFARS	Section 3.23
DGCL	Recitals
Dissenting Shares	Section 2.1(b)
DPA	Section 4.13
Effective Time	Section 1.3
Employment Laws	Section 3.9(k)
End Date	Section 7.1(b)
Enforceability Exceptions	Section 3.3(a)
Equity Commitment Letter	Section 4.6(b)
Equity Financing	Section 4.6(b)
Equity Investors	Section 4.6(b)
Exchange Act	Section 3.3(b)
Financing	Section 4.6(b)
Financing Amounts	Section 4.6(e)
Financing Authorization Letters	Section 5.11(d)(vii)
GAAP	Section 3.4(b)
Governmental Authorizations	Section 3.7(a)
Guarantee	Recitals
HSR Act	Section 3.3(b)
Intervening Event	Section 5.3(j)
Intervening Event Notice	Section 5.3(e)
IRS	Section 3.9(a)
Laws	Section 3.7(a)
Leased Real Property	Section 3.14(b)
Letter of Transmittal	Section 2.2(c)
Locations	Section 5.17
Management’s Discussion and Analysis	Section 5.11(d)(v)
Merger	Recitals
Merger Consideration	Section 2.1(a)(iii)
Merger Sub	Preamble
Multiemployer Plan	Section 3.9(d)
Non-U.S. Company Benefit Plan	Section 3.9(a)
NYSE	Section 3.3(b)
Owned Real Property	Section 3.14(a)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Maximum Liability Amount	Section 7.3(g)
Parent Plans	Section 5.5(c)

Section
Parent Related Parties	Section 7.3(d)
Paying Agent	Section 2.2(a)
Payment Fund	Section 2.2(b)
Payoff Amount	Section 5.11(j)
Payoff Letters	Section 5.11(j)
Privacy Policy	Section 3.15(j)
Prohibited Modifications	Section 5.11(a)
Proxy Statement	Section 3.12
Qualifying Transaction	Section 7.3(a)(ii)
Recommendation	Section 3.3(a)
Required Regulatory Approvals	Section 6.1(c)
Sarbanes-Oxley Act	Section 3.4(a)
SEC	Section 3.3(b)
Securities Act	Section 3.4(a)
Security Incident	Section 3.15(h)
Significant Customers	Section 3.21
Significant Suppliers	Section 3.21
Solvent	Section 4.6(h)
Specified Date	Section 7.1(b)
Subject Indebtedness	Section 5.11(j)
Superior Proposal	Section 5.3(i)
Superior Proposal Notice	Section 5.3(f)
Surviving Company	Section 1.1
Takeover Statute	Section 3.19
Termination Date	Section 5.1(a)
Transaction Approvals	Section 3.3(b)
Transaction Litigation	Section 5.12
WARN Act	Section 5.1(b)(x)

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

BARNES GROUP INC.

By:	/s/ Thomas J. Hook
Name: Thomas J. Hook
Title: President and Chief Executive Office

[Signature Page to the Agreement and Plan of Merger]

GOAT HOLDCO, LLC

By:	/s/ James Ellworth
Name: James Ellworth
Title: Vice President

GOAT MERGER SUB, INC.

By:	/s/ James Ellworth
Name: James Ellworth
Title: Vice President

[Signature Page to the Agreement and Plan of Merger]

Exhibit A
SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BARNES GROUP INC.
FIRST: The name of this corporation (the “Corporation”) shall be Barnes Group Inc.
SECOND: Its registered office in the State of Delaware is to be located at Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19801, United States, and the name of its registered agent at such address is Corporation Service Company.
THIRD: The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
FOURTH: The total number of shares of stock which this Corporation is authorized to issue is 1,000. All such shares are of one class and are shares of common stock with the par value of $0.01 per share.
FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws.
SIXTH: Director Liability.
(a) A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any repeal or modification of this Article SIXTH, Section (a) shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.
(b) The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, as the same exist or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action or inaction in an official capacity or in any other capacity while serving as a director, officer, employee or agent, against all costs, charges, expenses, liabilities and losses (including attorneys’ fees, judgments, fines, employee benefit excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Covered Person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in this Article SIXTH, the Corporation shall indemnify any such Covered Person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such Covered Person only if such Proceeding (or part thereof) was authorized by the Board of Directors.
(c) The right to indemnification conferred in this Article SIXTH shall include the right to be paid by the Corporation the expenses incurred by a Covered Person in defending any Proceeding in advance of its final disposition, provided, however, that, if the DGCL requires, payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including without limitation service to any employee benefit plan) in advance of the final disposition of the Proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of the Covered Person, to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article SIXTH or otherwise.

(d) If a claim for indemnification (following the final disposition of such action, suit or Proceeding) or advancement of expenses under this Article SIXTH is not paid in full by the Corporation within sixty days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person at any time thereafter bring suit against the Corporation to recover the unpaid amount of such claim and, if successful in whole or in part, such Covered Person shall be entitled to be paid the expenses of prosecuting such claim to the fullest extent permitted by law. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that such Covered Person has failed to meet a standard of conduct which makes it permissible under the DGCL for the Corporation to indemnify the Covered Person for the amount claimed. Neither the failure of the Corporation (including the Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is permissible in the circumstances because he or she has met such standard of conduct, nor an actual determination by the Corporation (including the Board, independent legal counsel, or its stockholders) that the claimant has not met such standard of conduct, shall be a defense to the action or create a presumption that the claimant has failed to meet such standard of conduct.
(e) The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred on any Covered Person by this Article SIXTH shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
(f) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Annex B
200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL
October 6, 2024
Board of Directors
Barnes Group Inc.
123 Main St
Bristol, CT 06010
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than Goat Holdco, LLC (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Barnes Group Inc. (the “Company”) of the $47.50 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of October 6, 2024 (the “Agreement”), by and among Parent, Goat Merger Sub, Inc., a wholly owned subsidiary of Parent, and the Company.
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending, and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co- invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Apollo Global Management, Inc. (“Apollo”), a significant shareholder of Parent, and any of its affiliates and, as applicable, portfolio companies, or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to Apollo and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as financial co-advisor to Lifepoint Health Inc., a portfolio company of funds affiliated with Apollo, in connection with its acquisition of a majority interest in Springstone, Inc. in February 2023; as bookrunner in connection with the issuance by Albertsons Companies Inc., a portfolio company of funds affiliated with Apollo, of its senior notes due February 2028 in February 2023; as financial advisor to Apollo in connection with its acquisition of Atlas Air Worldwide Holdings Inc. in March 2023; as bookrunner in connection with the issuance by Oldenburgische Landesbank AG, a portfolio company of funds affiliated with Apollo, of its subordinated callable fixed rate reset notes due April 2034 in March 2024; as bookrunner in connection with the issuance by Athene Holding Ltd., a portfolio company of funds affiliated with Apollo, of its subordinated notes due 2064 in May 2024; as bookrunner in connection with the issuance by OneMain Finance Corporation, a portfolio company of funds affiliated with Apollo, of its senior notes due November 2031 in August 2024. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent, Apollo and their respective affiliates and, as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with Apollo and its affiliates from time to time and may have invested in limited partnership units of affiliates of Apollo from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, Annual Reports on Form 10-K of the Company for the five years ended December 31, 2023; Quarterly Reports on Form 10-Q of the Company for the fiscal quarters ended March 31, 2024 and June 30, 2024; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the Aerospace and Industrial industry and in other industries; and performed such other studies and analyses, and considered such other factors, including Section 5.1(b)(iii) of the Agreement, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company, including non-binding indications of interest for a transaction proposed by third parties that may have resulted in higher prices per Share in cash than in the Transaction, which indications of interest you have advised us you have determined not to pursue; nor does it address any legal, regulatory, tax or accounting matters.
This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the $47.50 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $47.50 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent, or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company, or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote in connection with such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $47.50 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders of Shares.

Very truly yours,

(GOLDMAN SACHS & CO. LLC)

Annex C
Opinion of Jefferies LLC
October 6, 2024

The Board of Directors
Barnes Group Inc.
123 Main Street
Bristol, Connecticut 06010
The Board of Directors:
We understand that Barnes Group Inc., a Delaware corporation (“Barnes”), Goat Holdco, LLC, a Delaware limited liability company (“Holdco”) and affiliate of Apollo Global Management, Inc. (“Apollo”), and Goat Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Holdco (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, (i) Merger Sub will be merged with and into Barnes, with Barnes continuing as the surviving corporation and a wholly owned subsidiary of Holdco (the “Merger”), and (ii) each outstanding share of the common stock, par value $0.01 per share, of Barnes (“Barnes Common Stock”) will be converted in the Merger into the right to receive $47.50 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Merger Consideration to be received by holders of Barnes Common Stock (other than, as applicable, Apollo, Holdco, equity investors in Holdco, Merger Sub and their respective affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.
In arriving at our opinion, we have, among other things:
(i)	reviewed a draft, dated October 6, 2024, of the Merger Agreement;
(ii)	reviewed certain publicly available financial and other information relating to Barnes;
(iii)
reviewed certain information furnished to us by the management of Barnes relating to the business, operations and prospects of Barnes, including certain financial forecasts and estimates provided to or discussed with us by the management of Barnes;

(iv)	held discussions with members of the senior management of Barnes regarding the business, operations and prospects of Barnes and the other matters described in clauses (ii) and (iii) above;
(v)	reviewed the stock trading price history for Barnes and the implied trading multiples of Barnes and certain publicly traded companies that we deemed relevant in evaluating Barnes;
(vi)	reviewed, to the extent publicly available, financial terms of certain transactions that we deemed relevant in evaluating the Merger; and
(vii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.
In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Barnes or that was publicly available to us (including, without limitation, the information described above) or otherwise reviewed by us. We have relied on assurances of the management and other representatives of Barnes that they are not aware of any facts or circumstances that would make such information incomplete, inaccurate or misleading. In our review, we have not made or obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise), nor have we conducted a physical inspection of any of the properties or facilities, of Barnes or any other entity and we have not been furnished with, and assume no responsibility to obtain or conduct, any such evaluations, appraisals or physical inspections. We also have not evaluated the solvency or fair value of Barnes or any other entity under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, our analyses and opinion do not consider any actual or potential arbitration, litigation, claims or possible unasserted claims, audits, investigations or other proceedings involving or affecting Barnes or any other entity.

The Board of Directors
Barnes Group Inc.
October 6, 2024

With respect to the financial forecasts and estimates provided to and reviewed by us, we note that projecting future results of any company is inherently subject to uncertainty. However, we have been advised, and we have assumed, that the financial forecasts and estimates relating to Barnes that we have been directed to utilize for purposes of our analyses and opinion have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Barnes as to, and are an appropriate basis upon which to evaluate, the future financial performance of Barnes and the other matters covered thereby. We express no opinion as to any financial forecasts or estimates or the assumptions on which they are based.
We have relied upon the assessments of the management of Barnes as to, among other things, (i) the potential impact on Barnes of market, competitive, macroeconomic, geopolitical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the aerospace and industrial operations of Barnes, and the industries and geographic regions in which Barnes operates, (ii) Barnes’ portfolio optimization efforts and completed or planned restructurings, acquisitions and divestitures, including financial and other aspects involved, and (iii) existing and future agreements and other arrangements involving, and ability to attract, retain and/or replace, key employees, customers, suppliers and other commercial relationships of Barnes. We have assumed that there will not be any developments with respect to any such matters that would be meaningful in any respect to our analyses or opinion.
Our opinion is based on economic, monetary, regulatory, market and other conditions existing, and which can be evaluated, as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof. As you are aware, the credit, financial and stock markets, the industries in which Barnes operates and the securities of Barnes have experienced and may continue to experience volatility and disruptions and we express no view or opinion as to any potential effects of such volatility or disruptions on Barnes or the Merger.
We have made no independent investigation of, and we express no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to Barnes or the Merger and we have assumed the correctness in all respects meaningful to our analyses and opinion of all legal, regulatory, accounting and tax advice given to Barnes and/or the Board of Directors of Barnes (the “Board”), including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting Barnes or the Merger and legal, regulatory, accounting and tax consequences to Barnes or its securityholders of the terms of, and transactions contemplated by, the Merger Agreement. We also have assumed that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that, in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Merger or otherwise, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition will be imposed or occur that would have an adverse effect on Barnes or the Merger or that otherwise would be meaningful in any respect to our analyses or opinion. We further have assumed that the final Merger Agreement, when signed by the parties thereto, will not differ from the draft reviewed by us in any respect meaningful to our analyses or opinion.
Our opinion does not address the relative merits of the Merger or other transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Barnes, including any alternative transaction proposal received by Barnes offering potentially greater consideration than the Merger Consideration, nor does it address the underlying business decision by Barnes to engage in the Merger or other transaction contemplated by the Merger Agreement or the terms of the Merger Agreement, including the form or structure of the Merger or any term, aspect or implication of any guarantee, equity or debt commitment or other agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from, the Merger or otherwise. Our opinion is limited to the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration to be received by holders of Barnes Common Stock (to the extent expressly specified herein), without regard to individual circumstances of specific holders (whether by virtue of control, voting or consent, liquidity, contractual arrangements or otherwise)

The Board of Directors
Barnes Group Inc.
October 6, 2024

that may distinguish such holders or the securities of Barnes held by such holders, and our opinion does not in any way address proportionate allocation or relative fairness among such holders, holders of any other securities of Barnes or otherwise. We have not been asked to, and our opinion does not, address the fairness, financial or otherwise, of any consideration to the holders of any class of securities, creditors or other constituencies of Barnes or any other party. Furthermore, we express no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration or otherwise. We also express no view or opinion as to the prices at which shares of Barnes Common Stock or any other securities of Barnes may trade or otherwise be transferable at any time, including following announcement or consummation of the Merger. The issuance of our opinion has been authorized by the Fairness Committee of Jefferies LLC.
It is understood that our opinion is for the use and benefit of the Board (in its capacity as such) in its evaluation of the Merger Consideration from a financial point of view. Our opinion does not constitute a recommendation as to how the Board or any securityholder should vote or act with respect to the Merger or any other matter.
We have been engaged to act as financial advisor to Barnes in connection with the Merger and will receive a fee for our services, of which a portion is payable upon delivery of this opinion and the principal portion is contingent upon consummation of the Merger. In addition, Barnes has agreed to reimburse us for expenses incurred in connection with our engagement and to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement.
As the Board is aware, although we and our affiliates have been engaged to provide certain financial advisory services to Barnes unrelated to the Merger and in the future may provide services to Barnes and/or its affiliates, we and our affiliates have not received compensation for such services during the approximate two-year period prior to the date hereof and no compensation is currently contemplated for such services in the event the Merger is consummated. As the Board also is aware, we and our affiliates in the past have provided, currently are providing, and in the future may provide, certain financial advisory or financing services to Apollo and/or certain of its affiliates and portfolio companies, for which services we and our affiliates have received and may receive compensation, including, during the approximate two-year period prior to the date hereof, having acted or acting as (i) financial advisor, bookrunner and/or lead arranger in connection with certain acquisition, disposition and other transactions involving affiliates and/or portfolio companies of Apollo, (ii) joint bookrunner for an equity offering of a portfolio company of Apollo, and (iii) joint lead arranger for certain credit facilities of a portfolio company of Apollo. In the ordinary course of business, we and our affiliates trade or hold or may trade or hold securities or financial instruments (including loans and other obligations) of Barnes, Apollo and/or their respective affiliates or portfolio companies or entities in which Apollo has an equity investment, as the case may be, for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions or otherwise effect transactions in those securities or financial instruments.
Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received in the Merger by holders of Barnes Common Stock (other than, as applicable, Apollo, Holdco, equity investors in Holdco, Merger Sub and their respective affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.
Very truly yours,
Jefferies LLC

BARNES GROUP INC.
123 MAIN STREET
BRISTOL, CT 06010

SCAN TO
VIEW MATERIALS & VOTE

IF YOU WISH TO VOTE BY INTERNET, TELEPHONE OR BY MAIL, PLEASE READ THE INSTRUCTIONS BELOW.

Barnes Group Inc. encourages you to use one of the three convenient ways to vote on matters to be addressed at the Special Meeting. Even if you plan to attend the virtual Special Meeting, it is important to vote in advance so that your vote will be counted if you later decide not to attend the virtual Special Meeting.

VOTE BY INTERNET
Before The Special Meeting - Go to **www.proxyvote.com or scan the QR code above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 8, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Special Meeting - Go to **www.virtualshareholdermeeting.com/BMergerMeeting**

If you choose to attend the Special Meeting virtually via the live audio webcast, you may vote virtually. Have the information that is printed in the box marked by the arrow available and follow the instructions on the website.

VOTE BY PHONE - 1-800-690-6903 (Toll free in the U.S. and Canada)
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 8, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V60142-S00059

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BARNES GROUP INC.

The Board of Directors of Barnes Group Inc. recommends you vote FOR proposals 1, 2 and 3.

		For	Against	Abstain
1.	To adopt the Agreement and Plan of Merger, dated as of October 6, 2024, by and among Barnes Group Inc., Goat Holdco, LLC, and Goat Merger Sub, Inc., as it may be amended from time to time (the "Merger Agreement").	☐	☐	☐
2.	To approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to named executive officers of Barnes Group Inc. that is based on or otherwise related to the Merger Agreement and the transactions contemplated by the Merger Agreement.	☐	☐	☐
3.	To approve any adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.	☐	☐	☐

Please sign your name exactly as it appears herein. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice of Special Meeting and Proxy Statement are available at www.proxyvote.com.

V60143-S00059

BARNES GROUP INC.
SPECIAL MEETING OF STOCKHOLDERS
JANUARY 9, 2025, 8:30 A.M., EASTERN TIME
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Thomas J. Hook, Julie K. Streich and Jay B. Knoll, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BARNES GROUP INC. that the stockholder(s) is/are entitled to vote at the Special Meeting to be held virtually at 8:30 a.m., Eastern Time on January 9, 2025, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF BARNES GROUP INC. THE BOARD OF DIRECTORS OF BARNES GROUP INC. RECOMMENDS THAT YOU VOTE "FOR" PROPOSALS 1, 2 AND 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. THIS CARD ALSO PROVIDES CONFIDENTIAL VOTING INSTRUCTIONS TO THE TRUSTEE FOR SHARES HELD IN THE BARNES GROUP INC. RETIREMENT SAVINGS PLAN. IF YOU ARE A PARTICIPANT AND HAVE SHARES OF BARNES GROUP INC. COMMON STOCK ALLOCATED TO THE ACCOUNT UNDER THIS PLAN, PLEASE READ THE FOLLOWING AS TO THE VOTING OF SUCH SHARES: IF YOU DO NOT PROVIDE VOTING INSTRUCTIONS TO THE TRUSTEE BY 11:59 P.M. EASTERN TIME ON JANUARY 6, 2025, THESE SHARES WILL BE VOTED IN THE SAME MANNER AND PROPORTION AS SHARES FOR WHICH INSTRUCTIONS ARE TIMELY RECEIVED FROM OTHER PLAN PARTICIPANTS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE